AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2017

Registration No: 333-215221

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRT REALTY TRUST*
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts*	6798	13-2755856
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification	(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303
GREAT NECK, NEW YORK 11021
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Officers)

S. Asher Gaffney, Esq.
Secretary
60 Cutter Mill Road
Great Neck, New York 11021
516-466-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Carmen Fonda, Esq.
Venable LLP
750 E. Pratt Street
Baltimore, MD 21202
410-244-7400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.01 per share	14,495,135	$8.34	$120,889,426	$14,012

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of BRT Apartments Corp. (“New BRT”) that may be issuable pursuant to the conversion (the “Conversion”) described in the proxy statement/prospectus that forms a part of this registration statement, which is the number of shares of beneficial interest, par value $3.00 per share, of BRT Realty Trust (the “Old Shares”) outstanding at the close of business on January 12, 2017 (including up to 450,000 Old Shares issuable upon satisfaction of performance and time based vesting conditions related to outstanding restricted share units). Pursuant to the Conversion, each outstanding Old Share will be converted into one share of New BRT common stock. Of this sum, $13,700 was paid on or about December 20, 2016.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(1) under the Securities Act and is based upon the average of the high and low price of the Old Shares as reported on the New York Stock Exchange on January 6, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

* Immediately after the effective date of the conversion described herein, the registrant’s name will be BRT Apartments Corp. and its jurisdiction of incorporation will be Maryland.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. BRT Realty Trust may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and BRT Realty Trust is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED JANUARY 12, 2017

A PROPOSED CONVERSION—YOUR VOTE IS VERY IMPORTANT

Dear BRT Realty Trust Shareholder:

We are pleased to invite you to attend an annual meeting (the “Annual Meeting”) of shareholders of BRT Realty Trust, a Massachusetts business trust (“Old BRT”), which will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, on March 14, 2017, at 9:00 AM, Eastern Time. We have called this meeting to present eleven proposals to Old BRT shareholders: seven proposals (including six sub-proposals) to be presented in connection with our decision to convert from a Massachusetts business trust to a Maryland corporation and four proposals related to matters customarily addressed at an annual meeting of shareholders, including proposals with respect to the election of trustees, management compensation and the selection of auditors.

Proposals Pertaining to Converting from a Massachusetts Business Trust to a Maryland Corporation.

After careful consideration, we have decided that it is in our and our shareholders’ best interests to convert our jurisdiction and form of organization from a Massachusetts business trust to a Maryland corporation. In furtherance thereof, on December 8, 2016, Old BRT’s board of trustees unanimously approved and declared to be advisable (i) an amendment (the “Amendment”) to Old BRT’s Third Amended and Restated Declaration of Trust (the “Trust Declaration”), which Amendment clarifies that Old BRT may convert its form and jurisdiction of organization and (ii) the conversion (the “Conversion”) of Old BRT to a Maryland corporation named BRT Apartments Corp. (“New BRT”) in accordance with and pursuant to the terms of a plan of conversion dated December 8, 2016 (the “Conversion Plan”).

At the Annual Meeting, you will be asked to consider and vote on (i) a proposal to approve and adopt the Amendment, which we refer to as the Amendment Proposal, and (ii) six sub-proposals relating to the Conversion which we refer to collectively as the Omnibus Conversion Proposal: the first sub-proposal, which we refer to as the Conversion Proposal, seeks your approval of the Conversion and the remaining five sub-proposals, which we refer to as the New BRT Organizational Documents Proposals, seek your approval of certain features of New BRT’s organizational documents that will be in effect following the Conversion. We intend for the Conversion and the related transactions to qualify as a tax-free reorganization for Old BRT’s U.S. shareholders under the Internal Revenue Code of 1986, as amended (the “Code”).

The purpose of the Amendment is to clarify that Old BRT’s Trust Declaration authorizes Old BRT to change its form and jurisdiction of organization by means of a conversion approved by Old BRT’s shareholders. As noted, the purpose of the Conversion is to change the jurisdiction of organization of Old BRT from Massachusetts to Maryland and to change the legal form of Old BRT from a Massachusetts business trust to a corporation. Our board of trustees determined that the Conversion, including the changes to be implemented by the Conversion, is in the best interests of our shareholders because (i) the change would make us more comparable to our peers inasmuch as approximately 80% of the public companies that qualify as real estate investment trusts (“REITs”) under the Code are currently organized under Maryland law and no other exchange-listed REIT is organized as a Massachusetts business trust, (ii) in comparison to Massachusetts, Maryland has a comprehensive regulatory system governing, and courts with extensive expertise in addressing issues pertinent to, corporations operating as REITs, (iii) Maryland corporations have perpetual existence while a Massachusetts business trust has a limited life and (iv) shareholders and trustees of a Massachusetts business trust may have personal liability for the obligations of the trust while shareholders and directors of a Maryland corporation generally do not have personal liability for the obligations of the corporation. As a result of these considerations, our board of trustees has concluded that the Conversion is advisable and in the best interests of Old BRT and our shareholders.

(continued)

As mentioned above, the Omnibus Conversion Proposal includes the Conversion Proposal and the five sub-proposals regarding New BRT’s organizational documents. These five sub-proposals ask you to approve provisions in New BRT’s articles of incorporation (the “New BRT Charter”) and bylaws (the “New BRT Bylaws”) to be in effect immediately following the Conversion (i) restricting the ownership and transfer of New BRT stock, intended, among other purposes, to assist New BRT to qualify as a REIT, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0% in value or number of shares (whichever is more restrictive) of New BRT common stock or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT stock; (ii) providing that directors may be removed only for cause and only by the vote of at least two-thirds of all votes entitled to be cast generally in the election of directors; (iii) providing for the election of directors of New BRT in uncontested elections by a majority of the votes cast; (iv) providing that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter; and (v) providing that the threshold required for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast at such meeting. Each of the six sub-proposals included in the Omnibus Conversion Proposal will be voted on separately by Old BRT shareholders.

At the effective time of the Conversion, each outstanding share of beneficial interest in Old BRT (each, an “Old Share” and collectively, the “Old Shares”) will be converted into one share of common stock of New BRT (“New BRT common stock”). As a result, immediately following the Conversion, you will own the same number of shares of New BRT common stock, and the same percentage of the outstanding shares of New BRT common stock, that you owned of Old Shares immediately prior to the Conversion. We expect the shares of New BRT common stock to trade on the New York Stock Exchange under Old BRT’s current trading symbol, “BRT.” On December 13, 2016, the last trading day before the announcement of the Conversion Plan, the closing price per Old Share was $7.95

Approval and adoption of the Amendment Proposal and each of the six sub-proposals included in the Omnibus Conversion Proposal requires the affirmative vote of the holders of a majority of the Old Shares outstanding as of the close of business on January 17, 2017 (the “Record Date”).

Proposals Pertaining to Election of Trustees, Management Compensation, Frequency of Votes on Management Compensation and Ratification of the Selection Auditors

At the Annual Meeting, you will also be asked to consider and vote on a proposal to (i) elect three Class III Trustees (i.e., Fredric H. Gould, Gary Hurand and Elie Weiss) to serve as trustees of Old BRT (and in the event the Conversion is completed, as Class III directors of New BRT) until the 2020 annual meeting and until their respective successors are duly elected and qualify, which we refer to as the Trustee Election Proposal, (ii) approve by non-binding vote, executive compensation, which we refer to as the Say-on-Pay Proposal, (iii) recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation, which we refer to as the Say-on-Frequency Proposal, and (iv) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017, which we refer to as the Auditor Ratification Proposal. The Trustee Election Proposal, Say-on-Pay Proposal, Say-on-Frequency Proposal and Auditor Ratification Proposal are referred to collectively as the Annual Meeting Proposals.

Approval of the Trustee Election Proposal (i.e., the election of the individuals nominated to serve as Trustees (each, a “Nominee” and collectively, the “Nominees”)), requires the affirmative vote of the holders of a majority of the Old Shares outstanding as of the Record Date in favor of the applicable Nominee. The Say-on-Pay Proposal and Auditor Ratification Proposal will be deemed to have been approved if these proposals are approved by a majority of the Old Shares voting at the Annual Meeting. With respect to the Say-on-Frequency Proposal, we will deem the Old BRT shareholders to have recommended the number of years (i.e., one year, two years or three years) receiving the most affirmative votes at the Annual Meeting.

Recommendation of the Board of Trustees

Our board of trustees has carefully considered each of these proposals, believes that each is advisable and in the best interests of Old BRT and our shareholders and unanimously recommends that you vote “FOR” the Amendment Proposal, “FOR” each of the sub-proposals included in the Omnibus Conversion Proposal (i.e. “FOR” the Conversion Proposal and each of the five New BRT Organizational Documents Proposals), “FOR” the election of each Nominee, “FOR” each of the other Annual Meeting Proposals and “FOR” three years with respect to the Say-on-Frequency Proposal.

(continued)

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may authorize a proxy to vote your shares via the Internet, by telephone, or by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage pre-paid envelope. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are included in the enclosed proxy statement/prospectus. You may revoke your proxy in the manner discussed in the accompanying proxy statement/prospectus at any time before it has been exercised at the Annual Meeting.

This proxy statement/prospectus provides detailed information about the foregoing proposals and the Annual Meeting. The proxy statement/prospectus also is a prospectus insofar as the Omnibus Conversion Proposal represents the offering of shares of New BRT common stock to Old BRT shareholders in the Conversion. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus and page F-11 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, attached to and included in this proxy statement/prospectus as Annex F.

Sincerely,

Israel Rosenzweig Chairman of the Board	Jeffrey A. Gould Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January 17, 2017 and is being first mailed to shareholders on or about January 20, 2017.

BRT Realty Trust
Notice of Annual Meeting of Shareholders
To Be Held March 14, 2017

NOTICE IS HEREBY GIVEN that the annual meeting (the “Annual Meeting”) of the shareholders of BRT Realty Trust, a Massachusetts business trust (“Old BRT”), will be held at the offices of Old BRT, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, on March 14, 2017, at 9:00 AM, Eastern Time, for the purpose of considering and acting upon:

1.	A proposal to approve and adopt an amendment (the “Amendment”) to Old BRT’s Third Amended and Restated Declaration of Trust (the “Trust Declaration”), which Amendment clarifies that Old BRT may convert its form and jurisdiction of organization, provided that such conversion is approved by the affirmative vote of not less than a majority of Old BRT’s shares of beneficial interest then outstanding and entitled to vote. The Amendment is included in the accompanying proxy statement/prospectus as Annex A.
2.	Proposals to approve, in each case, as more fully described in the accompanying proxy statement/prospectus:
A.	The conversion of Old BRT from a business trust organized under the laws of the Commonwealth of Massachusetts to a corporation named BRT Apartments Corp. (“New BRT”) incorporated under the laws of the state of Maryland (the “Conversion”), in accordance with and pursuant to the terms of the Plan of Conversion dated December 8, 2016 (the “Conversion Plan”). The Conversion Plan is included in the accompanying proxy statement/prospectus as Annex B.
B.	Provisions of the articles of incorporation of New BRT to be in effect immediately following the Conversion (the “New BRT Charter”) restricting the ownership and transfer of New BRT’s capital stock, intended, among other purposes, to assist New BRT to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0% in value or number of shares (whichever is more restrictive) of the outstanding shares of New BRT’s common stock or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT’s stock.
C.	A provision of the New BRT Charter providing that directors may be removed only for cause and only by the vote of at least two-thirds of all votes entitled to be cast generally in the election of directors.
D.	A provision of the bylaws of New BRT to be in effect immediately following the Conversion (the “New BRT Bylaws”) providing for the election of New BRT directors in uncontested elections by a majority of the votes cast.
E.	A provision of the New BRT Bylaws providing that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter.
F.	A provision of the New BRT Bylaws providing that the threshold required for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast at such meeting.
3.	The election of three Class III Trustees, each to serve until the 2020 Annual Meeting of Shareholders and until his or her successor is duly elected and qualifies;
4.	A proposal to approve, by non-binding vote, executive compensation of Old BRT for the fiscal year ended September 30, 2016, as more fully described in the accompanying proxy statement/prospectus;
5.	A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation;
6.	A proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017; and

i

7.	Any other business as may properly come before the meeting or any postponement or adjournment thereof.

Proposal 1 is referred to as the Amendment Proposal, Proposals 2.A through 2.F are referred to collectively as the Omnibus Conversion Proposal, Proposal 2.A is referred to as the Conversion Proposal, Proposal 2.B is referred to as the New BRT REIT Restrictions Proposals, Proposal 2.C is referred to as the New BRT Director Removal Proposal and Proposals 2.D, 2.E and 2.F are referred to collectively as the New BRT Bylaws Proposals. The Amendment Proposal, the Conversion Proposal and the New BRT REIT Restrictions Proposal must be approved by the Old BRT shareholders for the Conversion and for any of the six sub-proposals included in the Omnibus Conversion Proposal to be implemented. If any one or more of the New BRT Director Removal Proposal and the New BRT Bylaws Proposals are not approved, but the Amendment Proposal, the Conversion Proposal and the New BRT REIT Restrictions Proposal are approved, the Conversion will be approved and may be implemented, but the New BRT Charter and/or New BRT Bylaws will have alternative provisions, as described under the heading “Proposals Regarding New BRT’s Organizational Documents” in the accompanying proxy statement/prospectus. The New BRT Charter, including the alternative language to be included if the Amendment Proposal, the Conversion Proposal and the New BRT REIT Restrictions Proposal are approved but the New BRT Director Removal Proposal is not approved, is included in the accompanying proxy statement/prospectus as Annex C. The New BRT Bylaws are included in the accompanying proxy statement/prospectus as Annex D.

On December 8, 2016, our board of trustees unanimously approved the Amendment and the Conversion, and declared each of the foregoing to be advisable and in the best interests of Old BRT and its shareholders. Our board of trustees unanimously recommends that shareholders vote “FOR” each of the Amendment Proposal, the Conversion Proposal, each of the New BRT Organizational Documents Proposals, “FOR” the election of each Nominee, “FOR” each of the other Annual Meeting Proposals, and “FOR” Three Years with respect to Say-on-Frequency Proposal. We expressly reserve the right to cancel or defer the implementation of the Conversion even if our shareholders vote to approve and adopt the Conversion Proposal, if our board of trustees determines that the Conversion is no longer advisable and in the best interests of Old BRT and its shareholders. Shareholders of record at the close of business on January 17, 2017 will be entitled to notice of and to vote by proxy or in person at the Annual Meeting or any adjournment or postponement thereof.

BY THE ORDER OF THE BOARD OF TRUSTEES

S. Asher Gaffney
Secretary
BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Telephone Number: (516) 466-3100
investorrelations@brtrealty.com

January 17, 2017

IMPORTANT: It is important that your shares be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which does not require postage if mailed in the U.S.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to Be Held on March 14, 2017
This proxy statement/prospectus and the proxy card are available at:
www.brtrealty.com/annualmeetingmaterials.pdf.

ADDITIONAL INFORMATION

BRT Realty Trust (“Old BRT”) files annual, quarterly, current and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file (or BRT Apartments Corp. (“New BRT”) files) with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available to the public without charge from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://www.brtrealty.com. Our Corporate Governance Guidelines, our Code of Legal and Ethical Conduct and our board committee charters are also available on our Internet site at http://www.brtrealty.com or in print upon written request addressed to Corporate Secretary, BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY, 11021. The information in, or that can be accessed through, our Internet site is not a part of this proxy statement/prospectus, and all references herein to Internet sites are inactive textual references only.

This proxy statement/prospectus constitutes a proxy statement of Old BRT with respect to the solicitation of proxies by Old BRT for the Annual Meeting described within. This proxy statement/prospectus also constitutes a prospectus, which is part of the registration statement on Form S-4 filed by Old BRT with respect to the shares of common stock of New BRT to be issued upon consummation of the Conversion if the Conversion Plan is adopted and the Conversion is completed.

Old BRT’s Annual Report on Form 10-K for the year ended September 30, 2016 is annexed to, and included in, this proxy statement/prospectus as Annex F (the “10-K”). The 10-K contains important information about Old BRT and its financial condition.

Following the Conversion described in this proxy statement/prospectus, New BRT will become subject to the same informational requirements as Old BRT is prior to the Conversion, and will file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the New York Stock Exchange (“NYSE”) pursuant to the Exchange Act and NYSE Listing Rules.

You may request a copy of any document we (or New BRT) file with the SEC, at no cost, by telephoning or writing to us at the following phone number, postal address or e-mail address:

BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Telephone Number: (516) 466-3100
investorrelations@brtrealty.com
Att: S. Asher Gaffney

You also may obtain any document we (or New BRT) file with the SEC by requesting them in writing or by telephone from our proxy solicitor at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Holders Call Toll Free: (866) 796-6867

To receive timely delivery of requested documents in advance of the Annual Meeting, please make your request no later than March 7, 2017 (five business days before the date of the Annual Meeting).

You should only rely on the information contained in this proxy statement/prospectus to vote on the proposals being presented at the Annual Meeting. No one has been authorized to provide you with different or additional information. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state or other jurisdiction where it is unlawful to do so.

This proxy statement/prospectus is dated January 17, 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and you should not consider any information in this proxy statement/prospectus to be investment, legal or tax advice. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of New BRT common stock pursuant to the Conversion implies that information is accurate as of any other date.

The terms “we,” “us” and “our” as used in this proxy statement/prospectus means Old BRT and, if the Conversion is completed, from and after the completion of the Conversion, New BRT.

Our fiscal year begins on October 1st and ends on September 30th. Unless otherwise indicated or the context otherwise requires, all references to a year (e.g. 2016), refer to the applicable fiscal year ended September 30th.

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QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT/PROSPECTUS AND THE
ANNUAL MEETING

Unless otherwise specifically stated or the context otherwise requires, all references in this proxy statement/prospectus to the “Company”, “we”, “our” and “us” refer to BRT Realty Trust, a Massachusetts business trust (“Old BRT”), and its subsidiaries, with respect to the period before the Conversion (as defined below), and BRT Apartments Corp., a Maryland corporation (“New BRT”), and its subsidiaries, with respect to the period after the Conversion.

Q.	Why am I receiving this proxy statement/prospectus?
A.	We are sending you this document because we are seeking your approval of the Conversion (as described in the next paragraph) and the other matters to be considered at the annual meeting of shareholders. This document is a proxy statement because it is being used to solicit proxies to approve the Conversion and the other matters to be considered at the Annual Meeting. It is also a prospectus because, if the Conversion is completed, we will be issuing shares of New BRT common stock, par value $0.01 per share (the “New BRT common stock”), in exchange for the outstanding shares of beneficial interest of Old BRT, par value $3.00 per share (the “Old Shares”).
Q.	What is the purpose of the Conversion?
A.	The purpose of the conversion (the “Conversion”) is to change the jurisdiction of organization of Old BRT from Massachusetts to Maryland and to change the legal form of Old BRT from a Massachusetts business trust to a corporation. Our board of trustees determined that these changes are in the best interests of our shareholders because (i) the change would make us more comparable to our peers inasmuch as approximately 80% of the public companies that qualify as real estate investment trusts (“REITs”) under the Internal Revenue Code of 1986, as amended (the “Code”), are currently organized under Maryland law and no other exchange listed REIT is organized as a Massachusetts business trust, (ii) in comparison to Massachusetts, Maryland has a comprehensive regulatory system governing, and courts with extensive expertise in addressing issues pertinent to, corporations operating as REITs, (iii) Maryland corporations have perpetual existence while a Massachusetts business trust has a limited life and (iv) shareholders and trustees of a Massachusetts business trust may have personal liability for the obligations of the trust while shareholders and directors of a Maryland corporation generally do not have personal liability for the obligations of the corporation. As a result of these considerations, our board of trustees has concluded that the Conversion is advisable and in the best interests of Old BRT and our shareholders.
Q.	Where and when is the Annual Meeting?
A.	The annual meeting (the “Annual Meeting”) of the shareholders of Old BRT will be held at the offices of Old BRT, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, on March 14, 2017, at 9:00 AM, Eastern Time.
Q.	Who can vote at the Annual Meeting?
A.	Only holders of record of Old Shares at the close of business on January 17, 2017 (the “Record Date”) or their duly authorized proxies will be entitled to vote at the Annual Meeting. If you are not a shareholder of record but hold Old Shares through your broker, bank, trust or other nominee, you may vote your shares in person only if you obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares authorizing you to vote the shares. We will begin mailing this proxy statement/prospectus on or about January 20, 2017 to shareholders of record at the close of business on the Record Date.
Q.	What will I be voting on at the Annual Meeting?
A.	At the Annual Meeting, Old BRT shareholders will consider and vote upon the following proposals:
•	Proposal 1: A proposal to approve and adopt an amendment (the “Amendment”) to Old BRT’s Third Amended and Restated Declaration of Trust (the “Trust Declaration”), which Amendment clarifies that Old BRT may convert its form and jurisdiction of organization, provided that such conversion is approved by the affirmative vote of not less than a majority of Old Shares then outstanding and entitled to vote. The Amendment is annexed hereto as Annex A.

•	Proposal 2: Proposals to approve:
A.	The conversion of Old BRT from a business trust organized under the laws of the Commonwealth of Massachusetts to a corporation named BRT Apartments Corp. (“New BRT”) incorporated under the laws of the state of Maryland, in accordance with and pursuant to the terms of the Plan of Conversion dated December 8, 2016 (the “Conversion Plan”). The Conversion Plan is included as Annex B annexed hereto.
B.	Provisions of the articles of incorporation of New BRT to be in effect immediately following the Conversion (the “New BRT Charter”) restricting the ownership and transfer of New BRT’s capital stock, intended, among other purposes, to assist New BRT in qualifying as a REIT, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0% in value or number of shares (whichever is more restrictive) of the outstanding shares of New BRT’s common stock or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT’s capital stock which we refer to collectively as New BRT stock.
C.	A provision of the New BRT Charter providing that directors may be removed only for cause and only by the vote of at least two-thirds of all votes generally entitled to be cast in the election of directors;
D.	A provision of the New BRT Bylaws providing for the election of New BRT directors in uncontested elections by a majority of the votes cast;
E.	A provision of the New BRT Bylaws providing that action required or permitted to be taken at a shareholders meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter; and
F.	A provision of the New BRT Bylaws providing that the threshold required for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast at such meeting.
•	Proposal 3: A proposal to elect three Class III trustees (i.e., Fredric H. Gould, Gary Hurand and Elie Weiss (each, referred to as a Nominee, and collectively referred to as the Nominees)) to hold office until the 2020 annual meeting and until their respective successors are duly elected and qualify;
•	Proposal 4: A proposal to approve, by non-binding vote, executive compensation of Old BRT for the fiscal year ended September 30, 2016;
•	Proposal 5: A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation;
•	Proposal 6: A proposal to ratify the appointment of our independent registered public accounting firm, BDO USA, LLP, for the fiscal year ending September 30, 2017.

We refer to these proposals as follows:

•	Proposal 1 is referred to as the Amendment Proposal;
•	Proposals 2.A through 2.F are referred to collectively as the Omnibus Conversion Proposal;
•	Proposal 2.A is referred to as the Conversion Proposal;
•	Proposal 2.B is referred to as the New BRT REIT Restrictions Proposal;
•	Proposals 1, 2.A and 2.B are referred to collectively as the Required Conditions Proposals;
•	Proposal 2.C is referred to as the New BRT Director Removal Proposal;
•	Proposal 2.D is referred to as the Majority Voting in Election of Directors Proposal;
•	Proposal 2.E is referred to as the Shareholder Consent in Lieu of Meeting Proposal;
•	Proposal 2.F is referred to as the Special Shareholder Meeting Proposal;
•	Proposals 2.D, 2.E and 2.F are referred to collectively as the New BRT Bylaws Proposals;

•	Proposals 2.B through 2.F are referred to collectively as the New BRT Organizational Documents Proposals;
•	Proposal 3 is referred to as the Trustee Election Proposal;
•	Proposal 4 is referred to as the Say-on-Pay Proposal;
•	Proposal 5 is referred to as Say-on-Frequency Proposal;
•	Proposal 6 is referred to as the Auditor Ratification Proposal;
•	Proposals 3, 4 and 6 are referred to collectively as the Annual Meeting Proposals; and
•	Proposals 1 through 6 are referred to collectively as the Proposals.
Q.	What are the board of trustees voting recommendations?
A.	Our board of trustees recommends that you vote “FOR” each of the proposals, specifically:
•	“FOR” the Amendment Proposal;
•	“FOR” the Conversion Proposal;
•	“FOR” each of the New BRT Organizational Documents Proposals;
•	“FOR” the election of each of the three Nominees;
•	“FOR” the Say-on-Pay Proposal;
•	“FOR” THREE YEARS with respect to the Say-on-Frequency Proposal; and
•	“FOR” the Auditor Ratification Proposal.
Q.	Can I vote “FOR” the Amendment Proposal and “AGAINST” the Conversion Proposal or any or all of the proposals regarding New BRT’s organizational documents?

Yes. Note, however, that each of the Required Conditions Proposals (i.e., the Amendment Proposal, the Conversion Proposal and the New BRT REIT Restrictions Proposal) must be approved by the Old BRT shareholders for the Conversion and for any of the sub-proposals included in the Omnibus Conversion Proposal to be implemented. If any one or more of the New BRT Director Removal Proposal and the New BRT Bylaws Proposals are not approved, but each of the Required Conditions Proposals are approved, the Conversion will be approved and may be implemented, but the New BRT Charter and/or New BRT Bylaws will have alternative provisions, as described below under the heading “Proposals Regarding the New BRT Organizational Documents.” The New BRT Charter, including the alternative language to be included if the Required Conditions Proposals are approved but the New BRT Director Removal Proposal is not approved, is included in this proxy statement/prospectus as Annex C. The New BRT Bylaws are included in this proxy statement/prospectus as Annex D.

Q.	How do I vote?
A.	If you are a shareholder of record at the close of business on the Record Date, you may vote in person at the Annual Meeting or authorize a proxy to vote your shares, in which case you may:
•	Submit a proxy by Mail: sign, date and mail in your proxy card using the accompanying envelope;
•	Submit a proxy by Telephone: submit a proxy by calling 1-800-776-9437; or
•	Submit a proxy via the Internet: connect to the Internet site www.proxyvote.com and follow the directions provided.

Detailed instructions for using the telephone and Internet options for voting by proxy are set forth on the proxy card accompanying this proxy statement/prospectus. Because the Internet and telephone services authenticate shareholders by use of a control number, you must have the proxy card available in order to use these services to vote. Proxies submitted by telephone or Internet must be received by 11:59 p.m., Eastern Time on March 13, 2017. If you choose to vote by telephone or Internet, you do not need to return the proxy card.

If you choose to vote by proxy, the proxy holders will vote your Old Shares based on your directions. If you submit your proxy card but do not properly direct how your Old Shares should be voted, the proxy holders will vote “FOR” the Amendment Proposal, “FOR” the Conversion Proposal, “FOR” each of the New BRT Organizational Documents Proposals, “FOR” the election of each of the Nominees, “FOR” each of the other Annual Meeting Proposals and “FOR” three years with respect to the Say-on-Frequency Proposal and as the proxy holders may determine, in their discretion, with respect to any other matters that may properly come before the meeting. The Board is not currently aware of any business to be acted upon at the meeting other than that which is described in this proxy statement/prospectus. The proxy holders will use their discretion on any other proposals and matters that may be brought before the Annual Meeting.

If your Old Shares are held by a broker, bank, trust or other nominee, then you are not the shareholder of record. In that case, to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, trust or other nominee and present it at the Annual Meeting. If your Old Shares are held in the name of a broker, bank, trust or other nominee, you should receive separate instructions from such nominee describing how to provide voting instructions.

Q.	Why is my vote important?
A.	If you do not submit a proxy or vote in person at the Annual Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Annual Meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the Amendment Proposal, “AGAINST” each of the proposals included in the Omnibus Conversion Proposal and “AGAINST” the proposal regarding the election of each of the Nominees to serve as trustee.
Q.	What constitutes a quorum for the Annual Meeting?
A.	In order to carry out the business of the Annual Meeting, shareholders constituting a quorum must be present. For this purpose, a quorum is the presence, either in person or by proxy, of holders of a majority of the issued and outstanding Old Shares eligible to vote as of the Record Date. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present. Failure of a quorum to be present at the Annual Meeting will necessitate an adjournment or postponement of the Annual Meeting and will subject us to additional expense.
Q.	What votes are required to adopt the proposals relating to the Conversion?
A.	The vote required to approve the Amendment Proposal and each of the six sub-proposals included in the Omnibus Conversion Proposal is the affirmative vote of the holders of a majority of the outstanding Old Shares. Abstentions and broker non-votes will have the effect of a vote against each of these proposals.
Q.	What votes are required to approve the Annual Meeting Proposals?
A.	The election of a Nominee requires the affirmative vote of the holders of a majority of the outstanding Old Shares in favor of such nominee. Abstentions and broker non-votes with respect to a Nominee will have the effect of a vote against such nominee.

The approval of the Say-on-Pay Proposal and the Auditor Ratification Proposal requires a majority of the votes cast at the Annual Meeting on such proposal. Abstentions will have the effect of a vote against such proposals and broker non-votes will have no effect with respect to such proposals.

With respect to the Say-on-Frequency Proposal, we will deem the selection (i.e., one year, two years and three years) receiving the most votes cast at the Annual Meeting as the recommendation made by the shareholders with respect to the frequency of future Say-on-Pay proposals. Abstentions and broker non-votes will have no effect with respect to this proposal.

Shareholders will be entitled to cast one vote for each Old Share held as of the Record Date on each proposal. As of the close of business on the Record Date, there were 14,045,135 Old Shares outstanding and entitled to vote at the Annual Meeting.

Q.	If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares for me?
A.	Not in most circumstances. In the absence of your voting instructions, your broker, bank, trust or other nominee may only vote your shares at its discretion on “routine matters” and your nominee may not vote your shares on proposals that are not “routine.” We believe that the Auditor Ratification Proposal is a routine matter on which nominees can vote on behalf of their clients if clients do not furnish voting instructions. All of the other Proposals are non-routine matters so your nominee is not entitled to vote your shares on these Proposals without your instructions.

If your Old Shares are held in “street name” by your broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee.

Q.	What do I need to do now?
A.	You should carefully read and consider this proxy statement/prospectus, including its annexes. It includes important information about the Proposals, including what our board of trustees considered in approving and declaring advisable the Amendment Proposal and the Omnibus Conversion Proposal as well as the risks associated with such proposals.

You should then authorize a proxy to vote your shares by one of the three methods described under “Q. How do I Vote” as soon as possible so that your Old Shares will be represented at the Annual Meeting.

If your Old Shares are held by you through a broker, bank, trust or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q.	Can I change my vote after I have mailed my signed proxy card or otherwise granted my proxy (i.e., by telephone or by Internet)?
A.	Yes. If you are a record holder of Old Shares and you validly authorize a proxy, you may revoke your proxy in any of the following five ways:
•	Revoke your proxy at the Internet site www.proxyvote.com by 11:59 p.m. on March 13, 2017;
•	Revoke your proxy by calling 1-800-776-9437 by 11:59 p.m. on March 13, 2017;
•	Deliver a written notice of revocation to our Secretary before the proxy has been exercised;
•	Prior to the exercise of the proxy, submit a duly authorized proxy bearing a later date by mail, telephone or internet in accordance with the procedures set forth above; or
•	Vote in person at the Annual Meeting (but your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

If your Old Shares are held through a broker, bank, trust or other nominee, you should contact your broker, bank, trust or other nominee to change your vote.

Q.	Who will conduct the proxy solicitation and how much will it cost?
A.	We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. We will pay D.F. King a fee of $7,500, plus reasonable expenses, for these services. We have also agreed to indemnify D.F. King against certain losses, costs and expenses. In addition, our trustees, officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Shareholders Call Toll Free: (866) 796-6867

Q.	Where can I find the voting results of the Annual Meeting?
A.	We plan to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) promptly after the Annual Meeting.
Q.	Whom should I call with questions?
A.	You should call D.F. King, our proxy solicitor, toll-free at (866) 796-6867 with any questions about the proposals to be presented to the shareholders or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.
Q.	What is householding?

Shareholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of shareholders of record, or such shareholder’s broker, bank or nominee, in the case of shareholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Shareholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are shareholders of record, direct a written request to: BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

QUESTIONS AND ANSWERS ABOUT THE CONVERSION

What follows are questions that you, as a shareholder of Old BRT, may have regarding the Conversion. Additional important information is contained in the annexes to this proxy statement/prospectus.

Q.	What is the Amendment Proposal?
A.	This is a proposal to approve and adopt the Amendment to Old BRT’s Trust Declaration, which Amendment clarifies that Old BRT may convert its form and jurisdiction of organization, provided that the conversion is approved by the affirmative vote of not less than a majority of Old BRT’s shares then outstanding and entitled to vote. The Amendment is included in this proxy statement/prospectus as Annex A. If the Amendment Proposal is not approved, the Conversion will not be implemented.
Q.	What is the Conversion Proposal?
A.	This is the proposal to approve the conversion of Old BRT from a business trust organized under the laws of Massachusetts to a corporation organized in Maryland in accordance with and pursuant to the Conversion Plan. The Conversion Plan is included in this proxy statement/prospectus as Annex B. If the Conversion Proposal is not approved, the Conversion will not be implemented.
Q.	What are the New BRT Organizational Documents Proposals?
A.	These are five separate proposals that relate to the organizational documents that will govern New BRT and its shareholders following the Conversion. Specifically, we are asking you to approve provisions of the: (i) New BRT Charter restricting the ownership and transfer of New BRT stock, intended, among other purposes, to assist New BRT to qualify as a REIT, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0%, in value or number of shares (whichever is more restrictive), of the outstanding shares of New BRT common stock or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT stock; (ii) New BRT Charter providing that directors may be removed only for cause and only by the vote of at least two-thirds of all votes entitled to be cast generally in the election of directors; (iii) New BRT Bylaws providing for the election of New BRT’s directors in uncontested elections by a majority of the votes cast in the election of such director; (iv) New BRT Bylaws providing that action required or permitted to be taken at a shareholders meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter; and (v) New BRT Bylaws providing that the threshold for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast.
Q.	Will there be a change in the business and control of Old BRT as a result of the Conversion?
A.	The business of New BRT will be the same as the business of Old BRT and the Conversion will not result in any change in headquarters, business, jobs, management, location of any of the offices, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the conversion). The Conversion is not expected to result in a change in Old BRT current trading status on the New York Stock Exchange, which is referred to as the NYSE, and the shares of New BRT common stock will trade on the NYSE under the ticker symbol “BRT” upon the effective time of the Conversion. Old BRT’s management, including all trustees and officers, will remain the same in connection with the Conversion and will assume identical positions with New BRT, except that each trustee of Old BRT will become a director of New BRT. The Conversion will effect certain changes of a legal nature, the most significant of which are described in the section entitled “Comparison of Rights of Shareholders of Old BRT and New BRT.”
Q.	How will being a shareholder of New BRT differ from being a shareholder of Old BRT?
A.	Following the Conversion, your rights, and the limitations thereon, as a shareholder of New BRT will be governed by the New BRT Charter, the New BRT Bylaws and Maryland law, which we believe are similar, but not identical, to the rights and limitations thereon of Old Shares under Old BRT. See “Comparison of Rights of Shareholders of Old BRT and New BRT.”

Some of the principal differences between the rights of shareholders of Old BRT and New BRT relate to the scope of restrictions on ownership and/or transfer of New BRT stock, the vote required to elect trustees/directors, the number of shareholders required to call of special meeting of shareholders, the circumstances and vote required to remove directors, the ability to fill vacancies in the board of trustees/directors, certain provisions of Maryland law which may limit the ability of certain persons to acquire control of New BRT, the duration of the entity and the potential exposure of trustees/directors and/or shareholders to liability for the obligations of the entity in which they are trustees/directors and/or shareholders.

Q.	What are the material U.S. federal income tax consequences of the Conversion?
A.	The Conversion is intended to qualify as a tax-free reorganization under U.S. federal income tax laws. As a result of the Conversion, for U.S. federal income tax purposes:
•	you will not be required to recognize any gain or loss on the conversion of your Old Shares to shares of New BRT common stock;
•	your tax-basis in your New BRT common stock will be the same as your basis in the Old Shares that have been converted into such New BRT common stock; and
•	your holding period for your New BRT common stock will include your holding period for the Old Shares that have been converted into such New BRT common stock, provided such shares of New BRT common stock were held by you as a capital asset at the time of conversion.

The tax consequences to any particular shareholder of holding Old Shares or New Shares will depend on that shareholder’s particular tax circumstances. We urge you to consult with your tax advisor, regarding the specific tax consequences, including the federal, state and local tax consequences and foreign tax consequences, to you in light of your particular investment in, or the tax circumstances of acquiring, holding, exchanging, selling or otherwise disposing of, Old Shares or shares of New BRT common stock.

For more information, see “Material U.S. Federal Income Tax Considerations”.

Q.	Do any of Old BRT’s trustees or executive officers have any interests in the Conversion different from, or in addition to, mine?
A.	No, except as noted below. Our trustees and executive officers and their affiliates have equity interests in Old BRT through the ownership of Old Shares and, to that extent, their interest in the Conversion is the same as that of the other holders of Old Shares. The Conversion will not cause any vesting or acceleration of benefits (including with respect to Old Shares outstanding that are subject to forfeiture in the event vesting conditions based on the passage of time and a continued relationship with Old BRT (or its successor) are not satisfied (the “Restricted Old Shares”) and 450,000 Old Shares issuable upon satisfaction of vesting conditions based on the passage of time, a continued relationship with Old BRT (or its successor) and satisfaction of performance metrics related to outstanding restricted share units (the “Old RSUs”)). However, pursuant to the New BRT Charter, New BRT’s board of directors have adopted resolutions providing that Gould Investors L.P., Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, shareholders of Old BRT beneficially owning, as calculated pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), approximately 25% of Old Shares as of January 17, 2017, will not be subject to the provisions of the New BRT Charter prohibiting persons or entities from owning more than 6.0%, in value or number of shares (whichever is more restrictive) of the outstanding shares of New BRT common stock or more than 6.0% in value of the New BRT stock.
Q.	When is the Conversion expected to occur?
A.	If the Old BRT shareholders approve the Required Conditions Proposals at the Annual Meeting, we expect to complete the Conversion promptly following the Annual Meeting.

Please note, however, that if our board of trustees determines that the Conversion and/or any of the other related transactions are no longer advisable and in the best interest of Old BRT and our shareholders, we reserve the right to cancel or defer the timing of the Conversion, even if Old BRT shareholders vote to approve the Conversion. See “The Conversion Proposal—Conditions to Completion of the Conversion; Termination of the Plan.”

Q.	Will New BRT common stock have a different CUSIP number than Old Shares following the proposed Conversion?
A.	No. The CUSIP number for the New BRT common stock will be the same as the number for the Old Shares.

Q.	Have any shareholders already agreed to approve any of the Proposals?
A.	No. There are no agreements between us and any of our shareholders in which a shareholder has agreed to vote in favor of any of the Proposals to be submitted for shareholder approval at the Annual Meeting. We expect, however, that each of Gould Investors L.P. and each of our trustees and executive officers will vote the Old Shares, he, she or it beneficially owns in favor of each of the Proposals, including the Amendment Proposal, each of the Omnibus Conversion Proposals, each of the Annual Meeting Proposals and in favor of three years with respect to the Say-on-Frequency Proposal. As of January 17, 2017, such persons beneficially owned in the aggregate approximately 43.6% of the outstanding Old Shares.
Q.	Am I entitled to dissenters’ (or appraisal) rights as a holder of Old Shares?
A.	No. Under Massachusetts law and the Trust Declaration, you are not entitled to any dissenters’ rights of appraisal in connection with the Conversion.
Q.	Will the shares of New BRT common stock be publicly traded?
A.	Yes. We plan to undertake the necessary applications such that shares of New BRT common stock will trade on the NYSE under Old BRT’s current symbol “BRT”, following the Conversion. We do not anticipate completing the Conversion unless and until the shares of New BRT common stock have been approved for NYSE listing.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the other parts of this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the amendment proposal, the conversion proposal, and each of the proposals regarding New BRT’s organizational documents. In particular, you should read the annexes attached to this proxy statement/prospectus, including the Amendment, which is attached as Annex A, the Conversion Plan, which is attached as Annex B. You should also read New BRT’s articles of incorporation expected to be in effect at the time of the Conversion, attached as Annex C, which we refer to herein as the New BRT Charter, and the form of bylaws of New BRT, attached as Annex D , which we refer to herein as the New BRT Bylaws, because these documents, together with Maryland law, will govern your rights as a New BRT shareholder following the Conversion (assuming the proposals regarding New BRT’s organizational documents are approved). For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus and page F-11 of our 10-K, attached to and included in this proxy statement/prospectus as Annex F.

The Company

BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
(516) 466-3100

Old BRT was organized as a business trust under the laws of the Commonwealth of Massachusetts in 1972 under the name “Berg Enterprises Realty Group” and changed its name to BRT Realty Trust in 1975. Old BRT is currently publicly traded on the NYSE under the symbol “BRT”. Old BRT owns, operates and develops multi-family properties and owns and operates commercial and mixed-use real estate assets. Old BRT conducts its operations to qualify as a REIT for federal income tax purposes. As of January 12, 2017, Old BRT owns 32 multi-family properties located in 11 states with an aggregate of 9,066 units, including a development project at which the construction of a 339 unit multi-family property is contemplated.

Old BRT’s headquarters are located at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 and the telephone number at this location is (516) 466-3100. Information about us is available on our Internet site at www.brtrealty.com. The contents of our Internet site are not incorporated by reference herein and are not deemed to be part of this proxy statement/prospectus. See the 10-K attached to and included as part of this proxy statement/prospectus as Annex F for further information about Old BRT.

The Conversion

The Conversion Plan provides that, subject to the receipt of necessary shareholder approval, Old BRT will convert from a business trust organized under the laws of Massachusetts to a corporation named BRT Apartments Corp. incorporated under the laws of the State of Maryland. The approval of the shareholders of Old BRT of the Required Conditions Proposals is required to implement the Conversion.

Upon the effectiveness of the Conversion, each Old Share will be converted into one share of New BRT common stock.

Reasons for the Conversion

Our board of trustees has determined that the Conversion is in the best interests of our shareholders because (i) the change would make us more comparable to our peers inasmuch as approximately 80% of the public companies that qualify as REITs are currently organized under Maryland law and no other exchange listed REIT is organized as a Massachusetts business trust, (ii) in comparison to Massachusetts, Maryland has a comprehensive regulatory system governing, and courts with extensive expertise in addressing issues pertinent to, corporations operating as REITs, (iii) Maryland corporations have perpetual existence while a Massachusetts business trust has a limited life and (iv) shareholders and trustees of a Massachusetts business trust may have personal liability for the obligations of the trust while shareholders and directors of a Maryland corporation generally do not have personal liability for the obligations of the corporation. As a result of these considerations, our board of trustees has concluded that the Conversion is advisable and in the best interest of Old BRT and our shareholders.

Conditions to Completion of the Conversion; Termination of the Conversion Plan

The completion of the Conversion is subject to the approval by the affirmative vote of a majority of the outstanding Old Shares at the Annual Meeting of the Required Conditions Proposals.

However, even if the Required Conditions Proposals are approved by the requisite vote of the shareholders of Old BRT, the board of trustees may terminate (or defer the implementation of) the Conversion if it determines that the Conversion is no longer advisable and in the best interests of the Old BRT shareholders. The board of trustees may deem the Conversion to be inadvisable if, among other things, the listing of the shares of New BRT common stock on the NYSE is not approved, or if tax counsel is unable to render a legal opinion that the Conversion (i) will qualify as a tax-free reorganization and (ii) will not adversely impact New BRT’s ability to use Old BRT’s operating loss carry forwards. In the event of such termination, the Conversion Plan will become void and Old BRT will not have any liability to any other person or entity with respect to such termination (other than the expenses incurred in seeking to implement same).

The Conversion will take effect at a time to be determined by or at the direction of the board of trustees and set forth in the articles of conversion, which we refer to as the Articles of Conversion. The Articles of Conversion, the form of which are annexed as Annex E, will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and will specify the date and time at which the Conversion will become effective. We refer to such date and time as the Effective Time.

Regulatory Approvals

We are not aware of any regulatory requirements that must be complied with or regulatory approvals that must be obtained prior to completion of the Conversion, other than compliance with applicable federal and state securities laws.

Treatment of Old Shares in the Conversion

In connection with the Conversion, each Old Share will be converted into one share of New BRT common stock. Shares of New BRT common stock will not be evidenced by certificates and will be registered in book entry form.

Treatment of Old BRT’s Compensation Plans and Outstanding Equity Awards in the Conversion

At the Effective Time, New BRT will be deemed to have assumed Old BRT’s equity incentive related plans and applicable award agreements, which include the Old BRT Amended and Restated 2016 Incentive Plan, Old BRT’s 2012 Incentive Plan and Old BRT’s 2009 Incentive Plan, as amended, which we refer to collectively as the Plans. As of the Effective Time, all outstanding restricted Old Shares and all rights of participants to acquire Old Shares under the Plans, including pursuant to restricted share units issued by Old BRT, will automatically convert into an equal number of restricted shares of New BRT common stock or rights to acquire an equal number of shares of New BRT common stock, on the same terms and conditions that were in effect prior to the Conversion.

Comparative Rights of Shareholders of Old BRT and New BRT

Your rights as a holder of Old Shares are governed by Massachusetts law and Old BRT’s organizational documents. If the Conversion is completed, you will become a holder of shares of New BRT common stock and your rights as a shareholder will be governed by Maryland law and New BRT’s organizational documents. Some important differences exist between your rights as a holder of Old Shares and your rights as a holder of shares of New BRT common stock. See “Comparison of Rights of Shareholders of Old BRT and New BRT.”

Material U.S. Federal Income Tax Considerations

The Conversion is intended to qualify as a tax-free reorganization under U.S. federal income tax laws. We expect that U.S. shareholders of Old BRT will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Old BRT for shares of New BRT common stock. However, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the Conversion to you, including any state, local or foreign tax consequences of the Conversion. See “Material U.S. Federal Income Tax Considerations.”

Accounting Treatment

The Conversion will have no effect for accounting purposes.

Risk Factors

Before voting on any of the proposals described in the Notice of Annual Meeting, you should carefully consider all of the information contained in of this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 16 of this proxy statement/prospectus and page F-11 of the 10-K, attached to and included in this proxy statement/prospectus as Annex F.

Recommendation of the Board of Trustees

Old BRT’s trustees believes that each Proposal is advisable and in the best interest of Old BRT and its shareholders and unanimously recommends that you vote “FOR” each of the Amendment Proposal, the Omnibus Conversion Proposals, the election of each Nominee, the other Annual Meeting Proposals and, with respect to the Say-on-Frequency Proposal, “FOR” three years.

Date, Time, Place and Purpose of Annual Meeting

The Annual Meeting will be held on March 14, 2017, at 9:00 AM, New York City time, at the offices of Old BRT located at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 to consider and vote upon the Proposals.

Shareholders Entitled to Vote

Old BRT’s board of trustees has fixed the close of business on January 17, 2017 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. As of the close of business on January 17, 2017, there were 14,045,135 Old Shares outstanding and entitled to vote and              holders of record.

Vote Required

The vote required to approve the Amendment Proposal and each of the six sub-proposals included in the Omnibus Conversion Proposal is the affirmative vote of the holders of a majority of the outstanding Old Shares. Abstentions and broker non-votes will have the effect of a vote against each of these proposals.

The vote required to elect a Nominee is the affirmative vote in favor of such nominee by the holders of a majority of the outstanding Old Shares. Abstentions and broker non-votes with respect to a Nominee will have the effect of a vote against such Nominee.

The vote required to approve the Say-on-Pay Proposal and the Auditor Ratification Proposal is a majority of the votes cast at the Annual Meeting. Abstentions will have the effect of a vote against such proposals and broker non-votes will have no effect with respect to such proposals.

With respect to the Say-on-Frequency Proposal, we will deem the selection (i.e., one year, two years and three years) receiving the most votes cast at the Annual Meeting as the recommendation made by the Old BRT shareholders with respect to the Frequency of Say-on-Pay votes. Abstentions and broker non-votes will have no effect with respect to this proposal.

Holders will be entitled to cast one vote for each Old Share held as of the Record Date on each Proposal. As of the close of business on the Record Date, there were 14,045,135 Old Shares outstanding and entitled to vote at the Annual Meeting.

No Dissenters’ (or Appraisal) Rights

Under Massachusetts law and the Trust Declaration, you are not entitled to dissenters’ rights of appraisal as a result of the Conversion.

Old Shares Owned by Old BRT’s Trustees and Executive Officers

At the close of business on the Record Date, our trustees and executive officers and their affiliates were entitled to vote an aggregate of 6,081,156 Old Shares. This represents approximately 43.6% of the issued and outstanding Old Shares as of the Record Date. Approval of the Conversion requires the affirmative vote of a majority of the outstanding Old Shares with respect to each of the Required Conditions Proposals.

Board of Directors and Executive Officers of New BRT Following the Conversion

Immediately following the Conversion, New BRT’s board of directors will consist of the same individuals who comprise the Old BRT board of trustees immediately prior to the Conversion and these individuals will serve as directors for the balance of the term for which such person was elected as a trustee of Old BRT. The individuals serving as principal executive officer, principal financial officer and principal accounting officer of Old BRT immediately prior to the Conversion will hold the same positions at New BRT immediately following the Conversion.

Historical Market Price of Old Shares

The Old Shares are listed on the NYSE under the symbol “BRT”. The following table presents the reported high and low sale prices of Old Shares on the NYSE for the periods presented and as reported on the consolidated transaction reporting system. On December 13, 2016, the most recent trading day before the announcement of the adoption by Old BRT’s board of trustees of the Conversion Plan, the closing price per Old Share was $7.95. You should obtain a current stock price quotation for Old Shares.

	Fiscal 2017(1)		Fiscal 2016		Fiscal 2015
Fiscal Quarters	High	Low	High	Low	High	Low
First Quarter	$8.25	$7.57	$7.48	$6.02	$7.50	$6.91
Second Quarter	8.55	8.00	7.15	5.41	7.35	6.71
Third Quarter	—	—	7.28	6.93	7.30	6.74
Fourth Quarter	—	—	8.25	7.01	7.19	6.76
(1)	Through January 11, 2017.

Following the Conversion, shares of New BRT common stock will be listed and traded on the NYSE in the same manner as Old Shares currently are listed and traded on the NYSE. The historical trading prices of Old Shares are not necessarily indicative of the future trading prices of shares of New BRT common stock.

SELECTED FINANCIAL DATA

The following table sets forth selected historical financial data for each of the years indicated. This table should be read in conjunction with the detailed information and financial statements appearing in Annex F attached to, and included in, this proxy statement/prospectus.

(Dollars in thousands, except per share amounts)	2016	2015	2014	2013	2012
Operating statement data:
Total revenues(1)	$94,264	$77,095	$61,813	$28,984	$8,099
Total expenses(2)	104,101	87,376	74,030	38,330	12,330
Gain on sale of real estate	46,477	15,005	—	—	—
Income (loss) from continuing operations	32,479	4,724	(12,217)	(3,335)	(3,626)
Income (loss) from discontinued operations	12,679	(6,329)	(3,949)	5,424	5,176
Net (loss) income attributable to common shareholders	31,289	(2,388)	(9,454)	5,013	4,430
Earnings (loss) per beneficial share:
Income (loss) from continuing operations	$1.21	$(0.02)	$(0.81)	$(0.21)	$(0.23)
Income (loss) from discontinued operations	1.02	(0.15)	0.15	0.56	0.55
Basic and diluted (loss) earnings per share	$2.23	$(0.17)	$(0.66)	$0.35	$0.32
Balance sheet data:
Total assets(3)	$874,899	$820,869	$734,620	$549,491	$385,956
Real estate properties, net(3)	759,576	591,727	522,591	310,541	128,509
Cash and cash equivalents	27,399	15,556	22,639	55,782	75,314
Restricted cash-construction holdback/multi-family	7,383	6,518	9,555	3,090	—
Assets related to discontinued operations(4)	—	173,228	134,188	142,607	148,036
Mortgages payable, net of deferred fees (5)	588,457	451,159	382,690	230,570	90,361
Junior subordinated notes	36,998	36,978	36,958	36,938	36,918
Total BRT Realty Trust shareholders' equity	151,290	122,655	138,791	138,791	133,449
(1)	The increases from 2012 through 2016 are due primarily to the operations of our multi-family properties.
(2)	The increases from 2012 through 2016 are due primarily to increased expenses (i.e., operating expense, interest expense and depreciation and amortization) related to the operations of our multi-family properties.
(3)	The increases from 2012 through 2016 are due to our multi-family property acquisitions.
(4)	Primarily reflects the assets of the Newark Joint Venture.
(5)	Approximately $154.6 million of the increase from 2013 to 2014 and approximately $141.9 million of the increase from 2012 to 2013 is due to the mortgage debt incurred in the multi-family property acquisitions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the documents attached as annexes hereto, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Examples of forward-looking statements include statements, beliefs and expectations regarding the benefits of the proposed Conversion, and statements regarding our business, financial condition, results of operations, business strategies, prospects, plans and objectives of management, market for our stock and other matters that are based on management’s expectations as of the filing date of this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such statements reflect management’s current views with respect to financial results related to future events and are not guarantees of future performance. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, many of which are beyond our ability to control, predict with accuracy and even anticipate; readers are cautioned not to put undue reliance on those forward-looking statements. Future events and actual results, financial or otherwise, may differ materially from the results discussed in the forward-looking statements. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. When we use words such as “may,” “will,” “would,” “could,” “likely,” “should,” “anticipate,” “intend,” “seek,” “plan,” “continue,” “believe,” “estimate,” “expect,” “predict,” or the negative of those words or similar expressions, we identify forward-looking statements. These forward-looking statements include plans, projections and estimates and are found at various places throughout this proxy statement/prospectus.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our filings with the SEC. These risks and uncertainties include: the inability to complete the Conversion in a timely manner; the inability to complete the Conversion due to the failure of shareholders to adopt the Required Conditions Proposals; the failure of the Conversion to close for any other reason; the possibility that the anticipated benefits of the Conversion will not be realized, or will not be realized within the expected time period; the possibility that the Conversion may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the impact of current lending and capital market conditions on our liquidity; our ability to finance or refinance projects or repay our debt; the impact of economic conditions on the ownership, development and management of our real estate portfolio; general real estate investment and development risks; vacancies in our properties; risks associated with acquiring, developing and owning properties in partnership with others; competition; illiquidity of real estate investments; our substantial debt and the ability to obtain and service debt; the level and volatility of interest rates; effects of uninsured or underinsured losses; environmental liabilities; conflicts of interest; downturns in the housing market; the ability to maintain effective internal controls; compliance with governmental regulations; our ability to continue to qualify as a REIT; changes in federal, state or local tax laws; volatility in the market price of our publicly traded stock; inflation risks; litigation risks; cybersecurity risks and cyber incidents; and our ability to achieve our strategic goals.

Any forward-looking statement we make in this proxy statement/prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. These and other important factors, including those set forth under the caption “Risk Factors” beginning on page 16 of this proxy statement/prospectus and on page F-11 of our 10-K attached to and included in this proxy statement/prospectus as Annex F may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this proxy statement/prospectus, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this proxy statement/prospectus or elsewhere might not occur. You are advised to consult the “Risk Factors” section of this proxy statement/prospectus and the 10-K, in which we provide cautionary discussion of risks, uncertainties and assumptions relevant to our business. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the PSLRA. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus and in the annexes to this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether or not to vote in favor of the proposals to be voted upon at the Annual Meeting. In addition, you should carefully consider the risk factors contained in the 10-K, attached to and included in this proxy statement/prospectus as Annex F. This section includes or refers to certain forward-looking statements. The risks and uncertainties described herein may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. See the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 15.

RISKS RELATED TO THE CONVERSION

If the Conversion is consummated, the benefits expected to be obtained from the Conversion may not be achieved.

Assuming that each of the Required Conditions Proposals are approved at the Annual Meeting, we expect the Conversion will take place on or about March 15, 2017. Old BRT’s board of trustees may, however, defer the timing of the Conversion or may even terminate the Conversion Plan and abandon the Conversion should it determine that the Conversion would not be advisable and in the best interest of Old BRT and its shareholders. In the event of such termination and abandonment, the Conversion Plan will become void and Old BRT will not have any liability with respect to such termination and abandonment, other than the costs (including legal and accounting fees) incurred in connection with preparing for the Conversion.

We may not be able to obtain the consents or approvals of third parties needed to complete the Conversion on the time table contemplated, or at all, and we may be forced to make payments, provide indemnifications or make other accommodations in order to facilitate our obtaining requisite consents or implement other strategies that may be disadvantageous to us.

Our ability to undertake the Conversion will depend upon our ability to obtain third party approvals and consents, which include consents and approvals from our mortgage lenders and other third parties. There can be no guarantee that we will be able to obtain these consents, or that, if we do, we will not need to make certain cash payments, provide indemnifications with respect to structural changes and make other accommodations for such third parties to obtain these consents. Any such indemnity or other accommodation may, among other things, adversely affect our operating results. Even if we are able to obtain such consents or approvals, doing so may require a significant amount of management time and attention, which could divert the attention of our management from running our day-to-day business and from accomplishing the other aspects of the Conversion and thus may delay our time table.

THE NEW BRT CHARTER AND THE NEW BRT BYLAWS AND MARYLAND LAW MAY HINDER ATTEMPTS TO ACQUIRE NEW BRT

Certain provisions of the New BRT Charter and the New BRT Bylaws and Maryland law may inhibit a change in control that shareholders consider favorable and could also limit the market price of New BRT common stock

Certain provisions of the New BRT Charter and the New BRT Bylaws and Maryland law may impede, or prevent, a third party from acquiring control of New BRT without the approval of New BRT’s board of directors. These provisions, several of which are as more fully described at “Description of New BRT Stock,” “Certain Provisions of Maryland Law and the New BRT Charter and New BRT Bylaws” and “Comparison of Rights of Shareholders of Old BRT and New BRT:”

•	provide for a staggered board of directors consisting of three classes, with one class of directors being elected each year and each class being elected for three-year terms and until their successors are duly elected and qualify;
•	impose restrictions on ownership and transfer of New BRT stock (such provisions being intended to, among other purposes, facilitate New BRT’s compliance with certain Code requirements relating to New BRT’s qualification as a REIT under the Code);
•	prevent New BRT’s shareholders from amending the New BRT Bylaws;

•	limit who may call special meetings of shareholders;
•	establish advance notice and informational requirements and time limitations on any director nomination or proposal that a shareholder wishes to make at a meeting of shareholders;
•	provide that directors may be removed only for cause and only by the vote of at least two-thirds of all votes generally entitled to be cast in the election of directors;
•	do not permit cumulative voting in the election of New BRT’s board of directors, which would otherwise permit holders of less than a majority of outstanding shares to elect one or more directors; and
•	authorize New BRT’s board of directors to, without shareholder approval, amend the New BRT Charter to increase or decrease the aggregate number of shares of New BRT stock or the number of shares of stock of any class or series that New BRT has authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares.

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may impede a third party from making a proposal to acquire us or inhibit a change of control under circumstances that otherwise could be in the best interest of holders of shares of New BRT common stock, including:

•	“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between New BRT and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of New BRT’s outstanding voting stock or an affiliate or associate of New BRT who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of New BRT’s then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose two supermajority shareholder voting requirements on these combinations;
•	“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” of New BRT (defined as voting shares which, when aggregated with other shares controlled by the shareholder, entitle the holder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to the control shares except to the extent approved by New BRT’s shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and
•	additionally, Title 3, Subtitle 8 of the MGCL permits New BRT’s board of directors, without shareholder approval and regardless of what is currently provided in the New BRT Charter or the New BRT Bylaws, to implement certain corporate governance provisions. See “Certain Takeover Defense Provisions of Maryland Law and the New BRT Charter and the New BRT Bylaws”.

As permitted by the MGCL, it is anticipated that immediately upon consummation of the Conversion, (1) all business combinations between New BRT and any other person, provided that each such business combination is first approved by New BRT’s board of directors (including a majority of directors who are not affiliates or associates of such person), will be exempted by resolution from the Maryland Business Combination Act and (2) the New BRT Bylaws attached hereto as Annex D, containing a provision opting out of the Maryland Control Share Acquisition Act, will be adopted as the bylaws of New BRT.

RISKS RELATING TO OWNERSHIP OF NEW BRT COMMON STOCK

Old BRT has not paid cash dividends for more than the past five years and New BRT will not currently be required to pay cash dividends to maintain its qualification as a REIT.

Old BRT has not paid cash dividends since 2010 and has not been required to pay cash dividends to maintain its status as a REIT under the Code because it has had a significant net operating loss carry-forward since such date. We anticipate that New BRT will be able to use Old BRT’s net operating loss carry-forward. Old BRT estimates that at December 31, 2016, its net operating loss carry-forward is between approximately $15 million and $20 million. Since New BRT will be able to offset its future taxable income, if any, against such tax loss carry-forward until the earlier of 2029 and the tax loss carry-forward has been fully used, it will not currently be required by the Internal Revenue Code to pay a dividend to maintain its status as a REIT. If New BRT does not begin paying dividends in the near future, any increase in the value of New BRT common stock would come only from a rise in the market price of New BRT common stock, which is uncertain and unpredictable, and there can be no guarantee that New BRT common stock price will rise to provide any such increase.

Issuance of securities by New BRT with claims that are senior to those of holders of shares of New BRT common stock may limit or prevent New BRT from paying dividends on New BRT common stock or adversely affect the per share trading price of New BRT common stock.

Shares of New BRT common stock are equity interests. As such, shares of New BRT common stock will rank junior to any indebtedness and other non-equity claims with respect to assets available to satisfy claims on New BRT. New BRT may issue debt securities, which will be entitled to receive New BRT’s assets prior to distribution of holders of New BRT common stock, and may expose New BRT to risks associated with leverage, including increased risk of loss. New BRT may also issue preferred equity securities, which will rank senior to shares of New BRT common stock in New BRT’s capital structure, and the holders of such preferred equity securities may have separate voting rights and other rights, preferences as to dividends and other distributions and other privileges more favorable than those of holders of New BRT common stock. The issuance of such preferred equity securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for New BRT shareholders or otherwise be in New BRT’s best interest.

Unlike indebtedness, for which principal and interest customarily are payable on specified due dates, dividends are payable on shares of New BRT common stock only when, as and if authorized by New BRT’s board of directors and declared by New BRT and depend on, among other things, New BRT’s results of operations, financial condition, debt service requirements, other cash needs, restrictions imposed by senior debt or equity securities, the extent of its net operating loss carry forwards, the amount of legally available funds and many other factors New BRT’s board of directors may deem relevant or as required by applicable law. New BRT may incur substantial amounts of additional debt and other obligations that will rank senior to shares of New BRT common stock.

The number of shares of New BRT common stock available for future issuance or sale could adversely affect the per share trading price of New BRT common stock.

We cannot predict whether future issuances or sales of shares of New BRT common stock or the availability of shares for resale in the open market will decrease the per share trading price of New BRT common stock. The issuance of substantial numbers of shares of New BRT common stock in the public market or the perception that such issuances might occur could adversely affect the per-share trading price of New BRT common stock. The per share trading price of New BRT common stock may decline significantly upon the sale or registration of additional shares of New BRT common stock.

The market price and trading volume of New BRT common stock may be volatile following the Conversion.

The market price of New BRT common stock may be volatile and be subject to wide fluctuations. In addition, the trading volume in New BRT common stock may fluctuate and cause significant price variations to occur. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our historical financial performance and condition and prospects. If the per share trading price of New BRT common stock declines significantly, you may be unable to resell your shares at or above the price at which you acquired your Old Shares. We cannot assure you that the per share trading price of New BRT common stock will not be volatile or fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our historical performance and condition and prospects.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of New BRT common stock include:

•	actual or anticipated variations in our quarterly operating results;
•	our ability to pay dividends and the amount and timing of such dividend payments, if any;

•	changes in our funds from operations or earnings estimates;
•	publication of research reports about us or the real estate industry;
•	the market for similar securities;
•	changes in market valuations of similar companies;
•	any additional debt we incur in the future;
•	additions or departures of key management personnel;
•	actions by institutional stockholders;
•	speculation in the press or investment community;
•	the realization of any of the other risk factors presented in this proxy statement/prospectus;
•	the extent of investor interest in our securities;
•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;
•	our underlying asset value;
•	investor confidence in the stock and bond markets, generally;
•	changes in tax laws;
•	failure to meet earnings estimates;
•	failure to maintain our REIT status;
•	general economic and financial market conditions;
•	war, terrorist acts and epidemic disease;
•	our issuance of debt or equity securities; and
•	our financial condition, results of operations and prospects.

There may be a limited trading market for New BRT common stock, which may cause such shares to trade at a discount to the underlying value of our business and make it difficult for you to sell your New BRT common stock.

We anticipate that New BRT common stock will trade on the NYSE under the symbol “BRT.” Listing on the NYSE or another national securities exchange does not ensure an actual or active market for New BRT common stock. For more than the past five years, the Old Shares have had a low trading volume. Accordingly, an actual or active market for New BRT common stock may not be maintained, the market for New BRT common stock may be illiquid, the holders of New BRT common stock may be unable to sell their shares, and the prices that may be obtained in effecting such sales may not reflect the underlying value of our assets and business.

Ownership of less than 6.0% of the outstanding New BRT shares or less than 6.0% of the aggregate outstanding shares of all classes and series of New BRT’s stock could violate the restrictions on ownership and transfer in New BRT’s charter, which would result in the transfer of the shares owned or acquired in violation of such restrictions to a trust for the benefit of a charitable beneficiary and loss of the right to receive dividends and other distributions on, and the economic benefit of any appreciation of, such shares, and you may not have sufficient information to determine at any particular time whether an acquisition of New BRT shares will result in the loss of the economic benefit of such shares.

In order for New BRT to qualify as a real estate investment trust under the Code, no more than 50% of the value of the outstanding shares of New BRT’s stock may be owned, directly or indirectly or through application of certain attribution rules, by five or fewer “individuals” (as defined in the Code) at any time during the last half of a taxable year. To facilitate New BRT’s qualification as a REIT under the Code, among other purposes, New BRT’s Charter generally prohibits any person from actually or constructively owning more than 6.0%, in value or number of shares, whichever is more restrictive, of the outstanding New BRT shares, or more than 6.0%

in value of the aggregate outstanding shares of all classes and series of New BRT’s stock, which we refer to as the “ownership limits,” unless New BRT’s board of directors exempts the person from such ownership limit. In addition, the New BRT Charter prohibits any person from beneficially or constructively owning shares of New BRT stock that would result in more than 50% of the value of the outstanding shares of New BRT stock to be beneficially owned by five or fewer individuals, regardless of whether such ownership is during the last half of any taxable year, which we refer to as the “Five or Fewer Limit.” Shares owned or acquired in violation of either of these restrictions will be transferred automatically to a trust for the benefit of a charitable beneficiary selected by New BRT. The person that owned or acquired the New BRT stock in violation of the restrictions in the New BRT Charter will not be entitled to any dividends or distributions paid after the date of the transfer to the trust and, upon a sale of such shares by the trust, will generally be entitled to receive only the lesser of the market value on the date of the event that resulted in the transfer to the trust or the net proceeds of the sale by the trust to a person who could own the shares without violating the ownership limits. For more information about the restrictions on ownership and transfer of New BRT stock and the rights of shareholders whose New BRT stock have been transferred to the charitable trust, see “Description of New BRT Stock – Restrictions on Ownership and Transfer.”

New BRT’s board of directors has exempted Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould from the ownership limits and has not established a limitation on ownership for such persons. Based on information supplied to Old BRT, as of January 17, 2017, Gould Investors owns approximately 21.3% of the outstanding Old Shares and, by virtue of the applicable attribution rules under the Code, one individual currently beneficially owns 24.5% of the outstanding Old Shares. If the Conversion had been completed on January 17, 2017, that individual would beneficially own (by virtue of the applicable attribution rules under the Code), 24.5% of the outstanding New BRT stock. As a result, the acquisition by each of four other individuals of 6.0% of the outstanding New BRT stock, when combined with the ownership of New BRT common stock of Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, generally would not result in a violation of the Five or Fewer Limit.

However, there is no limitation on Gould Investors, Fredric H. Gould, Matthew J. Gould, Jeffrey A. Gould acquiring additional Old Shares or New BRT stock or otherwise increasing their percentage of ownership of Old Shares or New BRT stock, meaning that the amount of New BRT stock that other persons or entities may acquire without violating the Five or Fewer Limit could be reduced in the future and without notice. To the extent that Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, or their affiliates, acquire additional Old Shares or New BRT stock, or any other event occurs (including a repurchase of Old Shares or New BRT stock), that results in an individual beneficially or constructively owning 26.0% or more of the outstanding shares of New BRT stock within the meaning of the New BRT Charter, the acquisition by four other individuals of 6.0% or less of the outstanding New BRT stock would violate the Five or Fewer Limit and, therefore, could cause the New BRT stock acquired by one or more of these other individuals to be transferred to the charitable trust, despite their compliance with the 6.0% ownership limits. If any of the foregoing occurs, compliance with the 6.0% ownership limit will not ensure that your ownership of New BRT stock does not cause a violation of the Five or Fewer Limit or that your shares of New BRT stock are not transferred to the charitable trust.

Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould will be required by the Exchange Act and regulations promulgated thereunder to report, with certain exceptions, their acquisition of additional New BRT stock within two days of such acquisitions, and all holders of New BRT stock will be required to file reports of their acquisition of beneficial ownership (as defined in the Exchange Act) of more than 5% of the outstanding New BRT stock. However, beneficial ownership for purposes of the of reporting requirements under the Exchange Act is calculated differently than beneficial ownership for purposes of determining compliance with the Five or Fewer Limit. Further, to the extent that any one or more of Gould Investors, Fredric H. Gould, Matthew J. Gould or Jeffrey A. Gould acquires 30% or more of the outstanding New BRT stock, ownership of five percent or less of the outstanding New BRT stock could still result in a violation of the Five or Fewer Limit and, therefore, cause newly-acquired New BRT stock be transferred to the charitable trust. As a result, you may not have enough information currently available to you at any time to determine the percentage of ownership of New BRT stock that you can acquire without violating the Five or Fewer Limit and losing the economic benefit of the ownership of such newly-acquired shares.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Old BRT board of trustees for exercise at the Annual Meeting, or any adjournment or postponement thereof.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held at the offices of Old BRT, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, on March 14, 2017, at 9:00 AM, Eastern Time.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to consider and vote upon the following:

1.	A proposal to approve and adopt the Amendment to Old BRT’s Trust Declaration, which Amendment clarifies that Old BRT may convert its form and jurisdiction of organization, provided that such conversion is approved by the affirmative vote of not less than a majority of Old Shares outstanding and entitled to vote. The Amendment is included in this proxy statement/prospectus as Annex A.
2.	Proposals to approve:
A.	The conversion of Old BRT from a business trust organized under the laws of the Commonwealth of Massachusetts to a corporation named BRT Apartments Corp. (“New BRT”) incorporated under the laws of the state of Maryland, in accordance with and pursuant to the terms of the Conversion Plan. The Conversion Plan is included in its proxy statement/prospectus as Annex B.
B.	Provisions of the New BRT Charter restricting the ownership and transfer of New BRT’s capital stock, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0% in value or number of shares (whichever is more restrictive) of the outstanding shares of New BRT’s common stock or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT’s stock.
C.	A provision of the New BRT Charter providing that directors may be removed only for cause and only by the vote of at least two-thirds of all votes entitled to be cast generally in the election of directors.
D.	A provision of the New BRT Bylaws providing for the election of New BRT directors in uncontested elections by a majority of the votes cast.
E.	A provision of the New BRT Bylaws providing that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter.
F.	A provision of the New BRT Bylaws providing that the threshold required for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast at such meeting.
3.	To elect three Class III trustees, each to serve until the 2020 Annual Meeting of Shareholders and until his or her successor is duly elected and qualifies;
4.	A proposal to approve, by non-binding vote, executive compensation of Old BRT for the fiscal year ended September 30, 2016;
5.	A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation;
6.	A proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017; and
7.	Any other business as may properly come before the meeting.

Vote Required

The vote required to approve the Amendment Proposal and each of the six sub-proposals included in the Omnibus Conversion Proposal and to elect each Nominee is the affirmative vote of the holders of a majority of the outstanding Old Shares. Abstentions and broker non-votes will have the effect of a vote against each of these proposals and with respect to a Nominee, will have the effect of a vote against each Nominee.

The vote required to approve each of the Say-on-Pay Proposal and the Auditor Ratification Proposal is a majority of the votes cast at the Annual Meeting on such proposal. Abstentions will count as vote against such proposals and broker non-votes will have no effect with respect to such proposals.

With respect to the Say-on-Frequency Proposal, we will deem the selection (i.e., one year, two years and three years) receiving the most votes cast at the Annual Meeting as the recommendation made by the shareholders. Abstentions and broker non-votes will have no effect with respect to this proposal.

Holders will be entitled to cast one vote for each Old Share held as of the Record Date on each proposal. As of the close of business on the Record Date, there were 14,045,135 Old Shares outstanding and entitled to vote at the Annual Meeting.

Our board of trustees recommends that you vote “FOR” each of the proposals and “FOR” each of the Nominees. The Required Conditions Proposals (i.e., Amendment Proposal, the Conversion Proposal and the New BRT REIT Restrictions Proposal) must each be approved by the Old BRT shareholders for the Conversion and for any of the six sub-proposals included in the Omnibus Conversion Proposal to be implemented. If any one or more of the New BRT Director Removal Proposal and the New BRT Bylaws Proposals are not approved, but the Required Conditions Proposals are approved, the Conversion will be approved and may be implemented, but the New BRT Charter and/or New BRT Bylaws will have alternative provisions, as described below under the heading “Proposals Regarding the New BRT Organizational Documents.” The New BRT Charter, including the alternative language to be included if the Required Conditions Proposals are approved but the New BRT Director Removal Proposal is not approved, is annexed hereto as Annex C. The New BRT Bylaws are annexed hereto as Annex D.

Shareholder Record Date for the Annual Meeting

Our board of trustees has fixed the close of business on January 17, 2017 as the Record Date for determining which Old BRT shareholders are entitled to notice of and to vote by proxy or in person at the Annual Meeting and at any adjournment or postponement thereof. On the Record Date, there were 14,045,135 Old Shares outstanding and entitled to vote at the Annual Meeting.

Quorum

In order to carry out the business of the Annual Meeting, shareholders constituting a quorum must be present. For this purpose, a quorum is the presence, either in person or by proxy, of holders of a majority of the issued and outstanding Old Shares eligible to vote as of the Record Date. For purposes of determining the presence of a quorum, abstentions and broker non-votes, if any, will be included in determining the number of Old Shares present and entitled to vote at the Annual Meeting. Failure of a quorum to be present at the Annual Meeting will necessitate an adjournment or postponement of the Annual Meeting and will subject us to additional expense. At the Annual Meeting, each Old Share is entitled to one vote on each matter properly submitted to our shareholders.

In the event that a quorum is not present, or if proxies for sufficient votes to approve one or more of the Proposals, including the Required Condition Proposals, are not received by the time scheduled for the Annual Meeting, the chairman of the meeting may adjourn the meeting to another date and time without a vote of the Old BRT shareholders present at the Annual Meeting, or the persons named as proxies may move for one or more adjournments of the Annual Meeting to permit further solicitation of proxies with respect to such proposals. In determining whether to adjourn the Annual Meeting, the following factors may be considered: the nature of the proposals that are the subject of the Annual Meeting, the percentage of the Old Shares represented at the Annual Meeting in person or by proxy, the nature of any further solicitation and the information to be provided to Old BRT shareholders with respect to the reasons for the solicitation. Approval of any motion to adjourn the Annual Meeting brought before Old BRT’s shareholders will require the affirmative vote of a majority of the outstanding Old Shares present in person or by proxy at such meeting. If an adjournment is properly brought before the Annual Meeting, the persons named as proxies will vote the Old Shares that they are entitled to vote in their discretion.

Proxies

If you are a shareholder of record at the close of business on the Record Date, you may vote in person at the Annual Meeting or by proxy. You have three ways to authorize a proxy to vote your shares:

•	Submitting a proxy by Mail: sign, date and mail in your proxy card using the accompanying envelope;
•	Submitting a proxy by Telephone: submit a proxy by calling 1-800-776-9437; or
•	Submitting a proxy via the Internet: connect to the Internet site at www.proxyvote.com.

If you are a holder of Old Shares on the Record Date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided or authorizing a proxy by telephone or internet. Detailed instructions for using the telephone and Internet options for voting by proxy are set forth on the proxy card accompanying this proxy statement/prospectus. Because the Internet and telephone services authenticate shareholders by use of a control number, you must have the proxy card available in order to use these services to vote. Proxies submitted by telephone or Internet must be received by 11:59 p.m., Eastern Time on March 13, 2017. If you choose to vote by telephone or Internet, you do not need to return the proxy card. All Old Shares represented by properly authorized proxy cards received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated. If no instructions are indicated on a properly authorized proxy, the Old Shares represented by the proxy will be voted “FOR” each of the Proposals. You are urged to indicate how to vote your shares if you vote by proxy.

If a properly authorized proxy is submitted and the shareholder has abstained from voting on one or more of the proposals, the Old Shares represented by the proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to be a vote cast on the abstained proposals.

Under applicable rules and regulations of the NYSE, brokers, banks, trusts or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. Each of the proposals to be considered at the Annual Meeting, other than the Auditor Ratification Proposal, constitutes a non-routine matter within the meaning of applicable NYSE rules and regulations. As a result, if you hold your shares through a broker, bank or other nominee, under the rules of the NYSE, your broker or other nominee may not vote with respect to any of the proposals to be considered at the Annual Meeting other than the Auditor Ratification Proposal unless you have provided voting instructions with respect to that proposal.

A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a non-routine matter because the nominee lacks discretionary authority to vote the shares and the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed proxy indicating a broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then:

•	With respect to the Amendment Proposal and each of the six sub-proposals included in the Omnibus Conversion Proposal, your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes and abstentions, if any, will have the effect as a vote AGAINST these proposals.
•	With respect to the Trustee Election Proposal, your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes and abstentions, if any, will have the effect as a vote AGAINST each of the Nominees.
•	With respect to the Say-on-Pay Proposal, the Say-on-Frequency Proposal, your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes and abstentions, if any, will not be counted as votes “cast” and will have no effect with respect to these proposals.

Revoking Your Proxy

If you are a record holder of Old Shares and you validly authorize a proxy, you may revoke your proxy prior to the close of voting at the Annual Meeting in any of the following five ways:

•	Revoke your proxy at the Internet site www.proxyvote.com by 11:59 p.m. on March 13, 2017;
•	Revoke your proxy by calling 1-800-776-9437 by 11:59 p.m. on March 13, 2017;
•	Deliver a written notice of revocation to our Secretary before the proxy has been exercised; or
•	Prior to the exercise of the proxy, submit a duly authorized proxy bearing a later date by mail, telephone or internet in accordance with the procedures set forth above;
•	Vote in person at the Annual Meeting (but your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

If your Old Shares are held through a broker, bank, trust or other nominee, you should contact your broker, bank, trust or other nominee to change your vote.

Solicitation of Proxies

We will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. We will also request banks, brokers, trusts and other nominees holding Old Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and we will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, other electronic means and personal solicitation by our officers and our employees. No additional compensation will be paid to our officers and employees for those solicitation efforts.

We have hired D.F. King to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. We will pay D.F. King a fee of $7,500, plus reasonable expenses, for these services.

Other Matters

We are not aware of any business that may properly be acted on at the Annual Meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the Annual Meeting, the persons appointed as proxies or their substitutes will vote or act on such matters in their discretion and according to applicable law and regulations unless the proxy indicates otherwise.

THE AMENDMENT PROPOSAL

Old BRT’s board of trustees unanimously approved the Amendment, which clarifies that Old BRT may convert its form and jurisdiction of organization, provided that conversion is approved by the affirmative vote of not less than a majority of Old Shares then outstanding and entitled to vote. The Amendment is annexed hereto as Annex A.

THE OLD BRT BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE OLD BRT SHAREHOLDERS VOTE FOR THE AMENDMENT PROPOSAL.

THE CONVERSION PROPOSAL

General

The Old BRT board of trustees has unanimously approved and recommends that the shareholders approve the Conversion, in accordance with the terms of the Conversion Plan, including adoption of the Articles of Conversion and the New BRT Charter under the laws of the State of Maryland, each to become effective at or about the Effective Time. In addition, at the Effective Time, the New BRT Bylaws will go into effect, subject to modification as described in this proxy statement/prospectus if the New BRT Bylaw Proposals are not adopted by the shareholders at the Annual Meeting. The following discussion summarizes certain aspects of the conversion from a Massachusetts business trust to a Maryland corporation. This summary does not purport to be complete and is qualified in its entirety by reference to the Conversion Plan, annexed to this proxy statement/prospectus as Annex B, the New BRT Charter, annexed to this proxystatement/prospectus as Annex C, the New BRT Bylaws, annexed to this proxy statement/prospectus as Annex D and the Articles of Conversion, annexed to this proxy statement/prospectus as Annex E. The Old BRT board of trustees unanimously recommends that the BRT shareholders vote FOR the Conversion Proposal.

Reasons for the Conversion

The purpose of the Conversion is to convert the jurisdiction of organization of Old BRT from Massachusetts to Maryland and to change the legal form of Old BRT from a Massachusetts business trust to a corporation. Our board of trustees determined that these changes are in the best interests of our shareholders because (i) the change would make us more comparable to our peers inasmuch as approximately 80% of the public companies that qualify as REITs under the Code are currently organized under Maryland law and there are no other exchange listed REITs that are organized as a Massachusetts business trust, (ii) in comparison to Massachusetts, Maryland has a comprehensive regulatory system governing, and courts with extensive expertise in addressing issues pertinent to, corporations operating as REITs, (iii) Maryland corporations have perpetual existence while the Massachusetts business trust has a limited life and (iv) shareholders and trustees of a Massachusetts business trust may have personal liability for the obligations of the trust while shareholders and directors of a Maryland corporation generally do not have personal liability for the obligations of the corporation. As a result of these considerations, our board of trustees has concluded that the Conversion is advisable and in the best interest of Old BRT and our shareholders.

Structure and Completion of the Conversion; Effective Time of the Conversion

Subject to the conditions to the Conversion described herein, Old BRT will convert from a business trust formed under the laws of the Commonwealth of Massachusetts to a corporation formed under the laws of the State of Maryland. At the Effective Time, the converted entity’s name will change to BRT Apartments Corp.

To convert to a Maryland corporation, Old BRT will file the New BRT Charter and Articles of Conversion with the SDAT. The Articles of Conversion will specify the date and time the Conversion is to be effective. At the Effective Time, each outstanding Old Share will be converted into one share of New BRT common stock. We anticipate that the Conversion will be completed on or about March 15, 2017.

Following the Conversion, your rights, and the limitations thereon, as a shareholder of New BRT common stock will be governed by the New BRT Charter, the New BRT Bylaws and Maryland law, which we believe are similar, but not identical, to the rights and limitations thereon of Old Shares under Old BRT. See “Comparison of Rights of Shareholders of Old BRT and New BRT”.

THE OLD BRT BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE OLD BRT SHAREHOLDERS VOTE FOR THE CONVERSION PROPOSAL.

No Change in Business Jobs, Physical Location, Etc.

The business of New BRT will be the same as the business of Old BRT and will not result in any change in headquarters, business, jobs, management, location of any of the offices, number of employees, assets, liabilities or net worth (other than as a result of the costs related to the Conversion, including legal and accounting fees). Old BRT’s management, including all trustees and officers, will remain the same in connection with the Conversion and will assume identical positions with New BRT, except that the position of trustee will be referred to as a director. The Conversion is not expected to result in a change in Old BRT’s current trading status on the New York Stock Exchange, which is referred to as the NYSE, and the New Shares will trade on the NYSE under the ticker symbol “BRT” upon the effective time of the conversion. The Conversion will effect certain changes of a legal nature, the most significant of which are described in the section entitled. “Comparison of Rights of Shareholders of Old BRT and New BRT.”

Certain Other Effects of the Conversion

The Conversion Plan and the MGCL effectively provide that New BRT is a continuation of Old BRT and that the obligations and rights of Old BRT will continue as obligations and rights of New BRT, without impairment. Specifically, the Conversion Plan and the MGCL provide that:

•	New BRT shall be deemed to be the same entity as Old BRT;
•	the Conversion shall not affect, invalidate, terminate, suspend or nullify any licenses, permits or registrations granted to Old BRT before the Conversion;
•	as a result of the Conversion, any existing claim, action or proceeding pending by or against Old BRT may be prosecuted to judgment as if the Conversion had not taken place, or, on motion of the other entity or any other party, New BRT may be substituted as a party and a judgment against Old BRT constitutes a lien on the property of New BRT;
•	New BRT shall be liable for all the debts and obligations of Old BRT and the Conversion shall not affect any debts, obligations or liabilities of Old BRT or impair the rights of creditors or any liens on the property of the Old BRT; and
•	the ownership interests of the holders of Old Shares shall cease to exist as ownership interests in Old BRT and continue to exist as shares of New BRT common stock.

Conditions to Completion of the Conversion; Termination of the Plan

The completion of the Conversion is subject to the approval by the affirmative vote of holders of a majority of the outstanding Old Shares at the Annual Meeting of the Required Conditions Proposals. However, even if the Required Conditions Proposals are approved, the Old BRT board of trustees may terminate the Conversion if Old BRT’s board of trustees determines that the Conversion is no longer advisable and in the best interest of Old BRT and its shareholders or may defer the timing of the Conversion. The board of trustees may deem the Conversion to be inadvisable if, among other things:

•	the NYSE has not approved the listing of the shares of New BRT common stock to be issued in connection with the Conversion, subject to official notice of issuance; or
•	if necessary consents or approvals from lenders are not obtained;
•	Old BRT does not receive an opinion from Troutman Sanders LLP as to certain tax matters relating to the qualification of the Conversion as a tax-free reorganization, the preservation of Old BRT’s net operating loss carry forward and Old BRT and New BRT’s qualification as a REIT.

We have no current intention of abandoning the Conversion if shareholder approval of the Required Conditions Proposals is obtained.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or regulatory approvals that must be obtained prior to completion of the Conversion, other than compliance with applicable federal and state securities laws.

Absence of Dissenters’ (or Appraisal) Rights

Pursuant to Massachusetts law and the Trust Declaration, Old BRT shareholders will not be entitled to dissenters’ rights of appraisal in connection with, or as a result, of the Conversion.

Restrictions on Transfer of New BRT Common Stock Issued as a Result of the Conversion

The shares of New BRT common stock to be issued in connection with the Conversion will, subject to restrictions on ownership and transfer of New BRT stock set forth in the New BRT Charter, be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of New BRT for purposes of Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with, New BRT and may include executive officers, directors and significant shareholders of New BRT. Shares of New BRT common stock will be subject to restrictions on ownership and transfer set forth in the New BRT Charter including, subject to certain exceptions, a limitation on ownership by any person of more than 6.0% of the outstanding New BRT common stock and provisions for an automatic transfer to a charitable trust of any shares owned or acquired in excess of the 6.0% limits or that would result in five or fewer individuals beneficially owning 50% or more in value of our stock or in New BRT otherwise failing to qualify as a REIT. See “Description of New BRT Stock–Restrictions on Ownership and Transfer.”

Treatment of Old BRT’s Compensation Plans and Outstanding Equity Awards in the Conversion

At the Effective Time, New BRT will be deemed to have assumed Old BRT’s equity incentive related plans and applicable award agreements, which include the Old BRT Amended and Restated 2016 Incentive Plan, Old BRT’s 2012 Incentive Plan and Old BRT’s 2009 Incentive Plan, as amended, which we refer to collectively as the Plans. As of the Effective Time, all outstanding restricted Old Shares and all rights of participants to acquire Old Shares under the Plans, including pursuant to restricted share units issued by Old BRT, will automatically convert into an equal number of restricted shares of New BRT common stock or rights to acquire an equal number of shares of New BRT common stock, on the same terms and conditions that were in effect prior to the Conversion.

Conversion of Old Shares; Conversion Procedures

Conversion of Old Shares

The Conversion Plan provides that, at the Effective Time, by virtue of the Conversion and without further action on the part of Old BRT, New BRT or the shareholders of Old BRT, each outstanding Old Share will be converted into one share of New BRT common stock. As a result of the Conversion, the Trust Declaration will cease to govern the Company, and the New BRT Charter and the New BRT Bylaws will be in effect.

Conversion Procedures

All shares of New BRT common stock issued in connection with the Conversion will be uncertificated. New BRT will register, or cause to be registered in book-entry form, the shares of New BRT common stock into which each Old Share is converted as a result of the Conversion. Until each certificate formerly representing Old Shares is surrendered, such certificate will be deemed at any time after the Effective Time to represent the shares of New BRT common stock into which such Old Shares were converted in the Conversion.

Lost Certificates for Old Shares

If a certificate formerly representing Old Shares has been lost, stolen or destroyed, New BRT will register in book-entry form the shares of New BRT common stock issued in connection with the Conversion upon receipt of an affidavit, in form satisfactory to its transfer agent, as to that loss, theft or destruction, and, if required by New BRT, the posting of a bond in such reasonable amount as New BRT’s transfer agent will direct as indemnity, with such assurances as New BRT’s transfer agent may reasonably require.

Accounting Treatment of the Conversion

The Conversion will have no effect for accounting purposes. The historical consolidated financial statements of Old BRT previously reported to the SEC as of and for all periods through the date of this proxy statement/prospectus will remain the consolidated financial statements of New BRT.

DESCRIPTION OF NEW BRT STOCK

The following summarizes the material terms of New BRT stock as set forth in the New BRT Charter and the New BRT Bylaws, which govern the rights of holders of New BRT stock assuming, except as otherwise indicated, that the Conversion Proposal and each of the New BRT’s Organizational Documents Proposals are approved by Old BRT’s shareholders and the Conversion is thereafter completed. Copies of the New BRT Charter and the New BRT Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. While we believe that the following description covers the material terms of New BRT stock, it may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the New BRT Charter and the New BRT Bylaws and the other documents we refer to for a more complete understanding of the New BRT stock following the Conversion.

General

The New BRT Charter authorizes New BRT to issue up to 302,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of New BRT preferred stock, par value $0.01 per share. Upon completion of the Conversion, approximately 14,045,135 shares of New BRT common stock and no shares of New BRT preferred stock are expected to be issued and outstanding.

As permitted by Maryland law, the New BRT Charter authorizes New BRT’s board of directors, with the approval of a majority of the entire board of directors and without any action by New BRT’s shareholders, to amend the New BRT Charter to increase or decrease the aggregate number of authorized shares of stock that New BRT is authorized to issue or the number of authorized shares of any class or series of New BRT’s stock.

Under Maryland law, (i) shareholders or directors generally are not personally liable for New BRT’s debts or obligations solely as a result of such status and (ii) corporations may have a perpetual existence until dissolved in accordance with Maryland law and the corporation’s charter. New BRT will have perpetual existence.

Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The New BRT Charter provides that these actions, other than certain amendments to the New BRT Charter, must be approved by a majority of all of the votes entitled to be cast on the matter. New BRT’s charter generally may be amended only if such amendment is declared advisable by New BRT’s board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, except with respect to the following matters, all of which require the affirmative vote of shareholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter: (i) the number and classification of directors; (ii) indemnification of directors, officers and certain other persons; (iii) removal of directors; (iv) the vesting of exclusive power in the board of directors to adopt, alter or repeal any provision of the bylaws and to make new bylaws; (v) restrictions on ownership and transfer of shares of capital stock; (vi) provisions relating to the amendment of certain provisions of the New BRT Charter; and (vii) limitations on liability of officers and directors.

New BRT Common Stock

All of the shares of New BRT common stock offered by this proxy statement/prospectus will be duly authorized, and, when issued, will be fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of New BRT stock and to the provisions of the New BRT Charter relating to the restrictions on ownership and transfer of New BRT stock, holders of shares of New BRT common stock are entitled to receive distributions when authorized by New BRT’s board of directors and declared by New BRT out of assets legally available for distribution to shareholders and will be entitled to share ratably in assets legally available for distribution to shareholders in the event of New BRT’s liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.

Subject to the provisions of the New BRT Charter regarding the restrictions on ownership and transfer of New BRT stock, except as may be otherwise specified in the New BRT Charter, each outstanding share of New

BRT common stock entitles the holder to one vote, and, except as may be provided with respect to any other class or series of New BRT stock, the holders of shares of New BRT common stock will possess the exclusive voting power.

Holders of shares of New BRT common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights (unless our board of directors determine that appraisal rights apply) and have no preemptive rights to subscribe for any securities of New BRT.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

As permitted under the MGCL, the New BRT Charter authorizes New BRT’s board of directors, with the approval of a majority of the entire board and without shareholder approval, to amend New BRT’s charter to increase or decrease the aggregate number of shares of stock that New BRT is authorized to issue or the number of shares of any class or series stock that New BRT is authorized to issue.

In addition, the New BRT Charter authorizes New BRT’s board of directors to authorize the issuance from time to time of shares of stock of any class or series, including preferred stock. The New BRT Charter also authorizes New BRT’s board of directors to classify and reclassify any unissued shares of New BRT common stock or preferred stock of New BRT into other classes or series of stock, including one or more classes or series of stock that have priority over New BRT common stock, with respect to distributions or upon liquidation, and authorizes New BRT to issue the newly classified shares. Prior to the issuance of shares of each new class or series, New BRT’s board of directors is required by Maryland law and by the New BRT Charter to set, subject to the provisions of the New BRT Charter regarding the restrictions on ownership and transfer of New BRT stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. These actions may be taken without shareholder approval unless such approval is required by applicable law, the terms of any other class or series of New BRT’s Stock or the rules of any stock exchange or automated quotation system on which any shares of New BRT’s stock are listed or traded. Therefore, New BRT’s board of directors could authorize the issuance of shares of preferred stock that have priority over New BRT common stock with respect to dividends or other distributions or rights upon liquidation or the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for New BRT common stock or otherwise be in the best interest of New BRT shareholders. Upon completion of the Conversion, no shares of New BRT preferred stock will be outstanding, and the board of trustees of Old BRT, the members of which will serve as the members of New BRT’s board of directors, has no present plans to authorize the issuance of any shares of New BRT preferred stock or to classify or reclassify any unissued shares of New BRT common stock.

New BRT believes that the power of New BRT’s board of directors (i) to approve amendments to the New BRT Charter to increase or decrease the number of authorized shares of stock that New BRT is authorized to issue or the number of authorized shares of any class or series of New BRT stock, (ii) to authorize New BRT to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and (iii) thereafter to authorize New BRT to issue such classified or reclassified shares of stock will provide New BRT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for New BRT to qualify as a REIT under the Code, New BRT stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the outstanding shares of New BRT’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year.

The New BRT Charter includes restrictions concerning the ownership and transfer of shares of New BRT’s stock. New BRT’s board of directors may, from time to time, grant waivers from these restrictions, in its sole discretion. The relevant sections of the New BRT Charter provide that, subject to the exceptions described below, no person or entity (including a “group” within the meaning of Section 13(d)(3) of the Securities Act) may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 6.0%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of New BRT common stock (the “common stock ownership limit”) or 6.0% in value of the outstanding shares of all classes or series of shares of New BRT stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of New BRT stock as described below, would beneficially own or constructively own shares of New BRT stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of New BRT stock as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and may cause shares of New BRT stock owned beneficially or constructively by a group of related individuals and/or entities to be treated as owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 6.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of New BRT common stock, or less than 6.0% in value of the outstanding shares of all classes and series of New BRT stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of New BRT stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of New BRT stock in excess of the ownership limits.

New BRT’s board of directors, in its sole discretion, may exempt, prospectively or retroactively, a person or entity from the ownership limits or establish a different limit on ownership (the “excepted holder limit”). As a condition of granting the waiver or establishing the excepted holder limit, New BRT’s board of directors may require representations and undertakings from the person requesting the exception as New BRT’s board of directors may determine, in its sole discretion, as well as an opinion of counsel or a ruling from the IRS in order to determine or ensure New BRT’s status as a REIT under the Code, in form and substance satisfactory to New BRT’s board of directors, in its sole discretion. New BRT’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. New BRT’s board of directors granted an exception for Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould.

As discussed above, in order to qualify as a REIT, not more than 50% of the value of the outstanding shares of New BRT’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year. As a result and as discussed below, in addition to the ownership limits, New BRT’s charter prohibits any person from beneficially or constructively owning shares of New BRT stock that would result in more than 50% in value of the outstanding shares of New BRT stock to be beneficially owned by five or fewer individuals (including Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould), regardless of whether such ownership is during the last half of any taxable year, which we refer to as the “Five or Fewer Limit.” Thus, in order to determine how much stock a person may acquire without violating the Five or Fewer Limit, a stockholder must know how much stock is beneficially or constructively owned (within the meaning of the New BRT’s Charter) by the four other largest stockholders.

Gould Investors, Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould will be required by the Exchange Act and regulations promulgated thereunder to report, with certain exceptions, their acquisition of additional New BRT stock within two days of such acquisitions, and all holders of New BRT stock will be required to file reports of their acquisition of beneficial ownership (as defined in the Exchange Act) of more than 5% of the outstanding New BRT stock no less frequently than annually. However, beneficial ownership for purposes of the of reporting requirements under the Exchange Act is calculated differently than beneficial ownership for purposes of determining compliance with Five or Fewer Limit. In addition, to the extent that any one or more of Gould Investors, Fredric H. Gould, Matthew J. Gould or Jeffrey A. Gould acquires 30% or more of the outstanding New BRT stock, ownership by four individuals of five percent or less of the outstanding New BRT stock (which would not require public disclosure) could still result in a violation of the Five or Fewer Limit and, therefore, cause newly-acquired New BRT stock be transferred to the charitable trust. As a result, you may not have enough information currently available to you at any time to determine the percentage of ownership of New BRT stock that you can acquire without violating the Five or Fewer Limit and losing the economic benefit of the ownership of such newly-acquired shares.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, New BRT’s board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for one or more persons, unless, after giving effect to such increase (but without regard to any exemptions from the ownership limits granted by the board of directors as described above), five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of the outstanding shares of New BRT stock or New BRT would otherwise fail to qualify as a REIT under the Code. A reduced ownership limit will not apply to any person or entity whose percentage ownership of New BRT common stock or New BRT stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of New BRT common stock or New BRT stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of New BRT common stock or New BRT stock of all classes or series, as applicable, will violate the decreased ownership limit.

The New BRT Charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of New BRT stock that would result in New BRT being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause New BRT to fail to qualify as a REIT under the Code; and
•	any person from transferring shares of New BRT stock if the transfer would result in shares of New BRT stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of New BRT stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of New BRT stock described above, or who would have owned shares of New BRT stock transferred to the trust as described below, must immediately give written notice to New BRT of such event or, in the case of an attempted or proposed transaction, give New BRT at least 15 days’ prior written notice and provide New BRT with such other information as New BRT may request in order to determine the effect of such transfer on New BRT’s status as a REIT under the Code.

If any transfer of shares of New BRT stock would result in shares of New BRT stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of New BRT stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by New BRT’s board of directors, or in New BRT being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT under the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by New BRT, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or New BRT being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or New BRT otherwise failing to qualify as a REIT under the Code, then the New BRT Charter provides that the transfer of the number of shares that would cause the violation will be null and void and the intended transferee will acquire no rights in such shares.

Shares of New BRT stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of New BRT stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of New BRT stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before New BRT discovers that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by New BRT. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before New BRT’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if New BRT has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of New BRT stock transferred to the trustee are deemed offered for sale to New BRT, or New BRT’s designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price, the market price of the shares on the date of such event) and (ii) the market price on the date New BRT accepts, or New BRT’s designee, accepts such offer. New BRT may reduce the amount so payable by the amount of any distribution that New BRT made to the prohibited owner before New BRT discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and New BRT may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. New BRT has the right to accept such offer until the trustee has sold the shares of New BRT stock held in the trust as discussed below. Upon a sale to New BRT, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any dividends or other amounts held by the trustee with respect to such shares to the charitable beneficiary.

If New BRT does not buy the shares, the trustee must, within 20 days of receiving notice from New BRT of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of New BRT stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price, the market price of the shares on the date of such event) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that New BRT paid to the prohibited owner before New BRT discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any dividends or other amounts held by the trustee with respect to such shares. In addition, if, prior to the discovery by New BRT that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if New BRT’s board of directors determines that a transfer or other event has taken place that would violate the restrictions on ownership and transfer of New BRT stock described above, New BRT’s board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing New BRT to redeem shares of New BRT stock, refusing to give effect to the transfer on New BRT’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of New BRT stock, within 30 days after the end of each taxable year, must give New BRT written notice stating the shareholder’s name and address, the number of shares of each class and series of New BRT stock that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to New BRT in writing such additional information as New BRT may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on New BRT’s status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of New BRT stock and any person or entity (including the shareholder of record) who is holding shares of New BRT stock for a beneficial owner or constructive owner must, on request, provide to New BRT such information as New BRT may request in order to determine New BRT’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any one or all of the foregoing restrictions on ownership and transfer of New BRT stock will not apply if New BRT’s board of directors determines that it is no longer in New BRT’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the applicable restriction(s) or limitation(s) is no longer required in order for New BRT to continue to qualify as a REIT under the Code.

The restrictions on ownership and transfer of New BRT stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for New BRT common stock or otherwise be in the best interest of New BRT’s shareholders.

At the Annual Meeting, Old BRT shareholders will be asked to consider and vote upon a proposal to approve the New BRT REIT Restrictions Proposal (i.e., provisions of the New BRT Charter that set forth the restrictions on ownership and transfer of New BRT stock described above).

Transfer Agent and Registrar

The transfer agent and registrar for New Shares will be American Stock Transfer & Trust Co., LLC, New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE NEW BRT CHARTER
AND NEW BRT BYLAWS

The following summary of certain provisions of Maryland law and the New BRT Charter and the New BRT Bylaws may not contain all of the information that is important to you, and we encourage you to carefully read the New BRT Charter, the New BRT Bylaws and the relevant provisions of Maryland law for a more complete understanding of these provisions. Copies of the New BRT Charter and the New BRT Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and to the extent that this proxy statement/prospectus, including the following summary, relates to those documents, it is qualified in its entirety by reference thereto. Except as otherwise noted, the summary set forth below assumes that each of the New BRT Organizational Proposals will be adopted at the Annual Meeting.

New BRT’s Board of Directors

New BRT’s board of directors will initially consist of ten directors. Immediately following the Conversion, New BRT’s board of directors will consist of the same individuals who comprise Old BRT’s board of trustees immediately prior to the Conversion.

The New BRT Charter provides that the number of New BRT directors may only be increased or decreased pursuant to the New BRT Bylaws. The New BRT Bylaws provide that the number of New BRT directors may be established, increased or decreased by New BRT’s board of directors but, unless the New BRT Bylaws are amended, may not be fewer than the minimum number required by the MGCL, which is one, nor more than fifteen.

The New BRT Charter provides for a staggered board of directors consisting of three classes of directors. Directors of each class are elected for three-year terms and until their successors are duly elected and qualify. Each year one class of our directors will be elected by our stockholders. Old BRT’s Class I, Class II and Class III trustees will continue to serve in the same classes as directors of New BRT. The terms of the Class I, Class II, and Class III directors will expire at our annual meetings of stockholders in 2018, 2019 and 2020 respectively, and until their successors are duly elected and qualify.

We believe that the classification of New BRT’s board of directors helps to assure the continuity and stability of our business strategies and policies as determined by New BRT’s board of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult since at least two annual meetings of stockholders will generally be required to effect a change in a majority of our board of directors.

Election of Directors; Removals; Vacancies

Holders of shares of New BRT common stock will have no right to cumulative voting in the election of directors. Under the New BRT Charter and the New BRT Bylaws, each of New BRT’s directors will be elected by a majority of the votes cast by the holders of New BRT common stock in the election of such director, except in a contested election or if the Majority Voting in Election of Directors Proposal is not approved by the Old BRT shareholders at the Annual Meeting.

In a contested election, directors will be elected by a plurality of the votes cast at a meeting of shareholders duly called and at which a quorum is present. An election is considered contested if, as of the date of the proxy statement for the meeting of shareholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected. Pursuant to New BRT’s corporate governance guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the New BRT Bylaws, and with respect to whom no successor has been elected, must promptly tender his or her offer to resign to New BRT’s board of directors for its consideration. The Nominating and Corporate Governance Committee will consider such offer and recommend to New BRT’s board of directors whether to accept the offer to resign. No later than the next regularly-scheduled board meeting to be held at least ten days after the date of the election, New BRT’s board of directors will decide whether to accept the offer to resign. New BRT’s board of directors will promptly and publicly disclose its decision. The nominee may address the Nominating and Governance Committee and/or New BRT board of directors, but may not be present during deliberations or voting on whether to accept the nominee’s offer to resign. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal. The Nominating and Governance Committee and New BRT’s board of directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

If the Old BRT shareholders do not approve the Majority Voting in Election of Directors Proposal, the New BRT Bylaws will be revised to provide that a New BRT director will be elected by holders of a majority of the shares outstanding and entitled to vote in the election of such director.

Pursuant to the New BRT Charter, New BRT will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by New BRT’s board of directors in setting the terms of any class or series of stock, any and all vacancies on New BRT’s board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Subject to Old BRT’s shareholder approval of the New BRT Director Removal Proposal, the New BRT Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to New BRT through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of New BRT’s board of directors to fill vacancies on its board of directors, precludes shareholders from (1) removing incumbent directors except upon a substantial affirmative vote and for cause and (2) filling the vacancies created by such removal with their own nominees.

If the New BRT Director Removal Proposal is not approved by the Old BRT shareholders at the Annual Meeting, the New BRT Charter will include the alternative language set forth in the New BRT Charter included in this proxy statement/prospectus as Annex C, to provide that a director of New BRT may be removed, with or without cause, at any meeting of shareholders by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested shareholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested shareholder becomes an interested shareholder.

Pursuant to the statute, New BRT will elect, by resolution, to exempt from the Maryland Business Combination Act all business combinations between New BRT and any other person, provided that such business combination is first approved by New BRT’s board of directors (including a majority of directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with New BRT that may or may not be in the best interest of New BRT’s shareholders, without compliance by New BRT with the supermajority vote requirements and other provisions of the statute.

New BRT cannot assure you that New BRT’s board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions of shares previously approved or exempted by the charter or bylaws of the corporation.

As permitted by the MGCL, the New BRT Bylaws contain a provision opting out of the Maryland Control Share Acquisition Act. This provision may be amended or eliminated at any time in the future by New BRT’s board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling of a special meeting of shareholders.

The New BRT Charter provides that, at such time as New BRT becomes eligible to make a Subtitle 8 election (which we expect will be upon the completion of the Conversion) and except as may be provided by New BRT’s board of directors in setting the terms of any class or series of stock, New BRT elects to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on New BRT’s board of directors. Through provisions in the New BRT Charter and the New BRT Bylaws unrelated to Subtitle 8, New BRT already (1) has a classified board, (2) unless the New BRT Director Removal Proposal is not approved, requires a two-thirds vote for the removal of any director from the board, which removal must be for cause, (3) vests in the board the exclusive power to fix the number of directorships, subject to limitations set forth in the New BRT Charter and the New BRT Bylaws, and (4) requires the request of shareholders entitled to cast a majority of all votes entitled to be cast in order to call a special meeting to act on any matter upon the request of shareholders.

Approval of Extraordinary Actions; Amendments to the New BRT Charter and the New BRT Bylaws

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The New BRT Charter provides that these actions, other than certain amendments to the New BRT Charter as described below, must be approved by a majority of all of the votes entitled to be cast on the matter.

The New BRT Charter generally may be amended only if such amendment is declared advisable by New BRT’s board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, except with respect to the following matters, all of which require the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter: (i) the number and classification of directors; (ii) the indemnification and limitations on liability of directors, officers and certain other persons; (iii) the removal of directors; (iv) the vesting of exclusive power in the board of directors to adopt, alter or repeal any provision of the bylaws and to make new bylaws; (v) the restrictions on ownership and transfer of shares of stock; and (vi) the vote required to amend any of the foregoing provisions.

If the New BRT Director Removal Proposal is not approved by the Old BRT shareholders at the Annual Meeting, the New BRT Charter will include the alternative language set forth in the New BRT Charter included in this proxy statement/prospectus as Annex C, to provide that amendments to the provisions of the New BRT Charter relating to the removal of directors may be amended if such amendment is declared advisable by New BRT’s board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

The New BRT Charter and the New BRT Bylaws provide that New BRT’s board of directors has the exclusive power to adopt, alter or repeal any provision in the New BRT Bylaws and to make new bylaws.

Meetings of Shareholders

Under the New BRT Bylaws, annual meetings of shareholders will be held each year at a date and time determined by New BRT’s board of directors. Subject to the approval by the shareholders of Old BRT of the Special Shareholder Meeting Proposal, the New BRT Bylaws provide that (i) special meetings of shareholders may be called only by New BRT’s chairman, chief executive officer, president or New BRT’s board of directors; (ii) subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders must also be called by New BRT’s secretary upon the; and (iii) written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

If the Old BRT shareholders do not approve the Special Shareholder Meeting Proposal, the New BRT Bylaws will be revised to provide, as similarly provided in the Trust Declaration, that special meetings of shareholders may be called by the President or a majority of the directors of New BRT, and shall be called upon the written request of shareholders holding not less than 20% of the outstanding shares of New BRT stock having voting rights, such request to specify the purpose(s) for which such meeting is to be called.

Advance Notice of Director Nominations and New Business

The New BRT Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to New BRT’s notice of the meeting, (2) by or at the direction of New BRT’s board of directors or (3) by any shareholder who was a shareholder of record at the record date set by New BRT’s board of directors for the purpose of determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the New BRT Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the New BRT Bylaws. Shareholders generally must provide notice to New BRT’s secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date that New BRT’s proxy statement is released to the shareholders for the preceding year’s annual meeting of shareholders.

Only the business specified in the notice of the meeting may be brought before a special meeting of shareholders. Nominations of individuals for election as directors at a special meeting of shareholders may be made only (1) by or at the direction of New BRT’s board of directors, or (2) if the special meeting has been called in accordance with the New BRT Bylaws for the purpose of electing directors, by any shareholder who was a shareholder of record at the record date set by New BRT’s board of directors for purposes of determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the New BRT Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the New BRT Bylaws. Shareholders generally must provide notice to New BRT’s secretary not earlier than the 120th day before such special meeting or later than the close of business on the 90th day before the special meeting or, if later, the tenth day after the first public announcement of the date of the special meeting and the nominees proposed by New BRT’s board of directors to be elected at the meeting.

A shareholder’s notice must contain certain information specified by the New BRT Bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a directors, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in New BRT.

Exclusive Forum

The New BRT Bylaws provide that, unless New BRT’s board of directors agrees otherwise, (a) any derivative action or proceeding, (b) any action asserting a claim of breach of any duty owed by any of New BRT’s directors, officers or other employees to New BRT or to New BRT’s shareholders, (c) any action asserting a claim against New BRT or any of New BRT’s directors, officers or other employees pursuant to the MGCL, the New BRT Charter or the New BRT Bylaws and (d) claims governed by the internal affairs doctrine, must be brought in the Circuit Court for Baltimore City, Maryland, or the Supreme Court of Nassau County, New York (or, if neither such court has jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, or the United States District Court for the Eastern District of New York).

Limitations of Liability and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors and officers, see “Limitations of Liability and Indemnification of Directors and Officers”.

Restrictions on Ownership and Transfer of New BRT’s Stock

Except with regard to persons exempted by New BRT’s board of directors from the ownership and transfer restrictions of the New BRT Charter, no person may beneficially or constructively own more than 6.0% (in value or number of shares, whichever is more restrictive) of the outstanding New BRT common stock or more than 6.0% (in value) of all classes or series of New BRT stock. See “Description of New BRT Stock—Restrictions on Ownership and Transfer”.

Qualification as a REIT

The New BRT Charter provides that New BRT’s board of directors may revoke or otherwise terminate New BRT’s REIT election under the Code, without approval of New BRT’s shareholders, if it determines that it is no longer in New BRT’s best interests to continue to be qualified as a REIT under the Code. The board of trustees of Old BRT, the members of which will serve as the directors of New BRT following the Conversion, has no plans to terminate New BRT’s status as a REIT under the Code.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF OLD BRT AND NEW BRT

The following is a summary comparison of material differences between the rights of Old BRT’s shareholders under Massachusetts law and the Trust Declaration and Old BRT’s bylaws (the “Old Bylaws”; and together with the Trust Declaration, the “Old BRT organizational documents”), on the one hand, and the rights of New BRT shareholders under the Maryland General Corporation Law (the “MGCL”) and the New BRT Charter and the New BRT Bylaws, on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The summary set forth below assumes, except as otherwise indicated, that the New BRT Organizational Documents Proposals will be adopted at the Annual Meeting. We encourage you to carefully read the Trust Declaration, the Old Bylaws and Mass Gen Laws Ch. 182 and the New BRT Charter, the New BRT Bylaws and the MGCL in their entirety. For information on how to obtain the Old BRT organizational documents, see “Additional Information.” A copy of the New BRT Charter and the New BRT Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and to the extent that this proxy statement/prospectus, including the following summary, relates to those documents, it is qualified in its entirety by reference thereto.

GENERAL

As a holder of shares of Old BRT, your rights are governed by Massachusetts law, and the Trust Declaration and Old BRT Bylaws. If the Conversion, is completed shareholders of Old BRT will become shareholders of New BRT and your rights as a holder of shares of New BRT common stock will be governed by the MGCL and the New BRT Charter and the New BRT Bylaws. There are several differences between Massachusetts and Maryland law, as well as between the organizational documents of Old BRT and New BRT.

The New BRT Charter and the New Bylaws and the MGCL may contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of New BRT by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of New BRT common stock or otherwise be in the best interest of New BRT shareholders. See “Comparison of Rights of Shareholders of Old BRT and New BRT—Certain Takeover Defense Provisions of Maryland Law and the New BRT Charter and the New BRT Bylaws”.

Old BRT	New BRT
Corporate Structure

Old BRT is a Massachusetts business trust that qualifies as a real estate investment trust under the Code. The rights of Old BRT’s shareholders are governed by Massachusetts law and Old BRT’s organizational documents (i.e., the Trust Declaration and the Old Bylaws).

New BRT is a Maryland corporation that will be organized in a manner designed to enable it to qualify as a real estate investment trust under the Code. The rights of New BRT shareholders will be governed by the MGCL and New BRT Charter and the New BRT Bylaws.

Old BRT	New BRT
Purpose/Investment Objective

The Trust Declaration provides that Old BRT’s investment objective is to invest in real property, mortgage loans, and other investments related to real property in such proportions as the trustees may deem advisable from time to time in light of changing economic conditions. Except as specifically provided in the Trust Declaration, there is no specified asset allocation required with respect to any type or category of investments. Investments by Old BRT may be made in various combinations and may involve participations with other persons. The Trust Declaration provides that Old BRT, with specified exceptions, is prohibited from: (i) investing in commodities, foreign currencies, bullion, chattels; (ii) investing in real estate contracts for sale in excess of a value of 1% of Old BRT’s total assets; (iii) engaging in any short sale; (iv) issuing "redeemable securities" as defined in the Investment Company Act of 1940; (v) holding securities as a result of which Old BRT would fail to qualify as a REIT under the Code; (v) engaging in trading as compared with investment activities, or engaging in the business of underwriting securities issued by others; (vi) holding property primarily for sale to customers in the ordinary course of the trade or business; and (vii) investing in equity securities of any person which, to the knowledge of the trustees of Old BRT, is then holding investments or engaging in activities prohibited to Old BRT, if, after giving effect to such investment, the aggregate value of such investments would exceed 5% of the total assets of Old BRT.

The New BRT Charter states that New BRT is formed to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT under the Code) for which corporations may be organized under the general laws of the State of Maryland. The New BRT Charter further provides that for so long as New BRT elects to qualify for federal income tax treatment as a REIT, the New BRT board of directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of New BRT as a REIT; however, if the New BRT board of directors determines that it is no longer in the best interests of New BRT to attempt to, or continue to, qualify as a REIT under the Code, such board may authorize New BRT to revoke or otherwise terminate its REIT election pursuant to the Code.

Duration

The Trust Declaration provides that subject to earlier termination as provided therein, Old BRT continues in existence until the expiration of 20 years after the death of the last survivor of the initial trustees named in the Trust Declaration and the other person(s) named therein.
The duration of New BRT is perpetual, subject to earlier termination as provided for by the MGCL.

Old BRT	New BRT
Personal Liability Shareholders

Shareholders of a Massachusetts business trust are not automatically shielded by virtue of the form of organization from the liabilities of such entity. Instead, a trust’s declaration of trust typically provides that a shareholder will not be liable for the liabilities of the trust, and further provides for indemnification to the extent that a shareholder is found personally liable for the trust’s acts or obligations. The Trust Declaration provides that no shareholder will be subject to any personal liability whatsoever in connection with Old BRT’s properties or activities; and provides further that Old BRT shall indemnify and hold each shareholder harmless from and against all liabilities, including attorney’s fees reasonably incurred, as a result of being or having been a shareholder, except with respect to taxes assessed against them because of ownership of Old Shares and losses suffered because of changes in the market value of Old Shares.
The MGCL provides that shareholders of a Maryland corporation are generally shielded from personal liability for the corporation’s debts or obligations.

Limitation of Liability

The Trust Declaration provides that none of its trustees, officers, employees and agents (each, an “Old BRT Indemnified Party” and collectively, the “Old BRT Indemnified Parties”) shall be (i) subject to any personal liability whatsoever to any other person in connection with Old BRT’s affairs or its property, except to the extent it arises from the Old BRT Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of his duties or for his failure to act in good faith in the reasonable belief that his action was in the best interest of Old BRT; and (ii) liable to Old BRT or to any shareholder or any Old BRT Indemnified Party for any action or failure to act except for his own bad faith, willful misconduct, gross negligence or reckless disregard of his duties or for his failure to act in good faith in the reasonable belief that his action was in the best interests of Old BRT.

As permitted by Maryland law, the New BRT Charter contains a provision that eliminates the liability of directors and officers to New BRT and its shareholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. See “Limitation of Liability and Indemnification of Directors and Officers.”

Old BRT	New BRT
Indemnification

The Trust Declaration provides that Old BRT will indemnify and hold harmless its Old BRT Indemnified Parties, against all liabilities and expenses, including attorney’s fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been an Old BRT Indemnified Party to the fullest extent permitted by applicable law; provided, however, that no such indemnification shall be (i) made with respect to any matter in which the Old BRT Indemnified Party is adjudicated (A) not to have acted in good faith in the reasonable belief that his actions were in the Old BRT’s best interests or (B) to have acted with bad faith, willful misconduct or reckless disregard of his duties or gross negligence, and (ii) provided in a case where any matter is disposed of by a compromise payment by an Old BRT Indemnified Party unless such compromise payment is approved by a majority of Old BRT’s disinterested trustees or unless Old BRT has received a written opinion from independent legal counsel indicating that such Old BRT Indemnified Party appears to have acted in good faith in the reasonable belief that his action was in Old BRT’s best interests.

The New BRT Charter obligates New BRT, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

• any present or former director or officer of New BRT or Old BRT who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; and
•
any individual who, while a director or officer of New BRT or Old BRT and at New BRT’s or Old BRT’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The New BRT Charter also requires New BRT to indemnify and advance expenses to any person who served a predecessor of New BRT (including, without limitation, Old BRT and its direct and indirect subsidiaries) in any of the capacities described above and any employee or agent of New BRT or a predecessor of New BRT.

See “Limitation of Liability and Indemnification of Directors and Officers”.

Old BRT	New BRT
Authorized Capital

The Trust Declaration authorizes the issuance of an unlimited number of Old Shares and 10 million preferred shares, issuable in series. As of January 17, 2017, 14,045,135 Old Shares were issued and outstanding and no preferred shares were outstanding.

The New BRT Charter authorizes New BRT to issue up to 302,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

As permitted by the MGCL, the New BRT Charter provides that New BRT’s board of directors, with the approval of a majority of the entire board, and without action by the shareholders, may amend the New BRT Charter to increase or decrease the aggregate number of shares of stock that New BRT is authorized to issue or the number of shares of stock of any class or series that New BRT is authorized to issue.

We expect that, upon completion of the Conversion, 14,045,135 shares of New BRT common stock and no shares of preferred stock will be outstanding.

Classification and Issuance of Stock

The Trust Declaration authorizes Old BRT to issue up to 10 million preferred shares, in one or more series as authorized by Old BRT's board of trustees. The Trust Declaration authorizes Old BRT's board of trustees, by resolution, to specify the number of shares of such series and to fix the terms, rights, restrictions and qualifications of the series. See also “ – Amendment of Articles or Charter”.

As permitted under the MGCL, the New BRT Charter authorizes New BRT’s board of directors, without shareholder approval, to classify and reclassify any unissued shares of New BRT stock into other classes or series of stock and authorizes New BRT to issue the newly classified shares. Prior to the issuance of shares of each new class or series, New BRT’s board of directors is required by Maryland law and by the New BRT Charter to set, subject to the provisions of the New BRT Charter regarding the restrictions on ownership and transfer of New BRT stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

Old BRT	New BRT
Amendment of Declaration of Trust or Charter

The Trust Declaration may be amended (except as to, among other things, limitations of personal liability of the shareholders and trustees) by the approval of the majority of the holders of outstanding shares entitled to vote thereon. The trustees may, with the advice of counsel and by a two-thirds vote of the trustees, amend the Trust Declaration (except as to, among other things, the limitations of personal liability of the shareholders and trustees) without the approval of shareholders, in the event Old BRT is being operated as a REIT in accordance with the applicable provisions of the Code, to the extent deemed by the trustees in good faith to be necessary to meet the requirements for qualification as a REIT under the Code. Notwithstanding the foregoing, no amendment may be made which would change any rights with respect to any outstanding shares of Old BRT stock by reducing the amount payable thereon upon liquidation of Old BRT or by diminishing or eliminating any voting rights pertaining thereto, except with the approval of the holders of two-thirds of the outstanding shares entitled to vote thereon. In the event the trustees amend the Trust Declaration without shareholder approval, such amendment must be submitted to the shareholders for their approval by the affirmative vote of the holders of not less than a majority of the beneficial shares then outstanding and entitled to vote.

Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by its board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter.

The New BRT Charter generally may be amended only if such amendment is declared advisable by New BRT’s board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, except with respect to the following matters, all of which require the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter: (i) the number and classification of directors; (ii) the indemnification and limitations on liability of directors, officers and certain other persons; (iii) the removal of directors; (iv) the vesting of exclusive power in the board of directors to adopt, alter or repeal any provision of the bylaws and to make new bylaws; (v) the restrictions on ownership and transfer of shares of stock; and (vi) the vote required to amend any of the foregoing provisions.

The Trust Declaration provides that if Old BRT is operated as a REIT under the Code, the provisions of the Trust Declaration giving shareholders the right to elect trustees and the right to amend and terminate the Trust are subject to the requirements of the Code and to the extent any provision granting or limiting such shareholders' rights conflict with the specified sections of the Code, such provision shall be deemed void and without any force or effect ab initio, but any action taken pursuant to any such provision shall be deemed to have been validly taken upon the vote of the trustees required under the Trust Declaration.

If the New BRT Director Removal Proposal is not approved by the Old BRT shareholders at the Annual Meeting, the New BRT Charter will include the alternative language set forth in the New BRT Charter included in this proxy statement/prospectus as Annex C, to provide that amendments to the provisions of the New BRT Charter relating to the removal of directors may be amended if such amendment is declared advisable by New BRT’s board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Old BRT	New BRT
Amendment of Bylaws

The Trust Declaration provides that the trustees (by majority vote) may adopt and from time-to-time amend or repeal bylaws not inconsistent with the Trust Declaration. The Old Bylaws provide that the bylaws may be amended by the majority vote of the Old BRT trustees. Old BRT’s organizational documents and Massachusetts law do not expressly authorize shareholders to amend or repeal the Old Bylaws.

As permitted by the MGCL, the New BRT Charter and the New BRT Bylaws provide that New BRT’s board of directors has the exclusive power to adopt, alter or repeal any provisions in the New BRT Bylaws and to make new bylaws.

Extraordinary Actions

The Trust Declaration provides that any action to be taken by shareholders, except as otherwise provided in the Trust Declaration or required by law, requires the affirmative vote of the holders of not less than a majority of shares then outstanding and entitled to vote. Shareholders are entitled to vote only upon the following matters: (a) election and removal of trustees; (b) the amendment, with specified exceptions, of the Trust Declaration or the termination of Old BRT; (c) any merger or consolidation of Old BRT or the sale, lease or exchange of all or substantially all of the property and assets of Old BRT; (d) termination of any agreement entered into with the advisor to Old BRT; and (e) to the same extent as the shareholders of a Massachusetts business corporation, on the question of whether or not a court action, proceeding or claim should be brought or maintained derivatively or as a class action on behalf of Old BRT or its shareholders.

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The New BRT Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Old BRT	New BRT
Shareholder Action by Consent

The Trust Declaration provides that, whenever shareholder action is to be taken, it may be taken without a shareholder meeting by written consent of a majority of shareholders entitled to vote on such matter (or such greater percentage as may otherwise be required by the Trust Declaration).

Under the MGCL, holders of common stock may take action only at an annual or special meeting of shareholders or by unanimous consent in lieu of a meeting unless the charter provides for a lesser percentage. The New BRT Charter permits shareholder action by consent in lieu of a meeting to the extent permitted by the New BRT Bylaws. Subject to the approval of the Old BRT’s shareholders of the Shareholder Consent in Lieu of Meeting Proposal. The New BRT Bylaws provide that any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting if a unanimous consent to such action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter.

If the Shareholder Consent in Lieu of Meeting Proposal is not approved by Old BRT’s shareholders, the New BRT Bylaws will be revised to provide that whenever shareholder action is to be taken, it may be taken without a shareholder meeting by written consent of a majority of shareholders entitled to vote on such matter (or such greater percentage as may otherwise be required by the New BRT Charter or the MGCL).

Number of Trustees/Directors

The Trust Declaration provides that there shall be not less than five nor more than 15 trustees and, within these limits, the number of trustees may be increased or decreased from time to time by the trustees.

The New BRT Charter provides that the number of New BRT directors may only be increased or decreased pursuant to the New BRT Bylaws. The New BRT Bylaws provide that the number of New BRT directors may be established, increased or decreased by New BRT’s board of directors but, unless the New BRT Bylaws are amended, may not be fewer than the minimum number required by the MGCL, which is one, nor more than 15.

Old BRT	New BRT
Election of Trustees/Directors

The Trust Declaration provides that the board of trustees is divided into three classes, with each class serving for a three year term. The election of each trustee of the class standing for election requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote. The Trust Declaration does not provide for cumulative voting in the election of trustees.

The New BRT Charter provides for a staggered board of directors consisting of three classes. Directors of each class are elected for three-year terms and until their successors are duly elected and qualify. Each year one class of New BRT directors will be elected by the New BRT shareholders.

The term of the Old BRT Class I trustees, Class II trustees and Class III trustees will continue following the Conversion as the Class I directors, Class II directors, and Class III directors of New BRT, respectively, until the annual meeting of stockholders held in 2018, 2019 and 2020, respectively, and until their successors are elected and qualify. At each annual meeting of the shareholders of the Company, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting of shareholders held in the third year following the year of their election and until their successors are elected and qualify.

Under the New BRT Charter, subject to the rights, if any, of holders of any class or series of New BRT preferred stock to elect or remove one or more additional directors, the holders of New BRT common stock voting are entitled to elect all of the directors of New BRT. Holders of New BRT common stock will have no right to cumulative voting in the election of directors. Subject to the approval of the Old BRT shareholders of the Majority Voting in Election of Directors Proposal, New BRT directors will be elected by a majority of the votes cast by holders of New BRT common stock in an uncontested election of directors (and by a plurality of all the votes cast in a contested election).

If the Majority Voting in Election of Directors Proposal is not approved by Old BRT shareholders at the Annual Meeting, the New BRT Bylaws will be revised to provide that a New BRT director will be elected by holders of a majority of the votes entitled to be cast in the election of such director.

Old BRT	New BRT
Appraisal Rights

Neither Massachusetts’s law nor the Trust Declaration provide for appraisal rights for shareholders.
The New BRT Charter provides that holders of New BRT stock or any other security of New BRT will not be entitled to exercise any rights of an objecting shareholder provided for under the MGCL unless New BRT’s board of directors determines that such rights apply, with respect to all or any classes or series of New BRT stock, to one or more transactions in connection with which holders of such shares would otherwise be entitled to exercise such rights and occurring after the date of such determination by New BRT’s board of directors.

Dividends and Other Distributions

The Trust Declaration provides that subject to the rights of the holders of shares of preferred stock, the trustees may from time to time declare and pay to the holders of shares of beneficial interest, in proportion to their respective ownership of shares of beneficial interest, out of the earnings, profits, surplus, capital or assets in the hands of the trustees, such dividends or other distributions as they see fit. The declaration and payment of such dividends or other distributions and the determination of earnings, profits, surplus and capital available for dividends and other purposes shall lie wholly in the discretion of the trustees. In the event the Old BRT is operated as a REIT, the trustees are to endeavor from time to time to declare and pay such dividends and distributions as shall be necessary for Old BRT to qualify as a REIT. Any or all such dividends or other distributions may be made, in whole or in part, in cash, property or other assets of Old BRT, or in senior or subordinated secured or unsecured evidences of indebtedness of Old BRT, as the trustees may in their sole discretion from time to time determine. The trustees may also distribute to Old BRT shareholders, in proportion to their respective ownership of shares, additional shares in such manner and on such terms as they may deem proper. The trustees, except as otherwise required by the Trust Declaration, may retain from the net profits such amounts as they may deem necessary to pay the debts and expenses of Old BRT, to meet obligations of the Old BRT, to establish reserves, or as they may deem desirable to use in the conduct of Old BRT’s affairs or to retain for future requirements or extensions of the business.

Under the MGCL, no dividend or distribution may be made if, after giving effect to the dividend or other distribution: (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, any amount required to be paid to holders of preferred stock in the event of a liquidation of the corporation. Notwithstanding clause (ii) in the immediately preceding sentence, a corporation may make a dividend or other distribution from: (a) the net earnings of the corporation for the fiscal year in which the dividend or other distribution is made; (b) the net earnings of the corporation for the preceding fiscal year; or (c) the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

The New BRT Charter provides that, subject to the provisions of any class or any series of New BRT stock then outstanding, the board of directors from time to time may authorize New BRT to declare and pay to shareholders such dividends or other distributions in cash or other assets of New BRT or in securities of New BRT, including in shares of one class or series of New BRT’s stock payable to holders of shares of another class or series of New BRT stock, or from any other source as the board of directors in its sole and absolute discretion shall determine.

Old BRT	New BRT
Exclusive Forum for Certain Litigation

The Trust Declaration and the Old Bylaws do not address the issue of the forum in which derivative and others claims involving Old BRT, its officers, or trustees or employees, must be brought.
The New BRT Bylaws provide that, unless New BRT otherwise consents in writing, (a) any derivative action or proceeding, (b) any action asserting a claim of breach of any duty owed by any of New BRT’s directors, officers or other employees of New BRT to New BRT or to New BRT’s shareholders, (c) any action asserting a claim against New BRT or any of New BRT’s directors, officers or other employees pursuant to the MGCL, the New BRT Charter or the New BRT Bylaws, and (d) claims governed by the internal affairs doctrine, must be brought in the Circuit Court for Baltimore City, Maryland, or the Supreme Court of Nassau County, New York, (or, if neither such court has jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, or the United States District Court for the Eastern District of New York).

Old BRT	New BRT
Related Party Transactions

The Trust Declaration provides that the purchase of real property from an affiliate of Old BRT may only be effected with an appraisal from a non-affiliate of Old BRT.

The Old BRT Trust Declaration prohibits Old BRT from engaging in certain transactions with, among others, trustees, officers, employees of Old BRT and their affiliates unless (i) such transaction has been approved after full disclosure of such affiliation, by a majority of the trustees, including a majority of the trustees unaffiliated with a party to the transaction, (ii) the trustees approving the transaction have determined that such transaction is fair and reasonable to the shareholders and is on terms no less favorable to Old BRT than terms available for a comparable transaction with others that are not so affiliated, and (iii) among other things, if such transaction relates to the acquisition by Old BRT of real and certain other property, it is to be effected at prices not exceeding the fair value thereof as determined by an independent appraisal.

The Trust Declaration further provides that the trustees, officers, employees or agents of Old BRT may have interests in and be engaged in activities similar to those of Old BRT, and such persons are not obligated to present to Old BRT any investment opportunity which comes to such person in any capacity other than solely as trustee, officer, employee or agent of Old BRT, even if such opportunity is of a character which, if presented to Old BRT, could be taken by Old BRT; provided, however, that no such person may compete with Old BRT in (i) any transaction in which Old BRT is engaged or (ii) any proposed transaction which has been presented to the trustees in writing for their consideration and which has not been rejected by the vote of a majority of the trustees disinterested in such a proposed transaction.

The MGCL provides that a transaction between a corporation and any of its directors (including an entity in which the director is a director of such entity or has a material financial interest) is not void or voidable solely because of the common directorship or interest, the presence of the director at the meeting of the board which approves the transaction, or the counting of the vote of the interested director for the approval of the transaction if: (1) the fact of the relationship or interest is disclosed or known to: (i) the board of directors, and the board approves the transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or (ii) the shareholders entitled to vote, and the transaction is approved by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned by the interested director or entity; or (2) the transaction is fair and reasonable to the corporation. Consistent with the requirements of the NYSE, New BRT’s audit committee charter will provide that the audit committee will review and approve, if appropriate, all related party transactions involving, among others, New BRT and any affiliate.

CERTAIN TAKEOVER DEFENSE PROVISIONS OF MARYLAND LAW AND
THE NEW BRT CHARTER AND THE NEW BRT BYLAWS

The New BRT Charter and the New BRT Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of New BRT stock or otherwise be in the best interest of New BRT’s shareholders.

Old BRT	New BRT
Removal of Directors

The Trust Declaration provides that a trustee may be removed either (a) for cause, as determined in the reasonable judgment of two-thirds of the remaining trustees or (b) with or without cause, at any meeting of shareholders by the affirmative vote of the holders of at least a majority of the shares entitled to vote present in person or by proxy at such meeting

The MGCL provides that the shareholders may remove any director of a corporation, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors, unless the charter provides otherwise or the corporation elects to be subject to certain provisions of the MGCL, as discussed below. Under the MGCL, unless the charter provides otherwise, if the shareholders of any class or series are entitled separately to elect one or more directors, such a director may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. Subject to the approval of the New BRT Director Removal Proposal by the Old BRT shareholders at the Annual Meeting, the New BRT Charter provides that, subject to the rights of holders of shares of one or more classes or series of New BRT preferred stock to elect or remove one or more directors, any director may be removed as a director at any time but only for “cause” and then only by the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. “Cause” means conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to New BRT through bad faith or active and deliberate dishonesty.

If the New BRT Director Removal Proposal is not approved by the Old BRT Shareholders at the Annual Meeting, the New BRT Charter will include the alternative language set forth in the New BRT Charter included in this proxy statement/prospectus as Annex C, to provide that a director of New BRT may be removed with or without cause, at any meeting of shareholders by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors. Though the Trust Declaration also permits the removal of trustees for cause, as determined in the reasonable judgment of two-thirds of the remaining trustees, the removal of directors by the board of directors of a Maryland corporation, regardless of cause, is not permitted under the MGCL-accordingly, no comparable provision will be included in the New BRT Charter.

Old BRT	New BRT
Board Vacancies

The Trust Declaration provides that newly created trusteeships resulting from any increase in the number of authorized trustees or vacancies on the board of trustees shall be filled by a majority vote of the trustees then in office, although less than a quorum, and the trustees so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.

New BRT will be subject to a provision of Title 3, Subtitle 8 of the MGCL that provides that, except as may be provided by the New BRT board of directors in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill a vacancy as a director will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualified.

Right to Call Special Shareholder Meetings

The Trust Declaration provides that (i) special meetings of shareholders may be called by the President or a majority of the trustees, and shall be called upon the written request shareholders holding not less than 20% of the outstanding shares having voting rights, such request to specify the purpose(s) for which such meeting is to be called, and (ii) such meetings may be held within or without of Massachusetts on such date and time as the trustees determine. Old BRT’s bylaws provide that the date, time and location of the annual and special shareholder meetings are to be determined by the trustees.

Subject to the approval of the Old BRT shareholders of the Special Shareholder Meeting Proposal, the New BRT Bylaws provide that: (a) New BRT’s chairman, chief executive officer, president or New BRT’s board of directors may call special meetings of shareholders; and (b) subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders must also be called by New BRT’s secretary upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting. See “— Advance Notice of Director Nominations and Shareholder Proposals.”

If the Special Shareholder Meeting Proposal is not approved by the Old BRT shareholders at the Annual Meeting, the New BRT Bylaws will be revised to provide that special meetings of shareholders may be called by the President or a majority of the directors, and shall be called upon the written request of shareholders holding not less than 20% of the outstanding shares of New BRT stock having voting rights, such request to specify the purpose(s) for which such meeting is to be called.

Old BRT	New BRT
Advance Notice of Director Nominations and Shareholder Proposals

The Trust Declaration and the Old Bylaws do not authorize shareholders of Old BRT to present shareholder proposals or trustee nominations at an annual meeting of shareholders. Massachusetts law does not expressly authorize shareholders to present proposals or nominate trustees at an annual meeting of shareholders. Therefore, no particular advance notice requirements apply in respect of proposals by shareholders or trustee nominations that a shareholder desires to present at an annual meeting of shareholders. See “Shareholder Proposals.”

The New BRT Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to New BRT’s notice of the meeting, (2) by or at the direction of New BRT’s board of directors or (3) by any shareholder who was a shareholder of record at the record date set by New BRT’s board of directors for the purpose of determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the New BRT Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the New BRT Bylaws. Shareholders generally must provide notice to New BRT’s secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date that New BRT’s proxy statement is released to the shareholders for the preceding year’s annual meeting of shareholders.

Only the business specified in the notice of the meeting may be brought before a special meeting of shareholders. Nominations of individuals for election as directors at a special meeting of shareholders may be made only (1) by or at the direction of New BRT’s board of directors or (2) if the special meeting has been called in accordance with the New BRT Bylaws for the purpose of electing directors, by any shareholder who was a shareholder of record at the record date set by New BRT’s Board for the purpose of determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the New BRT Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the New BRT Bylaws. Shareholders generally must provide notice to New BRT’s secretary not earlier than the 120th day before such special meeting or later than the close of business on the 90th day before the special meeting or, if later, the tenth day after the first public announcement of the date of the special meeting and the nominees proposed by New BRT’s board of directors to be elected at the meeting.

A shareholder’s notice must contain certain information specified by the New BRT Bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interests of the shareholder, its affiliates and any proposed nominee in New BRT.

Old BRT	New BRT
Ownership and Transfer Restrictions

The Trust Declaration provides that in the event Old BRT is being operated as a REIT, and if in the good faith opinion of the trustees, direct or indirect ownership of equity securities of Old BRT has or may become concentrated to an extent which is contrary to the requirements of the provisions of the Code relating to the qualification as a REIT, the trustees have the power, in their sole discretion, to: (a) refuse to sell, transfer or deliver shares to any person or entity, or (b) to call for redemption from the person or entity whose most recent acquisition or purchase of shares resulted in a concentration of shares which is believed to be contrary to the Code requirements relating to REIT qualification, a number of shares held by such person or entity sufficient in the opinion of the trustees to bring the ownership of shares in conformity with such REIT requirements. The redemption price equal to the fair market value of the shares as reflected in the closing bid price for the shares as of the date fixed for redemption.

Except with regard to persons exempted by New BRT’s board of directors from the ownership and transfer restrictions of the New BRT Charter, no person may beneficially or constructively own more than 6.0% (in value or number of shares, whichever is more restrictive) of the outstanding New BRT common stock or more than 6.0% in value of the outstanding New BRT stock. The New BRT Charter contains additional restrictions on ownership and transfer of New BRT common stock intended, among other things, to assist New BRT in qualifying as a REIT under the Code. See “Description of New BRT Stock—Restrictions on Ownership and Transfer.”

If the New BRT REIT Restrictions Proposal is not approved, the Conversion will not be implemented.

Old BRT	New BRT
Change in Control

Business Combinations. Pursuant to the Old BRT Trust Declaration, a “business combination” (as described), with or into a “related person” (as described) must be approved by trustees not affiliated with the related person and the board of trustees must receive a written opinion from an investment banking firm of national reputation that the business combination is fair to the shareholders (other than the shareholders of the related person). Business combinations include the (i) merger of Old BRT or its subsidiary with or into a related person or the related person’s merger with or into Old BRT or its subsidiary or (ii) any sale, lease, exchange, transfer or other disposition (a “Disposition”) of all or substantially all of the assets of Old BRT or a subsidiary thereof to a related person or a Disposition from the related person to Old BRT. A “related person” is any person or entity, which together with its affiliates or associates beneficially owns in the aggregate more than 50% of the outstanding voting stock of Old BRT and any affiliate or associate of such person.

Business Combinations. See “Certain Provisions of Maryland Law and of the New BRT Charter and New BRT Bylaws–Business Combinations” for a description of the provisions of MGCL applicable to business combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, New BRT intends to elect, by resolution of New BRT’s board of directors, to exempt from the Maryland Business Combination Act all business combinations between New BRT and any other person, provided that such business combination is first approved by New BRT’s board of directors (including a majority of directors who are not affiliates or associates of such person).

The business combination provisions of the MGCL may discourage others from trying to acquire control of New BRT and increase the difficulty of consummating any offer to acquire control of New BRT.

Control Share Acquisitions. See “Certain Provisions of Maryland Law and of the New BRT Charter and New BRT Bylaws–Control Share Acquisitions” for a description of the control share acquisition provisions of the MCGL. As permitted by the MGCL, the New BRT Bylaws, attached hereto as Annex D, contain a provision opting out of the control acquisition provisions of the MGCL. This provision may be amended or eliminated at any time in the future by New BRT’s board of directors.

Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by a provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or Bylaws, to any or all of five provisions of the MGCL which provide for certain corporate governance matters.

The New BRT Charter and the New BRT Bylaws provide, whether by electing to be subject to the statute or by unrelated provisions, all of the elective provisions of the statute will apply to New BRT upon completion of the Conversion.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The New BRT Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which the New BRT Charter does not), to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The New BRT Charter obligates New BRT, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of New BRT or Old BRT who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; and
•	any individual who, while a director or officer of New BRT or Old BRT and at New BRT’s or Old BRT’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The New BRT Charter also requires New BRT to indemnify and advance expenses to any person who served a predecessor of New BRT (including, without limitation, Old BRT and its direct and indirect subsidiaries) in any of the capacities described above and any employee or agent of New BRT or a predecessor of New BRT.

New BRT intends to enter into customary indemnification agreements with New BRT’s directors and executive officers that will require New BRT, among other things, to indemnify New BRT’s directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.

At the Effective Time, New BRT intends to maintain directors’ and officers’ liability insurance which will indemnify New BRT’s directors and officers against damages (including legal fees and expenses), arising out of certain kinds of claims which might be made against them based on acts and things done (or not done) by them while acting in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling New BRT pursuant to the foregoing provisions, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the Conversion, and to the ownership and disposition of New BRT common stock, as applicable. This discussion is for your general information only. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold Old Shares and shares of New BRT common stock, as applicable, as capital assets within the meaning of Section 1221 of the Code and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	financial institutions;
•	insurance companies;
•	REITs;
•	regulated investment companies;
•	pension plans or other tax exempt organizations;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	persons liable for the alternative minimum tax;
•	persons that hold Old Shares or shares of New BRT common stock, as applicable, that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;
•	persons that purchase or sell Old Shares or New BRT common stock, as applicable, as part of a wash sale for tax purposes; and
•	U.S. shareholders whose functional currency is not the U.S. dollar.

No ruling on the U.S. federal, state, or local tax considerations relevant to the Conversion, our operation or to the purchase, ownership or disposition of New BRT common stock, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary is based on the Code existing temporary, proposed and final Treasury regulations promulgated thereunder, current administrative interpretations, practices and rulings, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations. In addition, no assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court of competent jurisdiction would not sustain, a position contrary to any tax consequences described below.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Old Shares or shares of New BRT common stock, as applicable, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Old Shares or shares of New BRT common stock, as applicable, should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the Old Shares or shares of New BRT common stock, as applicable.

We urge you to consult with your own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to you of the Conversion, owning and selling the Old Shares or shares of New BRT common stock, as applicable, the tax treatment of a REIT, and potential changes in applicable tax laws.

As used in this section, the term “U.S. shareholder” means a holder of Old Shares or New BRT common stock, as applicable, who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or
•	a trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, who own Old Shares or shares of New BRT common stock, as applicable, are referred to in this section as “non-U.S. shareholders.”

U.S. Federal Income Tax Consequences of the Conversion

The Conversion is intended to qualify as reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below assume that the Conversion will so qualify. We anticipate that prior to the Effective Time, our tax counsel, Troutman Sanders LLP, will deliver an opinion that the Conversion will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code, though the delivery of such opinion is not a condition to the completion of the Conversion. The opinion of our counsel is based on the U.S. federal income tax law in effect as of the date issued, relies on certain representations of our tax management and assumes, among other things, that the Conversion will be consummated in accordance with the applicable documents and as described herein. An opinion of counsel is not binding on the IRS or any court.

Neither New BRT nor Old BRT will recognize any gain or loss as a result of the Conversion. Except as described below with respect to non-U.S. shareholders that own or have owned in excess of 5% of the Old Shares, shareholders will not recognize any gain or loss upon the exchange of Old Shares for shares of New BRT common stock pursuant to the Conversion. The initial tax basis of the shares of New BRT common stock received by a shareholder pursuant to the Conversion will be the same as such shareholder’s adjusted tax basis in the Old Shares being exchanged pursuant to the Conversion. The holding period of the shares of New BRT common stock received by a shareholder pursuant to the Conversion will include such shareholder’s holding period with respect to the Old Shares being exchanged pursuant to the Conversion.

If, after the Conversion, we are a “domestically controlled qualified investment entity” within the meaning of the Code, then in the case of non-U.S. shareholders that own or have owned in excess of 10% of the outstanding Old Shares, the Conversion may result in gain recognition as a result of the Treasury regulations governing dispositions of investments in U.S. real property. A “domestically controlled qualified investment entity” means any qualified investment entity (including a real estate investment trust) in which at all times during an applicable testing period less than 50% in value of such entity’s stock was held directly or indirectly by foreign persons. If you are a non-U.S. shareholder that beneficially owns or has owned (within the five-year period ending on the date Old Shares are exchanged for shares of New BRT common stock, or the period during which you held Old Shares, if shorter) in excess of 10% of the outstanding Old Shares, we urge you to consult with your own tax advisor to determine the tax consequences to you resulting from the exchange of Old Shares for New BRT common stock pursuant to the Conversion.

Taxation of New BRT as a Real Estate Investment Trust

In the opinion of Troutman Sanders LLP, New BRT’s proposed organization and method of operation should enable New BRT to meet the requirements for qualification and taxation as a real estate investment trust under the Code commencing with the taxable year in which the Conversion is effective and for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Troutman Sanders LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to Troutman Sanders LLP with respect to New BRT.

New BRT’s qualification as a real estate investment trust under the Code will depend upon the satisfaction by Old BRT for the period ending immediately prior to the Conversion, and New BRT, thereafter, of requirements of the Code relating to qualification for real estate investment trust status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while New BRT intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of New BRT for any particular year (and combined with Old BRT for the calendar year in which the Conversion is effective), might not satisfy these requirements. Neither Troutman Sanders LLP nor any other law firm will monitor the compliance of New BRT with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to New BRT are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, New BRT generally will not have to pay U.S. federal corporate income taxes on New BRT’s net income that New BRT currently distributes to its shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. New BRT’s dividends, if any, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate holders and (ii) the corporate dividends-received deduction.

However, New BRT will have to pay U.S. federal income tax as follows:

•	New BRT will have to pay tax at regular corporate rates on any REIT taxable income, including net capital gains, that we do not distribute to New BRT shareholders during, or within a specified time after, the calendar year in which the income is earned, to the extent we cannot otherwise offset such income with our tax NOL carryforward.
•	Under certain circumstances, New BRT may have to pay the alternative minimum tax on New BRT’s items of tax preference.
•	If New BRT has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, New BRT will have to pay tax at the highest corporate rate on that income.
•	If New BRT has net income from “prohibited transactions,” as defined in the Code, New BRT will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.
•	If New BRT should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests”, but has nonetheless maintained New BRT’s qualification as a real estate investment trust because it has satisfied some other requirements, New BRT will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of New BRT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of New BRT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect New BRT’s profitability.
•	If after consideration of New BRT’s NOL carryforwards New BRT should fail to distribute during each calendar year at least the sum of (1) 85% of New BRT’s real estate investment trust ordinary income for that year, (2) 95% of New BRT’s real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, New BRT would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.
•	If New BRT acquires any asset from a C corporation in certain transactions in which New BRT must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of New BRT, and New BRT recognizes gain on the disposition of that asset during the ten year period beginning on the date on which New BRT acquired that asset (five years if the IRS revises its regulations as has been indicated on November 9, 2016 by an IRS spokesman to be forthcoming), then New BRT will have to pay tax at the highest regular corporate rate on the lesser of the gain recognized at the time of sale or disposition or the built-in gain that would have been recognized if New BRT had sold the asset at the time of acquisition. A C corporation generally refers to a corporation that has to pay full corporate-level tax.

•	If New BRT derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” New BRT could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.
•	If New BRT receives non-arm’s-length income from a TRS (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of New BRT, New BRT will be subject to a 100% tax on the amount of New BRT’s non-arm’s-length income.
•	If New BRT fails to satisfy a REIT asset test, as described below, due to reasonable cause and New BRT nonetheless maintains its REIT qualification because of specified cure provisions, New BRT will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused New BRT to fail such test.
•	If New BRT fails to satisfy any provision of the Code that would result in New BRT’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, New BRT may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
•	New BRT may be required to pay monetary penalties to the IRS in certain circumstances, including if New BRT fails to meet recordkeeping requirements intended to monitor New BRT’s compliance with votes relating to the composition of our shareholders.

Requirements for Qualification

Organizational Requirements. The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
•	that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;
•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
•	except for the first taxable year in which an election is made to treat the corporation, trust or association as a real estate investment trust, the beneficial ownership of which is held by 100 or more persons;
•	during the last half of each taxable year (other than the first taxable year in which an election is made to treat the corporation, trust or association as a real estate investment trust), not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The Code provides that the conditions described in the first through fourth such bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met

(other than the first taxable year in which an election is made to treat the corporation, trust or association) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

New BRT expects to satisfy the conditions described in the first through sixth bullet points of the second preceding paragraph for the taxable year in which the Conversion takes place and subsequent taxable years. In addition, New BRT’s Charter will provide for restrictions regarding the ownership and transfer of the shares of New BRT common stock. These restrictions are intended to, among other things, assist New BRT in satisfying the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares of New BRT common stock are described in this proxy statement/prospectus under the heading “Description of New BRT Stock—Restrictions on Ownership and Transfer”.

Old BRT made its election to be taxable as a REIT in 1972 and that election has not been revoked or terminated. New BRT will succeed to Old BRT’s REIT election at the effective time of the Conversion. Old BRT and New BRT have adopted December 31 as their year-end, thereby satisfying the last bullet. For purposes of applying the foregoing conditions during the calendar year in which the Conversion takes place, New BRT will treated as the continuation of Old BRT.

Disregarded Entity Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and items of these kinds of New BRT, unless New BRT makes an election to treat such corporation as a taxable REIT subsidiary, or TRS. Thus, in applying the requirements described in this section, New BRT’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of New BRT.

Investments in Partnerships. Following the Conversion, we expect that all of our investments will be by New BRT directly or indirectly in the same manner as they were held by Old BRT. In addition, New BRT may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay entity-level U.S. federal income tax. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of the rules of the Code defining real estate investment trusts, including satisfying the gross income tests and the asset tests. Thus, New BRT’s proportionate share of the assets, liabilities and items of income of any partnership in which New BRT is a partner, will be treated as assets, liabilities and items of income of New BRT for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which New BRT owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect New BRT’s ability to satisfy the real estate investment trust income and asset tests and the determination of whether New BRT has net income from prohibited transactions. See the fourth bullet point under the heading “Taxation of New BRT as a Real Estate Investment Trust” above for a brief description of prohibited transactions.

Taxable Real Estate Investment Trust Subsidiaries. A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one real estate investment trust.

A TRS is subject to U.S. federal income tax as a C corporation at regular corporate rates and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of New BRT’s TRSs will also be taxable; either (1) to New BRT to the extent the dividend is retained by New BRT, or (2) to New BRT’s shareholders to the extent the dividends received from the TRS is paid to New BRT’s shareholders. New BRT may hold more than 10% of the stock of a TRS without jeopardizing its qualification as a real estate investment trust under the Code notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for New BRT to qualify as a REIT under the Code, the securities of all of the TRSs in which New BRT has invested either directly or indirectly may not represent more than 25% of the total value of New BRT’s assets (20% for taxable years beginning after December 31, 2017). We expect that the aggregate value of all of New BRT’s interests in TRSs will represent less than 25% of the total value of New BRT’s assets (less than 20% for taxable years beginning after December 31, 2017); however, we cannot assure you that New BRT will always satisfy this requirement. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests. In order to maintain New BRT’s qualification as a REIT, New BRT annually must satisfy two gross income requirements.

•	First, New BRT must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property or qualified temporary investment income (effective for taxable years beginning after December 31, 2015, excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property).
•	Second, at least 95% of New BRT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources. Effective for taxable years beginning after December 31, 2015, gain from the sale of “real estate assets” includes from the sale of a debt instrument issued by a “publicly offered REIT” even if not secured by real property or an interest in real property).

Rents that New BRT receives will qualify as rents from real property in satisfying the gross income requirements for a New BRT described above only if the rents satisfy several conditions.

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.
•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if New BRT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if New BRT owns more than a 10% interest in the subsidiary. We refer to a tenant in which New BRT owns a 10% or greater interest as a “related party tenant”.
•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
•	Finally, for rents received to qualify as rents from real property, except as described below, New BRT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom New BRT derives no revenue or through a TRS. However, New BRT may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

New BRT may directly perform services for some of its tenants. New BRT does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If New BRT were to provide services to a tenant of a property of New BRT other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by New BRT for any of these services will not be treated as rents from real property for purposes of the real estate investment trust gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service (valued at no less than 150% of the direct cost of providing such service), together with amounts received for certain management services, exceed 1% of all amounts received or accrued by New BRT during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by New BRT with respect to the property will not qualify as rents from real property, even if New BRT provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, New BRT may enter into hedging transactions with respect to one or more of New BRT’s assets or liabilities. New BRT’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income New BRT derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets, including mortgage loans. Effective for taxable years beginning after December 31, 2015, if New BRT (or prior to Conversion, Old BRT) entered into a qualifying hedging transaction described above (an “Original Hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition we enter into a new clearly identified hedging transaction that would counteract the Original hedging transaction (a “Counteracting Hedge”), income from the Original Hedge and income from the Counteracting Hedge (including gain from the disposition of the Original Hedge and the Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. To the extent New BRT hedges for other purposes, the income from such transactions will likely be treated as non-qualifying income for purposes of both gross income tests. The term “hedging transaction,” as used above, generally means any transaction New BRT enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by New BRT. We anticipate that New BRT will structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

If New BRT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, New BRT may nevertheless qualify as a REIT for that year if New BRT satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	New BRT’s failure to meet the income tests was due to reasonable cause and not due to willful neglect; and
•	New BRT files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

New BRT might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, New BRT would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of New BRT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of New BRT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect New BRT’s profitability.

Asset Tests. New BRT, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

•	First, at least 75% of the value of New BRT’s total assets must be represented by interests in real property, including leaseholds and options to acquire real property, interests in mortgages on real property, stock in other REITs, including (a) real estate assets held by New BRT’s disregarded entity subsidiaries (if any), New BRT’s allocable share of real estate assets held by partnerships in which New BRT owns an interest and stock issued by another REIT, (b) for a period of one year from the date of New BRT’s receipt of proceeds of an offering of the shares of New BRT common stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of New BRT’s total assets may be represented by securities other than those in the 75% asset class and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another real estate investment trust or securities issued by a TRS, owned by New BRT may not exceed 5% of the value of New BRT’s total assets.
•	Third, not more than 25% of New BRT’s total assets may constitute securities issued by TRSs (20% for taxable years beginning after December 31, 2017).
•	Fourth, New BRT may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities).
•	Fifth, effective for taxable years beginning after December 31, 2015, not more than 25% of the value of New BRT’s total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the asset tests described in the second and fourth bullets above, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership.

Solely for the purposes of the 10% value test described above, the determination of New BRT’s interest in the assets of any partnership or limited liability company in which New BRT owns an interest will be based on New BRT’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which New BRT maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, New BRT could lose its REIT status. In addition, in the case of such a successful challenge, New BRT could lose its REIT status if such recharacterization results in New BRT otherwise failing one of the asset tests described above.

For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which New BRT owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies;
-	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
-	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.
•	Any obligation to pay “rents from real property.”
•	Certain securities issued by governmental entities.
•	Any security issued by a REIT.
•	Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes to the extent of our interest as a partner in the partnership.
•	Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “Income Tests.”

New BRT will monitor the status of its assets for purposes of the various asset tests and will seek to manage our assets to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine New BRT’s compliance with these requirements, New BRT will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although New BRT will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case New BRT might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If New BRT fails to satisfy the asset tests at the end of a calendar quarter, New BRT will not lose its REIT qualification if:

•	New BRT satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of New BRT’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

Certain relief provisions may be available to New BRT if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, New BRT will be deemed to have met the 5% and 10% REIT asset tests if the value of New BRT’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of New BRT’s assets at the end of the applicable quarter and (b) $10,000,000, and (ii) New BRT disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, New BRT may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements. New BRT, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to New BRT’s shareholders in an amount at least equal to (1) the sum of (a) 90% of New BRT’s “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and New BRT’s net capital gain, and (b) 90% of New BRT’s net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if New BRT acquires an asset from a C corporation in a carryover basis transaction and disposes of such asset within ten years of acquiring the asset, New BRT may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before New BRT timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.

To the extent that New BRT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of New BRT’s REIT taxable income, as adjusted, New BRT will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if New BRT fails to distribute during each calendar year at least the sum of (a) 85% of New BRT’s ordinary income for that year, (b) 95% of New BRT’s capital gain net income for that year and (c) any undistributed taxable income from prior periods, New BRT would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

We anticipate that New BRT will satisfy the annual distribution requirements.

From time to time, New BRT may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when New BRT actually receives income and when New BRT actually pays deductible expenses and (b) when New BRT includes the income and deducts the expenses in arriving at New BRT’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, New BRT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, New BRT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in New BRT’s deduction for dividends paid for the earlier year. Thus, New BRT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, New BRT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

As of December 31, 2015, Old BRT has an NOL carryforward of $69.2 million and Old BRT estimates that after giving effect to property sales completed from January 1, 2016 through November 30, 2016, the remaining NOL to be carried forward to 2017 will range from $15 million to $20 million. The remaining NOL carryforward will begin to expire at the end of calendar 2030 and will fully expire by the end of calendar 2035 if not otherwise used prior thereto. To the extent that New BRT has taxable income that is not distributed to its shareholders, New BRT may offset such taxable income with its NOL carryforward and would not have to pay income tax, which would not impact our REIT status. As a result, New BRT is not necessarily required to distribute 90% or more of our earnings to maintain our REIT status.

Recordkeeping Requirements. New BRT is required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist New BRT in determining the actual ownership of its common stock and maintaining its qualification as a REIT.

Failure to Qualify as a Real Estate Investment Trust

If New BRT would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, New BRT’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and New BRT pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If New BRT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, New BRT will have to pay tax, including any applicable alternative minimum tax, on New BRT’s taxable income at regular corporate rates. New BRT will not be able to deduct distributions to shareholders in any year in which New BRT fails to qualify, nor will New BRT be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, New BRT will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. New BRT might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If New BRT holds a residual interest in a REMIC or certain interests in a TMP from which New BRT derives “excess inclusion income,” New BRT may be required to allocate such income among its shareholders in proportion to the dividends received by New BRT’s shareholders, even though New BRT may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of New BRT Common Stock

U.S. Shareholders

Dividends. As long as New BRT qualifies as a REIT, distributions made by New BRT out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to New BRT’s taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders generally will not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends New BRT received from a corporation in which New BRT owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of New BRT’s REIT taxable income (taking into account the dividends paid deduction available to New BRT) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which New BRT must adopt the basis of the asset in the hands of the C corporation for New BRT’s previous taxable year and less any taxes paid by New BRT during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a non REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both New BRT and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from New BRT. Distributions made by New BRT will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by New BRT that New BRT properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held the shares of New BRT common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that New BRT makes distributions not designated as capital gain dividends in excess of New BRT’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis that the U.S. shareholder has in the shares of New BRT common stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in the shares of New BRT common stock will be taxable as capital gains, provided that the shares of New BRT common stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of New BRT common stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.

As described above, dividends authorized by New BRT in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by New BRT and received by the shareholder on December 31 of that year, provided that New BRT actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of New BRT.

New BRT may make distributions to holders of shares of New BRT common stock that are paid in shares of New BRT common stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of shares of New BRT common stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares of New BRT common stock at the close of New BRT’s taxable year will be required to include, in computing the U.S. shareholders’ long-term capital gains for the taxable year in which the last day of New BRT’s taxable year falls, the amount of New BRT’s undistributed net capital gain that New BRT designates in a written notice mailed to its shareholders. New BRT may not designate amounts in excess of New BRT’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by New BRT in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such shareholders are deemed to have paid. U.S. shareholders will increase their basis in the shares of New BRT common stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by New BRT and gain arising from a U.S. shareholder’s sale or exchange of shares of New BRT common stock will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Shares of New BRT Common Stock. When a U.S. shareholder sells or otherwise disposes of shares of New BRT common stock, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year at the time of sale or other disposition. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of New BRT common stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from New BRT that were required to be treated as long-term capital gains.

Backup Withholding. New BRT will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide New BRT with such shareholder’s correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, New BRT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to New BRT.

Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held the shares of New BRT common stock as “debt financed property” within the meaning of the Code, the dividend income from the shares of New BRT common stock will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares of New BRT common stock will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by New BRT that are allocable to New BRT’s “excess inclusion” income, if any.

Income from an investment in shares of New BRT common stock will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the shares of New BRT common stock. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that

•	is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;
•	is described in certain provisions of the Code relating to tax-exempt organizations; and
•	holds more than 10% (by value) of the equity interests in New BRT.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as “qualified trusts.” New BRT will be treated as a “pension-held REIT” if:

•	New BRT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and
•	either (a) at least one qualified trust holds more than 25% by value of the outstanding capital stock of New BRT or (b) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of New BRT, hold in the aggregate more than 50% by value of the outstanding capital stock of New BRT.

If New BRT is treated as a “pension-held REIT” the percentage of any New BRT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of New BRT from unrelated trades or businesses, determined as though New BRT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of New BRT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. New BRT does not expect to be classified as a “pension-held REIT”.

The rules described above under the heading “U.S. Shareholders” concerning the inclusion of New BRT’s designated undistributed net capital gains in the income of New BRT’s shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax. A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of shares of New BRT common stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in New BRT common stock.

Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders are highly technical and complex. The following discussion is only a limited summary of these rules. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws or similar with regard to an investment in the shares of New BRT common stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by New BRT of U.S. real property interests, as discussed below, and other than distributions designated by New BRT as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of New BRT’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution generally will apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in New BRT common stock is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at regular graduated rates generally will apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. New BRT expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to New BRT or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8-ECI or a successor form with New BRT or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by New BRT, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of New BRT’s current and accumulated earnings and profits, which are not treated as attributable to the gain from New BRT’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that the distributions do not exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of New BRT common stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of New BRT common stock, the distributions will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of New BRT’s current and accumulated earnings and profits.

Also, New BRT (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of New BRT’s current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding generally should not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of shares of New BRT common stock. See discussion below under “—Sales of Shares of New BRT Common Stock”.

Capital Gain Dividends; Distributions Attributable to Sale or Exchange of Real Property. Distributions that are attributable to gain from sales or exchanges by New BRT of U.S. real property interests that are paid with respect to any class of New BRT common stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by New BRT, and such distributions will be taxed as described above in “—Ordinary Dividends”.

For any year in which New BRT qualifies as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from any sale or exchange of “U.S. real property interests” under special provisions of the U.S. federal income tax laws referred to as “FIRPTA.” The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. trade or business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, withholding is required at a rate of 35% of any distribution that New BRT could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, such as New BRT common stock, will not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. shareholder did not own more than 10% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. shareholder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. shareholder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax will not apply to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

Distributions to a non-U.S. shareholder that are designated by New BRT at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by New BRT of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. New BRT may make distributions to holders of shares of New BRT common stock that are paid in shares of New BRT common stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “—Ordinary Dividends” and “—Capital Gain Dividends”. If New BRT (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of New BRT common stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.

Sales of shares of New BRT Common Stock. Gain recognized by a non-U.S. shareholder upon a sale or exchange of shares of New BRT common stock generally will not be taxed under FIRPTA if New BRT is a “domestically controlled REIT”, defined generally as a REIT, less than 50% of the fair market value of the outstanding stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period. New BRT believes that it will be a “domestically controlled REIT” upon the Effective Time, and, therefore, assuming that New BRT continues to be a “domestically controlled New BRT”, that taxation under FIRPTA generally will not apply to the sale of shares of New BRT common stock. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if investment in the shares of New BRT common stock is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States (that is required by an applicable income tax treaty). In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If New BRT does not qualify as a “domestically controlled REIT”, the tax consequences to a non-U.S. shareholder of a sale of shares of New BRT common stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares of New BRT common stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the outstanding shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the shares. A non-U.S. shareholder that holds shares of a class of New BRT common stock that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder such shares had a fair market value greater than the fair market value on that date of 10% of the regularly traded class of New BRT’s outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of shares of New BRT common stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 10% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares of New BRT common stock, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting. If you are a non-U.S. shareholder, we and other payers are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and
-	the payment of the proceeds from the sale of shares of New BRT common stock effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:
-	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:
•	a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or
•	other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or
•	you otherwise establish an exemption.

Payment of the proceeds from the sale of shares of New BRT common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares of New BRT common stock will be subject to information reporting if such sale is effected at a foreign office of a broker that is:

•	a U.S. person,
•	a controlled foreign corporation for U.S. federal tax purposes,
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or
•	a foreign partnership, if at any time during its tax year:
•	one or more of such foreign partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of New BRT common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares of New BRT common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of shares of New BRT common stock could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

Shares of New BRT common stock held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Considerations

State, Local and Foreign Taxes. State, local or foreign taxation may apply to New BRT and its shareholders in various state or local jurisdictions, including those in which New BRT or its shareholders transact business or reside. The state, local and foreign tax treatment of New BRT and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, shareholders should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in New BRT.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to the ownership and disposition of shares of New BRT common stock.

PROPOSALS REGARDING NEW BRT’S ORGANIZATIONAL DOCUMENTS

Old BRT shareholders are being asked to consider and vote on the approval of certain provisions in the New BRT Charter and New BRT Bylaws that represent material changes from Old BRT’s organizational documents as follows:

•	Proposal 2.B — New BRT REIT Restriction Proposal — a provision in the New BRT Charter restricting the ownership and transfer of New BRT capital stock intended, among other purposes, to assist New BRT to qualify as a REIT, including provisions prohibiting persons or entities, with specified exceptions, from owning more than 6.0% in value or number of shares (whichever is more restrictive) of the outstanding shares of New BRT common or more than 6.0% in value of the aggregate outstanding shares of all classes and series of New BRT’s stock. Completion of the Conversion requires approval of the New BRT REIT Restriction Proposal.
•	Proposal 2.C — New BRT Director Removal Proposal — a provision in the New BRT Charter providing that directors may only be removed for cause and only by the vote of at least two-thirds of all votes entitled to be cast generally in the election of directors.
•	Proposal 2.D — Majority Voting in Election of Directors Proposal — a provision in the New BRT Bylaws providing for the election of New BRT directors in uncontested elections by a majority of the votes cast and by a plurality of the votes cast in contested elections.
•	Proposal 2.E — Shareholder Consent in Lieu of Meeting Proposal — a provision in the New BRT Bylaws providing that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if unanimous consent to such action is given by all shareholders entitled to vote on such matter.
•	Proposal 2.F — Special Shareholder Meeting Proposal — a provision in the New BRT Bylaws providing that the threshold required for New BRT shareholders to call a special meeting of shareholders is a majority of all votes entitled to be cast at such meeting.

For a description of these provisions of New BRT Charter and the New BRT Bylaws, see “Description of New BRT Stock”, “Certain Provisions of Maryland Law and the New BRT Charter and the New BRT Bylaws” and Comparison of Rights of Shareholders of Old BRT and New BRT ”.

If the Amendment and the Conversion are approved but the New BRT Director Removal Proposal is not approved by Old BRT shareholders at the Annual Meeting, the New BRT Charter will include the alternative language set forth in the New BRT Charter included in this proxy statement/prospectus as Annex C, to provide that a director of New BRT may be removed with or without cause, at any meeting of shareholders by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors. Old BRT’s Declaration of Trust also currently also permits the removal of trustees for cause, as determined in the reasonable judgment of two-thirds of the remaining trustees. However, removal of directors by the board of directors of a Maryland corporation, regardless of cause, is not permitted under the MGCL, and if the Amendment and the Conversion are approved but the New BRT Director Removal Proposal is not approved, no comparable provision will be included in the New BRT Charter.

If the Amendment and the Conversion are approved but any of the Majority Voting in Election of Directors Proposal, Shareholder Consent in Lieu of Meeting Proposal or Special Shareholder Meeting Proposals are not approved by Old BRT shareholders at the Annual Meeting, the applicable provisions of the New BRT Bylaws relating to each such Proposal that was not approved will be revised to contain provisions which will have substantively the same effect as the applicable current provisions of Old BRT’s Declaration of Trust.

Required Vote

The affirmative vote of a majority of the outstanding Old Shares is required for the approval of each of the New BRT’s Organizational Documents Proposals.

THE OLD BRT BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS REGARDING NEW BRT’s ORGANIZATIONAL DOCUMENTS.

GOVERNANCE OF OUR COMPANY

General

We are governed by a board of trustees (the “Board”) and by the committees of the Board. Members of the Board are kept informed about our business through discussions with our Chairman, our Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2016, the Board held four meetings and each trustee, other than Mr. Kenneth Bernstein who resigned as a trustee in March 2016, attended at least 75% of the aggregate number of Board meetings and meetings of all committees of the Board on which such trustee served. We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and encourage our Trustees to attend the annual meeting of shareholders. More than 90% of the Trustees attended our 2016 annual meeting of shareholders.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all Trustees, officers, employees, agents and consultants, including our Chief Executive Officer, principal financial officer, principal accounting officer or controller or person performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.brtrealty.com and may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During 2016, there were no waivers of the provisions of the code of business conduct and ethics with respect to any of our trustees, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics on our website.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our Board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our nominating and corporate governance committee oversees corporate governance risks and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing the status of the properties in our real estate portfolio and other matters (including related party transactions) which might have a material adverse impact on current or future operations. A senior executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee — this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately six to eight times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, a senior executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At Board meetings, the Trustees review significant risk issues brought to their attention by management, the audit committee and other Board committees.

Leadership Structure

Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The Board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.

Committees of the Board

Our Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has adopted a charter for each standing committee, as well as corporate governance guidelines that address the make-up and functioning of the Board and its committees. The charter for each standing committee requires that such committee be comprised of at least three independent trustees and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate.

You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at www.brtrealty.com. Copies of these charters and the corporate governance guidelines may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

The table below provides membership and meeting information for each of the committees of the Board for 2016:

Name	Audit	Compensation	Nominating and Corporate Governance
Alan H. Ginsburg
Louis C. Grassi	Chair*
Gary Hurand			Chair
Jeffrey Rubin		Chair
Jonathan H. Simon
Elie Weiss
Number of Meetings	5	2	2
*	Audit committee financial expert.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.

Compensation Committee

This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our trustees and named executive officers.

Nominating and Corporate Governance Committee

This committee’s principal responsibilities include proposing to the Board a slate of nominees for election to the Board at the annual meeting of shareholders, recommending committee assignments to the Board, making a recommendation to the Board with respect to the independence of each Trustee and nominee, identifying and recommending candidates to fill vacancies on the Board or committees thereof between annual meetings of shareholders, overseeing Board and committee performance evaluations, proposing a slate of officers to the Trustees for election at the annual meeting of the Board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.

Trustee Qualifications

The Board believes that it should be comprised of Trustees with complementary backgrounds, and that Trustees should, at a minimum, have expertise that may be useful to us. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of Trustee nominations or the selection of nominees. It considers the personal and professional attributes and the business experience of each trustee candidate to promote diversity of expertise and experience among our trustees. Additionally, Trustees should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

When considering candidates for Trustee, the nominating and corporate governance committee will take into account a number of factors, including the following:

•	Independence from management;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating and corporate governance committee will consider candidates for Trustee suggested by shareholders, applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Shareholders wishing to suggest a candidate for nomination for election as a Trustee should write to our Secretary and include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;
•	The name of and contact information for the candidate;
•	A statement of the candidate’s business and educational experience;
•	Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors;
•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a trustee if nominated and elected.

Before nominating a sitting Trustee for re-election at an annual meeting of shareholders, the nominating and corporate governance committee will consider:

•	The Trustee’s performance on the board; and
•	Whether the Trustee’s re-election would be consistent with our corporate governance guidelines.

When seeking candidates for Trustee, the nominating and corporate governance committee may solicit suggestions from management, incumbent Trustees or others. The committee or its chairman will interview a candidate if it is believed the candidate might be suitable to be a Trustee. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board, it will recommend the candidate’s nomination to the full board.

The nominating and corporate governance committee generally intends to recommend that the Board nominate incumbent Trustees who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such Trustees have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Trustees

In determining whether our Trustees are independent, we apply the New York Stock Exchange’s corporate governance listing standards. Such standards provide:

•	No Trustee qualifies as “independent” unless the board affirmatively determines that the trustee has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);
•	A Trustee who is an employee, or whose immediate family member is an executive officer, of ours or any of our subsidiaries is not independent until three years after the end of such relationship;
•	A Trustee who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;
•	A Trustee who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a trustee who is a current employee of our internal or external auditor, a trustee who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a trustee who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;
•	A Trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executive officers serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and
•	A Trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

The Board affirmatively determined that each of Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, who together constitute 60% of our trustees, is “independent” for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and all of the members of our committees are independent for the purposes of Section 303A. All of the members of our Audit Committee also meet the independence requirement of Rule 10A-3 under the Exchange Act. The Board based these determinations primarily on a review of the responses of our trustees to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with Trustees and relevant facts and circumstances provided to management of any relationships bearing on the independence of a Trustee.

In determining the independence of each of the foregoing Trustees, the Board considered that Gary Hurand owns approximately a 40% beneficial interest in a family entity which owns a preferred limited partnership interest in Gould Investors L.P., an affiliate of our company. Gould Investors is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.” The preferred limited partnership interest owned by the Hurand family entity had, as of September 30, 2016, a deemed value of approximately $10.3 million (the redemption price of the interest) and limited voting rights, and no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. For 2016, distributions of approximately $514,000 were accrued and paid on the interests owned by the Hurand family entity.

The Board concluded that the foregoing did not disqualify Mr. Hurand from being independent.

We refer to Messrs. Ginsburg, Grassi, Hurand, Rubin, Simon and Weiss, collectively, as the Non-Management Trustees. We refer to the remaining Trustees (i.e., Israel Rosenzweig, Jeffrey A. Gould, Matthew J. Gould and Fredric H. Gould), each of whom is an executive officer of BRT or one or more of its affiliates, collectively, as the Management Trustees.

Compensation Committee Interlocks and Insider Participation

During 2016, the members of our compensation committee were Jeffrey Rubin (chair), Alan H. Ginsburg and Jonathan H. Simon. None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with us that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions). During 2016, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our compensation committee or our Board.

Compensation of Trustees

The following table sets forth the cash compensation payable to the trustees for service on the Board and its committees, all of whom, except as indicated below, are Non-Management Trustees:

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer	$20,000		$5,000	$4,000	$3,000
Presence in-person at meeting	1,200		1,000	1,000	1,000
Presence by telephone at meeting	750		750	750	750
Chairman’s annual retainer(1)	200,000	(2)	10,000	8,000	4,000
(1)	The chairman of the applicable committee receives both the annual retainer and the chairman’s annual retainer for the committee for which he serves as chairman.
(2)	Reflects the compensation paid to Israel Rosenzweig, a member of management. See “Executive Compensation—Compensation Discussion and Analysis—Chairman of the Board’s Compensation” and “Certain Relationships and Related Transactions.”

In addition, in 2015 and 2016, each Non-Management Trustee was awarded 3,250 and 3,500 restricted common shares pursuant to our 2012 Incentive Plan and in 2017, each Non-Management Trustee was awarded 3,625 restricted common shares pursuant to our Amended and Restated 2016 Incentive Plan. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the registered owner is entitled to vote and receive distributions, if any, on such shares. Non-management Trustees who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.

The following table sets forth the cash and non-cash compensation of trustees for 2016:

Name(1)	Fees Earned or Paid in Cash ($)		Share Awards ($)(2)		Total ($)
Kenneth Bernstein(3)	19,250		—		19,250
Alan H. Ginsburg*	31,000		21,700		52,700
Louis C. Grassi*	49,750		21,700		71,450
Gary Hurand*	41,000		21,700		62,700
Israel Rosenzweig	200,000	(4)	184,443	(5)	384,443
Jeffrey Rubin*	39,750		21,700		61,450
Jonathan H. Simon*	31,250		21,700		52,950
Elie Weiss*	38,000		21,700		59,700
*	Independent trustee
(1)	This table does not reflect compensation: (a) we paid Jeffrey A. Gould, our President, Chief Executive Officer and a trustee; Fredric H. Gould, a trustee; and Matthew J. Gould, a trustee and an executive officer; and (b) compensation paid to Fredric H. Gould, Matthew J.

Gould and Israel Rosenzweig by REIT Management Corp., our former advisor, which we refer to as REIT Management, and Majestic Property Management Corp., which we refer to as Majestic Property. Each of REIT Management and Majestic Property is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for additional information regarding the compensation paid these individuals.

(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these trustees.
(3)	Mr. Bernstein resigned as a trustee In March 2016.
(4)	Reflects the retainer paid for serving as Chairman.
(5)	Includes $25,668 and $158,775 in the grant date fair value of the restricted shares and restricted stock units, respectively.

The table below shows the aggregate number of unvested restricted shares awarded to and held by the named trustees and the value thereof as of September 30, 2016:

Name	Unvested Restricted Shares	Market Value of Unvested Restricted Shares ($)
Kenneth F. Bernstein(1)	—	—
Alan H. Ginsburg(2)	16,350	130,800
Louis C. Grassi(2)	16,350	130,800
Gary Hurand(2)	16,350	130,800
Israel Rosenzweig(3)	28,240	225,920
Jeffrey Rubin(2)	16,350	130,800
Jonathan H. Simon(2)	16,350	130,800
Elie Weiss(2)	16,350	130,800
(1)	Mr. Bernstein’s 16,350 unvested restricted shares were forfeited in connection with his resignation as a trustee.
(2)	On January 16, 2012, we awarded 3,100 restricted shares with a grant date fair value of $19,840. On January 10, 2013, we awarded 3,250 restricted shares, with a grant date fair value of $20,475. On January 6, 2014, we awarded 3,250 restricted shares with a grant date fair value of $23,140. On January 9, 2015, we awarded 3,250 restricted shares with a grant date fair value of $23,043. On January 6, 2016, we awarded 3,500 restricted shares with a grant date fair value of $21,700. Each restricted share vests five years after the date of grant.
(3)	On January 16, 2012, we awarded 9,125 restricted shares with a grant date fair value of $58,400. On January 10, 2013, we awarded 4,575 restricted shares with a grant date fair value of $28,823. On January 6, 2014, we awarded 5,200 restricted shares with a grant date fair value of $37,024. On January 9, 2015, we awarded 5,200 restricted shares with a grant date fair value of $36,868. On January 6, 2016, we awarded 4,140 shares with a grant date fair value of $25,668. Each restricted share vests five years after the date of grant. Excludes 33,750 shares with a market value of $270,000 underlying RSUs that were granted on June 6, 2016.

Non-Management Trustee Executive Sessions

In accordance with New York Stock Exchange listing standards, our Non-Management Trustees meet regularly in executive sessions without management. The person who presides over executive sessions of Non-Management Trustees is one of the committee chairmen. To the extent practicable, the presiding Trustee at the executive sessions is rotated among the chairmen of the Board’s committees.

Communications with Trustees

Shareholders and interested persons who want to communicate with our Board or any individual Trustee can write to:

BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Secretary

Your letter should indicate that you are a shareholder of BRT Realty Trust. Depending on the subject matter, the Secretary will:

•	Forward the communication to the Trustee or Trustees to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the Trustees on request.

In the event that a shareholder, employee or other interested person would like to communicate with our non-management Trustees confidentially, they may do so by sending a letter to “Non-Management Trustees” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, TRUSTEES AND MANAGEMENT

The following table sets forth information concerning our shares owned as of the close of business on January 12, 2017 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each trustee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all trustees and executive officers as a group. The Conversion will have no effect on the number or percent of shares beneficially owned by any shareholder, including the shareholders listed below.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Alan H. Ginsburg(2)	34,405	*
Fredric H. Gould(2)(3)	3,637,167	25.9%
Jeffrey A. Gould(2)(4)	3,478,569	24.8%
Matthew J. Gould(2)(5)	3,406,544	24.2%
Mitchell Gould	146,254	*
Louis C. Grassi(2)	38,698	*
Gary Hurand(2)(6)	377,170	2.7%
David W. Kalish(7)	479,933	3.4%
Mark H. Lundy(8)	169,659	1.2%
Israel Rosenzweig(2)	412,692	2.9%
Jeffrey Rubin(2)	41,135	*
Jonathan H. Simon(2)	34,405	*
Elie Weiss(2)(9)	51,746	*
George Zweier	65,890	*
Gould Investors L.P.(10)	2,986,800	21.3%
Greenwood Investments, Inc.(11)	915,779	6.5%
All trustees and executive officers as a group (18 persons)	6,122,350	43.6%
*	Less than 1%
(1)	Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. The percentage of beneficial ownership is based on 14,045,135 shares outstanding as the close of business on January 12, 2017.
(2)	A Trustee.
(3)	Includes (i) 271,440 shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Fredric H. Gould is a trustee, as to which shares he has shared voting and investment power, (ii) 23,469 shares owned by a charitable foundation, of which he is a director, as to which shares he shares voting and investment power, (iii) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (iv) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (v) 2,468 shares held by him as custodian for his grandson (as to which shares he disclaims beneficial interest). Also includes 2,987,800 shares owned by Gould Investors, as Mr. Fredric H. Gould is the sole owner of the managing general partner of Gould Investors. Excludes 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(4)	Includes 79,169 shares owned by Jeffrey A. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), and 2,987,800 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.
(5)	Includes 47,633 shares owned by Matthew J. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), and 2,987,800 shares owned by Gould Investors. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors. Does not include 1,140 shares owned by his children, as to which he disclaims beneficial ownership.
(6)	Includes 101,944 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by the limited liability companies and the corporation. Mr. Hurand pledged 66,543 shares to a non-institutional lender to secure a loan.
(7)	Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Realty Trust, REIT Management Corp. and Gould Investors as to which Mr. Kalish has shared voting and investment power. Does not include 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(8)	Includes 69,268 shares held in a margin account and which therefore may be deemed to be pledged. Does not include 1,221 shares owned by his spouse, as custodian for their children, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.
(9)	Includes 23,578 pledged shares and excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(10)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.
(11)	Based primarily on the information reported in Form 13F filed by such person with the SEC on or about November 9, 2016. Includes 875,149 shares that are beneficially owned by Greenwood Capital Limited Partnership (the “Greenwood Partnership”). Greenwood Investments is the sole general partner of the Greenwood Partnership. The reporting person’s address is 222 Berkeley Street, 12th floor, Boston, MA 02116.

ELECTION OF TRUSTEES

(Proposal 3)

The Board is divided into three classes, each of which is elected for a staggered term of three years. The Trust Declaration provides for the number of Trustees to be between five and fifteen, the exact number to be determined by our Board. The Board has fixed the number of trustees at ten. The Board may, following the meeting, increase or decrease the size of the Board and fill any resulting vacancy or vacancies.

At the Annual Meeting, three Class III Trustees will be elected to our Board. Each nominee, Fredric H. Gould, Gary Hurand and Elie Weiss, has been recommended to our Board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our Board to stand for election at the annual meeting, to hold office until our 2020 annual meeting and until his successor is elected and qualified. Class I Trustees will continue to serve as Trustees until our 2018 annual meeting and until their respective successors are duly elected and qualify and Class II Trustees will continue to serve as Trustees until our 2019 annual meeting and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

We expect each nominee to be able to serve if elected, and each of the nominees has consented, if elected as a trustee, to serve until his term expires. However, if any nominee is unable to serve as a Trustee, the persons named in the proxy card will vote for any substitute nominee proposed by the Board.

The following table sets forth certain information regarding each nominee for election to the Board:

Nominees for Election as Class III Trustees Whose Term Will Expire in 2020

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 81 years
Trustee since 1983 and Chairman of our Board from 1984 through 2013; Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006, of One Liberty Properties; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors, from 1997 to 2012 and director since 2013; President since 1986 of REIT Management Corp., former advisor to the Trust; Director of East Group Properties, Inc. since 1998. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company’s business and history makes him an important member of our Board.

Gary Hurand 70 years
Trustee since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the board in light of his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 44 years
Trustee since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings since 2013. Mr. Weiss is a principal in a restaurant development and operating group, Paladar Latin Kitchen and Rum Bar. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His real estate and entrepreneurial experiences make him a valuable member of our board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF FREDRIC H. GOULD, GARY HURAND AND ELIE WEISS AS CLASS III TRUSTEES.

The following table sets forth certain information regarding trustees whose terms will continue after the date of the annual meeting:

Class I Trustees Whose Term Will Expire in 2018

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 78 years
Trustee since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 30 years’ experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 51 years
Trustee since 1997, Our President and Chief Executive Officer since 2002 and our President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 13 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 51 years
Trustee since 2006; President and Chief Executive Officer since 1994 of The Simon Baron Development Group (f/k/a The Simon Development Group), a private company which develops, owns and manages a diverse portfolio of residential, retail, hotel, and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful in our development and acquisition activities.

Class II Trustees Whose Term Will Expire in 2019

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 57 years
Trustee since 2001 and a Senior Vice President since 1993. Vice President of REIT Management Corp., former advisor to the Trust, since 1986; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable member of our board in its deliberations.

Louis C. Grassi 61 years
Trustee since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 27 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 69 years
Chairman of our Board since 2013, Trustee and Vice Chairman of our Board from 2012 through 2013 and our Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors L.P., which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 30 years of experience in the real estate industry provides the Board with an experienced and knowledgeable chairman.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Jeffrey Rubin 48 years
Trustee since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Offer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the President and a Director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a Trustee.

ADVISORY APPROVAL OF THE COMPENSATION OF EXECUTIVES

(Proposal 4)

Section 14A of the Exchange Act (“Section 14A”) requires that we seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our shareholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Trustees recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the BRT Realty Trust 2017 proxy statements/prospectus pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement/prospectus).

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

ADVISORY VOTE ON THE FREQUENCY AT WHICH WE WILL SEEK SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal 5)

In addition to requesting the shareholder advisory approval of the executive compensation program, Section 14A also requires that once every six years we seek shareholder approval of how often we will seek advisory approval of executive compensation. Section 14A requires that we present every one, two or three years, or abstain as alternatives for shareholders.

The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Trust based on a number of considerations, including the following:

•	the elements of our executive compensation program generally do not change in a significant manner from year to year;
•	shareholders have various methods of providing feedback on executive compensation matters even in years in which there is no advisory vote on executive compensation — for example, by communicating directly with the Board, as discussed under “Governance of our Company — Communications with Trustees”;
•	a three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and
•	a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation programs.

Although the vote on this proposal is advisory and non-binding, the Board will carefully consider the voting results. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board. The alternative (i.e., one year, two years, or three years) that receives the most votes will be deemed approved by the shareholders.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE OF EVERY THREE YEARS FOR THE FREQUENCY AT WHICH WE WILL PRESENT TO SHAREHOLDERS AN ADVISORY VOTE ON COMPENSATION OF EXECUTIVES.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 6)

General

The audit committee and the Board are seeking ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending September 30, 2017. Representatives of BDO, our independent registered public accounting firm for our year ended September 30, 2016, are expected to be present at the annual meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

We are not required to have our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is good corporate governance practice. If our shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may, after reconsidering, still decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2017.

Audit and Other Fees

The following table presents, except as otherwise indicated, BDO’s fees (including expenses) for the services indicated for the years ended September 30, 2016 and 2015:

	2016	2015
Audit fees(1)	$519,283	$427,105
Audit-related fees	—	—
Tax fees	—	3,353
All other fees	—	—
Total fees	$519,283	$430,458
(1)	Includes fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the audits of the statements of revenue and certain expenses performed in connection with multi-family property acquisitions in accordance with Rule 3-14 of Regulation S-X, and in 2016, for services rendered in connection with registration statements filed with the SEC.

Approval Policy for Audit and Non-Audit Services

The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.

Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.

For 2016, the audit committee pre-approved all of the audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;
•	was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;
•	reviewed and discussed the year end audited consolidated financial statements with management and the independent registered public accounting firm;
•	discussed and evaluated our internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and reviewed the related quarterly earnings press releases prior to issuance of same;
•	discussed with the independent registered public accounting firm matters required to be discussed by the Auditing Standard No. 1301(Communications with Audit Committee);
•	discussed with the independent registered public accounting firm such firm’s independence from the Trust and management, and received the written disclosures and the letter from such firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the Trust’s audited consolidated financial statements for the year ended September 30, 2016 be included in the Trust’s Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the Securities and Exchange Commission.

Louis C. Grassi (Chairman) Gary Hurand Elie Weiss

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

•	effective January 1, 2016, we terminated the advisory agreement with our external advisor, REIT Management, and internalized management of the Trust;
•	all of our named executive officers (as defined herein) are employees at will—none of these officers have employment agreements with us;
•	there are no severance or similar arrangements for our named executive officers, other than amounts which have vested under qualified defined contribution plans and the accelerated vesting of restricted share awards and restricted stock units upon the occurrence of specified events as described herein;
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	the restricted shares awarded to our full-time named executive officers generally vest five years after the grant date—the shares do not vest incrementally on a quarterly or annual basis;
•	our compensation committee, with the guidance of its independent compensation consultant, adopted in 2016 a pay-for-performance plan pursuant to which executive officers, among others, have been granted restricted stock units which will convert into common shares in March 2021 if compounded annual growth rate in our total shareholder return (including our total shareholder return in comparison to a peer group) and/or adjusted funds from operations achieves specified levels;
•	the compensation we pay our named executive officers is generally related (though not formulaically tied to) to our financial performance and to a subjective evaluation of the individual performance of each such officer;
•	our compensation committee is comprised entirely of independent trustees and it retained an independent compensation consultant to advise it with respect to certain matters; and
•	our compensation committee oversees risks with respect to our compensation programs.

General

This compensation discussion and analysis describes our compensation objectives and policies as applied to our chief executive officer, chief financial officer and our three other most highly compensated officers (collectively, the “named executive officers”) in 2016. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis. We also describe compensation actions taken historically to the extent it enhances an understanding of our executive compensation disclosure. Generally, our compensation committee oversees our compensation program, recommends to our Board for its approval the compensation of executive officers employed by us on a full-time basis and the compensation paid those performing Services (as described below). Our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part-time basis and the compensation paid for the Services. Another element of our compensation program was the fee paid by us to our former advisor, REIT Management, pursuant to the amended and restated advisory agreement, as amended, which we refer to as the advisory agreement, and the related payment by our advisor of compensation to certain of our executive officers. The services the former advisor performed for us included, among other things, participating in our multi-family property acquisition analysis (which included executives of REIT Management serving on our investment committee), developing and maintaining banking and financing relationships, providing investment advice, long-term planning and consulting with our executives and employees in other aspects of our business, as required. Effective as of December 31, 2015, the advisory agreement was terminated and in lieu thereof, we retained certain related parties on an at-will basis to continue performing the services, which we refer to as the Services, previously provided pursuant to the advisory agreement.

Historically, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:

•	executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting; and
•	executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time devoted to the other entities which are parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting and tax matters, corporate governance, Securities and Exchange Commission and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. In addition, these executive officers may also be compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.” David W. Kalish, Senior Vice President, Finance and Matthew J. Gould, Senior Vice President and a Management Trustee, respectively, are the only named executive officers who fit into this category.

Say-on-Pay

In reviewing our compensation philosophy and practices and in approving compensation for 2016, the compensation committee was aware of the results of our March 2014 “say-on-pay” vote in which approximately 99% of the shares that voted on such proposal voted to approve our executive compensation practices. The compensation committee viewed such results as supportive of our compensation philosophy, practices and determinations. Notwithstanding the support for our compensation practices evidenced by such vote, in furtherance of the long-term interests of our shareholders and to further align the interests of shareholders and management, we terminated the advisory agreement with an external manager and adopted the pay-for-performance incentive program.

Independent Compensation Consultant

In 2016, the compensation committee retained FPL Associates L.P. (“FPL”), its independent compensation consultant with expertise in the REIT industry, to examine its compensation program for its named executive officers. The report prepared by FPL was one of the factors considered by members of the committee in reaching the determination to terminate the advisory agreement with REIT Management and internalize management. The committee also retained FPL to assist it in developing an equity incentive performance plan. FPL advised the committee with respect to, among other things, structuring this type of plan, the metrics to be used in evaluating performance, the scope of the award correlated to various achievement levels and the companies to be included in the peer group. As a result, in June 2016, we adopted a pay for performance equity incentive plan which is described herein. See “—Long-Term Equity and Long-Term Equity Incentive Awards.”

Objectives of our Executive Compensation Program

A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to them is fair and competitive. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.

With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that those executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:

•	our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

•	utilizing part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process

Full-Time Officers

Since we have only eight full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case- by-case basis and, except with respect to the performance metrics established in connection with our RSUs, our compensation decisions are subjective.

For our full-time executive officers, the recommendations of the Chief Executive Officer play a significant role in the compensation setting process, since he is aware of each executive officer’s duties and responsibilities and is most qualified to assess the level of each officer’s performance in carrying out his duties and responsibilities. The Chief Executive Officer, prior to making recommendations to the compensation committee concerning each executive officer’s compensation, consults with other senior executive officers. In considering base compensation and bonuses, the Chief Executive Officer, and other senior executive officers assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, developments at the Newark Joint Venture, our revenues, results of operations, funds from operations, adjusted funds from operations and the management of our real estate portfolio (collectively, the “Performance Criteria”). Since executive officers have different responsibilities, no Performance Criteria is given more weight than any other. Based on the foregoing, the Chief Executive Officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), the perquisites to be made available for the following year and the number of shares of restricted stock to be awarded to each individual executive officer in the following year. The compensation committee reviews and discusses (including discussions without management’s participation) these recommendations and takes into account the Performance Criteria. The compensation committee has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers is reported to the Board, which can approve, modify or reject recommendation of the committee.

With respect to our Chief Executive Officer, the (i) chairman of the committee and the Chief Executive Officer may meet to discuss the Chief Executive Officer’s compensation, and/or (ii) Chief Executive Officer or other senior executives may make recommendations to the compensation committee as to the appropriate level of compensation to be paid the Chief Executive Officer. The compensation committee then meets, without management, to discuss the Chief Executive Officer’s base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), and the perquisites to be made available for the following year. The committee takes into account the Performance Criteria and in its discretion, may take into account any compensation the Chief Executive Officer received from REIT Management and/or other parties to the shared services agreement. The compensation committee then reports its recommendations to the Board, which can approve, modify or reject the recommendation of the committee. The number of restricted shares to be awarded to the Chief Executive Officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted share awards to be made for that year.

Part-Time Executive Officers

Shared Services Agreement

Fredric H. Gould, the former chairman of our Board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our Chief Executive Officer and other senior executives, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the Board.

Services

Our Chief Executive Officer, in connection with other senior executive officers and Management Trustees, recommends to the compensation committee the compensation to be paid to the part-time executive officers performing the Services. Our compensation committee and audit committee review and approve the individuals performing the Services and the amounts such individuals are to be compensated. Each such committee and the Board have the authority to accept, modify or reject such recommendation and such determinations are approved by the Board.

Components of Executive Compensation

The principal elements of our compensation program for executive officers in 2016 were:

•	base salaries;
•	annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses, our share of such bonuses are allocated to us pursuant to the shared services agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);
•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted shares and long-term equity incentives in the form of RSU’s; and
•	special benefits and perquisites (i.e., additional disability insurance, an automobile allowance and automobile maintenance and repairs).

In determining 2016 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.

Base Salary

Full-Time Executive Officers

Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case by case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, share price performance and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities; and (vii) subjective factors.

Part-Time Executive Officers

In setting the annual base salary for these officers, our Management Trustees and senior executive officers, in consultation with one another, consider and review the executive’s responsibilities to all parties to the shared services agreement, the executive’s performance, years of service, current annual base salary and the performance of the companies which participate in the shared services agreement. The annual base salary is allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by our executives to each entity that is a party to such agreement.

Bonus

We provide the opportunity for our full-time executive officers and other full and part-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on a case-by-case basis and are determined subjectively. In determining annual cash bonuses, consideration is given to both an executive’s performance and to our overall performance in the applicable year. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the Board for their approval. Based on our present structure and our small number of full-time executive officers, our compensation committee has not established formulas or performance goals to determine cash bonuses for our executive officers.

Services

Our Management Trustees and certain part-time executive officers, including two named executive officers (i.e., David W. Kalish and Matthew J. Gould), provide Services. The Services include multi-family property acquisition reviews and analyzes, property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, long-term planning and consulting with Management Trustees and our executives and employees in other aspects of our business, as required. The other executive officers and Management Trustees performing Services are: Fredric H. Gould, Isaac Kalish, Israel Rosenzweig, Steven Rosenzweig, Mark H. Lundy and Simeon Brinberg. See “Certain Relationships and Related Transactions.”

Long-Term Equity and Long-Term Equity Incentive Awards

We provide the opportunity for our full-time and part-time executive officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our executive officers with our shareholders’ and retain our executive officers. The compensation committee reviews annually management’s recommendations for long-term equity awards and long-term equity incentive awards for all our officers, trustees and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.

In 2016, we issued RSUs to 16 individuals, including our named executive officers. Each RSU entitles the recipient to one share of common stock upon vesting. The RSUs are not entitled to vote until the underlying shares are issued. Assuming continued service with us or our affiliates, the RSUs vest in 2021 if and to the extent pre-established market (i.e., compounded annual growth rate in total stockholder return) or performance (i.e., annual growth rate in adjusted funds from operations) conditions are met. In addition, the RSUs that vest based on total shareholder return are subject to further adjustment (i.e., an increase or decrease) depending on our performance relative to a peer group. The RSUs are subject to the applicable provisions of any clawback policy implemented by us, which we anticipate implementing when rules with respect to same have been adopted by the NYSE. We initiated the use of RSUs as an element of our long-term equity incentive compensation program with the expectation that in light of the five year vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our shareholders and reward long-term market and financial performance. See “Grant of Plan-Based Awards.”

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted shares or RSUs. For approximately the past ten years, we have awarded only restricted shares and as noted earlier, initiated the use of RSUs in 2016. The compensation committee generally believes restricted share awards and RSUs are more effective than options in achieving our compensation objectives. Restricted shares have a greater retention value than options because of the five-year cliff vesting requirement and restricted shares are entitled to dividends prior to vesting. In addition, because fewer shares are normally awarded, it is potentially less dilutive than options. Executive officers realize value upon the vesting of the restricted shares, with the value potentially increasing if our stock performance increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted share awards and RSUs align the interests of our officers with our shareholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.

All the outstanding restricted share awards and RSUs provide for five-year “cliff” vesting. The compensation committee believes that restricted share awards with five-year “cliff” vesting provide a strong retention incentive for executives, and align the interests of our executive officers with our shareholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted share awards granted each year to our executive officers, employees, Trustees and consultants should not exceed approximately 1% of our issued and outstanding common shares. In 2016, the restricted share awards and RSUs granted constituted approximately 1.0%, and 3.2%, respectively, of our issued and outstanding common shares at the time of grant.

We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally, equity awards are granted in January of each year, though in 2016, we granted RSUs in June. Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on our company. The compensation committee concluded that while our compensation program takes into account the company's performance the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth. In January 2017, we awarded 147,500 restricted shares (including an aggregate of 21,750 shares awarded to non-management Trustees and an aggregate of 52,095 shares to our named executive officers). The number of restricted shares granted by us in January 2017 represents approximately 1.1% of our issued and outstanding shares.

Executive Benefits and Perquisites

We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2016, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and other entities pursuant to the shared services agreement.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.

We do not provide for any post-employment benefits to our named executive officers other than (i) their right to the vested portion of the defined contribution plan in which they participate and (ii) accelerated vesting of our restricted stock awards and RSUs as described below.

Accelerated Vesting of Restricted Share Awards

Generally, a person’s restricted share award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent trustees.

Accelerated Vesting of RSUs

Upon the occurrence of a DDR Event, subject to the satisfaction of the applicable performance criteria (proportionately adjusted to give effect to a reduction in the five year performance cycle), which we refer to as the adjusted performance conditions, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest.

Upon a change of control (as described above) occurring (i) after September 30, 2019, the RSUs will vest to the extent the applicable as adjusted performance conditions have been met and (ii) prior to or on September 30,

2019, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest to the extent the applicable as adjusted performance conditions are met. The number of the RSU-TSRs (i.e., RSUs that vest based on satisfaction of compounded annual growth rate in total stockholder return) that vest upon a DDR Event or change of control is subject to increase or forfeiture depending on whether compounded annual growth rate in our total stockholder return is in the top quartile or bottom quartile of our peer group. See “Grant of Plan-Based Awards.”

Chairman of the Board’s Compensation

In 2016, we paid, and in 2017, we will pay our Chairman of the Board an annual fee of $200,000 and $210,000, respectively. Our Chairman does not receive any additional direct compensation from us, other than long-term equity awards and long-term equity incentive awards, if any, granted to him by our compensation committee, and for the Services. Our Chairman may also receive compensation from the entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation in excess of $1 million earned by each of the chief executive officer and the four other most highly compensated officers of publicly held companies. For 2016, we believe that compensation paid to our full-time executives is deductible by us. The compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable but has not adopted a formal policy that requires all such compensation to be fully deductible.

Analysis

Base Salary and Bonus

Full-Time Executive Officers

In accordance with the compensation setting process described above, base salary and cash bonuses for 2016 were approved as follows for the named executive officers compensated directly by us:

	2016 Base Salary ($)	2015 Base Salary ($)	2016 Bonus ($)(1)	2015 Bonus ($)(2)	Percentage Increase of Salary and Bonus Combined (%)
Jeffrey A. Gould	704,129	547,808	110,000	65,000	32.9
President and Chief Executive Officer
Mitchell Gould	370,621	355,294	55,000	52,500	4.4
Executive Vice President
George Zweier	267,366	253,956	35,000	31,000	6.1
Vice President and Chief Financial Officer
(1)	Represents the bonus applicable to 2016 which was paid in January 2017.
(2)	Represents the bonus applicable to 2015 which was paid in January 2016.

In setting Jeffrey A. Gould’s base salary for 2016, the compensation committee took into account the significant improvement in our operations in 2015 compared to prior years – specifically our acquisition of four properties with an aggregate of 1,506 units for an aggregate purchase price of $129.4 million), the sale of three multi-family properties for an aggregate gain $14.3 million (excluding the impact of non-controlling interests and mortgage prepayment charges), supplemental financing of $12.9 million and the 50% and 29% increase in FFO and AFFO per diluted share, respectively, from 2014 to 2015. The committee also took into account the fact that his base salary for 2016 represented a 28.5% increase from his 2015 base salary. In determining his 2016 bonus, the compensation committee took into account his extensive efforts in negotiating the successful sale of our interests in the Newark Joint Venture for a $15.5 million gain, our sale of six multi-family properties (including an interest in a venture that owned a property), for a gain of $45.6 million (excluding the mortgage prepayment charge of $4.5 million and the non-controlling partner’s share, if any, of such gains), and the 95.8% and 119.4% increase in FFO and AFFO per diluted share, respectively, from 2015 to 2016.

The 4.3% increase in Mitchell Gould’s 2016 base salary is due primarily to his individual performance in 2015. Mitchell Gould’s 2016 bonus was based on the improvement in FFO and AFFO in 2016 from 2015, and his efforts with respect to the sale of our interests in the Newark Joint Venture and in identifying, evaluating, negotiating and completing multi-family property purchases and sales, and his oversight of other employees engaged in such activities.

The 5.3% increase in Mr. Zweier’s 2016 base salary is due primarily to his individual performance in 2015. His 2016 bonus was based on our improved FFO and AFFO, his individual performance and, in particular, the increase in his responsibilities due to our acquisition and sale activities and the performance of such responsibilities as they relate to financial and accounting matters.

The base salary and bonus of Jeffrey A. Gould, our president and chief executive officer, in 2016 was equal to 1.9x Mitchell Gould’s base salary and bonus and 2.7x George Zweier’s base salary and bonus. We have not adopted a policy with regard to the relationship of compensation among named executive officers or other employees. The compensation committee was aware of the differential in compensation among these executive officers and concluded that the differential was appropriate because, among other things, both Mitchell Gould and George Zweier have responsibilities primarily related to a specific activity, whereas Jeffrey A. Gould’s responsibilities cover all our business activities including, among other things, property acquisitions, dispositions and financings, capital raising, investor relations, developing and maintaining relationships with joint venture partners, negotiating joint venture agreements, negotiating the sale of our interest in the Newark Joint Venture and matters pertaining to the repayment of the $19.5 million loan owed to us by the venture.

Part-Time Named Executive Officers

Matthew J. Gould, a Senior Vice President and Management Trustee, is a member of our investment committee and as such is involved in analyzing and reviewing the operating results of each property in our portfolio and in analyzing, reviewing and approving each of our acquisition, disposition and financing transactions.

David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, is involved in banking relationships, chairs our disclosure controls and procedures committee and participates in the preparation and review of our disclosures under the Exchange Act, and press releases.

The compensation committee determined that based on the value of Mr. Kalish’s services on our behalf, the compensation of Mr. Kalish, which is allocated to us, is reasonable. No amounts are allocated to us pursuant to the shared services agreement for the services of Matthew J. Gould.

Long-Term Equity and Equity Incentive Awards

We believe that our long-term equity compensation program, using restricted share awards and RSUs with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding restricted shares. Our policy remains to limit dilution and compensation costs. In January 2017 and 2016, we issued 147,500 and 141,050 restricted share awards, respectively, representing approximately 1.1% and 1.0% of our outstanding shares, respectively. In June 2016, we granted 450,000 shares subject to RSUs, representing approximately 3.2% of our outstanding shares. In the past five years, excluding the one-time grant of the RSUs, we have awarded an average of 139,855 shares each year, representing an average of 0.99% per annum of our outstanding shares.

Advisor Fees

We and our former advisor, REIT Management, were parties to the advisory agreement pursuant to which the advisor performed the services described under “Executive Compensation—Compensation Discussion and Analysis—General” and for which we paid the advisor $693,000 in 2016. Our advisor in turn compensated certain of our executive officers. Fredric H. Gould, the former chairman of our board, is the sole shareholder of the former advisor. Since the fee paid by us to the advisor under the advisory agreement was based on an agreement which was approved by our audit committee and Board, the compensation committee did not specifically approve the fee or the amount paid by REIT Management to the executive officers. Effective December 31, 2015, the advisory agreement was terminated. See “Certain Relationships and Related Transactions.”

Fees for Services

The fees for Services were first paid in 2016 and in approving same, the compensation committee, the audit committee and Board took into account that after paying such fees, we would realize an estimated $1 million in savings in comparison to the fees that would have been paid pursuant to the advisory agreement. See “Certain Relationships and Related Transactions.”

Share Ownership Policy

In view of the fact that our executive officers and trustees beneficially own in the aggregate approximately 6.1 million shares, or 43.6% of our outstanding shares, we do not have, nor do we believe there is a need to adopt, a policy regarding ownership of our shares by executive officers and Trustees since their ownership interest aligns their interest with the interests of our shareholders.

Perquisites

The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.

Post-Employment Benefits Program

The following table sets forth the value (based on the closing price of our stock on September 30, 2016 of $8.00 per share) of equity awards held by our named executive officers that would vest upon a DDR Event or a change in control as of September 30, 2016:

Name	Value of Unvested Restricted Shares Held as of September 30, 2016 ($)	Value of Outstanding RSUs at September 30, 2016 ($)(1)
Jeffrey A. Gould	522,640	14,800
George Zweier	240,000	8,000
Mitchell Gould	432,000	8,800
David W. Kalish	354,000	13,400
Matthew J. Gould	522,640	14,800
(1)	Assumes that the target performance level is achieved and that there is no peer group adjustment. See “Grant of Plan Based Awards.”

Summary Compensation Table

The following summary compensation table discloses the compensation paid and accrued for services rendered in all capacities to us during the years indicated for our named executive officers:

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
Jeffrey A. Gould	2016	704,129	110,000	277,849	367,564	(6)	1,459,542
President and Chief Executive Officer	2015	547,808	65,000	103,691	670,016		1,386,515
	2014	520,472	50,000	104,130	608,403		1,238,005
George Zweier	2016	267,366	35,000	146,150	45,706	(7)	494,222
Vice President and Chief Financial	2015	253,956	31,000	46,085	45,518		376,559
Officer	2014	241,864	28,000	46,280	44,769		360,913
Mitchell Gould	2016	370,621	55,000	190,835	49,808	(8)	666,264
Executive Vice President	2015	355,295	52,500	85,080	48,611		541,486
	2014	355,366	50,000	76,540	45,466		527,372
David W. Kalish	2016	194,053	—	220,699	270,809	(9)	685,561
Senior Vice President, Finance	2015	175,695	—	56,720	324,406		556,821
	2014	155,968	—	68,174	260,725		484,867
Matthew J. Gould	2016	—	—	277,849	347,975	(10)	625,824
Senior Vice President	2015	—	—	103,691	522,180		625,871
	2014	—	—	104,130	466,742		570,872
(1)	The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. Mitchell Gould’s salary for 2014 includes commissions of $13,810 based on loan originations. We discontinued our loan origination activities in 2014. David W. Kalish and Matthew J. Gould do not receive salary or bonus directly from us. Mr. Kalish receives an annual salary and bonus from Gould Investors L.P. and related companies and a portion of his salary and bonus is allocated to us pursuant to the shared services agreement. The amount of his salary and bonus that is allocated to us is set forth in the above Summary Compensation Table. The salary and bonus paid to Matthew J. Gould by Gould Investors is not allocated to us pursuant to the shared services agreement. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Jeffrey A. Gould, David W. Kalish and Matthew J. Gould by entities owned by Fredric H. Gould, a Management Trustee and the former Chairman of our Board.
(2)	The annual base salaries in calendar 2017 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $787,500, $282,500, and $386,360, respectively.
(3)	The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2016, 2015 and 2014 reflects our performance and the performance of our named executive officers for such years and was paid in 2017, 2016 and 2015, respectively.
(4)	Reflects, for 2016, the aggregate grant date fair value of the RSUs and the restricted share awards, and for 2015 and 2014, the grant date fair value of restricted share awards, in each case calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by the named executives. Grant date fair values assumptions are consistent with those disclosed in Note 9—Shareholders’ Equity, in the consolidated financial statements included in our 10-K, attached to and included in this proxy statement/prospectus as Annex F. For 2016, the maximum values of the portion of the RSUs subject to issuance upon satisfaction of performance criteria related to the compounded annual growth rate in adjusted funds from operations would be $132,460, $71,600, $78,760, $119,430 and $132,460, for Jeffrey A. Gould, George Zweier, Mitchell Gould, David Kalish, and Matthew J. Gould, respectively. See “Grant of Plan—Based Awards ”. Excludes the following restricted share awards granted in January 2017: 13,110 shares to each of Messrs. Jeffrey A. Gould and Matthew J. Gould, 7,000 shares to David W. Kalish, 7,500 shares to George Zweier and 11,375 shares to Mitchell Gould.
(5)	We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $39,750 for any person in calendar 2016. The estimated amount payable as of September 30, 2016 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $1,931,000, $705,000 and $845,000, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.
(6)	Includes $222,975 paid to him by REIT Management, our contribution of $39,750 paid for his benefit to our defined contribution plan and perquisites totaling $104,837, of which $14,392 represents an automobile allowance, $4,336 represents a premium paid for additional disability insurance, $5,506 represents a premium paid for long-term care insurance and $80,605 represents an education benefit.
(7)	Includes our contribution of $39,750 paid for his benefit to our defined contribution plan and a $5,956 automobile allowance.
(8)	Includes our contribution of $39,750 paid for his benefit to our defined contribution plan and a $10,058 automobile allowance.

(9)	Includes $99,500 paid to him by REIT Management, $150,000 we paid him for the Services, our contribution of $12,159 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $9,150, of which $3,100, $1,601 and $4,448 represents our share of the amounts incurred by Gould Investors for additional disability insurance, long-term care insurance, and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.
(10)	Includes $197,975 paid to him by REIT Management and $150,000 we paid him for the Services.

Grants of Plan-Based Awards

The following table discloses the grants of plan-based awards during 2016 to our named executive officers. Under our 2012 Incentive Plan, we granted restricted share awards, which are referred to in such table as “RS” and under our 2016 Incentive Plan, as amended, we implemented a pay-for-performance plan and awarded restricted stock units, which are referred to in the table as RSUs. Upon vesting, each RSU entitles the recipient to one share of common stock. Vesting of the RSUs occurs, subject to the continuation of an employment, consulting or similar relationship with us through 2021, upon satisfaction of performance hurdles related to the compounded annual growth rate from 2016 through 2021 in (i) total stockholder return, which awards are referred to in the table below as “RSU-TSR” and (ii) adjusted funds from operations (as defined), which awards are referred to in the table as “RSU-AFFO.” Adjusted Funds from Operations is defined to mean funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, less straight-line rent accruals, adding back restricted stock expense, amortization of deferred mortgage costs, property acquisition costs and adjusting for the impact of non-controlling interests and subject to any changes in generally accepted accounting principles applicable to us.

The RSU – TSR awards are subject to an increase or decrease, which we refer to as the peer group adjustment, depending on our performance relative to a peer group (i.e., the FTSE NAREIT Equity Apartment Index, excluding companies whose primary focus is the provision of housing for college/graduate students). Specifically, if the compounded annual growth rate in total stockholder return from 2016 through 2021 is in the (i) top 25% of our peer group, the recipient is entitled to additional RSUs equal to 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels and (ii) in the bottom 25% of the peer group, the recipient will forfeit 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels. This peer group adjustment is not reflected in the table below.

Each RSU is coupled with a dividend equivalent right entitling the holder to an amount in cash equal to the aggregate amount of cash dividends that would have been paid in respect of the shares underlying such RSUs, if and to the extent such RSU vest, had such shares been outstanding during the performance cycle applicable to such RSU. The RSUs are subject to the provisions of any clawback policy implemented by us, which we anticipate implementing when rules with respect to such policies have been adopted by the NYSE.

			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Grant Type	Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)
Jeffrey A. Gould	1/6/16	RS	—	—	—	13,230	82,026
	6/6/16	RSU-TSR	4,625	9,250	18,500	—	—
	6/6/16	RSU-AFFO	4,625	9,250	18,500	—	—
George Zweier	1/6/16	RS	—	—	—	6,500	40,300
	6/6/16	RSU-TSR	2,500	5,000	10,000	—	—
	6/6/16	RSU-AFFO	2,500	5,000	10,000	—	—
Mitchell Gould	1/6/16	RS	—	—	—	12,000	74,400
	6/6/16	RSU-TSR	2,750	5,500	11,000	—	—
	6/6/16	RSU-AFFO	2,750	5,500	11,000	—	—
David W. Kalish	1/6/16	RS	—	—	—	7,000	43,400
	6/6/16	RSU-TSR	4,187	8,375	16,750	—	—
	6/6/16	RSU-AFFO	4,187	8,375	16,750	—	—
Matthew J. Gould	1/6/16	RS	—	—	—	13,230	82,026
	6/6/16	RSU-TSR	4,625	9,250	18,500	—	—
	6/6/16	RSU-AFFO	4,625	9,250	18,500	—	—
(1)	To achieve the threshold award, a compounded annual growth rate of 6% and 8% is required from 2016 through 2021 with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.

(2)	To achieve the target award, a compounded annual growth rate of 9% is required from 2016 through 2021 with respect to each of the RSU-TSR and RSU-AFFO awards.
(3)	To achieve the maximum award, a compounded annual growth rate of 10% and 12% is required from 2016 through 2021 with respect to the RSU-AFFO awards and RSU-TSR awards, respectively.
(4)	Represents the grant in 2016 of restricted shares which generally vest in 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the number and value (based on the closing price per common share of $8.00 on September 30, 2016) of the outstanding equity awards at September 30, 2016 for our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(6)
Jeffrey A. Gould(1)(3)	65,330	522,640	41,625	333,000
George Zweier(2)	30,000	240,000	22,500	180,000
Mitchell Gould(1)(4)	54,000	432,000	24,750	198,000
David W. Kalish(1)(4)	44,250	354,000	37,687	301,496
Matthew J. Gould(1)(3)	65,330	522,640	41,625	333,000
(1)	On January 16, 2012, we awarded this individual 9,125 restricted shares.
(2)	On January 16, 2012, January 10, 2013, January 6, 2014, January 9, 2015 and January 6, 2016, we awarded this individual 4,500, 6,000, 6,500, 6,500 and 6,500 restricted shares, respectively.
(3)	On January 10, 2013, January 6, 2014, January 9, 2015 and January 6, 2016 we awarded this individual 13,725, 14,625, 14,625 and 13,230 restricted shares, respectively.
(4)	On January 10, 2013, we awarded Mitchell Gould and David Kalish, 10,125 and 10,550 restricted shares, respectively, on January 6, 2014, we awarded Mitchell Gould and David Kalish, 10,750 and 9,575 restricted shares, respectively, on January 9, 2015, we awarded Mitchell Gould and David W. Kalish 12,000 and 8,000 restricted shares, respectively and on January 6, 2016, we awarded Mitchell Gould and David W. Kalish 12,000 and 7,000 restricted shares, respectively.
(5)	Reflects the number of restricted shares that have not vested. Each restricted share generally vests five years after the grant date.
(6)	Reflects the number of RSUs that have not vested and assumes that the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) vest in 2021. We can provide no assurance that the performance requirements with respect to the RSUs will be satisfied or that these awards will vest. See “Grant of Plan Based Awards.”

Option Exercises and Stock Vested

The following table discloses information with respect to the shares of restricted stock held by our named executive officers that vested in 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	9,750	58,013
George Zweier	4,200	24,990
Mitchell Gould	9,750	58,013
David W. Kalish	9,750	58,013
Matthew J. Gould	9,750	58,013

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Jeffrey Rubin (Chairman)
Alan Ginsburg
Jonathan H. Simon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

Fredric H. Gould, a trustee and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a Director and the sole stockholder of the managing general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, owns approximately 21.3% of our outstanding common shares. In addition, Mr. Gould is an officer and sole shareholder of REIT Management, our former advisor. Fredric H. Gould is the father of Matthew J. Gould and Jeffrey A. Gould.

Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, a Vice President of BRT and an executive officer of the managing general partner of Gould Investors, and Alon Rosenzweig, our employee. Jeffrey A. Gould, a Trustee and our President and Chief Executive Officer, is a Senior Vice President and a Director of One Liberty Properties, a Senior Vice President and Director of the managing general partner of Gould Investors and, commencing January 1, 2015, a member of a limited liability company which is the other general partner of Gould Investors. Matthew J. Gould, a Trustee and Senior Vice President, is the Chairman of the Board of Directors of One Liberty Properties, Chairman of the Board of the managing general partner of Gould Investors and serves as trustee of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of REIT Management and Majestic Property. David W. Kalish, Isaac Kalish, Simeon Brinberg and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property. David W. Kalish is the father of Isaac Kalish and Simeon Brinberg is the father-in-law of Mark Lundy.

Related Party Transactions

Our 2016 Equity Award Grants

In 2016, each of the following individuals was granted restricted shares and/or RSUs (collectively, the “Equity Awards”) with the indicated grant date fair value: Fredric H. Gould - $259,993; Mark H. Lundy - $277,849; Israel Rosenzweig - $184,443; Isaac Kalish - $190,330; Steven Rosenzweig - $157,128; and Alon Rosenzweig - $154,543. The grant date fair value of these Equity Awards was calculated in the manner described in Note 4 of the Summary Compensation Table. These amounts reflect our accounting expense for these Equity Awards and do not correspond to the actual value that will be realized by these individuals.

Advisory Agreement; Services

In 2016, pursuant to the advisory agreement between us and REIT Management, a company wholly-owned by Fredric H. Gould, we paid REIT Management fees of $693,000. See “Executive Compensation— Compensation Disclosure and Analysis—Advisor Fees.” In 2016, Fredric H. Gould, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig and Isaac Kalish received compensation from REIT Management of $2,250, $136,850, $28,950, $0 and $13,200, respectively. The advisory agreement was terminated by us effective as of December 31, 2015.

To obtain the services previously provided pursuant to the advisory agreement, in calendar 2016 we retained, and in calendar 2017, we intend to retain, the following individuals, who in fiscal 2016 received, and it is anticipated will receive in fiscal 2017, respectively, the following compensation for performing the Services: Fredric H. Gould, $150,000 and $207,500; Matthew J. Gould, $150,000 and $207,500; David W. Kalish, $150,000 and $207,500; Isaac Kalish $150,000 and $227,188; Steven Rosenzweig, $112,500 and $175,312; Israel Rosenzweig, $37,500 and $51,875; and Mark H. Lundy, $75,000 and $103,750.

Shared Services Agreement

We and certain related entities, including Gould Investors, One Liberty Properties, Inc., Majestic Property Management and REIT Management, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2016, the amount of general and administrative expenses allocated to us represents approximately 22.9% of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, we paid $157,000 for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. The amounts allocated to us for the salary, bonus and benefits for services performed by Steven Rosenzweig and Isaac Kalish who are engaged by us on a part-time basis, were $205,788, and $129,027, respectively.

We obtain certain insurance (primarily property insurance) in connection with Gould Investors and its affiliates and in 2016, we reimbursed Gould Investors $41,000 for our share of insurance premiums. We believe we secure more favorable rates by obtaining insurance on such basis.

Majestic Property

Majestic Property, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. In 2016, we paid Majestic Property fees totaling $34,000, representing, in the aggregate, less than 1% of the 2016 revenues of Majestic Property. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Simeon Brinberg, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish, received compensation from Majestic Property in 2016, which compensation is not included in the Summary Compensation Table. The fees paid by us to REIT Management and Majestic Property and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. The fees paid to REIT Management were paid pursuant to the advisory agreement. The expenses reimbursed to Gould Investors are reimbursed pursuant to the shared services agreement. Simeon Brinberg, Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig and Isaac Kalish also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2016.

Miscellaneous

Alon Rosenzweig received compensation of $368,422 in 2016 (including $155,883 in base salary for 2016, $25,000 bonus for 2016, which is paid in 2017 and $154,543 of Equity Awards) and participated in the welfare and other benefit plans made available to executives.

On December 11, 2015, we borrowed $8 million from Gould Investors and on February 24, 2016, we repaid such loan and the interest of $86,000 that accrued thereon at the annual rate of 5.24%.

Policies and Procedures

Our code of business conduct and ethics provides in the “Conflicts of Interest” section that our board is aware of certain transactions between us and affiliated entities, including the sharing of services pursuant to the terms of a shared services agreement and the provision of services by affiliated entities to us. The provision states that the board has determined that the services provided by affiliated entities to us are beneficial and that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved by the audit committee which is satisfied that the fees, charges and other payments made to the affiliated entities are at no greater cost or expense to us then would be incurred if we were to obtain substantially the same services from unrelated and unaffiliated entities. The term “affiliated entities” is defined in the code of business conduct and ethics as all parties to the shared services agreement and other entities in which our officers and trustees have an interest.

Generally, related party transactions that are proposed are submitted to the audit committee for its prior review and, if appropriate, approval. To the extent payments are made pursuant to an agreement with a related party previously approved by the audit committee, such as payments under the shared services agreement, such payments are reviewed by the audit committee on a quarterly basis and if appropriate, approved. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee’s deliberations. Our audit committee reports our related party transactions to our Board on at least an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers, trustees and persons who beneficially own more than 10% of our common shares to file Initial Reports of Ownership and Reports of Changes in Ownership with the SEC. Executive officers, trustees and greater than 10% beneficial owners are required by the rules and regulations promulgated pursuant to the Exchange Act, to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports filed with the SEC, we believe that none of our Trustees, executive officers and greater than 10% beneficial owners have failed to file on a timely basis reports required by Section 16(a) during 2016, other than Gould Investors which filed one delinquent report with respect to four transactions that were not reported on a timely basis for 2016. Messrs. F. Gould, J. Gould and M. Gould, who, because of their relationship to Gould Investors, include in the Section 16 reports filed by them the transactions in our securities effected by Gould Investors, also did not file on a timely basis the same report with respect to such transactions.

INVESTMENT OBJECTIVES AND POLICIES

The following is a discussion of our policies with respect to investments and certain other activities of Old BRT which will be the investment policies of New BRT. These policies may be amended and revised from time to time at the discretion of our Board without a vote of our shareholders, except as otherwise provided by the Trust Declaration or the New BRT Charter, as applicable. No assurance can be given that our investment objectives will be attained. See “Risk Factors” beginning on page 16 and “Risk Factors” beginning on page F-11 of Annex F annexed hereto. Capitalized terms used without being defined herein shall have the meaning ascribed to such terms by our 10-K, attached to and included in this proxy statement/prospectus as Annex F.

We are a real estate investment trust, also known as a REIT. We conduct all or substantially all of our investment activities through our direct and indirect subsidiaries. We are primarily engaged in the ownership, operation and development of multi-family properties and the ownership and operation of other assets, including real estate and a real estate loan. Prior to 2012, we were engaged solely in real estate lending activities and from 2012 through 2014, we engaged in both real estate lending and multi-family activities. As of November 1, 2014, we were no longer engaged in real estate lending. We have no policy regarding the respective proportion of our assets that may be invested in any specific property or other investment, any type of investment or any issuer. Effective as of January 1, 2016, we are an internally managed REIT.

General

The Trust Declaration provides that Old BRT’s investment objective is to invest in real property, mortgage loans, and other investments related to real property in such proportions as the trustees may deem advisable from time to time in light of changing economic conditions. Except as specifically provided in the Trust Declaration, there is no specified allocation required with respect to any type or category of real estate investment. Old BRT may allocate different amounts to different types of real estate investments and may participate with other persons in such activities. The New BRT Charter provides that, after the Conversion, New BRT will be formed to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Code) for which corporations may be organized under the general laws of the State of Maryland. After the Conversion, we may invest in real property, mortgage loans, and any other investments in such proportions as our Board may deem advisable from time to time in light of changing economic conditions. The New BRT Charter does not require any specified allocation with respect to any type or category of real estate investment. We may allocate different amounts to different types of real estate investments and may participate with other persons in such activities.

Investments in Real Estate or Interests in Real Estate

We identify multi-family property acquisition opportunities primarily through relationships developed over time by our officers, former borrowers, current joint venture partners, real estate investors and brokers. We are interested in acquiring the following types of multi-family properties:

•	Class B or better properties with strong and stable cash flows in markets where we believe there exists opportunity for rental growth and with potential for further value creation;
•	Class B or better properties that offer significant potential for capital appreciation through repositioning or rehabilitating the asset to drive rental growth;
•	properties available at opportunistic prices providing an opportunity for a significant appreciation in value; and
•	development of Class A properties in markets where we believe we can generate significant returns from the operations, and in appropriate circumstances, the sale of the development.

Our multi-family property investment activities involve the ownership, operation and development of such properties, primarily through joint ventures. Our current goal is to acquire multi-family properties with cap rates ranging from 5% to 6.25% and that will provide stable risk adjusted total returns (i.e., operating income plus capital appreciation). In identifying opportunities that will achieve such goal, we seek acquisitions that will achieve an approximate 7% to 19% annual return on invested cash and an internal rate of return of approximately 9% to 18%. We have also focused, but have not limited ourselves, to acquiring properties located in the Southeast United States and Texas. Subject to the foregoing, we are opportunistic in pursuing multi-family property acquisitions and do not mandate any specific acquisition criteria, though we take the following into account in evaluating an acquisition opportunity: location, size of the target market, property quality, availability and terms and conditions of long term fixed rate mortgage debt, potential for capital appreciation or recurring income, extent and nature of contemplated capital improvements and property age. We generally acquire properties with a joint venture partner with knowledge and experience in owning and operating multi-family properties in the target market, as this enhances our understanding of such market and assists us in managing our risk with respect to a particular acquisition.

On February 23, 2016, we sold our equity interest in our most significant interest in other real estate assets, consisting of properties (including commercial property and unimproved land), located in Newark, New Jersey, for $16. 9 million. We continue to own and operate various other real estate assets. At September 30, 2016, the net book value of our other real estate assets is $30.0 million.

Financing policies

A key consideration in our acquisition process is the evaluation of the availability of mortgage debt to finance the acquisition (or the ability to assume the mortgage debt on the property) and the terms and conditions (e.g. interest rate, amortization and maturity) of such debt. Typically, approximately 25% to 35% of the purchase price is paid in cash and the balance is financed with mortgage debt. We believe that the use of leverage of up to 75% allows us the ability to earn a greater return on our investment than we would otherwise earn. Generally, the mortgage debt obtained in connection with an acquisition matures five to ten years thereafter, is interest only for one to three years after the acquisition, and provides for a fixed interest rate and for the amortization of the principal of such debt over 30 years.

Acquisition and disposition of multifamily properties

Before a property is acquired, the acquisition must be reviewed and approved by our investment committee. Approval occurs after the assent of not less than four of the seven members of this committee, all of whom are our executive officers. The approval of our board of trustees is required for any single multi-family property acquisition in which our equity investment exceeds $15 million.

We monitor our portfolio to identify appropriate disposition candidates. Factors considered in deciding whether to dispose of a property generally include our evaluation of the current market price of such property compared to projected economics for such property and adverse changes in the factors considered in acquiring such property. We also believe it is important for us to maintain strong relationships with our joint venture partners and accordingly we also take into account our partners' wishes with respect to property sales. If our partners deem it in their own economic interest to dispose of a property at an earlier date than we would otherwise dispose of a property, we may accommodate such request.

Investment in Real Estate Mortgages

We do not have a policy limiting our ability to make loans to persons other than our executive officers or invest in real estate mortgages. Our real estate lending activities decreased during the past five years (i.e., $0, $0, $5.0 million, $5.5 million and $70.3 million of loan originations in 2016, 2015, 2014 and 2013, respectively). As of November 1, 2014, other than the loan described in the next paragraph, we are no longer engaged in real estate lending. These lending activities involved originating and holding for investment short-term senior mortgage loans secured by commercial and multi-family real estate property.

After the sale of our interest in the Newark Joint Venture, we retain ownership of a real estate loan, which matures in June 2017 and is secured by various parcels in Newark, New Jersey. At December 31, 2016, the principal amount of this loan is $5.9 million.

While we intend to emphasize equity real estate investments in multi-family properties, we may acquire loans secured by real estate to the extent that those investments are consistent with our qualification as a REIT. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but may from time to time provide a short-term loan to a multi-family property owner or joint venture partner as a means of securing an acquisition opportunity. The loans in which we may invest may be first-lien mortgages or subordinated loans secured by real estate. The subordinated loans in which we may invest may include subordinated loans secured by a pledge of ownership interests in an entity owning real estate or portfolios of real estate. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing these loans may not be sufficient or, in the case of subordinated loans, available to enable us to recover our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Our multi-family properties are generally acquired with venture partners in transactions in which we generally have an 80% equity interest in the entity owning the property. The arrangements with our multi-family property joint venture partners are deal specific and vary from transaction to transaction. Generally, these arrangements provide for us and our joint venture partner to receive net cash flow available for distribution in the following order of priority (and in certain cases, we are entitled to these distributions on a senior or preferential basis):

•	a preferred return of 10% on each party's unreturned capital contributions, until such preferred return has been paid in full,
•	the return in full of each party's capital contribution,
•	the remaining net cash flow is distributed based upon satisfaction of performance hurdles which vary by transaction.

Though, as noted above, each joint venture operating agreement contains different terms, such agreements generally provide for a buy-sell procedure under specified circumstances (including (i) after the passage of time (e.g., two years after the acquisition), (ii) if the partners are unable to agree on major decisions, (iii) upon a change in control of our subsidiary owning the interest in the joint venture, or (iv) one or more of the foregoing). Further, these arrangements may also allow us, and in some cases, our joint venture partner, to force the sale of the property after it has been owned by the joint venture for a specified period (e.g., four to five years after the acquisition).

Subject to the gross income and asset requirements required to qualify as a REIT, we may also invest in interests in or securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. Other than the limitations imposed on Old BRT as described below and under “Comparison of Rights of Shareholders of Old BRT and New BRT”, we do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common shares, preferred shares, debt, limited liability company or partnership interests, interests in another REIT or entry into a joint venture.

Generally speaking, we do not expect to engage in any significant investment activities in other entities other than our investment in multi-family properties through joint ventures. However, we may also invest in interests in or securities of other issuers in connection with acquisitions of indirect interests in properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. Other than the limitations imposed (i) on Old BRT as described below and under “Comparison of Rights of Shareholders of Old BRT and New BRT”, and (ii) by the gross income and asset tests that we must satisfy to qualify as a REIT, there are no limitations on the amount or percentage of Old BRT’s or New BRT’s total assets that may be invested in any one issuer. However, we do not invest, and we do not anticipate investing, in securities of other issuers for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Conflict of Interest Policies

We have adopted a code of business conduct and ethics that applies to all Trustees, officers, employees, agents and consultants, including our Chief Executive Officer, principal financial officer, principal accounting officer or controller or person performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.brtrealty.com and may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During 2016, there were no waivers of the provisions of the code of business conduct and ethics with respect to any of our trustees, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics on our website.

Restricted Activities

Old BRT, with specified exceptions, is prohibited from:

•	investing in commodities, foreign currencies, bullion or chattels;
•	investing in real estate contracts for sale in excess of a value of 1% of Old BRT’s total assets;
•	engaging in any short sale;
•	issuing “redeemable securities”, as defined in the Investment Company Act of 1940;
•	holding securities as a result of which, Old BRT would fail to qualify as a REIT under the Code;
•	engaging in trading as compared with investment activities, or engaging in the business or underwriting of securities issued by others;
•	holding property primarily for sale to customers in the ordinary course of the trade or business of Old BRT; and
•	investing in equity securities of any person which, to the knowledge of the trustees of Old BRT, is then holding investments or engaging in activities prohibited to Old BRT, if, after giving effect to such investment, the aggregate value of such investments would exceed 5% of the total assets of Old BRT.

New BRT will not be subject to any such restrictions. See “Comparison of Rights of Shareholders of Old BRT and New BRT–General–Purpose/Investment Objective.”

Temporary Investment of Assets

The Trust Declaration provides that pending application of the Old BRT assets, Old BRT, with specified exceptions, may invest such assets in:

•	obligations of or guaranteed or insured by, the United States Government, any state, territory or possessions thereof, or any agencies or political subdivisions thereof;
•	evidences of deposits in, or obligations of, banking institutions, state and federal savings and loan associations and savings institutions which are members of the Federal Deposit Insurance Corporation or of the Federal Home Loan Bank System;
•	shares of other REITs; and
•	other marketable securities that will not jeopardize Old BRT’s status as a REIT under the Code

Equity Capital Policies

Subject to applicable law, Old BRT’s board of trustees may, without further shareholder approval, authorize the issuance of additional Old Shares or preferred shares of any class or series or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. New BRT may in the future issue New BRT common or preferred stock in connection with acquisitions of properties or otherwise. Old BRT, and following the Conversion, New BRT, also may issue equity interests in Old BRT or New BRT, as applicable or their respective subsidiaries, in connection with acquisitions of properties or otherwise.

The Old BRT board of trustees has authorized us to repurchase up to $5.0 million of our shares through September 30, 2017. At September 30, 2016, $4.47 million of such authorization remains available.

As of the date of this proxy statement, we do not know of any matter other than those stated in this proxy statement which are to be presented at the annual meeting of shareholders. If any other matter should properly come before the meeting, the persons named in the proxy card will vote the common shares represented by it in accordance with their discretion. Discretionary authority to vote on other matters is included in the proxy.

LEGAL MATTERS

The validity of New BRT common stock to be issued pursuant to the Conversion will be passed upon by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon by Troutman Sanders LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedules of BRT Realty Trust, included in this proxy statement/prospectus, including the annexes hereto, have been so included in reliance on the report of BDO USA LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Shareholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Secretary at the address set forth on the cover page of this proxy statement/prospectus no later than September 22, 2017. Any proposal should be addressed to our Secretary and may be included in next year’s proxy materials for our 2018 annual meeting of shareholders only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

If the Conversion is not consummated, for any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2018 annual meeting of shareholders of Old BRT’s shareholders, rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, permit our proxies to exercise discretionary authority in voting on any such proposal to the extent conferred by proxy if we:

•	receive notice of the proposal before December 6, 2017 and advise shareholders in the proxy statement for the 2018 annual meeting of shareholders of the nature of the proposal and how management intends to vote on such matter, or
•	do not receive notice of the proposal before December 6, 2017.

If the Conversion is consummated, the New BRT Bylaws will require that we be given advance written notice of nominations for election to our Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Secretary must receive such notice, as well as the information and other materials required by our Bylaws, at our principal executive offices not later than September 22, 2017 and no earlier than August 23, 2017 for matters to be presented at the 2018 annual meeting of our stockholders. However, in the event that the 2018 annual meeting is held before February 12, 2018 or after April 13, 2018, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2018 annual meeting and not less than the later of the close of business on the later of (a) the 120th day prior to the date of the 2018 annual meeting or (b) the tenth day after the day on which public announcement of the date of such meeting was first made by us.

OTHER MATTERS

Old BRT’s board of trustees knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Shareholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By order of the Board of Trustees

S. Asher Gaffney, Secretary

Annex A

BRT REALTY TRUST

First Amendment to
Third Amended and Restated Declaration of Trust

I, [            ], a Trustee of BRT Realty Trust, a Massachusetts business trust (the “Trust”), hereby certify that attached hereto as Exhibit A is the First Amendment to the Third Amended and Restated Declaration of Trust (the “First Amendment”) duly adopted by the shareholders of the Trust on [                     ], [  ], 2017 (the “Effective Date”).

The First Amendment is effective as of the Effective Date.

IN WITNESS WHEREOF, the undersigned being presently a Trustee of the Trust, has signed these presents, this [  ] day of [                     ], 2017.

[ ]
STATE OF NEW YORK	)
)
COUNTY OF NASSAU	)

On this    day of                      , 2017, before me, the undersigned notary public, personally appeared [            ], proved to me through satisfactory evidence of identification, which were                      , and he duly executed the foregoing certification before me and acknowledges the execution of said certification to be his act and deed and that the facts stated therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

Notary Public
My commission expires:

A-1

EXHIBIT A

FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED
DECLARATION OF TRUST
OF
BRT REALTY TRUST

WHEREAS, BRT Realty Trust, a Massachusetts business trust having a usual place of business at 60 Cutter Mill Road, Great Neck, New York 11021 (the “Trust”) was organized as a Massachusetts business trust under the name “Berg Enterprises Realty Group” with the filing of its Declaration of Trust, dated June 16, 1972, in the office of the Secretary of the Commonwealth of Massachusetts and in the office of the Clerk of the City of Boston;

WHEREAS, the Trust filed a Third Amended and Restated Declaration of Trust, dated October 5, 2005 (the “Third Declaration of Trust”), in the office of the Secretary of the Commonwealth of Massachusetts and in the office of the Clerk of the City of Boston;

WHEREAS, pursuant to Section 8.1 of the Third Declaration of Trust, the Third Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the Shares (as defined in the Third Declaration of Trust) then outstanding and entitled to vote; and

WHEREAS, such holders have affirmatively voted that the Third Declaration of Trust be amended as set forth herein.

NOW, THEREFORE, the Third Declaration of Trust is hereby amended as follows:

1.   Section 8.2 of the Third Declaration of Trust is amended by adding the following to the end of such Section:

“For avoidance of doubt, the transaction pursuant to which the Trustees may select or direct the organization of a corporation, association, trust or other organization which shall take over the Trust property and carry on the affairs of the Trust may take the form of a conversion of the Trust into a corporation, association, trust or other organization, including, without limitation, a conversion of the Trust into a Maryland corporation in accordance with Subtitle 9 of Title 3 of the Maryland General Corporation Law, provided that such conversion is approved in accordance with this Section 8.2 (i.e., by the affirmative vote of not less than a majority of the Shares then outstanding and entitled to vote).”

A-2

ANNEX B

PLAN OF CONVERSION

The purpose of this Plan of Conversion (the “Plan”), dated as of December 8, 2016, is to convert BRT Realty Trust, a Massachusetts business trust organized in the Commonwealth of Massachusetts pursuant to Chapter 182 of the Massachusetts General Laws (the “Trust”), from a Massachusetts business trust to a corporation organized under the laws of the State of Maryland (the “Conversion”), pursuant to Title 3, Subtitle 9 of the Maryland General Corporation Law (the “MGCL”), which resulting corporation shall be named BRT Apartments Corp. (the “Corporation”).

1.   Plan of Conversion.

(a)      At the Effective Time (as defined below):

(i)   the Trust shall be converted into the Corporation, the Trust shall cease to exist as a Massachusetts business trust and shall continue to exist as a Maryland corporation, the Corporation shall be a continuation of the existence of the Trust in the form of a Maryland corporation and the Corporation shall be deemed to be the same entity as the Trust; and

(ii)   all the assets of the Trust, including any legacies that it would have been capable of taking, shall vest in and devolve on the Corporation without further act or deed and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the Trust shall not revert or be in any way impaired by reason of the Conversion.

(b)   Confirmatory deeds, assignments or similar instruments to evidence the Conversion may be executed and delivered at any time, before or after the Effective Time, in the name and on behalf of the Trust by its last acting officers or by the appropriate officers of the Corporation. The Conversion of the Trust to the Corporation shall not affect, invalidate, terminate, suspend or nullify any licenses, permits or registrations granted to the Trust before the conversion. As a result of the Conversion, any existing claim, action or proceeding pending by or against the Trust may be prosecuted to judgment as if the Conversion had not taken place, or, on motion of the other entity or any other party, the Corporation may be substituted as a party and a judgment against the Trust constitutes a lien on the property of the Corporation. The Conversion shall not affect any debts, obligations or liabilities of the Trust or impair the rights of creditors or any liens on the property of the Trust, and the Corporation shall be liable for all the debts and obligations of the Trust. The Conversion shall have the effects on the Trust and the Corporation provided for in Section 3-904(c) of the MGCL and this Plan.

(c)   The Conversion shall become effective at a time (the “Effective Time”) to be determined by or at the direction of the Board of Trustees of the Trust and set forth in the Articles of Conversion, the form of which is attached hereto as Exhibit A (the “Articles of Conversion”). The Articles of Conversion shall be filed prior to the Effective Time with the State Department of Assessments and Taxation of Maryland (the “SDAT”) together with the Articles of Incorporation of the Corporation, the form of which is attached hereto as Exhibit B; provided that, in the event that any proposal relating to specific terms of the Articles of Incorporation of the Corporation that is separately submitted by the Trust for approval by the shareholders of the Trust at the shareholder meeting at which the Conversion is submitted for approval by the shareholders of the Trust (the “Shareholder Meeting”) is not approved by the requisite vote, as set forth in the proxy statement distributed to the shareholders of the Trust for the Shareholder Meeting, as subsequently modified or supplemented (the “Proxy Statement”), the Articles of Incorporation of the Corporation to be filed with the SDAT together with the Articles of Conversion will be modified from the form attached hereto as Exhibit B in the manner set forth in the portion of the Proxy Statement that addresses the consequences of the failure of such proposal to be approved. The Articles of Incorporation of the Corporation, as filed with the SDAT in accordance with the foregoing, are referred to herein as the “Articles of Incorporation.” The Effective Time shall not be more than 30 days after the time such Articles of Conversion are accepted for record by the SDAT.

(d)   The Conversion shall be effectuated pursuant to, and in accordance with the terms of, the Articles of Conversion and this Plan. In addition, at and after the Effective Time, the Corporation shall be governed by the Articles of Incorporation and the MGCL. The Articles of Incorporation shall continue in full force and effect as the charter of the Corporation until duly amended, restated or supplemented in accordance with the provisions thereof and the MGCL.

(d)   Within ten (10) business days of the Effective Time the Trustees shall file with the Corporations Division of the Secretary of the Commonwealth of Massachusetts a copy of their vote to terminate the trust in accordance with the provisions of 950 CMR 109.07.

2.   Treatment of Shares. At the Effective Time, by virtue of the Conversion and without any action on the part of the Trust, its shareholders or the Corporation, each outstanding share of beneficial interest of the Trust, $3.00 par value per share (collectively, the “Trust Shares”), regardless of any defect in the authorization or issuance of any of the Trust Shares, shall be converted into one (1) share of common stock of the Corporation, $0.01 par value per share (“Common Stock”). All of such outstanding Trust Shares when so converted, shall cease to exist as ownership interests in the Trust and shall continue to exist as shares of Common Stock of the Corporation. The Common Stock issued to such holders shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles of Incorporation and the MGCL. Following the Conversion, any certificates that represented any of the Trust Shares prior to the Effective Time shall represent the shares of Common Stock into which such Trust Shares converted. The Corporation may request that the holders of any such certificates surrender them for cancellation and replacement with new certificates representing the applicable shares of Common Stock into which such Trust Shares converted or, to the extent such shares are to be uncertificated, evidence of such shares in book-entry form.

3.   Board of Directors. The initial directors of the Corporation, who will be named in the Articles of Incorporation, shall be the same as the members of the Board of Trustees of the Trust immediately prior to submission of the Articles of Incorporation to the SDAT for filing and, to the extent specified in the Articles of Incorporation, the initial terms of such directors shall be classified. Each initial director of the Corporation shall hold office until the successors to the initial directors (as a whole or in the same class as such initial director, as applicable) shall have been duly elected and qualified or until such initial director’s earlier resignation or removal in accordance with the applicable provisions of the MGCL, the Articles of Incorporation and the bylaws of the Corporation.

4.   Treatment of Equity Incentive Plans. At the Effective Time, the rights and obligations of the Trust under the Trust’s 2009 Incentive Plan, 2012 Incentive Plan and 2016 Incentive Plan (including all amendments or modifications, collectively, the “Plans”), the awards made under the Plans outstanding immediately prior to the Effective Time and the related award agreements, and any and all other agreements respecting awards made under any of the Plans and in effect immediately prior to the Effective Time shall become the rights and obligations of the Corporation and, for purposes of the Plans, shall be deemed to have been assumed by the Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire Trust Shares on the terms and subject to the conditions of the Plans, the award agreements and such other agreements will be converted on a one-for-one basis into rights to acquire shares of Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans, awards and other agreements. From and after the Effective Time, the Corporation shall have all amendment and administrative authority with respect to such Plans, awards, and agreements to the extent that the Trust had such authority immediately prior to the Effective Time.

5.   Income Tax Treatment. For U.S. federal income tax purposes, it is the intent of the Trust that (i) the Conversion qualify as a “reorganization” described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Plan of Conversion constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for this purpose. The Conversion of the Trust into the Corporation shall be reported for U.S. federal income tax purposes and all relevant state and local income tax purposes as a reorganization governed by Section 368(a)(f) of the Code, unless otherwise required by law or administrative action, and the parties hereto shall comply with any applicable tax reporting requirements.

6.   Termination. This Plan may be terminated by the Board of Trustees of the Trust at any time prior to the Effective Time, in which case the Trust shall not file the Articles of Conversion and Articles of Incorporation

with the SDAT and the Conversion shall not occur, or, if the Articles of Conversion and Articles of Incorporation have already been filed with the SDAT at the time that the Board of Trustees determines to terminate this Plan, the Conversion shall automatically be deemed abandoned and the Trust shall give notice of such abandonment promptly to the SDAT and the Trust shall further withdraw, amend or supplement such filings as necessary to prevent the Conversion from occurring.

Annex C

BRT APARTMENTS CORP.

FORM OF

ARTICLES OF INCORPORATION

ARTICLE I

INCORPORATOR

The undersigned,           whose address is c/o BRT Apartments Corp, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, being at least 18 years of age, effective as of          , does hereby convert BRT Realty Trust, a Massachusetts business trust formed on June 16, 1972, into a corporation formed under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is: BRT Apartments Corp.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE OF MARYLAND AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated whose post address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1.   Number and Classification of Directors.   The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is ten, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names and classes of the initial directors are:

Name	Class
Matthew J. Gould	II
Louis C. Grassi	II
Israel Rosenzweig	II
Jeffrey Rubin	II
Frederic H. Gould	III
Gary Hurand	III
Elie Weiss	III
Alan H. Ginsburg	I
Jeffrey A. Gould	I
Jonathan H. Simon	I

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The directors shall be classified, with respect to the terms for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The initial term of office of the initial Class I directors shall expire at the first annual meeting of stockholders, the initial term of office of the initial Class II directors shall expire at the second annual meeting of stockholders and the initial term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2.   Extraordinary Actions.   Except as specifically provided in Section 5.8 (relating to removal of directors) and in the last sentence of Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3.   Authorization by Board of Directors of Stock Issuance.   The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4.   Preemptive Rights; Appraisal Rights.   (a) Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

           (b)   Holders of shares of any class or series of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5.   Indemnification.   The Corporation, to the maximum extent permitted by Maryland law in effect from time to time, shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or a former trustee or officer of BRT Realty Trust, a Massachusetts business trust formed on June 16, 1972 (the “Predecessor Trust”) and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation or the Predecessor Trust and at the request of the Corporation or the Predecessor Trust, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity, in either case, from and against any claim or liability to which such individual may become subject by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by this Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation (including, without limitation, the Predecessor Trust and its direct or indirect subsidiaries), in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. For the avoidance of doubt, the rights of indemnification provided by this Charter shall protect acts performed by such indemnitees (including by reason of being named a person who is about to become a director) prior to the date of this Charter, including acts performed, or omissions taking place, prior to the formation of the Corporation.

Section 5.6.   Determinations by Board of Directors.   The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of authorized or outstanding shares of stock of any class or series of the Corporation; the value, fair value, or any sale, bid or asked price to be applied in determining the value or fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7.   REIT Qualification.   For so long as the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may authorize the Corporation to revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8.   Removal of Directors.   Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, [but only for cause and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purpose of this Section 5.8, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.]1

ARTICLE VI

STOCK

Section 6.1.   Authorized Shares.   The Corporation has authority to issue 302,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 2,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $3,020,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2.   Common Stock.   Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3.   Preferred Stock.   The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4.   Classified or Reclassified Shares.   Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights,

1 If the New BRT Director Removal Proposal is not approved, bracketed language will be replaced with the following: “with or without cause, by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast generally in the election of directors.”

voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 6.5.   Actions by Stockholders.   Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6.   Charter and Bylaws.   The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Section 6.7.   Distributions.   The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1.   Definitions.   For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.   The term “Aggregate Stock Ownership Limit” means 6.0% in value of the aggregate value of all of the outstanding shares of Capital Stock, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2.8.

Beneficial Ownership.   The term “Beneficial Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.   The term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.   The term “Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.   The term “Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.   The term “Common Stock Ownership Limit” means 6.0% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2.8.

Constructive Ownership.   The term “Constructive Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.   The term “Excepted Holder” means a Person for whom an exemption is granted and/or an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit.   The term “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established for an Excepted Holder by the Board of Directors pursuant to Section 7.2.7.

Initial Date.   The term “Initial Date” means the date and time that the conversion of the Predecessor Trust into the Corporation is completed within the meaning of Section 3-906 of the MGCL.

Market Price.   The term “Market Price” on any date means, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE.   The term “NYSE” means the New York Stock Exchange.

Person.   The term “Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, government, government subdivision, agency or instrumentality or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.   The term “Prohibited Owner” means, with respect to any purported Transfer (or other event), any Person that, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Restriction Termination Date.   The term “Restriction Termination Date” means the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the applicable restriction or limitation on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.   The term “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in

Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.   The term “Trust” means any trust provided for in Section 7.3.1.

Trustee.   The term “Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2.   Capital Stock.

      Section 7.2.1.   Ownership Limitations.   During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a)	Basic Restrictions.
(i)	(1) No Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)	No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii)	Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(b)	Transfer in Trust; Transfer Void Ab Initio. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),
(i)	then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically deemed to be transferred, without further action by the Corporation or any other party, to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or
(ii)	if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)	To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

      Section 7.2.2.   Remedies for Breach.   If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

      Section 7.2.3.   Notice of Restricted Transfer.   Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

      Section 7.2.4.   Owners Required To Provide Information.   From the Initial Date and prior to the Restriction Termination Date:

(a)	every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock of each class and/or series Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit; and
(b)	each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide promptly to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

      Section 7.2.5.   Remedies Not Limited.   Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

      Section 7.2.6.   Ambiguity.   In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of shares of Capital Stock held by each such Person.

      Section 7.2.7.   Exceptions.

(a)	Subject to Section 7.2.1(a)(ii) and upon receipt of such representations and agreements as the Board of Directors may require, the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit and may establish or increase an Excepted Holder Limit for such Person.
(b)	Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)	Subject to Section 7.2.1(a)(ii), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock and provided that the restrictions contained in Section 7.2.1(a) hereof will not be violated following the distribution or resale by such underwriter, placement agent or initial purchaser.
(d)	The Board of Directors may only reduce an Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as applicable.

      Section 7.2.8.   Increase or Decrease in Common Stock Ownership Limit or Aggregate Stock Ownership Limit.   Subject to this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons, and may increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, that any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock (without regard to any exemptions from the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit or Excepted Holder Limits previously granted by the Board of Directors pursuant to Section 7.2.7) or would cause the Corporation to otherwise fail to qualify as a REIT. Prior to increasing or decreasing the Common Stock Ownership Limit or Aggregate Stock Ownership Limit pursuant to this Section 7.2.8, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

      Section 7.2.9.   Legend.   Any certificate representing certificated shares of Capital Stock shall bear a legend noting the restrictions of ownership and transfer of Capital Stock set forth in this Article VII. Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3.   Transfer of Capital Stock in Trust.

      Section 7.3.1.   Ownership in Trust.   Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

      Section 7.3.2.   Status of Shares Held by the Trustee.   Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

      Section 7.3.3.   Dividend and Voting Rights.   The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

      Section 7.3.4.   Sale of Shares by Trustee.   Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares (or, if the event causing the shares to be held in Trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held in the Trust with respect to such shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

      Section 7.3.5.   Purchase Right in Stock Transferred to the Trustee.   Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Prohibited Owner for the shares (or, if the event causing the shares to be held in Trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII and, in such a case, the Corporation will pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other amounts held by the Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

      Section 7.3.6.   Designation of Charitable Beneficiaries.   By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4.   NYSE Transactions.   Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5.   Enforcement.   The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6.   Non-Waiver.   No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Sections 5.1, 5.5, [5.8], 6.6 and Articles VII and IX and for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Sections 5.1, 5.5, [5.8], 6.6, and Articles VII and IX or to this sentence of the Charter, shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.2

2 If the New BRT Director Removal Proposal is not approved, bracketed language will be deleted.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation as of the _____ day of _____________, 2017.

, Incorporator

Annex D

FORM OF

BYLAWS OF

BRT APARTMENTS CORP.

ARTICLE I

OFFICES

Section 1.   PRINCIPAL OFFICE.   The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.   ADDITIONAL OFFICES.   The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.   PLACE.   All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.   ANNUAL MEETING.   An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3.   SPECIAL MEETINGS.

(a)   General.   Each of the chairman of the board, the chief executive officer, the president and the Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

(b)   Stockholder-Requested Special Meetings.

      (1)   Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

      (2)   In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially, of record, or both) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

      (3)   The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

      (4)   In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further, that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 9:00 a.m., Eastern Time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further, that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

      (5)   If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

      (6)   The chairman of the board, the chief executive officer, the president or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

      (7)   For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4.   NOTICE.   Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects in writing or by electronic transmission to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this Section.

Section 5.   ORGANIZATION AND CONDUCT.   Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be the chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.   QUORUM.   At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this Section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of stockholders, the chairman of the meeting may conclude the meeting or adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting, if a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7.   VOTING.   Except in a contested election, a nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” or “against,” or withheld as to, such nominee at a meeting of stockholders duly called and at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present. An election shall be considered contested if, as of the date of the proxy statement for the meeting of stockholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected. Unless otherwise provided by statute or by the Charter, each outstanding share entitles the holder thereof to vote for as many individuals as there are directors and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, entitles the holder thereof to cast one vote on each matter properly submitted to a vote at a duly-called meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8.   PROXIES.   A stockholder of record may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the Corporation’s transfer agent or the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9.   VOTING OF STOCK BY CERTAIN HOLDERS.   Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10.   INSPECTORS.   The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.   ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)   Annual Meetings of Stockholders.   (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record as of the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

      (2)   For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting (which, in the case of the 2018 annual meeting of stockholders, shall mean the 2017 annual meeting of shareholders of BRT Realty Trust, a Massachusetts business trust); provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

      (3)   Such stockholder’s notice shall set forth:

(i)	as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;
(ii)	as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;
(iii)	as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,
(A)	the class, series and number of all shares of stock or other securities of the Corporation (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,
(B)	the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,
(C)	whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation disproportionately to such person’s economic interest in the Company Securities, and
(D)	any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(iv)	as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,
(A)	the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B)	the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;
(v)	the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and
(vi)	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

      (4)   Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the stockholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

      (5)   Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

      (6)   For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record, beneficially or both by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record as of the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)   General.   (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

      (2)   Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

      (3)   For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

      (4)   Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

Section 12.   TELEPHONE MEETINGS.   The Board of Directors or the chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 13.   CONTROL SHARE ACQUISITION ACT.   Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This Section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 14.   STOCKHOLDERS’ CONSENT IN LIEU OF MEETING.   Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE III

DIRECTORS

Section 1.   GENERAL POWERS.   The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2.   NUMBER, TENURE AND RESIGNATION.   At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than fifteen, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.   ANNUAL AND REGULAR MEETINGS.   The Board of Directors may provide, by resolution, the time and place for the holding of annual and regular meetings of the Board of Directors without other notice than such resolution.

Section 4.   SPECIAL MEETINGS.   Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place and time as the place and time for holding any special meeting of the Board of Directors called by them.

Section 5.   NOTICE.   Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.   QUORUM.   A majority of the directors then serving shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further, that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7.   VOTING.   The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8.   ORGANIZATION.   At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer (or if the chief executive officer is not a director), the president or, in the absence of the president (or if the president is not a director), a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.   TELEPHONE MEETINGS.   Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.   CONSENT BY DIRECTORS WITHOUT A MEETING.   Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director and is filed with the minutes of the proceedings of the Board of Directors.

Section 11.   VACANCIES.   If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.   COMPENSATION.   Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.   RELIANCE.   Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14.   RATIFICATION.   The Board of Directors or the stockholders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall be: (a) binding on the Corporation and its stockholders; and (b) constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15.   CERTAIN RIGHTS OF DIRECTORS AND OFFICERS.   Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 16.   EMERGENCY PROVISIONS.   Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television, radio or electronic transmission; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1.   NUMBER, TENURE AND QUALIFICATIONS.   The Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2.   POWERS.   The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole and absolute discretion.

Section 3.   MEETINGS.   Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide.

Section 4.   TELEPHONE MEETINGS.   Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.   CONSENT BY COMMITTEES WITHOUT A MEETING.   Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.   VACANCIES.   Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.   GENERAL PROVISIONS.   The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.   REMOVAL AND RESIGNATION.   Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.   VACANCIES.   A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.   CHAIRMAN OF THE BOARD.   The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5.   CHIEF EXECUTIVE OFFICER.   The Board of Directors may designate a chief executive officer. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.   CHIEF OPERATING OFFICER.   The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7.   CHIEF FINANCIAL OFFICER.   The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 8.   PRESIDENT.   The Board of Directors shall designate a president. In the absence of the designation of a chief executive officer, the president shall supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.   VICE PRESIDENTS.   The Board of Directors may designate one or more vice presidents. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, assistant vice president, vice president for particular areas of responsibility, and any one or more of the foregoing.

Section 10.   SECRETARY.   The Board of Directors shall designate a secretary. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11.   TREASURER.   The Board of Directors shall designate a treasurer. The treasurer shall perform such duties as from time to time may be assigned to him or her by the chief executive officer, the president, the chief financial officer or the Board of Directors.

Section 12.   ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.   The Board of Directors shall designate one or more assistant secretaries or assistant treasurers. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13.   COMPENSATION.   The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.   CONTRACTS.   The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by the chief executive officer, the president or any other person authorized by the Board of Directors.

Section 2.   CHECKS AND DRAFTS.   All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the chief executive officer, the president, the chief financial officer, the treasurer or such other officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors, the chief executive officer, the president, the chief financial officer or the treasurer.

Section 3.   DEPOSITS.   All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, the treasurer or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.   CERTIFICATES.   Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.   TRANSFERS.   All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or any officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.   REPLACEMENT CERTIFICATE.   Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or any officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.   FIXING OF RECORD DATE.   The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this Section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.   STOCK LEDGER.   The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.   FRACTIONAL STOCK; ISSUANCE OF UNITS.   The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.   AUTHORIZATION.   Subject to the provisions of law and the Charter, dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors and may be paid in cash, property or stock of the Corporation.

Section 2.   CONTINGENCIES.   Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

Section 1.   SEAL.   The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland,” or such other language as may be approved by the Board of Directors. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.   AFFIXING SEAL.   Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, either the Circuit Court for Baltimore City, Maryland, or the Supreme Court of Nassau County, New York, or, if neither such Court has jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, or the United States District Court for the Eastern District of New York, shall be the sole and exclusive fora for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

Annex E

FORM OF

ARTICLES OF CONVERSION

converting

BRT REALTY TRUST
a Massachusetts business trust

to

BRT APARTMENTS CORP.
a Maryland corporation

THIS IS TO CERTIFY THAT:

FIRST:   BRT Realty Trust is a Massachusetts business trust formed on June 16, 1972 (the “Converting Trust”) and, by virtue of these Articles of Conversion and Articles of Incorporation filed for record herewith, is converting (the “Conversion”) to BRT Apartments Corp., a corporation formed under the general laws of the State of Maryland (the “Converted Corporation”), on the terms and conditions set forth herein.

SECOND:   Upon the completion of the Conversion in accordance with the Maryland General Corporation Law and the Third Amended and Restated Declaration of Trust of the Converting Trust, as amended (the “Declaration of Trust”), the Converted Corporation shall, for all purposes of the laws of the State of Maryland, continue as the same entity as the Converting Trust, and the Conversion will have the effects set forth herein and in the Maryland General Corporation Law and the Declaration of Trust and the Plan of Conversion, dated as of December 8, 2016 (the “Plan”), adopted by the Converting Trust. Upon the completion of the Conversion:

(a)	Each outstanding share of beneficial interest in the Converting Trust, par value $3.00 per share (the “Converting Trust Common Shares”), shall, without any action on the part of any stockholder of the Converting Corporation, be converted into one share of common stock of the Converted Corporation, par value $0.01 per share.
(b)	No shares of beneficial interest in the Converting Trust of any class or series other than Converting Trust Common Shares are issued or outstanding.

THIRD:   The terms and conditions of the Conversion were advised, authorized and approved by the Converting Trust in the manner and by the vote required by the laws of the Commonwealth of Massachusetts and the Declaration of Trust and the Bylaws of the Converting Trust.

FOURTH:   These Articles of Conversion shall become effective at [•], unless, before such time, the Conversion is abandoned in the manner and by the vote required by the Plan.

FIFTH:   The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Trust and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the Converting Corporation are true in all material respects and that this statement is made under the penalties of perjury.

- Signature page follows -

E-1

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Trust as of the _____ day of ___________, 20__.

ATTEST:	BRT REALTY TRUST a Massachusetts business trust
By:
Name:	Name:
Title: Secretary	Title: President

E-2

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2016
Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-07172

BRT REALTY TRUST

(Exact name of registrant as specified in its charter)

Massachusetts	13-2755856
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
60 Cutter Mill Road, Great Neck, New York	11021
(Address of principal executive offices)	(Zip Code)

516-466-3100

Registrant's telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Shares of Beneficial Interest, $3.00 Par Value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

NONE
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes ☐ No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☑

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether registrant is a shell company (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☑

The aggregate market value of voting and non-voting common equity held by non-affiliates of the registrant was approximately $54.4 million based on the last sale price of the common equity on March 31, 2016, which is the last business day of the registrant's most recently completed second quarter.

As of December 1, 2016, the registrant had 13,898,835 Shares of Beneficial Interest outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the proxy statement for the annual meeting of shareholders of BRT Realty Trust to be filed not later than January 30, 2017 are incorporated by reference into Part III of this Form 10-K.

Form 10-K

Forward-Looking Statements

This Annual Report on Form 10-K, together with other statements and information publicly disseminated by us, contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. Forward looking statements are generally identifiable by use of words such as “may,” “will,” “will likely result,” “shall,” “should,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions or variations thereof.

Forward-looking statements contained in this Annual Report on Form 10- K are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control, and which could materially affect actual results, performance or achievements. Factors which may cause actual results to vary from our forward-looking statements include, but are not limited to:

•	factors described in this Annual Report on Form 10-K, including those set forth under the captions “Risk Factors” and “Business”;
•	our acquisition strategy, which may not produce the cash flows or income expected;
•	competition could adversely affect our ability to acquire properties;
•	competition could limit our ability to lease apartments or increase or maintain rental income;
•	losses from catastrophes may exceed all insurance coverage;
•	a limited number of multi-family property acquisition opportunities acceptable to us;
•	national and local economic and business conditions;
•	general and local real estate property market conditions;
•	the condition of Fannie Mae or Freddie Mac, which could adversely impact us;
•	our failure to comply with laws, including those requiring access to our properties by disabled persons, which could result in substantial costs;
•	insufficient cash flows, which could limit our ability to make required payments on our debt obligations;
•	an inability to renew, repay, or refinance our outstanding debt;
•	limitation of credit by institutional lenders;
•	impairment in the value of real estate property we own;
•	failure of property managers to properly manage properties;
•	disagreements with, or misconduct by, joint venture partners;
•	changes in national and local government policies;
•	increases in real estate taxes at properties we acquire due to such acquisitions or other factors;
•	changes in Federal, state and local governmental laws and regulations;
•	changes in interest rates; and
•	the availability of and costs associated with sources of capital and liquidity.

We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this Annual Report on Form 10-K. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of the filing of this Annual Report on Form 10-K or to reflect the occurrence of unanticipated events.

PART I

Item l.	Business.

General

We are an internally managed real estate investment trust, also known as a REIT, that is primarily focused on the ownership, operation and development of multi-family properties. These activities are primarily conducted through joint ventures in which we typically have an 80% equity interest in the entity owning the property. At September 30, 2016, we own 33 multi-family properties (four of which are wholly-owned) located in ten states with an aggregate of 9,420 units and a net book value of approximately $783.1 million. At November 30, 2016, we own 32 multi-family properties (four of which are wholly owned) located in 11 states with an aggregate of 9,066 units, including a development project at which the construction of a 339 unit multi-family property is contemplated. Most of our properties are located in the Southeast United States and Texas. We commenced our multi-family activities in March 2012.

For more than the past five years, we also engaged in two other principal business activities: (i) real estate lending; and (ii) the ownership, operation and development of commercial, mixed use and other real estate assets.

Our real estate lending activities involved originating and holding for investment short-term senior mortgage loans secured by commercial and multi-family real estate property in the United States. These lending activities decreased during the past five years (i.e., $0, $0, $5.0 million, $5.5 million and $70.3 million of loan originations in 2016, 2015, 2014, 2013 and 2012, respectively). As of November 1, 2014, we are no longer engaged in real estate lending.

We also own and operate other real estate assets. During the past several years, these other real estate assets primarily consisted of our interest in a consolidated joint venture, which we refer to as the Newark Joint Venture, which owned several properties (including development sites) in Newark, New Jersey. At September 30, 2015, the net book value of the Newark Joint Venture's real estate assets was $141.4 million. On February 23, 2016, we sold all of our interest in the Newark Joint Venture for $16.9 million, and in the quarter ended March 31, 2016, recognized a $15.5 million gain on this sale. As a result of this sale, the $19.5 million mortgage loan owed to us by the Newark Joint Venture (the “NJV Loan Receivable”), which prior to such sale had been eliminated in consolidation, is reflected on our consolidated balance sheet as a real estate loan. See Notes 1 and 4 to our consolidated financial statements. At September 30, 2016, the net book value of our other real estate assets, including the NJV Loan Receivable, is $30.0 million. See “ - Our Other Real Estate Assets and Activities.”

Information regarding our multi-family property and other real estate assets segments is included in Note 4 to our consolidated financial statements and is incorporated herein by this reference. The financial information, including our consolidated financial statements, included herein has been reclassified to present our real estate lending activities and the assets, liabilities and results of operations of the Newark Joint Venture as discontinued operations. See Notes 1 and 4 to our consolidated financial statements.

We were organized as a business trust under the laws of the Commonwealth of Massachusetts in June 1972. Our address is 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, telephone number 516-466-3100. Our website can be accessed at www.brtrealty.com, where copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission, or SEC, can be obtained free of charge. These SEC filings are added to our website as soon as reasonably practicable.

Unless otherwise indicated or the context otherwise requires, all references to (i) “us”, “we” or terms of like import refer to BRT Realty Trust and its consolidated subsidiaries and the term “BRT” refers to BRT Realty Trust and its wholly owned subsidiaries, (ii) a year (e.g., 2016) refers to the applicable fiscal year ended September 30th, (iii) the sale of properties includes the sale of our partnership interest in a venture that owned Village Green, a Little Rock, AK multi-family property, and (iv) “same store properties” refer to properties that we owned and operated for the entirety of both periods being compared, except for properties that are in the construction or lease-up phase, or properties that are undergoing development or significant redevelopment. We move properties previously excluded from our same store portfolio for these reasons into the same store designation once they have stabilized or the development or redevelopment is complete and such status has been reflected fully in all quarters during the applicable periods of comparison. For newly constructed or lease-up properties or properties undergoing development or significant redevelopment, we consider a property stabilized upon attainment of 90% physical occupancy.

Our Multi-Family Property Activities

Generally, our multifamily properties are garden apartment, mid-rise or town home style properties that provide residents with amenities, such as a clubhouse, swimming pool, laundry facilities and cable television access. Residential leases are typically for a one year term and may require security deposits equal to one month's rent. Substantially all of the units at these properties are leased at market rates. Set forth below is selected information regarding the multi-family properties owned by us as of September 30, 2016:

Property Name and Location	Number of Units	Age(1)	Acquisition Date	Our Percentage Ownership (%)	Average Monthly Rental Rate per Occupied Unit 2016(2) ($)	Average Monthly Rental Rate per Occupied Unit 2015(2) ($)	Average Monthly Rental Rate per Occupied Unit 2014(2) ($)	Average Monthly Rental Rate per Occupied Unit 2013(2) ($)
The Fountains Apartments—Palm Beach Gardens, FL(3)	542	45	3/22/2012	80	1,239	1,169	1,050	1,000
Waverly Place Apartments—Melbourne, FL(3)	208	29	3/30/2012	80	866	798	722	655
Silvana Oaks Apartments—N. Charleston, SC	208	6	10/4/2012	100	1,077	998	970	903
Avondale Station—Decatur, GA	212	62	11/19/2012	100	920	852	776	708
Spring Valley Apartments—Panama City, FL(6)	160	29	1/11/2013	80	849	807	760	699
Stonecrossing Apartments—Houston, TX(3)	240	38	4/19/2013	91	906	884	856	832
Pathways—Houston, TX(3)	144	37	6/7/2013	91	909	886	823	791
Autumn Brook Apartments—Hixon, TN(6)	156	27	6/25/2013	75	795	756	746	743
Ashwood Park — Pasadena, TX(3)	144	32	10/15/2013	80	746	696	642	632
Meadowbrook Apartments—Humble, TX(3)	260	34	10/15/2013	80	757	705	641	659
Parkside Apartments—Humble, TX(3)	160	33	10/15/2013	80	781	734	669	690
Brixworth at Bridge Street—Huntsville, AL	208	31	10/18/2013	80	688	655	650	668
Newbridge Commons—Columbus, OH	264	17	11/21/2013	100	762	729	691	684
Waterside at Castleton—Indianapolis, IN	400	33	1/21/2014	80	642	621	609	—
Southridge—Greenville, SC(4)	350	1	1/31/2014	74	1,255	N/A	N/A	—
Crossings of Bellevue—Nashville, TN	300	31	4/2/2014	80	1,032	955	907	—
Sandtown Vista—Atlanta, GA(6)	350	6	6/26/2014	80	922	847	817	—
Kendall Manor—Houston, TX	272	35	7/8/2014	80	833	796	769	—
Avalon Apartments—Pensacola, FL	276	8	12/22/2014	98	970	912	—	—
Apartments at Venue—Valley, AL	618	5	7/27/2015	61	724	715	—	—
Parkway Falls—San Marcos, TX	192	2	9/10/2015	80	998	852	—	—
Cedar Lakes - Lake St. Louis, MO	420	30	9/25/2015	80	788	715	—	—
Factory at GARCO Park—N. Charleston, SC(5)	271	N/A	10/13/2015	65	N/A	N/A	—	—
Woodland Trails—LaGrange, GA	236	7	11/18/2015	100	832	849	—	—
Cinco Ranch— Katy, TX	268	8	1/22/2016	75	1,177	—	—	—
River Place — Macon, GA	240	28	2/1/2016	80	622	—	—	—
Civic Center I—Southaven, MS	392	14	2/29/2016	60	825	—	—	—
Shavano Park— San Antonio, TX	288	2	5/6/2016	65	953	—	—	—
Chatham Court— Dallas, TX	494	31	5/11/2016	50	813	—	—	—
Waters Edge— Columbia, SC	204	20	5/31/2016	80	821	—	—	—
Lenox Park— Atlanta, GA	271	27	8/15/2016	74	1,190	—	—	—
Civic Center II — Southaven, MS	384	10	9/1/2016	60	879	—	—	—
Verandas at Alamo Ranch—San Antonio, TX	288	1	9/19/2016	72	974	—	—	—
Total	9,420
(1)	Reflects the approximate age of the property based on the year original construction was completed.
(2)	Gives effect to rent concessions. Monthly rental rate per unit reflects our period of ownership.

(3)	Ashwood Park, Meadowbrook Apartments and Parkside Apartments are owned by one joint venture, Waverly Place Apartments and The Fountains Apartments are owned by one joint venture and Stonecrossing Apartments and Pathways are owned by one joint venture.
(4)	A ground up project we developed with a joint venture partner. We sold this property in October 2016 during its lease-up phase.
(5)	This development is substantially complete and we anticipate lease up will begin in January 2017.
(6)	This property was sold subsequent to September 30, 2016.

Set forth below is selected information regarding the average physical occupancy of the multi-family properties owned by us as of September 30, 2016:

Property Name and Location	Number of Units	Age(1)	Acquisition Date	Average Physical Occupancy in 2016 (%)(2)	Average Physical Occupancy in 2015 (%)(2)	Average Physical Occupancy in 2014 (%)(2)	Average Physical Occupancy in 2013 (%)(2)
The Fountains Apartments—Palm Beach Gardens, FL(3)	542	45	3/22/2012	96.0	96.3	96.6	94.9
Waverly Place Apartments—Melbourne, FL(3)	208	29	3/30/2012	97.9	94.0	95.9	96.1
Silvana Oaks Apartments—N. Charleston, SC	208	6	10/4/2012	93.3	93.6	93.4	93.1
Avondale Station—Decatur, GA	212	62	11/19/2012	94.6	97.1	96.8	96.0
Spring Valley Apartments—Panama City, FL(6)	160	29	1/11/2013	95.4	96.9	95.2	94.7
Stonecrossing Apartments—Houston, TX(3)	240	38	4/19/2013	92.1	93.5	94.3	96.8
Pathways—Houston, TX(3)	144	37	6/7/2013	89.8	92.6	93.7	96.6
Autumn Brook Apartments—Hixon, TN(6)	156	27	6/25/2013	93.2	95.1	95.4	96.4
Ashwood Park — Pasadena, TX(3)	144	32	10/15/2013	95.8	96.5	95.0	97.2
Meadowbrook Apartments—Humble, TX(3)	260	34	10/15/2013	94.4	95.0	94.6	96.0
Parkside Apartments—Humble, TX(3)	160	33	10/15/2013	93.0	95.5	93.9	92.5
Brixworth at Bridge Street—Huntsville, AL	208	31	10/18/2013	96.8	93.7	93.3	86.1
Newbridge Commons—Columbus, OH	264	17	11/21/2013	96.9	95.4	90.5	87.0
Waterside at Castleton—Indianapolis, IN	400	33	1/21/2014	94.1	92.1	90.7	—
Southridge—Greenville, SC(4)	350	1	1/31/2014	62.8	N/A	N/A	—
Crossings of Bellevue—Nashville, TN	300	31	4/2/2014	97.8	97.1	97.9	—
Sandtown Vista—Atlanta, GA(6)	350	6	6/26/2014	94.7	95.4	92.8	—
Kendall Manor—Houston, TX	272	35	7/8/2014	93.9	94.4	91.2	—
Avalon Apartments—Pensacola, FL	276	8	12/22/2014	91.9	90.9	—	—
Apartments at Venue—Valley, AL	618	5	7/27/2015	90.3	93.4	—	—
Parkway Falls—San Marcos, TX	192	2	9/10/2015	93.6	95.3	—	—
Cedar Lakes - Lake St. Louis, MO	420	30	9/25/2015	91.9	93.4	—	—
Factory at GARCO Park—N. Charleston, SC(5)	271	N/A	10/13/2015	N/A	N/A	—	—
Woodland Trails—LaGrange, GA	236	7	11/18/2015	94.6	96.2	—	—
Cinco Ranch— Katy, TX	268	8	1/22/2016	90.5	—	—	—
River Place — Macon, GA	240	28	2/1/2016	97.2	—	—	—
Civic Center I—Southaven, MS	392	14	2/29/2016	97.7	—	—	—
Shavano Park— San Antonio, TX	288	2	5/6/2016	83.4	—	—	—
Chatham Court— Dallas, TX	494	31	5/11/2016	93.4	—	—	—
Waters Edge— Columbia, SC	204	20	5/31/2016	94.2	—	—	—
Lenox Park— Atlanta, GA	271	27	8/15/2016	94.0	—	—	—
Civic Center II — Southaven, MS	384	10	9/1/2016	97.4	—	—	—
Verandas at Alamo Ranch—San Antonio, TX	288	1	9/19/2016	85.8	—	—	—
Total	9,420
(1)	Reflects the approximate age of the property based on the year original construction was completed.
(2)	Average physical occupancy per unit reflects our period of ownership.
(3)	Ashwood Park, Meadowbrook Apartments and Parkside Apartments are owned by one joint venture, Waverly Place Apartments and The Fountains Apartments are owned by one joint venture and Stonecrossing Apartments and Pathways are owned by one joint venture.
(4)	A ground up project we developed with a joint venture partner. We sold this property in October 2016 during its lease-up phase.
(5)	This development is substantially complete and we anticipate lease up will begin in January 2017.
(6)	This property was sold subsequent to September 30, 2016.

The following table set forth certain information, presented by state, related to our properties as of September 30, 2016 (dollars in thousands):

State	Number of Properties	Number of Units	Estimated 2017 Revenue(1)	Percent of 2017 Estimated Revenue
Texas	11	2,750	$29,265	32.9%
Florida	4	1,186	14,076	15.9%
Georgia	5	1,309	11,123	12.5%
Mississippi	2	776	8,166	9.2%
Alabama	2	826	6,966	7.8%
South Carolina	4	1,033	5,689	6.4%
Tennessee	2	456	4,065	4.6%
Missouri	1	420	3,854	4.3%
Indiana	1	400	3,152	3.6%
Ohio	1	264	2,440	2.8%
Total	33	9,420	$88,796	100%
(1)	Reflects our estimate of the rental and other revenues to be generated in 2017 by our multi-family properties located in such state. Excludes the effect of property acquisitions and dispositions that occurred after September 30, 2016.

The following table sets forth the properties we acquired between October 1, 2016 and November 30, 2016 (dollars in thousands):

Location	Purchase Date	No. of Units	Purchase Price	Acquisition mortgage debt	Initial BRT Equity	Ownership Percentage (%)	Property Acquisition Costs
Fredricksburg, VA	11/4/2016	220	$38,490	$29,940	$8,720	80%	$643
Columbia, SC	11/10/2016	374	58,300	41,000	5,670	32%	71
Columbia, SC(1)	11/10/2016	339	5,915	—	8,665	46%	—
		933	$102,705	$70,940	$23,055		$714
(1)	This is a ground-up development project at which the construction of a 339 unit multi-family complex is expected to be completed in various stages from March 2018 to March 2019.

Our Acquisition Process and Underwriting Criteria

We identify multi-family property acquisition opportunities primarily through relationships developed over time by our officers with our former borrowers, current joint venture partners, real estate investors and brokers. We are interested in acquiring the following types of multi-family properties:

•	Class B or better properties with strong and stable cash flows in markets where we believe there exists opportunity for rental growth and with potential for further value creation;
•	Class B or better properties that offer significant potential for capital appreciation through repositioning or rehabilitating the asset to drive rental growth;
•	properties available at opportunistic prices providing an opportunity for a significant appreciation in value; and
•	development of Class A properties in markets where we believe we can generate significant returns from the operation and if appropriate, sale of the development.

Our current goal is to acquire properties with cap rates ranging from 5% to 6.25% and that will provide stable risk adjusted total returns (i.e., operating income plus capital appreciation). In identifying opportunities that will achieve such goal, we seek acquisitions that will achieve an approximate 7% to 9% annual return on invested cash and an internal rate of return of approximately 9% to 18%. We have also focused, but have not limited ourselves, to acquiring properties located in the Southeast United States and Texas. Subject to the

foregoing, we are opportunistic in pursuing multi-family property acquisitions and do not mandate any specific acquisition criteria, though we take the following into account in evaluating an acquisition opportunity: location, size of the target market, property quality, availability and terms and conditions of long term fixed rate mortgage debt, potential for capital appreciation or recurring income, extent and nature of contemplated capital improvements and property age. We generally acquire properties with a joint venture partner with knowledge and experience in owning and operating multi-family properties in the target market as this enhances our understanding of such market and assists us in managing our risk with respect to a particular acquisition.

Approvals of the acquisition of a multi-family property are based on a review of property information as well as other due diligence activities undertaken by us and, as applicable, our venture partner. Those activities include a consideration of economic, demographic and other factors with respect to the target market and sub-market (including the stability of its population and the potential for population growth, the economic and employment base, presence of and barriers to entry of alternative housing stock, market prices for comparable properties, the competitive positioning of the proposed acquisition and the regulatory environment (i.e. applicable rent regulation)), a review of an independent third party property condition report, a Phase I environmental report with respect to the property, a review of recent and projected results of operations for the property prepared by the seller, us or our joint venture partner, an assessment of our joint venture partner's knowledge and expertise with respect to the acquisition and operation of multi-family properties and the relevant market and sub-market, a site visit to the property and the surrounding area, an inspection of a sample of units at the property, the potential for rent increases and the possibility of enhancing the property and the costs thereof. To the extent a property to be acquired requires renovations or improvements, or if we and our joint venture partner believe that improving a property will generate greater rent, funds are generally set aside by us and our joint venture partner at the time of acquisition to provide the capital needed for such renovation and improvements. At September 30, 2016, an aggregate of $7.4 million has been set aside to fund improvements at specific multi-family properties.

A key consideration in our acquisition process is the evaluation of the availability of mortgage debt to finance the acquisition (or the ability to assume the mortgage debt on the property) and the terms and conditions (e.g. interest rate, amortization and maturity) of such debt. Typically, approximately 25% to 35% of the purchase price is paid in cash and the balance is financed with mortgage debt. We believe that the use of leverage of up to 75% allows us the ability to earn a greater return on our investment than we would otherwise earn. Generally, the mortgage debt obtained in connection with an acquisition matures five to ten years thereafter, is interest only for one to three years after the acquisition, and provides for a fixed interest rate and for the amortization of the principal of such debt over 30 years.

Before a property is acquired, the acquisition must be reviewed and approved by our investment committee. Approval requires the assent of not less than four of the seven members of this committee, all of whom are our executive officers. The approval of our board of trustees is required for any single multi-family property acquisition in which our equity investment exceeds $15 million.

We are partners in two multi-family development opportunities with the same joint venture partner or its affiliates. We pursue these opportunities when we believe the potential higher returns justify the additional risks. The factors considered in pursuing these opportunities generally include the factors considered in evaluating a standard acquisition opportunity, and we place additional emphasis on our joint venture partner's ability to execute a development project. Though we may from time-to-time pursue other development activities, we do not anticipate development properties will constitute a significant part of our portfolio.

Property Sales

We monitor our portfolio to identify appropriate disposition candidates. Factors considered in deciding whether to dispose of a property generally include our evaluation of the current market price of such property to projected economics for such property and adverse changes in the factors considered by us in acquiring such property. We also believe it is important for us to maintain strong relationships with our joint venture partners. Accordingly, we also take into account our partners' desires with respect to property sales. If our partners deem it in their own economic interest to dispose of a property at an earlier date than we would otherwise dispose of a property, we may accommodate such request.

Set forth below is information regarding properties sold, other than the sale of our interests in the Newark Joint Venture, during 2016 (dollars in thousands):

Property Name and Location	Sale Date	No. of Units	Sales Price	Gain on Sale	Non-controlling partner's share of the gain
New York, NY(1)	10/1/2015	1	$652	$609	—
Grove at Trinity Pointe - Cordova, TN	3/2/2016	464	31,100	6,764	$2,195
Mountain Park Estates - Kennesaw, GA	3/15/2016	450	64,000	17,429	10,037
Courtney Station - Pooler, GA	4/6/2016	300	38,500	5,710	1,405
Madison at Schilling Farms - Collierville, TN	6/1/2016	324	34,300	4,586	917
Village Green - Little Rock, AK(2)	6/6/2016	172	2,372	386	—
Sundance - Wichita, KS	9/1/2016	496	30,400	10,718	4,149
New York, NY(1)	9/30/2016	1	725	662	—
		2,208	$202,049	$46,864	$18,703
(1)	Sale of a cooperative apartment unit included in our other real estate segment.
(2)	Sale of a partnership interest.

The following table summarizes information regarding properties sold from October 1, 2016 through November 30, 2016:

Property Name and Location	Sale Date	No. of Units	Sales Price	Estimated Gain on Sale	Non-controlling partner's share of the estimated gain
Southridge - Greenville, SC	10/19/2016	350	$68,000	$18,937	$9,669
Spring Valley - Panama City, FL(1)	10/26/2016	160	14,720	7,390	3,732
Sandtown Vistas - Atlanta, GA	11/21/2016	350	36,750	8,796	4,046
Autumn Brook - Hixson, TN(1)	11/30/2016	156	10,775	479	120
		1,016	$130,245	$35,602	$17,567
(1)	Property classified as held for sale at September 30, 2016.

Joint Venture Arrangements

The arrangements with our multi-family property joint venture partners are deal specific and vary from transaction to transaction. Generally, these arrangements provide for us and our partner to receive net cash flow available for distribution in the following order of priority (and in certain cases, we are entitled to these distributions on a senior or preferential basis):

•	a preferred return of 10% on each party's unreturned capital contributions, until such preferred return has been paid in full,
•	the return in full of each party's capital contribution, and
•	the remaining net cash flow is distributed based upon satisfaction of performance hurdles which vary by transaction.

Though, as noted above, each joint venture operating agreement contains different terms, such agreements generally provide for a buy-sell procedure under specified circumstances, including (i) after the passage of time (e.g., two years after the acquisition), (ii) if the partners are unable to agree on major decisions, (iii) upon a change in control of our subsidiary owning the interest in the joint venture, or (iv) one or more of the foregoing. Further, these arrangements may also allow us, and in some cases, our joint venture partner, to force the sale of the property after it has been owned by the joint venture for a specified period (e.g., four to five years after the acquisition).

Property Management

The day-to-day management of our multi-family properties is overseen by property management companies operating in the market in which the property is located. Some of these management companies are owned by our joint venture partners or their affiliates. Generally, we can terminate these management companies upon specified notice or for cause, subject to the approval of the mortgage lender and, in some cases, our joint venture partner. We believe satisfactory replacements for property managers are available, if required.

Mortgage Debt

The following table sets forth scheduled principal (including amortization) mortgage payments due for all our properties as of September 30, 2016 (amounts in thousands):

YEAR	Principal Payments Due
2017	$5,650
2018	6,828
2019	127,067
2020	32,431
2021	46,683
Thereafter	402,723
Total	$621,382

As of September 30, 2016, the weighted average annual interest rate of the mortgage debt on our 33 multi-family properties is 3.98% and the weighted average remaining term to maturity of such debt is approximately seven years. The mortgage debt associated with our multi-family properties is generally non-recourse to (i) the joint venture that owns the property, subject to standard carve-outs and (ii) to us and our subsidiary acquiring the equity interest in such joint venture. We, at the parent entity level (i.e., BRT Realty Trust), are the standard carve-out guarantor with respect to the Avalon, Silvana Oaks,Woodland Trails, Stonecrossing, Pathway and Avondale properties. (The term “standard carve-outs” refers to recourse items to an otherwise non-recourse mortgage and are customary to mortgage financing. While carve-outs vary from lender to lender and transaction to transaction, the carve-outs may include, among other things, a voluntary bankruptcy filing, environmental liabilities, the sale, financing or encumbrance of the property in violation of loan documents, damage to property as a result of intentional misconduct or gross negligence, failure to pay valid taxes and other claims which could create a lien on a property and the conversion of security deposits, insurance proceeds or condemnation awards.) At September 30, 2016, the principal amount of mortgage debt outstanding with respect to the properties at which we are the carve-out guarantor is approximately $83.3 million.

Insurance

The multi-family properties are covered by all risk property insurance covering 100% of the replacement cost for each building and business interruption and rental loss insurance (covering up to twelve months of loss). On a case-by-case basis, based on an assessment of the likelihood of the risk, availability of insurance, cost of insurance and in accordance with standard market practice, we obtain earthquake, windstorm, flood, terrorism and boiler and machinery insurance. We carry comprehensive liability insurance and umbrella policies for each of our properties which provide no less than $5 million of coverage per incident. We request certain extension of coverage, valuation clauses, and deductibles in accordance with standard market practice and availability.

Although we may carry insurance for potential losses associated with our multi-family properties, we may still incur losses due to uninsured risks, deductibles, co-payments or losses in excess of applicable insurance coverage and those losses may be material. In addition, certain insurance coverage is part of blanket policies in which a loss on an unrelated property could affect the coverage limits on a joint venture property.

Changes in our Multi-Family Portfolio

Set forth below is a summary of our multi-family property acquisition activities from October 1, 2012 through November 30, 2016:

Year	Number of Multi-Family Properties Acquired	Number of Units Acquired
2012	5	1,451
2013	9	2,334
2014	13	4,174
2015	4	1,506
2016	11	3,336
2017(1)	3	933
Total	45	13,734
(1)	Includes the purchase of land in Columbia, SC on which we are in the process of developing a 339 unit multi-family complex.

Set forth below is a summary of our multi-family dispositions from October 1, 2015 through November 30, 2016. There were no sales prior to 2015:

Year	Number of Multi-Family Properties Sold	Number of Units Sold
2015	3	1,175
2016	6	2,206
2017	4	1,016
Total	13	4,397

Our Other Real Estate Assets and Activities

Other Real Estate Assets

We also own the following other real estate assets with an aggregate net book value of $30.0 million at September 30, 2016:

•	an 8.7 acre vacant parcel of land in South Daytona Beach, Florida,
•	15 cooperative apartments, 14 of which are rent controlled or rent stabilized, in two buildings in upper Manhattan, New York, and
•	a subordinated leasehold interest in a portion (approximately 29% of a 99,000 square foot facility) of a shopping center in Yonkers, NY, and
•	the NJV Loan Receivable. This loan matures in June 2017 and bears an annual interest rate of 11%. Six percent (6%) is to be paid on a monthly basis and five percent (5%) is deferred and is to be paid on December 31, 2016 and at maturity in June 2017. At September 30, 2016, the amount of deferred interest that has accrued is $2.4 million. The NJV Loan Receivable is secured by various contiguous parcels on Market Street (between University Avenue and Washington Street) in Newark, NJ. The site is approximately 68,000 square feet and has approximately 303,000 square feet of rentable space. See Item 7. “Management Discussion and Analysis of Financial Condition and Results of Operations - Sale of Interests in Newark Joint Venture” and Note 4 to our consolidated financial statements for information regarding the Newark Joint Venture, the sale of our interests therein and the NJV Loan Receivable.

We also have a 50% equity interest in an unconsolidated joint venture that owns 19 cooperative apartment units located in Lawrence, New York - this interest is excluded from the $30.0 million net book value of our other real estate assets.

Corporate Level Financing Arrangement

As of September 30, 2016, $37.4 million (excluding deferred costs of $402,000) in principal amount of our junior subordinated notes is outstanding. These notes mature in April 2036, are redeemable at any time at our option, contain limited covenants and from August 1, 2012 through April 30, 2016 bore an interest rate of 4.9%. From May 1, 2016 through maturity, these notes bear an interest rate of three month LIBOR plus 200 basis points. At September 30, 2016, the interest rate on these notes is 2.76%.

Competition

We compete to acquire real estate assets and in particular, multi-family properties, with other owners and operators of such properties including other multi-family REITs, pension and investment funds, real estate developers and private real estate investors. Competition to acquire such properties is based on price and ability to secure financing on a timely basis and complete an acquisition. To the extent that a potential joint venture partner introduces us to a multi-family acquisition opportunity, we compete with other sources of equity capital to participate in such joint venture based on the financial returns we are willing to offer such potential partner and the other terms and conditions of the joint venture arrangement. We also compete for tenants at our multi-family properties—such competition depends upon various factors, including alternative housing options available in the applicable sub-market, rent, amenities provided and proximity to employment and quality of life venues.

Many of our competitors possess greater financial and other resources than we possess.

Environmental Regulation

We are subject to regulation at the federal, state and municipal levels and are exposed to potential liability should our properties or actions result in damage to the environment or to other persons or properties. These conditions include the presence or growth of mold, potential leakage of underground storage tanks, breakage or leaks from sewer lines and risks pertaining to waste handling. The potential costs of compliance, property damage restoration and other costs for which we could be liable or which could occur without regard to our fault or knowledge, are unknown and could potentially be material.

In the course of acquiring and owning multi family properties, we or our joint venture partner engage an independent environmental consulting firm to perform a level 1 environmental assessment (and if appropriate, a level 2 assessment) to identify and mitigate these risks as part of the due diligence process. We believe these assessment reports provide a reasonable basis for discovery of potential hazardous conditions prior to acquisition. Should any potential environmental risks or conditions be discovered during our due diligence process, the potential costs of remediation will be assessed carefully and factored into the cost of acquisition, assuming the identified risks and factors are deemed to be manageable and within reason. Some risks or conditions may be identified that are significant enough to cause us to abandon the possibility of acquiring a given property. As of the date of this report, we have no knowledge of any material claims made or pending against us with regard to environmental damage for which we may be found liable, nor are we aware of any potential hazards to the environment related to any of our properties which could reasonably be expected to result in a material loss.

Our Structure

We share facilities, personnel and other resources with several affiliated entities including, among others, Gould Investors L.P., a master limited partnership involved primarily in the ownership and operation of a diversified portfolio of real estate assets, and One Liberty Properties, Inc., an NYSE listed equity REIT. Eight individuals (including Jeffrey A. Gould, Chief Executive Officer and President, Mitchell Gould, Executive Vice President and George Zweier, Chief Financial Officer), devote substantially all of their business time to our activities, while our other personnel (including several officers) share their services on a part-time basis with us and other affiliated entities that share our executive offices. (Including our full and part-time personnel, we estimate that we have the equivalent of 12 full time employees. The allocation of expenses for the shared facilities, personnel and other resources is computed in accordance with a Shared Services Agreement by and among us and the affiliated entities. The allocation is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each entity that is a party to this agreement.

In addition, through December 31, 2015, we were party to an Advisory Agreement, as amended, between us and REIT Management Corp., our former advisor. REIT Management is wholly owned by Fredric H. Gould, a member of our Board of Trustees and the former chairman of such board, and he and certain of our executive officers, including our Chairman of the Board and Chief Executive Officer, received compensation from REIT Management. Pursuant to this agreement, REIT Management furnished advisory and administrative services with respect to our business, including, without limitation, developing and maintaining banking and financing relationships, participating in the analysis and approvals of multi-family property acquisitions and dispositions and providing investment advice. We paid fees pursuant to this agreement of $694,000, $2.4 million and $2.0 million in 2016, 2015 and 2014, respectively. Approximately $214,000 of the 2014 fees, respectively, is included in discontinued operations.

Effective as of December 31, 2015, the Advisory Agreement terminated. In lieu thereof, we retained related parties to provide the services previously provided pursuant to such agreement (the “Services”). The aggregate fees paid in 2016 and to be paid in 2017 for the provision of these services is $862,500 and $1.2 million, respectively.

Item 1A.	Risk Factors.

Set forth below is a discussion of certain risks affecting our business. Any adverse effects arising from the realization of any of the risks discussed, including our financial condition and results of operation, may, and likely will, adversely affect many aspects of our business.

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, unemployment rates and decreased consumer confidence particularly in markets in which we have a high concentration of properties;
•	increases in interest rates, which could adversely affect our ability to obtain financing or to buy or sell properties on favorable terms or at all;
•	the inability of residents and tenants to pay rent;
•	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors' properties based on considerations such as convenience of location, rental rates, amenities and safety record;
•	increased operating costs, including increased real property taxes, maintenance, insurance and utility costs (including increased prices for fossil fuels);
•	weather conditions that may increase or decrease energy costs and other weather-related expenses;
•	oversupply of apartments or single-family housing or a reduction in demand for real estate in the markets in which our properties are located;
•	a favorable interest rate environment that may result in a significant number of potential residents of our multi-family properties deciding to purchase homes instead of renting;
•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes; and
•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Our acquisition, development and property improvement activities are limited by available funds.

Our ability to acquire additional multi-family properties, develop new properties and improve the properties in our portfolio is limited by the funds available to us. At September 30, 2016, we had approximately $27.4 million of cash and cash equivalents and approximately $7.4 million designated as restricted cash for multi-family property improvements. Our multi-family acquisition and improvement activities are constrained by funds available to us which will limit growth in our revenues and operating results.

If interest rates increase or credit markets tighten, it may be more difficult for us to refinance our mortgage debt at favorable rates as it matures or to secure financing for acquisitions.

The following table sets forth scheduled principal (excluding amortization) mortgage payments due at maturity on the mortgages on the properties we own as of September 30, 2016 and the weighted average interest rate thereon (dollars in thousands):

Year	Principal Payments Due at Maturity	Weighted Average Interest Rate
2017	—	—
2018	—	—
2019	$107,475	3.53%
2020	39,022	3.10%
2021	38,673	4.15%
2022 and thereafter	368,248	4.18%
	$553,418	3.97%

Increases in interest rates or reduced access to credit markets may make it difficult for us to refinance our mortgage debt as it matures or limit the availability of mortgage debt thereby limiting our acquisition and/or refinancing activities. Even in the event that we are able to secure mortgage debt on, or otherwise refinance our mortgage debt, due to increased costs associated with securing financing and other factors beyond our control, we may be unable to refinance the entire mortgage debt as it matures or be subject to unfavorable terms (such as higher loan fees, interest rates and periodic payments) if we do refinance the mortgage debt. Either of these results could reduce income from those properties and reduce operating cash flow and net income, which may adversely affect the investment goals of our stockholders.

Interest rates have been at historically low levels the past several years. If we are required to refinance mortgage debt that matures over the next several years at higher interest rates than such mortgage debt currently bears, our operating cash flow may be significantly reduced.

We are not currently required to pay any dividends to maintain our status as a REIT.

We are required to distribute annually at least 90% of our taxable income to qualify as a REIT under Federal tax law. Because current tax laws allow us to offset our net operating loss carry-forward (“NOL's”) ($69.2 million at December 31, 2015 and an estimated $15 million to $20 million after giving effect to properly sales effected from January 1, 2016 through November 30, 2016), against our taxable income until the NOL's are used or expire, we are not currently required (and have not been required since 2010) to pay a dividend in order to maintain our REIT status. See Note 8 to our consolidated financial statements. The non-payment of cash dividends may negatively impact the price of our common shares.

We may not be able to compete with competitors, many of which have greater financial and other resources than we possess.

We compete with many third parties engaged in the ownership and operation of multi-family properties, including other REITs, specialty finance companies, public and private investors, investment and pension funds and other entities. Many of these competitors have substantially greater financial and other resources than we do. Larger and more established competitors enjoy significant competitive advantages that result from, among other things, enhanced operating efficiencies and more extensive networks providing greater and more favorable access to capital, financing and tax credit allocations and more favorable acquisition opportunities. Larger multi-family property operators have the ability and capacity to acquire a greater number of higher quality properties at more favorable locations and on more favorable terms and conditions.

We may incur impairment charges in 2017.

We evaluate on a quarterly basis our real estate portfolios for indicators of impairment. Impairment charges reflect management's judgment of the probability and severity of the decline in the value of real estate assets we own. These charges and provisions may be required in the future as a result of factors beyond our control, including, among other things, changes in the economic environment and market conditions affecting the value of real property assets. If we are required to take impairment charges, our results of operations will be adversely impacted.

Our liquidity and operating results may be adversely effected if the NJV Loan Receivable or the interest that has accrued and continues to accrue thereon is not paid when due.

At September 30, 2016, the NJV Loan Receivable was $19.5 million, and the unpaid deferred interest thereon is $2.4 million. The deferred interest is included in other assets on our consolidated balance sheet. Deferred interest of $2.1 million was originally scheduled to be paid in June 2016 and at the borrowers request, we have from time to time extended the payment date thereof; most recently the payment date was extended through December 31, 2016. The failure of the borrower to pay all or some of such principal and interest when due may (i) limit our ability to acquire multi-family properties and (ii) result in our being required to take a loss provision with respect to this asset, which may adversely effect our operating results. See “Management's Discussion and Analysis - Sale of Interest in the Newark Joint Venture” and Note 4 to our consolidated financial statements.

We may need to make significant capital improvements and incur deferred maintenance costs with respect to our multi-family properties and may not have sufficient funds for such purposes.

Our multi-family properties, face competition from newer, and updated properties. At September 30, 2016, the weighted average age (based on the number of units) of our multi-family properties is approximately 21 years. To remain competitive and increase occupancy at these properties and/or make them attractive to potential tenants or purchasers, we may have to make significant capital improvements and/or incur deferred maintenance costs with respect to these properties. At September 30, 2016, $7.4 million, which is reflected as restricted cash on our consolidated balances sheet, has been earmarked for improvements at specific properties and may not be used for other properties. The cost of future improvements and deferred maintenance is unknown and the amounts earmarked for specific properties may be insufficient to effectuate needed improvements. Our results of operations and financial conditions may be adversely affected if we are required to expend significant funds (other than funds earmarked for such purposes) to repair or improve our properties.

Our transactions with affiliated entities involve conflicts of interest.

Entities affiliated with us and with certain of our executive officers provide services to us and on our behalf. These transactions raise the possibility that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities.

Senior management and other key personnel are critical to our business and our future success may depend on our ability to retain them.

We depend on the services of Jeffrey A. Gould, our president and chief executive officer, and other members of senior management to carry out our business and investment strategies. Although Jeffrey A. Gould devotes substantially all of his business time to our affairs, he devotes a limited amount of his business time to entities affiliated with us. In addition to Jeffrey A. Gould, only two other executive officers, Mitchell Gould, our executive vice president, and George Zweier, a vice president and our chief financial officer, devote all or substantially all of their business time to us. The remainder of our executive management personnel share their services on a part-time basis with entities affiliated with us and located in the same executive offices pursuant to a shared services agreement. We rely on part-time executive officers to provide certain services to us, including legal and accounting services, since we do not employ full-time executive officers to handle these services. If the shared services agreement is terminated, we will have to obtain such services or hire employees to perform them. We may not be able to replace these services or hire such employees in a timely manner or on terms, including cost and level of expertise, that are as favorable as those we receive under the shared services agreement.

In addition, in the future we may need to attract and retain qualified senior management and other key personnel, both on a full-time and part-time basis. The loss of the services of any of our senior management or other key personnel or our inability to recruit and retain qualified personnel in the future, could impair our ability to carry out our business and our investment strategies.

We do not carry key man life insurance on members of our senior management.

We could be negatively impacted by changes in our relationship with Fannie Mae or Freddie Mac, changes in the condition of Fannie Mae or Freddie Mac and by changes in government support for multi-family housing.

Fannie Mae and Freddie Mac have been a major source of financing for multi-family real estate in the United States and we have used loan programs sponsored by these agencies to finance many of our acquisitions of multi-family properties. There has been ongoing discussion by the government with regard to the long term structure and viability of Fannie Mae and Freddie Mac, which could result in adjustments to guidelines for their loan products. Should these agencies have their mandates changed or reduced, lose key personnel, be disbanded or reorganized by the government or otherwise discontinue providing liquidity for the multi-family sector, our ability to obtain financing through loan programs sponsored by the agencies could be negatively impacted. In addition, changes in our relationships with Fannie Mae and Freddie Mac, and the lenders that participate in these loan programs, with respect to our existing mortgage financing could impact our ability to obtain comparable financing for new acquisitions or refinancing for our existing multi-family real estate investments. Should our access to financing provided through Fannie Mae and Freddie Mac loan programs be reduced or impaired, it would significantly reduce our access to debt capital and/or increase borrowing costs and could significantly limit our ability to acquire properties on acceptable terms and reduce the values to be realized upon property sales.

Most of our multi-family properties are located in a limited number of markets, which makes us susceptible to adverse developments in such markets.

In addition to general, national and regional conditions, the operating performance of our multi-family residential properties is impacted by the economic conditions, including economic conditions of the specific markets in which our properties are concentrated. At September 30, 2016, approximately 33%, 16%, 13% and 9% of our estimated 2017 revenues from multi-family properties are attributable to properties located in Texas, Florida, Georgia and Mississippi, respectively. Accordingly, adverse economic developments, including economic developments, in such markets could adversely impact the operations of these properties and therefore our operating results and cash flow. The concentration of our properties in a limited number of markets exposes us to risks of adverse developments which are greater than the risks of owning properties with a more geographically diverse portfolio.

Our revenues are significantly influenced by demand for multi-family properties generally, and a decrease in such demand will likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Our current portfolio is focused predominately on multi-family properties, and we expect that going forward we will continue to focus predominately on the acquisition and operation of such properties. As a result, we are subject to risks inherent in investments in a single industry, and a decrease in the demand for multi-family properties would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

We are subject to certain limitations associated with selling multi-family properties, which could limit our operational and financial flexibility.

Our ability to sell properties and the terms (including sales price and the timing of the sale) at which such properties may be sold may be limited by various factors and conditions, including factors and conditions over which we have limited or no control. These factors and conditions include:

•	the agreement of our joint venture partner to sell a property;
•	adverse market conditions, including the limited availability of mortgage debt required by a buyer to acquire a property or increased interest rates;

•	the need to expend funds to correct defects or to make improvements before a property can be sold; and
•	federal tax laws that may limit our ability to profit on the sale of properties that we have owned for less than two years.

The foregoing factors and conditions may limit our ability to dispose of properties, which may have a material adverse effect on our financial condition and the market value of our securities.

The failure of third party property management companies to properly manage our properties may result in a decrease in occupancy rates, rental rates or both, which could adversely impact our results of operations.

We and our joint venture partners rely on third party property management companies to manage our properties. These management companies are responsible for, among other things, leasing and marketing rental units, selecting tenants (including an evaluation of the creditworthiness of tenants), collecting rent, paying operating expenses, and maintaining the property. If these property management companies do not perform their duties properly or we or our joint venture partners do not effectively supervise the activities of these companies, occupancy rates, rental rates or both may decline at such properties. At September 30, 2016, one property manager and its affiliates manage seven properties, a second property manager and its affiliates manage six properties and 13 other property managers manage four or fewer properties. The loss of our managers, and in particular, the property managers that manages seven and six properties respectively, could result in a decrease in occupancy rates, rental rates or both. Further, some of management companies are owned by our joint venture partners or their affiliates. The termination of a management company may require the approval of the mortgagee, our joint venture partner or both. If we are unable to terminate an underperforming property manager, on a timely basis, our occupancy rates, rental rates or both, could be adversely impacted.

Increased competition and increased affordability of residential homes could limit our ability to retain our tenants or increase or maintain rents.

Our multi-family properties compete with numerous housing alternatives, including other multi-family and single-family rental homes, as well as owner occupied single and multi-family homes. Our ability to retain tenants and increase or maintain rents or occupancy levels could be adversely affected by the alternative housing in a particular area and, due to declining housing prices, mortgage interest rates and government programs to promote home ownership, the increasing affordability of owner occupied single and multi-family homes.

Development, redevelopment and construction risks could affect our operating results.

We intend to continue to develop and redevelop multi-family properties. These activities may be exposed to the following risks:

•	we may abandon opportunities that we have already begun to explore for a number of reasons, including changes in local market conditions or increases in construction or financing costs, and, as a result, we may fail to recover expenses already incurred in exploring those opportunities;
•	occupancy rates and rents at a development property may fail to meet our original expectations for a number of reasons, including changes in market and economic conditions beyond our control and the development by competitors of competing properties;
•	we may be unable to obtain, or experience delays in obtaining, necessary zoning, occupancy, or other required governmental or third party permits and authorizations, which could result in increased costs or the delay or abandonment of development opportunities;
•	we may incur costs that exceed our original estimates due to increased material, labor or other costs;
•	we may be unable to complete construction and lease-up of a development project on schedule, resulting in increased construction and financing costs and a decrease in expected rental revenues; and
•	we may be unable to obtain financing with favorable terms, or at all, for the proposed development of a property, which may cause us to delay or abandon a development opportunity.

Risks involved in conducting real estate activity through joint ventures.

We have in the past and intend in the future to continue to acquire properties through joint ventures with other persons or entities when we believe that circumstances warrant the use of such structure. Joint venture investments involve risks not otherwise present when acquiring real estate directly, including the possibility that:

•	our partner might become bankrupt, insolvent or otherwise refuse or be unable to meet their obligations to us or the venture (including their obligation to make capital contributions or property distributions when due);
•	we may incur liabilities as a result of action taken by our partner;
•	our partner may not perform its property oversight responsibilities;
•	our partner may have economic or business interests or goals which are or become inconsistent with our business interests or goals, including inconsistent goals relating to the sale or refinancing of properties held in the joint venture or the timing of the termination or liquidation of the joint venture;
•	our partner may be in a position to take action or withhold consent contrary to our instructions or requests, including actions that may make it more difficult to maintain our qualification as a REIT;
•	our partner might engage in unlawful or fraudulent conduct with respect to our jointly owned properties or other properties in which they have an ownership interest;
•	our partner may trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner's interest, at a time when we otherwise would not have initiated such a transaction;
•	disputes between us and our partners may result in litigation or arbitration that would increase our expenses and divert management's attention from operating our business;
•	disagreements with our partners with respect to property management (including with respect to whether a property should be sold, refinanced, or improved) could result in an impasse resulting in the inability to operate the property effectively; and
•	our partners may have other competing real estate interests in the markets in which our properties are located that could infuence the partners to take actions favoring their properties to the detriment of the jointly owned properties.

Seven of our multi-family property joint ventures are owned with one joint venture partner or its affiliates, four of our multi-family property joint ventures are owned with a second joint venture partner or its affiliates and four of our multi-family property joint ventures are owned with a third partner. We may be adversely effected if we are unable to maintain a satisfactory working relationship with either of these joint venture partners or if either partner becomes financially distressed.

Compliance with REIT requirements may hinder our ability to maximize profits.

We must continually satisfy tests concerning, among other things, our sources of income, the amounts we distribute to our shareholders and the ownership of securities, to qualify as a REIT for Federal income tax purposes. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Accordingly, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of such issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer, other than a qualified REIT security. If we fail to comply with these requirements, we must dispose of the portion of our assets in excess of such amounts within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. This requirement could cause us to dispose of assets for consideration of less than their true value and could lead to a material adverse impact on our results of operations and financial condition.

Because real estate investments are illiquid, we may not be able to dispose of properties needed.

Real estate investments generally cannot be sold quickly. We may not be able to reconfigure our portfolio promptly in response to economic or other conditions. Further, even if we are able to sell properties, we may be unable to reinvest the proceeds of such sales in opportunities that are as favorable as the properties sold. Our inability to reconfigure our portfolio to profitably reinvest the proceeds of property sales promptly could adversely affect our financial condition and results of operations.

We could be adversely affected if we or any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940 as amended (the “1940 Act”).

We conduct our operations so that neither we, nor any of our subsidiaries is required to register as investment companies under the 1940 Act. If we or any of our subsidiaries is required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in certain business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

We depend on our subsidiaries for cash flow and will be adversely impacted if these subsidiaries are prohibited from distributing cash to us.

We conduct, and intend to conduct, all our business operations through our subsidiaries. Accordingly, our only source of cash to fund our operations and pay our obligations is distributions from our subsidiaries of their net earnings and cash flows. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to fund our operations. Each of our subsidiaries is or will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we operate through our subsidiaries, your claims as shareholders will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be able to satisfy your claims as shareholders only after all our and our subsidiaries' liabilities and obligations have been paid in full.

Liabilities relating to environmental matters may impact the value of our properties.

We may be subject to environmental liabilities arising from the ownership of properties. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances on our properties may adversely affect our ability to finance or sell the property and we may incur substantial remediation costs. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition.

Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on our properties.

The joint ventures in which we are an equity participant carry all risk property insurance covering the property and any improvements to the property owned by the joint venture for the cost of replacement in the event of a casualty. Further, we carry insurance for such purpose on properties owned by us. However, the amount of insurance coverage maintained for any property may be insufficient to pay the full replacement cost following a casualty event. In addition, the rent loss coverage under a policy may not extend for the full period of time that a tenant or tenants may be entitled to a rent abatement that is a result of, or that may be required to complete restoration following, a casualty event. In addition, there are certain types of losses, such as those arising from earthquakes, floods, hurricanes and terrorist attacks, that may be uninsurable or that may not be economically feasible to insure. Changes in zoning, building codes and ordinances, environmental considerations and other factors may make it impossible for a joint venture or us, as the case may be, to use insurance proceeds to replace damaged or destroyed improvements at a property. If any of these or similar events occur, the amount of coverage may not be sufficient to replace a damaged or destroyed property. As a result, our returns and the value of our investment may be reduced.

Compliance or failure to comply with the Americans with Disabilities Act of 1990 or other safety regulations and requirements could result in substantial costs.

The Americans with Disabilities Act generally requires that public buildings, including our properties, be made accessible to disabled persons. Non-compliance could result in the imposition of fines by the federal government or the award of damages to private litigants. From time-to-time claims may be asserted against us with respect to some of our properties under the Americans with Disabilities Act. If, under the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Breaches of information technology systems could materially harm our business and reputation.

We, our joint venture partners and the property managers managing our properties collect and retain on information technology systems certain financial, personal and other sensitive information provided by third parties, including tenants, vendors and employees. Such persons also rely on information technology systems for the collection and distribution of funds. There can be no assurance that we, our joint venture partners or property managers will be able to prevent unauthorized access to sensitive information or the unauthorized distribution of funds. Any loss of this information or unauthorized distribution of funds as a result of a breach of information technology systems may result in loss of funds to which we are entitled, legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

Item 1B.	Unresolved Staff Comments.

None.

Item 2.	Properties.

Our executive office is located at 60 Cutter Mill Road, Suite 303, Great Neck, New York. We believe that such facilities are satisfactory for our current and projected needs.

The information set forth under “Item 1—Business” is incorporated herein by this reference to the extent responsive to the information called for by this item.

Item 3.	Legal Proceedings.

None.

Item 4.	Mine Safety Disclosures.

Not applicable.

PART II

Item 5.	Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our common shares of beneficial interest, or common shares, are listed on the New York Stock Exchange, or the NYSE, under the symbol “BRT.” The following table shows for the periods indicated, the high and low sales prices of the common shares as reported in the consolidated transaction reporting system.

	Fiscal 2016		Fiscal 2015
Fiscal Quarters	High	Low	High	Low
First Quarter	$7.48	$6.02	$7.50	$6.91
Second Quarter	7.15	5.41	7.35	6.71
Third Quarter	7.28	6.93	7.30	6.74
Fourth Quarter	8.25	7.01	7.19	6.76

On November 30, 2016, the high and low sales prices of our common shares was $7.99 and $7.88, respectively.

As of November 30, 2016, there were approximately 902 holders of record of our common shares.

We have not paid any cash dividends since 2010. Our tax loss carry forward at December 31, 2015, was $69.2 million and we estimate that after giving effect to our operations and to our share of the gains from properties sold from January 1, 2016 through November 30, 2016, that the tax loss carryforward at November 30, 2016 ranges from $15 million to $20 million; therefore, we are not currently required by Federal tax code provisions relating to REITs to pay cash dividends to maintain our status as a REIT.

Stock Performance Graph

This graph compares the performance of our shares with the Standard & Poor's 500 Stock Index, an index consisting of publicly traded mortgage REITs (i.e., FTSE NAREIT Mortgage REITs) and an index consisting of apartment REITs (i.e., FTSE NAREIT Equity Apartments). The graph assumes $100 invested on September 30, 2011 and assumes the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among BRT Realty Trust, the S&P 500 Index,
the FTSE NAREIT Mortgage REITs Index, and the FTSE NAREIT Equity Apartments Index

$200
$150
$100
$50
$0
9/11
9/12
9/13
9/14
9/15
9/16
BRT Realty Trust
S&P 500
FTSE NAREIT Mortgage REITs
FTSE NAREIT Equity Apartments

	9/11	9/12	9/13	9/14	9/15	9/16
BRT Realty Trust	$100.00	$104.50	$115.27	$120.58	$113.99	$128.62
S&P 500	100.00	130.20	155.39	186.05	184.91	213.44
FTSE NAREIT Mortgage REITs	100.00	133.19	122.01	137.70	132.67	157.72
FTSE NAREIT Equity Apartments	100.00	118.87	116.77	136.37	170.20	186.37
*	$100 invested on 9/30/11 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

Issuer Purchases of Equity Securities

On March 11, 2016, our Board of Trustees authorized us to repurchase up to $5.0 million of our shares through September 30, 2017. The table below provides information regarding our repurchase of our common shares pursuant to such authorization during the periods presented.

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
July 1 - July 31, 2016	1,878	$7.19	1,878	$4,513,013
August 1 - August 31, 2016	5,701	7.24	5,701	4,471,730
September 1- September 30, 2016	288	7.37	288	4,469,607
Total	7,867		7,867

Item 6.	Selected Financial Data.

The following table, not covered by the report of the independent registered public accounting firm, sets forth selected historical financial data for each of the fiscal years indicated. This table should be read in conjunction with the detailed information and financial statements appearing elsewhere herein.

(Dollars in thousands, except per share amounts)	2016	2015	2014	2013	2012
Operating statement data:
Total revenues(1)	$94,264	$77,095	$61,813	$28,984	$8,099
Total expenses(2)	104,101	87,376	74,030	38,330	12,330
Gain on sale of real estate	46,477	15,005	—	—	—
Income (loss) from continuing operations	32,479	4,724	(12,217)	(3,335)	(3,626)
Income (loss) from discontinued operations	12,679	(6,329)	(3,949)	5,424	5,176
Net (loss) income attributable to common shareholders	31,289	(2,388)	(9,454)	5,013	4,430
Earnings (loss) per beneficial share:
Income (loss) from continuing operations	$1.21	$(0.02)	$(0.81)	$(0.21)	$(0.23)
Income (loss) from discontinued operations	1.02	(0.15)	0.15	0.56	0.55
Basic and diluted (loss) earnings per share	$2.23	$(0.17)	$(0.66)	$0.35	$0.32
Balance sheet data:
Total assets(3)	$874,899	$820,869	$734,620	$549,491	$385,956
Real estate properties, net(3)	759,576	591,727	522,591	310,541	128,509
Cash and cash equivalents	27,399	15,556	22,639	55,782	75,314
Restricted cash-construction holdback/multi-family	7,383	6,518	9,555	3,090	—
Assets related to discontinued operations(4)	—	173,228	134,188	142,607	148,036
Mortgages payable, net of deferred fees(5)	588,457	451,159	382,690	230,570	90,361
Junior subordinated notes	36,998	36,978	36,958	36,938	36,918
Total BRT Realty Trust shareholders' equity	151,290	122,655	138,791	138,791	133,449
(1)	The increases from 2012 through 2016 are due primarily to the operations of our multi-family properties.
(2)	The increases from 2012 through 2016 are due primarily to increased expenses (i.e., operating expense, interest expense and depreciation and amortization) related to the operations of our multi-family properties
(3)	The increases from 2012 through 2016 are due to our multi-family property acquisitions.
(4)	Primarily reflects the assets of the Newark Joint Venture
(5)	Approximately $154.6 million of the increase from 2013 to 2014 and approximately $141.9 million of the increase from 2012 to 2013 is due to the mortgage debt incurred in the multi-family property acquisitions.

Funds from Operations; Adjusted Funds from Operations.

In view of our multi-family property activities, we disclose funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) because we believe that such metrics are a widely recognized and appropriate measure of the performance of an equity REIT.

We compute FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, we do not add back to net income the amortization of costs in connection with our financing activities or depreciation of non-real estate assets. We compute AFFO by adjusting FFO for loss on extinguishment of debt, our straight-line rent accruals, restricted stock expense, restricted stock unit (“RSU”) expense, and deferred mortgage costs (including our share of our unconsolidated joint ventures). Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

We believe that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO and AFFO provide a performance measure that, when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO and AFFO to be useful to us in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating our performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

The table below provides a reconciliation of net income (loss) determined in accordance with GAAP to FFO and AFFO for each of the indicated years (amounts in thousands):

	2016	2015	2014	2013	2012
Net income (loss) attributable to common shareholders	$31,289	$(2,388)	$(9,454)	$5,013	$4,430
Add: depreciation of properties	24,329	20,681	15,562	7,076	1,992
Add: our share of depreciation in unconsolidated joint ventures	20	20	20	34	270
Add: amortization of deferred leasing costs	15	71	62	64	59
Deduct: gain on sales of real estate and partnership interests	(62,329)	(15,005)	—	(6,250)	(792)
Adjustment for non-controlling interest	13,319	221	(4,012)	(1,549)	(600)
Funds from operations	6,643	3,600	2,178	4,388	5,359
Adjust for: straight-line rent accruals	(200)	(411)	(542)	(263)	(23)
Add: loss on extinguishment of debt	4,547	—	—	—	—
Add: amortization of restricted stock and RSU expense	1,005	906	805	691	757
Add: amortization of deferred mortgage costs	1,645	2,242	1,825	1,371	580
Adjustment for non-controlling interest	(2,729)	(703)	(424)	(463)	(247)
Adjusted funds from operations	$10,911	$5,634	$3,842	$5,724	$6,426

The table below provides a reconciliation of net income (loss) per common share (on a diluted basis) determined in accordance with GAAP to FFO and AFFO.

	2016	2015	2014	2013	2012
Net income (loss) attributable to common shareholders	$2.23	$(0.17)	$(0.66)	$0.35	$0.32
Add: depreciation of properties	1.74	1.46	1.10	0.51	0.14
Add: our share of depreciation in unconsolidated joint ventures	—	—	—	—	0.02
Add: amortization of deferred leasing costs	—	—	—	—	—
Deduct: gain on sales of real estate and partnership interests	(4.45)	(1.07)	—	(0.44)	(0.06)
Adjustment for non-controlling interest	0.95	0.02	(0.28)	(0.11)	(0.04)
Funds from operations	0.47	0.24	0.16	0.31	0.38
Adjustment for: straight-line rent accruals	(0.01)	(0.04)	(0.04)	(0.02)	—
Add: loss on extinguishment of debt	0.32	—	—	—	—
Add: amortization of restricted stock and RSU expense	0.07	0.07	0.06	0.05	0.05
Add: amortization of deferred mortgage costs	0.12	0.16	0.13	0.1	0.04
Adjustment for non-controlling interest	(0.19)	(0.07)	(0.03)	(0.03)	(0.04)
Adjusted funds from operations	$0.78	$0.36	$0.28	$0.40	$0.44
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a REIT that is focused primarily at the ownership, operation and development of multi-family properties. These properties derive revenue primarily from tenant rental payments. Generally, we invest 80% of the equity in a joint venture that acquires a multi-family property, with the balance of the equity contributed by our joint venture partner. We commenced these activities in 2012 and as of November 30, 2016 and September 30, 2016, 2015, 2014, 2013 and 2012, we owned 31, 33, 28, 27, 14 and five multi-family properties, respectively, with an aggregate of 8,998, 9,420, 8,300, 7,609, 3,786 and 1,452 units, respectively.

During the past five years, we also engaged in two other principal business activities: real estate lending; and the ownership, operation and development of commercial and mixed use real estate assets.

Our real estate lending activities involved originating and holding for investment short-term senior mortgage loans secured by commercial and multi-family real estate property in the United States. Revenue was generated from the interest income (i.e, the interest borrowers paid on our loans) and to a lesser extent, loan fee income generated on the origination and extension of loans. These lending activities decreased during the past five years (i.e., $0, $0, $5.0 million, $5.5 million and $70.3 million of loan originations in 2016, 2015, 2014, 2013 and 2012, respectively). As of November 1, 2014, we were no longer engaged in real estate lending.

As a result of the sale of our interests in the Newark Joint Venture, our ownership, operation and development of commercial, mixed use and other real estate assets is comprised of the ownership and operations of various real estate assets located in New York and Florida and the ownership of the NJV Loan Receivable. At September 30, 2016, the net book value of these other assets is $30.0 million.

The financial information (including our consolidated financial statements) included herein reclassifies, as discontinued operations, for all periods presented, our real estate lending activities and the assets, liabilities and results of operations of the Newark Joint Venture. See Notes 1 and 4 to our consolidated financial statements.

Highlights of 2016

The following summarizes certain of our activities in 2016 and our financial condition at year-end:

•	we acquired 11 multi-family properties (the “2016 Acquisitions”) with an aggregate of 3,336 units for an aggregate of $318.7 million, including aggregate mortgage debt of $238.2 million and $67.3 million of our equity (including a development property at which the construction of 271 units is contemplated);

•	we sold six multi-family properties, which we refer to as the 2016 Sold Properties, with an aggregate of 2,206 units, and two cooperative apartment units for an aggregate of $202.0 million and an aggregate gain (net of aggregate mortgage prepayment charges of $4.5 million), of $42.3 million - $16.4 million of this gain was allocated to our joint venture partners;
•	we sold our interests in the Newark Joint Venture for $16.9 million and recognized a $15.5 million gain on the sale for tax and financial statement purposes. See “- Sale of Interests in Newark Joint Venture”;
•	we repurchased 326,421 shares for $2.1 million;
•	we obtained $14.7 million of supplemental mortgage debt on four multi-family properties; and
•	we have cash and cash equivalents of approximately $27.4 million and approximately $35.3 million, at September 30, 2016 and November 30, 2016, respectively.

Sale of Interest in Newark Joint Venture; NJV Loan Receivable

On February 23, 2016, we sold our equity interest in the Newark Joint Venture for $16.9 million and, during the second quarter of 2016, recognized a $15.5 million gain on the sale for both tax and financial statement purposes. In addition, we (i) may be paid up to an additional $900,000 by the newly formed parent of the Newark Joint Venture (“Holdco”) upon the achievement of specified investment returns, development of certain properties, realization of specified cost savings and any one or more of the foregoing and (ii) have been granted a nominal profit participation interest in Holdco. We have not and do not anticipate generating significant income, if any, from these residual interests and we do not intend to recognize any income from these interests unless and until such amounts are actually received. The buyer is an affiliate of our former partners in the Newark Joint Venture.

As a result of the sale, the Newark Joint Venture’s results of operations are presented as discontinued operations and the NJV Loan Receivable in principal amount of $19.5 million owed to us by this venture that prior to March 2016 was eliminated in consolidation is reflected on our consolidated balance sheet. The NJV Loan Receivable matures in June 2017 and bears an annual interest rate of 11%. Six percent (6%) is to be paid on a monthly basis and five percent (5%) is deferred (the“Deferred Interest”). The Deferred Interest was to be paid in June 2016 and at maturity in June 2017.

We have agreed from time-to-time to defer the payment of the Deferred Interest that was due in June 2016, and most recently, entered into an agreement with the Newark Joint Venture pursuant to which we agreed, among other things, to defer, until December 31, 2016, the payment of the outstanding Deferred Interest; provided, however, that in the event a transaction is completed prior to January 1, 2017 that results in, among other things, (a) in the release of certain of the mortgages securing the NJV Loan Receivable, and (b) our receipt of not less (i) than $5.9 million in principal amount of the NJV Loan Receivable and (ii) $750,000 of the then outstanding Deferred Interest, the payment of the remaining balance of the Deferred Interest (including, without limitation, the Deferred Interest that accrues thereafter), will be deferred until June 2017. At September 30, 2016, and November 30, 2016, the amount of Deferred Interest that has been accrued is $2.4 million and $2.5 million, respectively.

We have been advised by affiliates of the Newark Joint Venture that the venture is discussing with an institutional lender a possible repayment, which we refer to as the Repayment Transaction, of all or a portion of the NJV Loan Receivable. We can provide no assurance that the Repayment Transaction will be effected or that such transaction will be completed on terms favorable to us.

The NJV Loan Receivable is secured by various contiguous parcels on Market Street (between University Avenue and Washington Street) in Newark, NJ. The site is approximately 68,000 square feet and has approximately 303,000 square feet of rentable space.

Other Developments

From October 1, 2016 through November 30, 2016, we (i) acquired three multi-family properties with an aggregate of 933 units (including a 5.8 acre land parcel on which we contemplate developing a 339 unit multi-family property), for $102.7 million, including mortgage debt of $70.9 million (excluding $42 million of construction financing available for the development project) and (ii) sold four multi-family properties (including two properties classified as held for sale) with an aggregate of 1,016 units for $130.2 million. We estimate that the aggregate gain on the sales, net of mortgage prepayment charges of $ 799,000, is $34.8 million, of which approximately $17.2 million will be allocated to the minority interests. The four properties we sold contributed, in 2016, revenues of $10.3 million and operating expenses, interest expense and depreciation of $9.7 million. We estimate that in 2017, the three properties acquired will contribute approximately $7.9 million of revenues and have operating expenses, interest expense and depreciation of $7.7 million.

On December 8, 2016, our board of trustees approved a plan of conversion pursuant to which we will change our jurisdiction and form of organization from a Massachusetts business trust to a Maryland corporation. When the conversion becomes effective, each outstanding share of beneficial interest in the Massachusetts business trust will be converted into one share of the Maryland corporation The conversion is intended to qualify as a tax-free reorganization under the federal income tax laws. Completion of the conversion is subject to, among other things, approval of the plan of conversion and other related proposals to be submitted to our shareholders for their approval at our annual meeting of shareholders which we anticipate will take place in March 2017. Following the conversion, the business of the Maryland corporation will be the same as the business of the Massachusetts business trust - the conversion will not result in any change in our company’s headquarters, business, jobs, management, number of employees, assets, liabilities or net worth.

Years Ended September 30, 2016 and 2015

Revenues

The following table compares our revenues for the years indicated:

(Dollars in thousands):	2016	2015	Increase (Decrease)	% Change
Rental and other revenue from real estate properties	$90,945	$77,023	$13,922	18.1%
Other income	3,319	72	3,247	N/A
Total revenues	$94,264	$77,095	$17,169	22.3%

Rental and other revenue from real estate properties. The components of the increase are as follows:

•	$12.9 million from the operations of the 2016 Acquisitions;
•	$11.0 million due to the inclusion, for a full year, of the operations of four properties that were acquired in 2015 (the “2015 Acquisitions”);
•	$2.8 million from operations of our Southridge property, which prior to its sale in October 2016 was engaged in lease up activities; and
•	$2.2 million due primarily to rental rate increases from the operations of same store properties. Seven properties accounted for 78% of the increase at same store properties. Average rents at same store properties increased to $892 per occupied unit in 2016 from $841 per occupied unit in the prior year.

These increases were offset by the loss of rental and other revenue of $8.2 million from the sale of the 2016 Sold Properties. The results for 2015 include $6.8 million of rental revenue from three multi-family properties sold in 2015 (the “2015 Sold Properties”).

Other Income.

The increase is due to the inclusion of interest, including $2.4 million of Deferred Interest, on the NJV Loan Receivable. Through December 31, 2015, the interest income on the NJV Loan Receivable was eliminated in consolidation. As a result of the sale of our interest in the Newark Joint Venture, this interest income is now reflected on our consolidated statement of operations. See “Overview”.

Expenses

The following table compares our expenses for the periods indicated:

(Dollars in thousands)	2016	2015	Increase (Decrease)	% Change
Real estate operating expenses	$43,262	$38,609	$4,653	12.1%
Interest expense	23,878	19,297	4,581	23.7%
Advisor's fees, related party	693	2,448	(1,755)	(71.7)%
Property acquisition costs	3,852	1,885	1,967	104.4%
General and administrative	8,536	6,683	1,853	27.7%
Provision for Federal tax	700	—	700	NA
Depreciation	23,180	18,454	4,726	25.6%
Total expenses	$104,101	$87,376	$16,725	19.1%

Operating expenses related to real estate properties. The components of the increase are as follows:

•	$5.7 million from the operations of the 2016 Acquisitions;
•	$5.4 million to the inclusion, for a full year, of the operations of the 2015 Acquisitions;
•	$1.0 million from the operations of a property engaged in lease up activities; and
•	$129,000 from operations of the same store properties.

The increase was offset by a decline in operating expenses of $3.3 million from the sale of the 2016 Sold Properties. The results for 2015 include operating expenses of $4.3 million from the 2015 Sold Properties.

Interest expense. The increase is primarily due to mortgage interest expense of:

•	$4.0 million from the mortgage debt incurred in the 2016 Acquisitions;
•	$3.3 million due to the inclusion, for a full year, of the interest expense associated with the mortgage debt incurred in the 2015 Acquisitions;
•	$825,000 from four same store properties that obtained supplemental debt; and
•	$596,000 from the cessation of the capitalization of interest from a development property in connection with the commencement of lease up activities.

The increase was offset by $2.3 million from the sale of the 2016 Sold Properties. The results for 2015 include interest expense of $1.6 million from the 2015 Sold Properties. The increase in the interest expense was also offset by a $256,000 decrease in such expense on our junior subordinated notes due to the reduction in the interest rate on such notes. From August 1, 2012 through April 29, 2016, these notes carried an interest rate of 4.9% and commencing May 1, 2016, these notes bear an interest rate of three months LIBOR and 200 basis points. At September 30, 2016, the interest rate on these notes is 2.76%.

Advisor's fee, related party. The decrease is due to the termination of the advisory agreement effective December 31, 2015.

General and administrative expense. These costs increased primarily as a result of the inclusion of $863,000 of fees for the Services, $368,000 of professional fees primarily related to the Conversion and $262,000 related to higher compensation paid primarily to our chief executive officer. General and administrative expense is allocated between our two segments in 2016 and 2015 in proportion to the estimated time spent by our full time personnel on such segments.

Depreciation. The components of the increase are as follows:

•	$4.8 million from the operations of the 2016 Acquisitions;
•	$4.3 million from the inclusion, for a full year, of the operations of the 2015 Acquisitions; and
•	$1.1 million from the operations of a property in connection with the commencement of lease up activities.

The increase was offset by $3.2 million from the sales of the 2016 Sold Properties. The results for 2015 include depreciation of $1.2 million from the 2015 Sold Properties. The increase was also offset by $1.0 million from the finalization of purchase price allocations with respect to certain properties acquired.

Property acquisition costs. The increase is due to increased acquisition activity, including the payment of $2.2 million of acquisition fees to our venture partners.

Provision for Federal tax. This amount reflects the federal alternative minimum tax that we are required to pay as a result of the use of our loss carry forwards to offset 2016 taxable income.

Other revenue and expense items

Gain on sale of real estate. We sold five multi-family properties and two cooperative apartment units for $199.7 million. We recognized a gain of $46.5 million from the sale of these properties, of which $18.8 million was allocated to non-controlling interests. The 2015 period includes the sale of three multi-family properties (the “2015 Sold Properties”) for a $14.4 million gain, of which $5.2 million was allocated to non-controlling interests.

Gain on sale of partnership interest. In 2016, we sold our interest in a joint venture that owned Village Green, Little Rock, AK multi-family property and recognized a $386,000 gain on the sale. There was no corresponding gain in 2015.

Loss on extinguishment of debt. In 2016, we incurred an aggregate $4.5 million of mortgage prepayment charges in connection with the sale of two properties. There was no corresponding charge in 2015.

Discontinued Operations

In 2016, we sold our interest in the Newark Joint Venture and reclassified the operations of the venture to discontinued operations for all comparative periods. The $12.7 million of income from discontinued operations reflects the $15.5 million gain on the sale of our interest in the venture, net of the venture's operating losses of $2.8 million incurred during 2016.

Years Ended September 30, 2015 and 2014

Revenues

The following table compares our revenues for the years indicated:

(Dollars in thousands):	2015	2014	Increase (Decrease)	% Change
Rental and other revenue from real estate properties	$77,023	$61,725	$15,298	24.8%
Other income	72	88	(16)	(18.2)%
Total revenues	$77,095	$61,813	$15,282	24.7%

Rental and other revenue from real estate properties. The components of the increase are as follows:

•	$11.6 million to the inclusion, for a full year, of operations of the 12 properties acquired in 2014 (the “2014 Acquisitions”) and, to a lesser extent, higher rental rates at several of these properties;
•	$3.6 million from the operations of the 2015 Acquisitions; and
•	$2.1 million primarily due to rental rate increases at same store properties; in particular, rental rate increases at The Fountains Apartments and Mountain Park Estates, which account for approximately $1.1 million of the increase.

Included in 2015 and 2014 are revenues of $6.8 million and $8.9 million, respectively, from the 2015 Sold Properties.

Expenses

The following table compares our expenses for the periods indicated:

(Dollars in thousands)	2015	2014	Increase (Decrease)	% Change
Real estate operating expenses	$38,609	$32,984	$5,625	17.1%
Interest expense	19,297	16,434	2,863	17.4%
Advisor's fees, related party	2,448	1,801	647	35.9%
Property acquisition costs	1,885	2,542	(657)	(25.8)%
General and administrative	6,683	6,324	359	5.7%
Depreciation	18,454	13,945	4,509	32.3%
Total expenses	$87,376	$74,030	$13,346	18.0%

Operating expenses related to real estate properties. The components of the increase are as follows:

•	$5.4 million, due to the inclusion, for a full year, of the operations at the 2014 Acquisitions; and
•	$1.5 million from the operations at the 2015 Acquisitions.

Included in 2015 and 2014 are operating expenses of $4.4 million and $5.4 million, respectively, from the 2015 Sold Properties.

Interest expense. The components of the increase are as follows:

•	$2.2 million, due to the inclusion, for a full year, of the interest on the mortgage debt incurred in the 2014 Acquisitions;
•	$910,000, due to the interest on the mortgage debt incurred in connection with the 2015 Acquisitions; and
•	$257,000 from supplemental financing obtained in 2015 at three properties.

Included in 2015 and 2014 is interest expense of $1.6 million and $2.1 million, respectively, attributable to the interest expense associated with the mortgage debt of the 2015 Sold Properties.

Advisor's fee, related party. The fee, calculated based on invested assets, increased primarily due to the inclusion, for a full year, of the 2014 Acquisitions. Approximately $214,000 of the fees paid to the advisor in 2014 is recorded in discontinued operations.

Property acquisition costs. The change is due to decreased acquisition activity in 2015. We acquired four properties in 2015 and 13 properties in 2014.

General and administrative expense. The increase is due primarily to the inclusion of $357,000 of expenses, which in 2014, had been included in discontinued operations. These expenses, which had been borne by our real estate lending segment, were borne in 2015 by our multi-family and other real estate assets segments. There were also increases in professional fees of $138,000 primarily related to the buyout of our partners' interests in several joint ventures and a $100,000 increase in restricted stock expense due to the (i) higher stock price associated with the restricted stock awards granted in the past several years in comparison to the awards granted in 2010 that vested in 2015 and (ii) to a lesser extent, the increase in the number of such awards granted over the past several years. These increases were offset by a $138,000 reduction in state franchise tax expense resulting from a refund of prior years' taxes. General and administrative expense is allocated between our two segments in 2015 and 2014 in proportion to the estimated time spent by our full time personnel on such segments.

Depreciation. The components of the increase are:

•	$1.9 million due to the inclusion, for the full year of the operations of the 2014 Acquisitions;
•	$1.0 million from the operations of the 2015 Acquisitions; and
•	$1.4 million reflecting the net effect of purchase price allocation adjustments.

Included in 2015 and 2014 is depreciation of $1.2 million and $1.1 million, respectively, related to the 2015 Sold Properties.

Other revenue and expense items

Gain on sale of property. In 2015, we recognized an aggregate gain of $14.4 million from the 2015 Sold Properties. We also sold certain other residential properties, which are included in our other real estate asset segment, for an aggregate gain of $601,000. There were no corresponding gains in 2014.

Discontinued Operations

Discontinued operations reflect the operations of the Newark Joint Venture. We sold our interest in this Venture in March 2016. The 2014 period also incurs $1.4 million in income related to our real estate lending activities which ceased in October 2014.

Net Income/Loss Attributable to Non-controlling Interests

The following table compares our net income/loss attributable to Non-controlling Interests for the reported periods by our reportable segments:

(Dollars in Thousands)	2015	2014	Increase/ (decrease)
Multi-family	$(4,878)	$759	$(5,637)
Other	4,095	5,953	(1,858)
Total	$(783)	$6,712	$(7,495)

The change with respect to our multi-family activities primarily reflects the allocation to our joint venture partners of approximately $5.2 million, representing their share of the gain on the sale of three multi-family properties in 2015. The change with respect to our other real estate segment reflects primarily the allocation in 2014 to our partner in the Newark Joint Venture of such partner's share of certain interest expense. This expense related to a one time payment of deferred interest to BRT on debt eliminated in consolidation.

Disclosure of Contractual Obligations

The following table sets forth as of September 30, 2016 our known contractual obligations:

	Payment due by Period
(Dollars in thousands)	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
Long-Term Debt Obligations(1)	$30,830	$181,102	$117,676	$511,481	$841,089
Operating Lease Obligation	207	427	446	216	1,296
Purchase Obligations(2)(3)	4,667	9,334	9,334	—	23,335
Total	$35,704	$190,863	$127,456	$511,697	$865,720
(1)	Includes payments of principal (including amortization payments) and interest and excludes deferred costs. Assumes that interest rate on the junior subordinated notes will be 2.76% per annum.
(2)	Assumes that $550,000 will be paid annually for the next five years pursuant to the shared services agreement (i.e., the same amount paid in 2016 pursuant to this agreement), and $1.15 million will be paid annually through September 30, 2021, to personnel performing the services previously performed pursuant to the Advisory Agreement. See “Business—Our Structure.”
(3)	Assumes that approximately $3.0 million of property management fees will be paid annually to the managers of our multi-family properties. Such sum reflects the amount we anticipate paying in 2017 on the multi-family properties we own at September 30, 2016. These fees are typically charged based on a percentage of rental revenues from a property. No amount has been reflected as payable pursuant thereto after five years as such amount is not determinable.

The following table sets forth as of September 30, 2016 information regarding the components of our long-term debt obligations:

	Payment due by Period
(Dollars in thousands)	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
Multi-family properties	$29,605	$178,652	$115,226	$459,103	$782,586
Junior subordinated notes	1,032	2,064	2,064	51,422	56,582
Other	193	386	386	956	1,921
Total	$30,830	$181,102	$117,676	$511,481	$841,089

Liquidity and Capital Resources

We require funds to acquire properties (including investments in joint ventures that acquire properties), repay borrowings, pay operating expenses and make capital improvements. In 2016, our primary sources of capital and liquidity were the operations of our multi-family properties (including distributions from the joint ventures that own such properties), proceeds from the sale of our interest in the Newark Joint Venture, $33.6 million in equity contributions from our joint venture partners, our available cash (including restricted cash), mortgage debt financing (an aggregate of $283.8 million, of which $238.2 million was used to acquire 11 multi-family properties) and $28.2 million of our share of the gains from the sale of the 2016 Properties Sold. Our available cash (including restricted cash) at September 30, 2016 and November 30, 2016, is approximately $34.8 million and $43.0 million, respectively.

Our primary sources of liquidity and capital resources for 2017 are expected to be available cash and funds from multi-family property operations. We anticipate that the operating expenses will be funded from cash generated from the operations of these properties and that the $60.1 million of debt service (including $12.2 million of principal payments) payable from 2017 through 2018 will be funded from the cash generated from operations of these properties. (The mortgage debt with respect to these properties generally is non-recourse to us and our subsidiary holding our interest in the applicable joint venture). We anticipate that capital improvements at these properties will be funded by approximately $7.4 million of restricted cash available at September 30, 2016 to these properties. Other potential liquidity and capital resources for 2017 include the proceeds from the sale of multi-family properties, the Repayment Transaction and the equity contributions from our joint venture partners.

We believe that available cash and distributions from multi family properties will provide us with sufficient funds to meet our operating expenses in 2017 and 2018. Our ability to acquire additional multi-family properties is limited by our available cash and our ability to obtain mortgage debt. Further, to the extent that our NOL becomes fully utilized and we have ordinary taxable income, we will be required to make distributions to shareholders to maintain our REIT status and as a result, will be limited in our ability to use gains from property sales as a source of funds for property acquisitions.

We anticipate that the construction and other costs associated with the N. Charleston, SC development project and the Columbia, SC development project will be funded by capital previously contributed by our joint venture partners and us and remaining in-place construction financing of up to $16.7 million and $42.0 million respectively.

Statements of Cash Flows

As of September 30, 2016 and 2015, we had cash and cash equivalents of $27.4 million and $15.6 million, respectively. The change in cash and cash equivalents was the result of the following activities (dollars in thousands):

	For the Years ended September 30,
	2016	2015	2014
Cash flow from operating activities	$10,080	$8,407	$(4,835)
Cash flow from investing activities	(135,783)	(67,388)	(219,324)
Cash flow from financing activities	137,546	51,356	190,435
Net increase (decrease) in cash and cash equivalents	11,843	(7,625)	(33,724)
Cash and cash equivalents at beginning of year	15,556	23,181	56,905
Cash and cash equivalents at end of year	$27,399	$15,556	$23,181

2016 compared to 2015

The increase in cash flow from the operating activities in 2016 was primarily the result of positive cash flow from the operations of our multi-family properties offset by an increase in deposits and escrows.

Cash flows used in investing activities increased primarily due to the acquisition of the 2016 Acquisitions in the current year compared to the 2015 Acquisitions. The increase was offset by the increase in the proceeds from the sale of the 2016 Sold Properties compared to the sale of the 2015 Sold properties.

The increase in cash flow from financing activities in 2016 is due to a net increase in mortgage activity in the current year due to the net increase in the number of properties purchased offset by payoffs of mortgages.

2015 compared to 2014

The increase in cash flow from operating activities in 2015 was primarily due to the inclusion in 2014 of a receivable from the September 2014 Newark Joint Venture financing and an increase in accounts payable and accrued liabilities.

The decrease in cash flow used in investing activities in 2015 is due to fewer property acquisitions (four purchases in 2015 compared to 13 purchases in 2014) and the decrease in collections from real estate loans due to the termination of real estate lending activities. The decrease was offset by the proceeds from the 2015 Sold Properties.

The decrease in cash flow from financing activities in 2015 is due primarily to reduced mortgage borrowing activity (i.e., fewer property acquisitions), and the payoff of mortgages on the 2015 Sold Properties.

Off Balance Sheet Arrangements

Not applicable.

Significant Accounting Estimates and Critical Accounting Policies

Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires management to make certain judgments and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Certain of our accounting policies are particularly important to understand our financial position and results of operations and require the application of significant judgments and estimates by our management; as a result they are subject to a degree of uncertainty. These significant accounting policies include the following:

Principles of Consolidation

We have entered into, and may continue to enter into, various joint venture agreements with unrelated third parties to hold or develop real estate assets. We must determine for each of these joint ventures whether to consolidate the entity or account for our investment under the equity or cost basis of accounting. Investments acquired or created are continually evaluated based on the accounting guidance relating to variable interest entities (“VIEs”), which requires the consolidation of VIEs in which we are considered to be the primary beneficiary. If the investment is determined not to be a VIE, then the investment is evaluated for consolidation (primarily using a voting interest model) under the remaining consolidation guidance relating to real estate entities. If we are the manager of a limited liability company, we also consider the consolidation guidance relating to the rights of non-managing members to assess whether any rights held by such members overcome the presumption of control by us. We evaluate our accounting for investments on a quarterly basis or when a reconsideration event (as defined in GAAP) with respect to our investments occurs. The analysis required to identify VIEs and primary beneficiaries is complex and requires substantial management judgment.

Carrying Value of Real Estate Portfolio

We conduct a quarterly review of each real estate asset owned by us and our joint ventures. This review is conducted in order to determine if indicators of impairment are present on the real estate.

In reviewing the value of the real estate assets owned, whether by us or our joint ventures, if there is an indicator of impairment, we seek to arrive at the fair value of each real estate asset by using one or more valuation techniques, such as comparable sales, discounted cash flow analysis or replacement cost analysis. Our real estate assets and our joint ventures' real estate assets are evaluated for indicators of impairment. If the analysis suggests that the undiscounted cash flows to be generated by the property will be insufficient to recover the investment made by us or any joint venture, as the case may be, an impairment provision will be calculated based upon the excess of the carrying amount of the property over its fair value using a discounted cash flow model. Real estate assets are valued at the lower of the recorded cost or estimated fair value. Any impairment taken with respect to our real estate assets reduces our net income, assets and shareholders' equity to the extent of the amount of the allowance, but it will not affect our cash flow until such time as the property is sold. No such charges were taken in the past three years.

Revenue Recognition

Rental revenue from residential properties is recorded when due from residents and is recognized monthly as it is earned. Rental payments are due in advance. Leases on residential properties are generally for terms that do not exceed one year.

Rental revenue from commercial properties, including the base rent that each tenant is required to pay in accordance with the terms of their respective leases, net of any rent concessions and lease incentives, is reported on a straight-line basis over the non-cancellable term of the lease.

Purchase Price Allocations

We allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase price, we use a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, our own analysis of recently acquired and existing comparable properties in our portfolio and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Cash Distribution Policy

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, since our organization. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute currently (within the time frames prescribed by the Code and the applicable regulations) to our shareholders at least 90% of our ordinary taxable income. It is the current intention of our management to maintain our REIT status. As a REIT, we generally will not be subject to corporate Federal income tax on taxable income we distribute currently in accordance with the Code and applicable regulations to shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for Federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to Federal income and excise taxes on undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

We have not paid cash dividends since 2010. We had an net operating loss carry-forward of $69.2 million at December 31, 2015, and estimate that after giving effect to property sales effected from January 1, 2016 through November 30, 2016, that we have tax loss carry-forwards ranging from $15 million to $20 million. Since we can offset our future taxable income, if any, against our tax loss carry-forward until the earlier of 2029 or the tax loss carry-forward has been fully used, we are not currently required under the Internal Revenue Code to pay a dividend to maintain our REIT status.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

Our junior subordinated notes bear interest at the rate of three month LIBOR plus 200 basis points. A 100 basis point increase in the rate would result in an increase in interest expense over the next twelve months of $374,000 and a 100 basis point decrease in the rate would result in a $318,000 decrease in interest expense over the next twelve months. Prior to May 1, 2016, these notes bore interest at an annual fixed rate of 4.9%. See “Item 1. Business - Corporate Level Financing Arrangement.”

With the exception of five mortgages (three which are subject to an interest rate swap agreements), all of our mortgage debt is fixed rate. For the variable rate debt not subject to interest rate swaps, an increase of 100 basis points in the interest rate would have a negative annual effect of approximately $515,000 and a decrease of 100 basis points in the interest rate would have a $271,000 positive effect on income before taxes.

As of September 30, 2016, we had three interest rate swap agreements outstanding. The fair value of our interest rate swaps is dependent upon existing market interest rates and swap spreads, which change over time. At September 30, 2016, if there had been an increase of 100 basis points in forward interest rates, the fair market value of the interest rate swaps would have increased by $4.0 million causing the net unrealized loss on derivative instruments to decreased by approximately $4.0 million. If there had been a decrease of 100 basis points in forward interest rates, the fair market value of the interest rate swaps and net unrealized loss on derivative instruments would have increased by approximately $4.1 million. These changes would not have any material impact on our net income or cash.

Item 8.	Financial Statements and Supplementary Data.

The information required by this item appears in a separate section of this Report following Part IV.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

A review and evaluation was performed by our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the end of the period covered by this Annual Report on Form 10-K. Based on that review and evaluation, the CEO and CFO have concluded that our disclosure controls and procedures, as designed and implemented as of September 30, 2016, were effective.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal controls over financial reporting, as defined in in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, that occurred during the three months ended September 30, 2016 that materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

Management's Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, a company's principal executive and principal financial officers and effected by a company's board, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of a company;
•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of a company are being made only in accordance with authorizations of management and directors of a company; and
•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial transactions.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of September 30, 2016. In making this assessment, our management used criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013).

Based on its assessment, our management concluded that, as of September 30, 2016, our internal control over financial reporting was effective based on those criteria.

Our independent auditors, BDO USA, LLP, have issued an audit report on the effectiveness of internal control over financial reporting. This report appears on page F-2 of this Annual Report on Form 10-K.

Item 9B.	Other Information.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance.

Apart from certain information concerning our executive officers which is set forth below in Part I of this report, the other information required by Item 10 is incorporated herein by reference to the applicable information to be in the proxy statement to be filed by January 30, 2017 for our 2017 Annual Meeting of Shareholders.

Executive Officers of Registrant

Set forth below is a list of our executive officers whose terms will expire at our 2016 annual Board of Trustees' meeting. The business history of officers who are also Trustees will be provided in our proxy statement to be filed not later than January 30, 2017. References to a particular year for these biographies refer to the calendar year.

Name	Office
Israel Rosenzweig(1)	Chairman of the Board of Trustees
Jeffrey A. Gould(2)	President and Chief Executive Officer; Trustee
Mitchell K. Gould (3)	Executive Vice President
Matthew J. Gould(2)	Senior Vice President; Trustee
Simeon Brinberg(4)	Senior Counsel
David W. Kalish(5)	Senior Vice President, Finance
Mark H. Lundy(4)	Senior Vice President and General Counsel
George E. Zweier	Vice President and Chief Financial Officer
Isaac Kalish(5)	Vice President and Treasurer
Steven Rosenzweig(1)	Vice President
(1)	Steven Rosenzweig is the son of Israel Rosenzweig.
(2)	Jeffrey A. Gould and Matthew J. Gould are sons of Fredric H. Gould, the former chairman of our board of trustees and currently, a trustee.
(3)	Mitchell K. Gould is a cousin of Fredric H. Gould
(4)	Mark H. Lundy is the son-in-law of Simeon Brinberg.
(5)	Isaac Kalish is the son of David W. Kalish.

Mitchell K. Gould (age 44), employed by us since 1998, has been a Vice President since 1999 and Executive Vice President since 2007.

Simeon Brinberg (age 82) served as our Secretary from 1983 through 2013, as a Senior Vice President from 1988 through 2013, and as Senior Counsel since 2006. Mr. Brinberg has been a Vice President of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P., since 1988. Since 1989, Mr. Brinberg has been a Vice President, Senior Vice President or Senior Counsel of One Liberty Properties, Inc. Mr. Brinberg is a member of the New York Bar.

David W. Kalish (age 69), a certified public accountant, has been our Senior Vice President, Finance since 1998. Mr. Kalish was our Vice President and Chief Financial Officer from 1990 until 1998. He has been Chief Financial Officer of One Liberty Properties, Inc. and Georgetown Partners, Inc. since 1990.

Mark H. Lundy (age 54) has been our General Counsel since 2007, Senior Vice President since 2005 and from 1993 to 2005 he served as a Vice President. He served as a Vice President of One Liberty Properties from 2000 to 2006 and has been its Secretary and Senior Vice President since June 1993 and 2006, respectively. Since 2013, Mr. Lundy has served as President and Chief Operating Officer, and from 1990 through 2013 as a Vice President (including Senior Vice President), of Georgetown Partners, Inc. He is licensed to practice law in New York and Washington, D.C.

George E. Zweier (age 52), a certified public accountant, has served as our Chief Financial Officer and a Vice President since 1998.

Isaac Kalish (age 41), a certified public accountant, has been associated with us since 2004, served as Assistant Treasurer from 2007 through 2014 and as Vice President and Treasurer since 2013 and 2014, respectively. Mr. Kalish has served as Vice President and Assistant Treasurer of One Liberty Properties since 2013 and 2007, respectively, as Assistant Treasurer of Georgetown Partners, Inc. from 2012 through 2013, and as its Treasurer since 2013.

Steven Rosenzweig (age 41), has served as a Vice President since March 2015 and has been associated with us since February 2013. For more than five years prior thereto, he was affiliated with Willkie Farr & Gallagher LLP. He is licensed to practice law in New York.

Item 11.	Executive Compensation.

The information concerning our executive compensation required by Item 11 will be included in the proxy statement to be filed by January 30, 2017 with respect to our 2017 Annual Meeting of Shareholders, and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Except as set forth below, the information required by Item 12 will be included in the proxy statement to be filed by January 30, 2017 with respect to to our 2017 Annual Meeting of Shareholders, and is incorporated herein by reference.

Equity Compensation Plan Information

The table below provides information as of September 30, 2016 with respect to our common shares that may be issued upon exercise of outstanding options, warrants and rights:

	Number of securities to be issued upon exercise (or vesting) of outstanding options, restricted stock units, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available-for future issuance under equity compensation plans—excluding securities reflected in column(a) (c)
Equity compensation plans approved by security holders(1)	450,000	—	150,000
Equity compensation plans not approved by security holders	—	—	—
Total	450,000	—	150,000
(1)	Reflects the number of common shares underlying restricted stock units. Such units vest in 2021 subject to the satisfaction of time and performance based vesting conditions. There is no exercise price associated with such units.
Item 13.	Certain Relationships and Related Transactions, and Director Independence.

The information concerning relationships and certain transactions required by Item 13 will be included in the proxy statement to be filed by January 30, 2017 with respect to our 2017 Annual Meeting of Shareholders, and is incorporated herein by reference.

Item 14.	Principal Accounting Fees and Services.

The information concerning our principal accounting fees required by Item 14 will be included in the proxy statement to be filed by January 30, 2017 with respect to our 2017 Annual Meeting of Shareholders, and is incorporated herein by reference.

PART IV

Item 15.	Exhibits, Financial Statement Schedules.

(a)

1.	All Financial Statements.

The response is submitted in a separate section of this report following Part IV.

2.	Financial Statement Schedules.

The response is submitted in a separate section of this report following Part IV.

3.	Exhibits:

In reviewing the agreements included as exhibits to this Annual Report on Form10-K, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Title of Exhibits
3.1	Third Amended and Restated Declaration of Trust (incorporated by reference to Exhibit 3.1 to our Form 10-K for the year ended September 30, 2005).

3.2	By-laws (incorporated by reference to Exhibit 3.2 to our Form 10-K for the year ended September 30, 2005).

3.3	Amendment to By-laws, dated December 10, 2007 (incorporated by reference to Exhibit 3.1 to our Form 8-K filed December 11, 2007).

3.4	Amendment No. 2 to By-laws dated June 6, 2016 (incorporated by reference to exhibit 3.3 to our Current Report on Form 8-K filed on June 10, 2016).

4.1	Junior Subordinated Supplemental Indenture, dated as of March 15, 2011, between us and the Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to our Form 8-K filed March 18, 2011).

4.2	Form of Certificate for Shares of Beneficial Interest (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (Registration No. 333-104461) filed on April 11, 2003).

10.1*	Amended and Restated Advisory Agreement, effective as of January 1, 2007, between us and REIT Management Corp. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed November 27, 2006).

10.2*
Amendment No. 1 dated as of December 8, 2011 to Amended and Restated Advisory Agreement between us and REIT Management (incorporated by reference to exhibit 10.2 to our Form 10-Q for the period ended December 31, 2011).

10.3*
Amendment No. 2 dated as of March 12, 2014 and effective as of June 30, 2014 to Amended and Restated Advisory Agreement between us and REIT Management, as amended. (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the period ended March 31, 2014)

10.4*
Shared Services Agreement, dated as of January 1, 2002, by and among Gould Investors L.P., us, One Liberty Properties, Inc., Majestic Property Management Corp., Majestic Property Affiliates, Inc. and REIT Management Corp. (incorporated by reference to Exhibit 10.2 to our Form 10-K filed December 11, 2008).

10.5
Amended and Restated Limited Liability Company Operating Agreement by and among TRB Newark Assemblage LLC, TRB Newark TRS, LLC, RBH Capital, LLC and RBH Partners LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed June 9, 2009).

10.6*	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.5 to our Form 10-K for the year ended September 30, 2010).

10.7*	Form of Restricted Shares Agreement for the 2012 Incentive Plan (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the period ended December 31, 2013).

10.8*	2009 Incentive Plan, as amended (incorporated by reference to exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended December 31, 2011).

10.9*	2012 Incentive Plan (incorporated by reference to exhibit 99.1 to our Registration Statement on Form S-8 filed on June 11, 2012 (File No. 333-182044)).

Exhibit No.	Title of Exhibits
10.10
Bond agreement dated as of December 1, 2011 by and among the New Jersey Economic Development Authority, RBH-TRB East Mezz Urban Renewal Entity, LLC and TD Bank, N.A. (incorporated by reference to exhibit 10.3 to our Form 10-Q for the period ended December 31, 2011).

10.11
Note dated December 29, 2011 issued by RBH-TRB East Mezz Urban Renewal Entity LLC in favor of New Jersey Economic Development Authority (incorporated by reference to exhibit 10.4 to our Form 10-Q for the period ended December 31, 2011).

10.12
Multi-Family Loan and Security Agreement (Non-Recourse) by and between Landmark at Garden Square, LLC, and Berkadia Commercial Mortgage LLC, dated as of March 22, 2012 (incorporated by reference to exhibit 10.1 to our Form 10-Q for the period ended March 31, 2012).

10.13
Consolidated, Amended and Restated Multi-family Note entered into as of March 22, 2012, by and between Landmark at Garden Square, LLC and Berkadia Commercial Mortgage LLC. (incorporated by reference to exhibit 10.2 to our Form 10-Q for the period ended March 31, 2012).

10.14
Mortgage and Security Agreement made as of February 3, 2012, given by RBH-TRB East Mezz Urban Renewal Entity, LLC, in favor of New Jersey Economic Development Authority (incorporated by reference to exhibit 10.4 to our Form 10-Q for the period ended March 31, 2012).

10.15
Guaranty of Completion made as of the 3rd day of February, 2012, by RBH-TRB Newark Holdings, LLC, and RBH-TRB East Mezz Urban Renewal Entity, LLC, in favor of TD Bank, N.A. (incorporated by reference to exhibit 10.5 to our Form 10-Q for the period ended March 31, 2012).

10.16
Security Agreement dated as of February 3, 2012, by and between RBH-TRB East Mezz Urban Renewal Entity, LLC and TD Bank, N.A. (incorporated by reference to exhibit 10.6 to our Form 10-Q for the period ended March 31, 2012).

10.17
Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement dated February 3, 2012 in the amount of $32,700,000 from Teachers Village School QALICB Urban Renewal, LLC to NJCC CDE Essex LLC, and Gateway SUB-CDE I, LLC. (incorporated by reference to exhibit 10.7 to our Form 10-Q for the period ended March 31, 2012).

10.18
Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement dated February 3, 2012 in the amount of $27,000,000 from Teachers Village School QALICB Urban Renewal, LLC to NJCC CDE Essex LLC, and Gateway SUB-CDE I, LLC. (incorporated by reference to exhibit 10.8 to our Form 10-Q for the period ended March 31, 2012).

10.19
Joint and Several Completion Guaranty dated as of February 3, 2012, by Teachers Village School QALICB Urban Renewal, LLC, and RBH-TRB Newark Holdings, LLC, to TD Bank, N.A. Gateway SUB-CDE I, LLC, and NJCC CDE Essex LLC. (incorporated by reference to exhibit 10.9 to our Form 10-Q for the period ended March 31, 2012).

10.20
Guaranty of New Markets Tax Credits made as of February 3, 2012, by Teachers Village School QALICB Urban Renewal, LLC, and RBH-TRB Newark Holdings, LLC, for the benefit of GSB NMTC Investor LLC. (incorporated by reference to exhibit 10.10 to our Form 10-Q for the period ended March 31 2012).

Exhibit No.	Title of Exhibits
10.21
Multi-Family Loan and Security Agreement dated as of the June 20, 2012 by and between Madison 324, LLC and CWCapital LLC. (incorporated by reference to exhibit 10.1 to our Form 10-Q for the period ended June 30, 2012)

10.22
Multi-Family Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the 20th day of June, 2012, executed by Madison 324, LLC to Joseph B. Pitt, JR, as trustee for the benefit of CWCapital LLC. (incorporated by reference to exhibit 10.2 to our Form 10-Q for the period ended June 30, 2012).

10.23
Multi-Family Note dated as of June 20, 2012 in face amount of $25,680,000 issued by Madison 324, LLC in favor of CWCapital LLC. (incorporated by reference to exhibit 10.3 to our Form 10-Q for the period ended June 30, 2012).

10.24
Guaranty of New Markets Tax Credits made as of September 11, 2012, by Teachers Village Project A QALICB Urban Renewal Entity, LLC, and RBH-TRB Newark Holdings, LLC for the benefit of GSB NMTC Investor LLC, its successors and assigns (incorporated by reference to exhibit 10.32 to our Form 10-K for the year ended September 30, 2012).

10.25
Guaranty of Payment and Recourse Carveouts made as of the 11th day of September, 2012, by RBH-TRB Newark Holdings, LLC and Ron Beit-Halachmy, in favor of Goldman Sachs Bank USA. (incorporated by reference to exhibit 10.33 to our Form 10-K for the year ended September 30, 2012).

10.26
Joint and Several Completion Guaranty dated as of September 11, 2012, made on a joint and several basis by Teachers Village Project A QALICB Urban Renewal Entity, LLC and RBH-TRB Newark Holdings LLC, to Goldman Sachs Bank USA. (incorporated by reference to exhibit 10.34 to our Form 10-K for the year ended September 30, 2012).

10.27
Environmental Indemnity Agreement dated as of September 11, 2012, made by Teachers Village Project A QALICB Urban Renewal Entity, LLC, to Goldman Sachs Bank USA. (incorporated by reference to exhibit 10.35 to our Form 10-K for the year ended September 30, 2012).

10.28
Environmental Indemnity Agreement dated as of September 11, 2012, made by Teachers Village Project A QALICB Urban Renewal Entity, LLC, to GSB NMTC Investor LLC; Carver CDC-Subsidiary CDE 21, LLC; NCIF New Markets Capital Fund IX CDE, LLC; GSNMF Sub-CDE 2 LLC; and BACDE NMTC Fund 4, LLC. (incorporated by reference to exhibit 10.36 to our Form 10-K for the year ended September 30, 2012).

10.29
Building Loan Agreement dated as of September 11, 2012 by and among GSB NMTC Investor LLC, and NCIF New Markets Capital Fund IX CDE, LLC; NCIF New Markets Capital Fund IX CDE LLC, Carver CDC-Subsidiary CDE-21, LLC, BACDE NMTC Fund 4 LLC, GSNMF Sub-CDE 2 LLC and Teachers Village Project A QALICB Urban Renewal Entity, LLC. (incorporated by reference to exhibit 10.37 to our Form 10-K for the year ended September 30, 2012).

10.30
Mortgage, Assignment of Leases and Rents and Security Agreement dated September 2012 in the amount of $15,699,999 from Teachers Village Project A QALICB Urban Renewal Entity, LLC to NCIF New Markets Capital Fund IX CDE, LLC, Carver CDC-Subsidiary CDE 21, LLC, BACDE NMTC Fund 4, LLC and GSNMF Sub-CDE 2, LLC. (incorporated by reference to exhibit 10.38 to our Form 10-K for the year ended September 30, 2012).

Exhibit No.	Title of Exhibits
10.31
Mortgage, Assignment of Leases and Rents and Security Agreement dated September 2012 in the amount of $9,000,000 from Teachers Village Project A QALICB Urban Renewal Entity, LLC, to Goldman Sachs Bank USA. (incorporated by reference to exhibit 10.39 to our Form 10-K for the year ended September 30, 2012).

10.32
Loan Agreement dated as of September 11, 2012 between Goldman Sachs Bank USA, and RBH-TRB Newark Holdings, LLC (incorporated by reference to exhibit 10.40 to our Form 10-K for the year ended September 30, 2012).

10.33
Building Loan Agreement dated as of September 11, 2012 by and between Goldman Sachs Bank USA, and Teachers Village Project A QALICB Urban Renewal Entity, LLC (incorporated by reference to exhibit 10.41 to our Form 10-K for the year ended September 30, 2012 (incorporated by reference to exhibit 10.41 to our Form 10-K for the year ended September 30, 2012).

10.34
Loan Agreement made as of the 11th day of September, 2012, by and between RBH-TRB-West I Mezz Urban Renewal Entity, LLC, and Goldman Sachs Bank USA, Carver CDC-Subsidiary CDE 21, LLC, and BACDE NMTC Fund 4, LLC, and GSNMF Sub- CDE 2 LLC, and Teachers Village Project A QALICB Urban Renewal Entity, LLC. (incorporated by reference to exhibit 10.42 to our Form 10-K for the year ended September 30, 2012).

10.35	Amended and Restated 2016 Incentive Plan (incorporated by reference to exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2016).

10.36
Membership Interest Purchase Agreement dated as of February 23, 2016 entered into between TRB Newark Assemblage, LLC (“TRB”) and TRB Newark TRS, LLC (“TRB REIT” and together with TRB, collectively, the “Seller”) and RBH Partners III, LLC, and joined by RBH-TRB Newark Holdings, LLC and GS-RBH Newark Holdings, LLC (incorporated by reference to exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 2016).

10.37*	Form of Performance Awards Agreement (incorporated by reference to exhibit 10.1 to our Current Report on Form 8-K filed on June 10, 2016).

14.1	Revised Code of Business Conduct and Ethics of BRT Realty Trust, adopted June 12, 2006 (incorporated by reference to Exhibit 14.1 to the Form 8-K of BRT Realty Trust filed June 14, 2006).

21.1	Subsidiaries of the Registrant

23.1	Consent of BDO USA LLP

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (the “Act”)

31.2	Certification of Senior Vice President—Finance pursuant to Section 302 of the Act.

31.3	Certification of Chief Financial Officer pursuant to Section 302 of the Act

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Act

32.2	Certification of Senior Vice President—Finance pursuant to Section 906 of the Act

Exhibit No.	Title of Exhibits
32.3	Certification of Chief Financial Officer pursuant to Section 906 of the Act

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Definition Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
*	Indicates management contract or compensatory plan or arrangement.
(b)	Exhibits.

See Item 15(a)(3) above. Except as otherwise indicated with respect to a specific exhibit, the file number for all of the exhibits incorporated by reference is: 001-07172.

(c)	Financial Statements.

See Item 15(a)(2) above.

Item 16.	Form 10-K Summary

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRT REALTY TRUST

Date: December 13, 2016	By:	/s/ JEFFREY A. GOULD
Jeffrey A. Gould Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ ISRAEL ROSENZWEIG	Chairman of the Board	December 13, 2016
Israel Rosenzweig

/s/ JEFFREY A. GOULD	Chief Executive Officer, President and Trustee (Principal Executive Officer)	December 13, 2016
Jeffrey A. Gould

/s/ ALAN GINSBURG	Trustee	December 13, 2016
Alan Ginsburg

/s/ FREDRIC H. GOULD	Trustee	December 13, 2016
Fredric H. Gould

/s/ MATTHEW J. GOULD	Trustee	December 13, 2016
Matthew J. Gould

/s/ LOUIS C. GRASSI	Trustee	December 13, 2016
Louis C. Grassi

/s/ GARY HURAND	Trustee	December 13, 2016
Gary Hurand

/s/ JEFFREY RUBIN	Trustee	December 13, 2016
Jeffrey Rubin

/s/ JONATHAN SIMON	Trustee	December 13, 2016
Jonathan Simon

/s/ ELIE WEISS	Trustee	December 13, 2016
Elie Weiss

/s/ GEORGE E. ZWEIER	Chief Financial Officer, Vice President (Principal Financial and Accounting Officer)	December 13, 2016
George E. Zweier

Item 8, Item 15(a)(1) and (2)

Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules

All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

F-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
BRT Realty Trust and Subsidiaries
Great Neck, New York

We have audited the accompanying consolidated balance sheets of BRT Realty Trust and Subsidiaries as of September 30, 2016 and 2015 and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2016. In connection with our audits of the financial statements, we have also audited the financial statement schedules listed in the accompanying index. These financial statements and schedules are the responsibility of BRT Realty Trust and Subsidiaries management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BRT Realty Trust and Subsidiaries at September 30, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), BRT Realty Trust and Subsidiaries internal control over financial reporting as of September 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated December 13, 2016 expressed an unqualified opinion thereon.

/s/ BDO USA LLP

New York, New York
December 13, 2016

F-F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
BRT Realty Trust and Subsidiaries
Great Neck, New York

We have audited BRT Realty Trust and Subsidiaries internal control over financial reporting as of September 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). BRT Realty Trust and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on BRT REalty Trust and Subsidiaries' internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, BRT Realty Trust and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of September 30, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of BRT Realty Trust and Subsidiaries as of September 30, 2016, and 2015, and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2016 and our report dated December 13, 2016, expressed an unqualified opinion thereon.

/s/ BDO USA LLP

New York, New York
December 13, 2016

F-F-3

BRT REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30,
	2016	2015
ASSETS
Real estate properties, net of accumulated depreciation of $41,995 and $34,142	$759,576	$591,727
Real estate loan	19,500	—
Cash and cash equivalents	27,399	15,556
Restricted cash	7,383	6,518
Deposits and escrows	18,972	12,782
Other assets	8,073	6,882
Assets of discontinued operations	—	163,545
Real estate properties held for sale	33,996	23,859
Total Assets	$874,899	$820,869
LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of deferred costs of $5,873 and $4,905	$588,457	$451,159
Junior subordinated notes, net of deferred costs of $402 and $422	36,998	36,978
Accounts payable and accrued liabilities	20,716	14,780
Liabilities of discontinued operations	—	138,530
Mortgage payable held for sale	27,052	19,248
Total Liabilities	673,223	660,695
Commitments and contingencies	—	—
Equity:
BRT Realty Trust shareholders' equity:
Preferred shares, $1 par value:
Authorized 10,000 shares, none issued	—	—
Shares of beneficial interest, $3 par value:
Authorized number of shares, unlimited, 13,232 and 13,428 issued	39,696	40,285
Additional paid-in capital	161,321	161,842
Accumulated other comprehensive loss	(1,602)	(58)
Accumulated deficit	(48,125)	(79,414)
Total BRT Realty Trust shareholders' equity	151,290	122,655
Non-controlling interests	50,386	37,519
Total Equity	201,676	160,174
Total Liabilities and Equity	$874,899	$820,869

See accompanying notes to consolidated financial statements.

F-F-4

BRT REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year Ended September 30,
	2016	2015	2014
Revenues:
Rental and other revenue from real estate properties	$90,945	$77,023	$61,725
Other income	3,319	72	88
Total revenues	94,264	77,095	61,813
Expenses:
Real estate operating expenses—including $1,950, $1,233 and $1,120 to related parties	43,262	38,609	32,984
Interest expense	23,878	19,297	16,434
Advisor's fees, related party	693	2,448	1,801
Property acquisition costs—including $2,221, $1,293 and $1,677 to related parties	3,852	1,885	2,542
General and administrative—including $1,020, $171 and $286 to related party	8,536	6,683	6,324
Provision for Federal tax	700	—	—
Depreciation	23,180	18,454	13,945
Total expenses	104,101	87,376	74,030
Total revenues less total expenses	(9,837)	(10,281)	(12,217)
Gain on sale of real estate	46,477	15,005	—
Gain on sale of partnership interest	386	—	—
Loss on extinguishment of debt	(4,547)	—	—
Income (loss) from continuing operations	32,479	4,724	(12,217)
Discontinued operations:
Loss from discontinued operations—including $214 to related party in 2014	(2,788)	(6,329)	(3,949)
Gain on sale of partnership interest	15,467	—	—
Income (loss) from discontinued operations	12,679	(6,329)	(3,949)
Net income (loss)	45,158	(1,605)	(16,166)
(Income) loss attributable to non-controlling interests	(13,869)	(783)	6,712
Net income (loss) attributable to common shareholders	$31,289	$(2,388)	$(9,454)

Basic and diluted per share amounts attributable to common shareholders:
Income (loss) from continuing operations	$1.21	$(0.02)	$(0.81)
Income (loss) from discontinued operations	1.02	(0.15)	0.15
Basic and diluted earnings (loss) per share	$2.23	$(0.17)	$(0.66)

Amounts attributable to BRT Realty Trust:
Income (loss) from continuing operations	$16,950	$(246)	$(11,550)
Income (loss) from discontinued operations	14,339	(2,142)	2,096
Net income (loss) attributable to common shareholders	$31,289	$(2,388)	$(9,454)

Weighted average number of common shares outstanding:
Basic and diluted	14,017,279	14,133,352	14,265,589

See accompanying notes to consolidated financial statements.

F-F-5

BRT REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Year Ended September 30,
	2016	2015	2014
Net income (loss)	$45,158	$(1,605)	$(16,166)
Other comprehensive loss:
Unrealized loss on derivative instruments	(1,544)	(50)	(2)
Other comprehensive loss	(1,544)	(50)	(2)
Comprehensive income (loss)	43,614	(1,655)	(16,168)
Comprehensive (income) loss attributable to non-controlling interests	(13,392)	(776)	6,712
Comprehensive income (loss) attributable to common shareholders	$30,222	$(2,431)	$(9,456)

See accompanying notes to consolidated financial statements.

F-F-6

BRT REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended September 30, 2016, 2015 and 2014

(Dollars in thousands, except share data)

	Shares of Beneficial Interest	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	(Accumulated Deficit)	Non Controlling Interests	Total
Balances, September 30, 2013	$40,606	$165,763	$(6)	$(67,572)	$26,467	$165,258
Restricted stock vesting	359	(359)	—	—	—	—
Compensation expense—restricted stock	—	805	—	—	—	805
Contributions from non-controlling interests	—	—	—	—	22,062	22,062
Distributions to non-controlling interests	—	—	—	—	(3,318)	(3,318)
Net loss	—	—	—	(9,454)	(6,712)	(16,166)
Other comprehensive loss	—	—	(2)	—	—	(2)
Comprehensive loss	—	—	—	—	—	(16,168)
Balances, September 30, 2014	$40,965	$166,209	$(8)	$(77,026)	$38,499	$168,639
Restricted stock vesting	355	(355)	—	—	—	—
Compensation expense—restricted stock	—	906	—	—	—	906
Contributions from non-controlling interests	—	—	—	—	11,973	11,973
Distributions to non-controlling interests	—	—	—	—	(12,588)	(12,588)
Purchase of non-controlling interests	—	(3,531)	—	—	(1,148)	(4,679)
Shares repurchased - 345,081 shares	(1,035)	(1,387)	—	—		(2,422)
Net loss	—	—	—	(2,388)	783	(1,605)
Other comprehensive loss	—	—	(50)	—	—	(50)
Comprehensive loss	—	—	—	—	—	(1,655)
Balances, September 30, 2015	$40,285	$161,842	$(58)	$(79,414)	$37,519	$160,174
Restricted stock vesting	390	(390)	—	—	—	—
Compensation expense—restricted stock and restricted stock units	—	1,005	—	—	—	1,005
Contributions from non-controlling interests	—	—	—	—	33,613	33,613
Distributions to non-controlling interests	—	—	—	—	(32,825)	(32,825)
Deconsolidation of joint venture upon sale					(1,790)	(1,790)
Shares repurchased - 326,421 shares	(979)	(1,136)	—	—	—	(2,115)
Net income	—	—	—	31,289	13,869	45,158
Other comprehensive loss	—	—	(1,544)	—	—	(1,544)
Comprehensive income	—	—	—	—	—	43,614
Balances, September 30, 2016	$39,696	$161,321	$(1,602)	$(48,125)	$50,386	$201,676

See accompanying notes to consolidated financial statements.

F-F-7

BRT REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended September 30,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$45,158	$(1,605)	$(16,166)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Recovery of previously provided allowances	—	—	(10)
Depreciation and amortization	25,994	22,957	17,535
Amortization of deferred fee income	—	—	(393)
Amortization of restricted stock	1,005	906	805
Gain on sale of partnership interests	(15,853)	—	—
Gain on sale of real estate assets	(46,477)	(15,005)	—
Loss on extinguishment of debt	4,547	—	—
Increase in straight line rent	(27)	(411)	(569)
Effect of deconsolidation of non-controlling interest	(1,692)	—	—
Increases and decreases from changes in other assets and liabilities:
(Increase) decrease in interest and dividends receivable	(2,380)	17	273
Increase in prepaid expenses	(278)	(93)	(548)
Increase in prepaid interest	—	(881)	(1,016)
Increase in deposits and escrows	(6,190)	(602)	(5,963)
Increase in accounts payable and accrued liabilities	4,897	1,739	7,416
Increase (decrease) in security deposits and other receivables	1,376	1,385	(6,199)
Net cash provided by (used in) operating activities	10,080	8,407	(4,835)
Cash flows from investing activities:
Collections from real estate loans	—	2,000	34,045
Additions to real estate loans	—	—	(5,533)
Loan loss recoveries	—	—	10
Additions to real estate properties	(302,628)	(84,295)	(205,220)
Net costs capitalized to real estate owned	(46,844)	(59,407)	(43,130)
Net change in restricted cash-Newark	(1,952)	9,558	6,444
Net change in restricted cash-multi-family	(865)	3,037	(6,195)
Collection of loan fees	—	—	180
Purchase of non controlling interest	—	(4,679)	—
Proceeds from the sale of real estate owned	197,264	66,398	75
Proceeds from the sale of joint venture interests	19,242	—	—
Net cash used in investing activities	(135,783)	(67,388)	(219,324)
Cash flows from financing activities:
Proceeds from mortgages payable	267,788	98,907	170,767
Increase in other borrowed funds	6,001	—	—
Mortgage payoffs	(130,090)	(37,504)	—
Mortgage principal payments	(5,081)	(3,252)	(1,577)
Increase in deferred borrowing costs	(2,490)	(3,758)	(2,641)
Capital contributions from non-controlling interests	33,613	11,973	22,062
Capital distributions to non-controlling interests	(32,826)	(12,588)	(3,318)
Proceeds from sale of New Markets Tax Credits	2,746	—	5,142
Repurchase of shares of beneficial interest	(2,115)	(2,422)	—
Net cash provided by financing activities	137,546	51,356	190,435
Net increase (decrease) in cash and cash equivalents	11,843	(7,625)	(33,724)
Cash and cash equivalents at beginning of year	15,556	23,181	56,905
Cash and cash equivalents at end of year	$27,399	$15,556	$23,181
Supplemental disclosures of cash flow information:
Cash paid during the year for interest expense, including capitalized interest of $1,568, $2,602 and $1,310 in 2016, 2015 and 2014	$27,680	$24,324	$19,700
Cash paid during the year for income and excise taxes	$1,264	$131	$255
Acquisition of real estate through assumption of debt	$16,051	$45,129	$28,615

See accompanying notes to consolidated financial statements.

F-F-8

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 1—ORGANIZATION, BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Background

BRT Realty Trust (“BRT” or the “Trust”) is a business trust organized in Massachusetts. BRT owns, operates and develops multi-family properties and owns and operates other assets, including real estate and a real estate loan.

Generally, the multi-family properties are acquired with venture partners in transactions in which the Trust contributes 80% of the equity. At September 30, 2016, the Trust owns 33 multi-family properties with 9,420 units located in 10 states (including 271 units at a property under construction and 350 units at a property in the lease up stage). At September 30, 2016, the net book value of the multi-family assets (including real estate assets held for sale) was $783,084,000.

The Trust also owns and operates various other real estate assets. At September 30, 2016, the net book value of the other real estate assets was $29,989,000, including a real estate loan of $19,500,000.

BRT conducts its operations to qualify as a real estate investment trust, or REIT, for Federal income tax purposes.

Principles of Consolidation

The consolidated financial statements include the accounts and operations of BRT Realty Trust, its wholly owned subsidiaries, and its majority owned or controlled real estate entities and its interests in variable interest entities in which the Trust is determined to be the primary beneficiary. Material intercompany balances and transactions have been eliminated.

The Trust's consolidated joint ventures that own multi-family properties were determined to be VIE's because the voting rights of some equity investors are not proportional to their obligations to absorb the expected losses of the entity and their right to receive the expected residual returns. It was determined that the Trust is the primary beneficiary of these joint ventures because it has a controlling financial interest in that it has the power to direct the activities of the VIE that most significantly impact the entity's economic performance and it has the obligation to absorb losses of the entity and the right to receive benefits from the entity that could potentially be significant to the VIE.

The joint venture that owns a property in Dallas, TX was determined not to be a VIE but is consolidated because the Trust has substantive participating rights in the entity.

With respect to its unconsolidated joint ventures, as (i) the Trust is primarily the managing member but does not exercise substantial operating control over these entities or the Trust is not the managing member and (ii) such entities are not VIEs, the Trust has determined that such joint ventures should be accounted for under the equity method of accounting for financial statement purposes.

Certain items on the consolidated financial statements for the prior years have been reclassified to conform with the current year's presentation, including the reclassification of the operations and related assets of the Newark Joint Venture to discontinued operations and the reclassification of deferred loan costs on the consolidated balance sheets from assets to a reduction of the carrying amount of mortgage payable.

Income Tax Status

The Trust qualifies as a real estate investment trust under sections 856-860 of the Internal Revenue Code of 1986, as amended. The Trustees may, at their option, elect to operate the Trust as a business trust not qualifying as a real estate investment trust.

The Trust will not be subject to federal, and generally state and local taxes on amounts it distributes to shareholders, provided it distributes 90% of its taxable income and meets other conditions. The Trust currently has net operating loss carryforwards which it can use to reduce taxable income. Use of the net operating loss carryforward is subject to an alternative minimum tax.

F-F-9

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 1—ORGANIZATION, BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In accordance with Accounting Standards Codification (“ASC”) Topic 740 - “Income Taxes”, the Trust believes that it has appropriate support for the income tax positions taken and, as such, does not have any uncertain tax positions that, if successfully challenged, could result in a material impact on the Trust's financial position or results of operations. The Trust's income tax returns for the previous six years are subject to review by the Internal Revenue Service.

Revenue Recognition

Rental revenue from multi-family properties is recorded when due from residents and is recognized monthly as it is earned. Rental payments are due in advance. Leases on residential properties are generally for terms that do not exceed one year.

Rental revenue from commercial properties, including the base rent that each tenant is required to pay in accordance with the terms of their respective leases, net of any rent concessions and lease incentives, is reported on a straight-line basis over the non-cancellable term of the lease.

Real Estate Properties

Real estate properties are stated at cost, net of accumulated depreciation, and include real property acquired through acquisition, development or foreclosure.

The Trust assesses the fair value of real estate acquired (including land, buildings and improvements, and identified intangibles such as above and below market leases and acquired in-place leases, if any) and acquired liabilities and allocates the acquisition price based on these assessments. Depreciation for multi-family properties is computed on a straight-line basis over an estimated useful life of 30 years. Intangible assets (and liabilities) are amortized over the remaining life of the related leases at the time of acquisition and is usually less than one year. . Expenditures for maintenance and repairs are charged to operations as incurred.

Real estate is classified as held for sale when management has determined that it has met the applicable criteria. Real estate assets that are expected to be disposed of are valued at the lower of their carrying amount or their fair value less costs to sell on an individual asset basis. Real estate classified as held for sale is not depreciated.

The Trust accounts for the sale of real estate when title passes to the buyer, sufficient equity payments have been received, there is no continuing involvement by the Trust and there is reasonable assurance that the remaining receivable, if any, will be collected.

Real Estate Asset Impairments

The Trust reviews each real estate asset owned, including investments in real estate ventures, to determine if there are indicators of impairment. If such indicators are present, the Trust determines whether the carrying amount of the asset can be recovered. Recognition of impairment is required if the undiscounted cash flows estimated to be generated by the asset are less than the asset's carrying amount and that carrying amount exceeds the estimated fair value of the asset. In evaluating a property for impairment, various factors are considered, including estimated current and expected operating cash flow from the property during the projected holding period, costs necessary to extend the life or improve the asset, expected capitalization rates, projected stabilized net operating income, selling costs, and the ability to hold and dispose of such real estate in the ordinary course of business. Valuation adjustments may be necessary in the event that effective interest rates, rent-up periods, future economic conditions, and other relevant factors vary significantly from those assumed in valuing the property. If future evaluations result in a decrease in the value of the property below its carrying value, the reduction will be recognized as an impairment charge. The fair values related to the impaired real estate assets are considered to be a level 3 valuation within the fair value hierarchy.

Fixed Asset Capitalization

A variety of costs may be incurred in the development of the Trust's properties. After a determination is made to capitalize a cost, it is allocated to the specific project that is benefited. The costs of land and building

F-F-10

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 1—ORGANIZATION, BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (continued)

under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, and other costs incurred during the period of development. A construction project is considered substantially completed when it is available for occupancy, but no later than one year from cessation of major construction activity. The Trust ceases capitalization when the project is available for occupancy.

Equity Based Compensation

Compensation expense for grants of restricted stock and restricted stock units (“RSUs”) are amortized over the vesting period of such awards, based upon the estimated fair value of such award at the grant date. The deferred compensation related to the RSUs to be recognized as expense is net of certain and performance assumptions which are re-evaluated quarterly. For accounting purposes, the restricted shares are not included in the outstanding shares shown on the consolidated balance sheets until they vest; however, they are included in the calculation of both basic and diluted earnings per share as they participate in the earnings of the Trust.

Derivatives and Hedging Activities

The Trust's objective in using derivative financial instruments is to manage interest rate risk related to variable rate debt. The Trust does not use derivatives for trading or speculative purposes. The Trust records all derivatives on its consolidated balance sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Trust has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows are considered cash flow hedges. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in accumulated other comprehensive income (loss) and subsequently reclassified to earnings in the period in which the hedge transaction affects earnings. The ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives not designated as cash flow hedges, changes in the fair value of the derivative are recognized directly in earnings in the period in which they occur.

Per Share Data

Basic earnings (loss) per share is determined by dividing net income (loss) applicable to common shareholders for the applicable year by the weighted average number of shares of beneficial interest outstanding during such year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue shares of beneficial interest were exercised or converted into shares of beneficial interest or resulted in the issuance of shares of beneficial interest that share in the earnings of the Trust. Diluted earnings (loss) per share is determined by dividing net income (loss) applicable to common shareholders for the applicable year by the sum of the weighted average number of shares of beneficial interest outstanding plus the dilutive effect of the Trust's unvested restricted stock using the treasury stock method.

Cash Equivalents

Cash equivalents consist of highly liquid investments; primarily direct United States treasury obligations with maturities of three months or less when purchased.

Restricted Cash

Restricted cash consists of cash held for construction costs and property improvements at specific properties as may be required by contractual arrangements.

Deferred Costs

Fees and costs incurred in connection with multi-family property financings are deferred and amortized over the term of the related debt obligations. Fees and costs paid related to the successful negotiation of commercial leases are deferred and amortized on a straight-line basis over the terms of the respective leases.

F-F-11

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 1—ORGANIZATION, BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Reporting

The Trust operates in two reportable segments: (i) multi-family real estate; and (ii) other real estate assets. The multi-family real estate segment includes the ownership, operation and development of the Trust's multi-family properties and the other real estate segment includes all activities related to the ownership, operation and disposition of the Trust's other real estate assets.

New Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2018.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which amends the current consolidation guidance, including introducing a separate consolidation analysis specific to limited partnerships and other similar entities. Under this analysis, limited partnerships and other similar entities will be considered a VIE unless the limited partners hold substantive kick-out rights or participating rights. The guidance is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. The Trust has not elected early adoption and is evaluating the new guidance to determine the impact it may have on its consolidated financial statements.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03 Interest - Imputation of Interest, which amends the balance sheet presentation for debt issuance costs. Under the amended guidance, a company will present unamortized debt issuance costs as a direct deduction from the carrying amount of that debt liability. The guidance is to be applied on a retrospective basis, and is effective for annual reporting periods beginning after December 15, 2015, with early adoption being permitted. The Trust elected early adoption for the fiscal year ended September 30, 2016, and its adoption did not have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires all excess tax benefits or deficiencies to be recognized as income tax expense or benefit in the income statement. In addition, excess tax benefits should be classified along with other income tax cash flows as an operating activity in the statement of cash flows. Application of the standard is required for the annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Trust is currently evaluating the impact of this new standard on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which provides

F-F-12

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 1—ORGANIZATION, BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (continued)

specific guidance on eight cash flow classification issues and how to reduce diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The effective date of the standard will be fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, and early adoption is permitted. The Trust is currently evaluating the new guidance to determine the impact, if any, it may have on its consolidated financial statements.

NOTE 2—REAL ESTATE PROPERTIES

Real estate properties (including real estate properties held for sale), consist of the following:

September 30, 2016 Balance
Land	$128,409
Building	684,133
Building improvements	25,717
Real estate properties	838,259
Accumulated depreciation	(44,687)
Total real estate properties, net	$793,572

A summary of activity in real estate properties (including properties held for sale), for the year ended September 30, 2016, follows (dollars in thousands):

	September 30, 2015 Balance	Additions	Capitalized Costs and Improvements	Sales	Depreciation, Amortization and other Reductions	September 30, 2016 Balance
Multi-family	$605,040	$318,680	$39,611	$(157,174)	$(23,072)	$783,085
Land - Daytona, FL	7,972	—	49	—	—	8,021
Shopping centers/retail - Yonkers, NY	2,574	—	—	—	(108)	2,466
Total real estate properties	$615,586	$318,680	$39,660	$(157,174)	$(23,180)	$793,572

The acquisitions completed in the year ended September 30, 2016 and described in Note 3-Acquisitions, Dispositions and Impairment Charges, have been accounted for as business combinations. The purchase prices were allocated to the acquired assets and assumed liabilities based on management's estimate of fair value of these acquired assets and assumed liabilities at the dates of acquisition. The preliminary measurements of fair value reflected below are subject to change. The Trust expects to finalize the valuations and complete the purchase price allocations within one year from the date of the applicable acquisition.

The following table summarizes the preliminary allocations of the purchase prices of assets acquired during the year ended September 30, 2016 (dollars in thousands):

Preliminary Purchase Price Allocation
Land	$53,054
Buildings and Improvements	264,474
Lease Intangibles	1,152
Total Consideration	$318,680

F-F-13

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 2—REAL ESTATE PROPERTIES (continued)

The preliminary measurements of fair value reflected above are subject to change. The Trust expects to finalize the valuations and complete the purchase price allocation as soon as practicable but in no event beyond one year from the date of the applicable acquisition.

The following table summarizes the preliminary allocations of the purchase price of ten properties purchased between July 1, 2015 and September 30, 2016, and the finalized allocation of the purchase price, as adjusted, as of September 30, 2016 (dollars in thousands):

	Preliminary Purchase Price Allocation	Adjustments	Finalized Purchase Price Allocation
Land	$42,361	$(6,568)	$35,793
Buildings and Improvements	260,107	4,999	265,106
Acquisition-related intangible assets (in acquired lease intangibles, net)(1)	733	1,569	2,302
Total Consideration	$303,201	$—	$303,201

A summary of the Trust's multi-family properties by state as and for the year ended September 30, 2016, is as follows (dollars in thousands):

Location	Number of Units at September 30, 2016	2016 Revenue	% of 2016 Revenue
Texas	2,750	$19,957	22%
Florida	1,186	15,652	17%
Georgia	1,309	14,576	16%
Tennessee	456	9,735	11%
Alabama	826	6,966	8%
South Carolina	1,033	6,613	8%
Missouri	420	3,854	4%
Indiana	400	3,152	4%
Kansas	—	3,132	3%
Mississippi	776	2,678	3%
Ohio	264	2,440	3%
Arkansas	—	783	1%
	9,420	$89,538	100%

Future minimum rentals to be received by the Trust pursuant to non-cancellable operating leases with terms in excess of one year, from a commercial property owned by the Trust at September 30, 2016, are as follows (dollars in thousands):

Year Ending September 30,	Amount
2017	$1,103
2018	1,120
2019	1,120
2020	1,120
2021	1,129
Thereafter	5,685
Total	$11,277

Leases at the Trust's multi-family properties are generally for a term of one year or less and are not reflected in the above table.

F-F-14

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 3—ACQUISITIONS, DISPOSITIONS AND IMPAIRMENT CHARGES

Property Acquisitions

The table below provides information for the year ended September 30, 2016 regarding the Trust's purchases of multi-family properties (dollars in thousands):

Location	Purchase Date	No. of Units	Purchase Price	Acquisition Mortgage Debt	Initial BRT Equity	Ownership Percentage	Property Acquisition Costs
N. Charleston, SC	10/13/2015	271	$3,625	$—	$6,558	65%	$—
La Grange, GA	11/18/2015	236	22,800	16,051	6,824	100%	57
Katy, TX	1/22/2016	268	40,250	30,750	8,150	75%	382
Macon, GA	02/01/16	240	14,525	11,200	3,250	80%	158
Southaven, MS	2/29/2016	392	35,000	28,000	5,856	60%	413
San Antonio, TX	5/6/2016	288	35,150	26,400	6,688	65%	539
Dallas, TX	5/11/2016	494	37,000	27,938	6,750	50%	567
Columbia, SC	5/31/2016	204	17,000	12,934	4,930	80%	302
Atlanta, GA	8/15/2016	271	39,125	27,375	10,769	74%	577
Southaven, MS	9/1/2016	384	38,205	30,564	6,060	60%	347
San Antonio, TX	9/19/2016	288	36,000	27,000	8,060	72%	510
		3,336	$318,680	$238,212	$73,895		$3,852

Subsequent to September 30, 2016, the Trust purchased three multi-family properties with 933 units, including a 5.8 acre parcel of land on which it contemplates constructing 339 multi-family units. Information regarding these purchases is set forth below (dollars in thousands):

Location	Purchase Date	No. of Units	Purchase Price	Acquisition Mortgage Debt	Initial BRT Equity	Ownership Percentage	Estimated Property Acquisition Costs
Fredricksburg, VA	11/04/2016	220	$38,490	$29,940	$8,720	80%	$643
Columbia, SC	11/10/2016	374	58,300	41,000	5,670	32%	71
Columbia, SC(1)	11/10/2016	339	5,915	—	8,665	46%	—
		933	$102,705	$70,940	$23,055		$714
(1)	Represents the purchase of a 5.8 acre parcel of land on which the Trust contemplates the construction of 339 multi-family units.

Property Dispositions

The following table is a summary of the real estate properties disposed of by the Trust in the year ended September 30, 2016 (dollars in thousands):

Location	Sale Date	No. of Units	Sales Price	Gain on Sale	Non-controlling partner portion of gain
Cordova, TN	3/2/2016	464	31,100	6,731	2,195
Kennesaw, GA	3/15/2016	450	64,000	17,462	10,037
Pooler, GA	4/6/2016	300	38,500	5,710	1,405
Collierville, TN	6/1/2016	324	34,300	4,586	917
Little Rock, AK(1)	6/6/2016	172	2,372	386	—
Wichita, KS	9/1/2016	496	30,400	10,718	4,241
		2,206	$200,672	$45,593	$18,795
(1)	Reflects the sale of a partnership interest.

F-F-15

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 3—ACQUISITIONS, DISPOSITIONS AND IMPAIRMENT CHARGES (continued)

The Trust also sold two cooperative units located in Manhattan, NY for $1,377,000 and recognized a gain of $1,271,000 on the sales.

The following table is a summary of the real estate properties disposed of by the Trust subsequent to the year ended September 30, 2016 (dollars in thousands):

Location	Sale Date	No. of Units	Sales Price	Gain on Sale	Non-controlling partner portion of gain
Greenville, SC	10/19/2016	350	$68,000	$18,937	$9,669
Panama City, FL	10/26/2016	160	14,720	7,390	3,732
Atlanta, GA	11/21/2016	350	36,750	8,796	4,046
Hixon, TN	11/30/2016	156	10,775	479	120
		1,016	$130,245	$35,602	$17,567

Impairment Charges

The Trust reviews each real estate asset owned, including those held through investments in unconsolidated joint ventures, for impairment when there is an event or a change in circumstances indicating that the carrying amount may not be recoverable. The Trust measures and records impairment losses, and reduces the carrying value of properties, when indicators of impairment are present and the expected undiscounted cash flows related to those properties are less than their carrying amounts. In cases where the Trust does not expect to recover its carrying costs on properties held for use, the Trust reduces its carrying costs to fair value, and for properties held for sale, the Trust reduces its carrying value to the fair value less costs to sell. During the years ended September 30, 2016, 2015, and 2014, no impairment charges were recorded. Management does not believe that the values of any properties are impaired as of September 30, 2016.

NOTE 4–Discontinued Operations

On February 23, 2016, the Trust sold, through subsidiaries which owned such interests, its equity interests in RBH - TRB Newark Holdings, LLC (the “Newark Joint Venture”), to RBH Partners III, LLC, for $16,900,000 (the “NJV Sale”). The buyer is an affiliate of the Trust's former partners in the Newark Joint Venture. The Trust recognized a gain of $15,467,000 in connection with this sale. In addition, the Trust (i) may be paid up to an additional $900,000 by the newly formed parent of the Newark Joint Venture (“Holdco”) upon the achievement of specified investment returns, development of certain properties, realization of specified cost savings and any one or more of the foregoing and (ii) has been granted a nominal profit participation interest in Holdco. None of these amounts will be recognized until received.

Other than the agreement of the Trust's subsidiary to provide an indemnity with respect to up to $2,800,000 of obligations related to the venture, neither the Trust nor its subsidiaries have any guaranty, indemnity or similar obligations with respect to the Newark Joint Venture.

As a result of the NJV Sale, the mortgage debt in principal amount of $19,500,000 (the “NJV Loan Receivable”) owed to the Trust by this venture (which was not included on the Trust's consolidated balance sheet at September 30, 2015 as such debt and the interest that had accrued thereon was eliminated in consolidation), is reflected as a real estate loan on the consolidated balance sheet at September 30, 2016. The NJV Loan Receivable is secured by various contiguous parcels on Market Street (between University Avenue and Washington Street) in Newark, NJ. The site is approximately 68,000 square feet and has approximately 303,000 square feet of rentable space. The NJV Loan Receivable matures in June 2017 and bears an annual interest rate of 11%. Six percent (6%) is to be paid on a monthly basis (“Current Interest”) and five percent (5%) is deferred (the “Deferred Interest”). The NJV Loan Receivable provided that the Deferred Interest was to be paid in June 2016 and at maturity in June 2017. At September 30, 2016, the amount of Deferred Interest that has been recognized is $2,380,000.

The Trust has agreed from time-to-time to defer the payment of the Deferred Interest, and most recently entered into an agreement dated October 31, 2016 with the Newark Joint Venture pursuant to which the Trust

F-F-16

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 4–Discontinued Operations (continued)

agreed, among other things, to defer, until December 31, 2016, the payment of the Deferred Interest; provided, however, that in the event a transaction is completed prior to January 1, 2017 that results in, among other things, (a) in the release of certain of the mortgages securing the NJV Loan Receivable and (b) the Trust’s receipt of not less (i) than $5,900,000 in principal amount of the NJV Loan Receivable and (ii) $750,000 of Deferred Interest, the payment of the remaining balance of the Deferred Interest will be deferred until June 2017.

The assets and liabilities as of September 30, 2015 of the discontinued operations of the Newark Joint Venture and the statement of operations for the twelve months ended September 30, 2016 and 2015, are summarized as follows (dollars in thousands):

Balance Sheet

September 30, 2015
ASSETS
Real estate properties, net	$141,441
Restricted cash	13,277
Deposits and escrows	93
Other assets	8,734
Total assets of discontinued operations	$163,545

LIABILITIES
Mortgage payable, net of deferred costs of $9,683	$100,692
Accounts payable and accrued liabilities	6,848
Deferred income	30,990
Total liabilities of discontinued operations	$138,530

Statement of Operations

	Twelve Months Ended September 30,
	2016	2015
Revenues:
Rental and other revenue from real estate properties	$2,437	$4,335
Other income	444	1,067
Total revenues	2,881	5,402

Expenses:
Real estate operating expenses	2,277	4,610
Interest expense	2,242	4,880
Depreciation	1,150	2,241
Total expense	5,669	11,731
Income from discontinued operations	(2,788)	(6,329)
Gain on sale of partnership interest	15,467	—
Discontinued operations	$12,679	$(6,329)

F-F-17

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 5—REAL ESTATE PROPERTY HELD FOR SALE

At September 30, 2016, the Sandtown Vistas property in Atlanta, GA and the Spring Valley property in Panama City, FL were held for sale. The Sandtown Vista property, which had a book value of $27,076,000, was sold on November 21, 2016. The Trust estimates it will recognize a gain on the sale of the property of approximately $8,800,000 of which approximately $4,000,000 will be allocated to the non-controlling partner. The Spring Valley property, which had a book value of $6,920,000, was sold on October 26, 2016. The Trust estimates it will recognize a gain on the sale of the property of $7,400,000 of which approximately $3,700,000 will be allocated to the non-controlling partner.

NOTE 6—RESTRICTED CASH

Restricted cash represents funds for specific purposes and therefore are not generally available for general corporate purposes. As reflected on the consolidated balance sheet, restricted cash represents funds held by or on behalf of the Trust specifically for capital improvements at multi-family properties.

NOTE 7—DEBT OBLIGATIONS

Debt obligations consist of the following (dollars in thousands):

	September 30,
	2016	2015
Mortgages payable	$621,382	$475,312
Junior subordinated notes	37,400	37,400
Deferred mortgage costs	(6,275)	(5,327)
Total debt obligations	$652,507	$507,385

Mortgage Payable

At September 30, 2016, $621,382,000 of mortgage debt (including $27,052,000 classified as held for sale) is outstanding on the Trust's 33 multi-family properties and one commercial property with a weighted average interest rate of 3.98% and a weighted average remaining term to maturity of seven years. Scheduled principal repayments for the next five years and thereafter are as follows (dollars in thousands):

Year Ending September 30,	Scheduled Principal Payments
2017	$5,649
2018	6,828
2019	127,067
2020	32,431
2021	46,683
Thereafter	402,724
$621,382

F-F-18

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 7—DEBT OBLIGATIONS (continued)

During the twelve months ended September 30, 2016, the Trust incurred the following fixed rate mortgage debt in connection with the following acquisitions (dollars in thousands):

Location	Closing Date	Acquisition Mortgage Debt	Interest Rate	Interest only period	Maturity Date
LaGrange, GA	11/18/15	$16,051	4.36%	—	February 2022
Katy,TX	1/22/16	30,750	4.44%	60 months	February 2026
Macon,GA	2/01/16	11,200	4.39%	24 months	February 2026
Southaven, MS	2/29/16	28,000	4.24%	60 months	March 2026
San Antonio, TX(1)	5/06/16	26,400	3.61%	23 months	May 2023
Dallas,TX	5/11/16	27,938	4.01%	24 months	May 2028
Columbia,SC	5/31/16	12,934	4.28%	36 months	June 2026
Atlanta, GA	8/15/16	27,375	3.97%	36 months	August 2026
Southaven,MS	9/01/16	30,564	3.73%	60 months	September 2026
San Antonio, TX(1)	9/16/16	27,000	4.05%	36 months	September 2026
		$238,212
(1)	Debt is fixed rate by use of an interest rate swap.

During the twelve months ended September 30, 2016, the Trust obtained supplemental fixed rate financing as set forth in the table below (dollars in thousands):

Location	Closing Date	Supplemental Mortgage Debt	Interest Rate	Maturity Date
Pensacola, FL	10/13/15	$3,194	4.92%	March 2022
Atlanta, GA	11/10/15	5,000	4.93%	July 2021
Houston, TX	2/09/16	3,865	4.94%	August 2021
Huntsville, AL	4/15/16	2,650	5.29%	November 2023
		$14,709

Junior Subordinated Notes

At September 30, 2016 and 2015 the Trust's junior subordinated notes had an outstanding principal balance of $37,400,000. At September 30, 2016, the interest rate on the outstanding balance is three month LIBOR +2.00% or 2.76%.

The junior subordinated notes require interest only payments through the maturity date, at which time repayment of all outstanding principal and interest is due. Interest expense for each of the years ended September 30, 2016, 2015 and 2014, which includes amortization of deferred costs, was $1,510,000, $1,853,000 and $1,853,000, respectively.

NOTE 8—INCOME TAXES

The Trust elected to be taxed as a real estate investment trust (“REIT”),pursuant to the Code. As a REIT, the Trust will generally not be subject to Federal income taxes at the corporate level if it distributes 100% of its REIT taxable income, as defined, to its shareholders. To maintain its REIT status, the Trust must distribute at least 90% of its taxable income; however if it does not distribute 100% of its taxable income, it will be taxed on undistributed income. There are a number of organizational and operational requirements the Trust must meet to remain a REIT. If the Trust fails to qualify as a REIT in any taxable year, its taxable income will be subject to

F-F-19

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 8—INCOME TAXES (continued)

Federal income tax at regular corporate tax rates and it may not be able to qualify as a REIT for four subsequent tax years. Even if it is qualified as a REIT, the Trust is subject to certain state and local income taxes and to Federal income and excise taxes on the undistributed taxable income. For income tax purposes, the Trust reports on a calendar year.

During the years ended September 30, 2016, 2015 and 2014, the Trust recorded $689,000, $18,000 and $155,000, respectively, of Federal alternative minimum tax and state franchise tax expense, net of refunds, relating to the 2016, 2015 and 2014 calendar years.

Earnings and profits, which determine the taxability of dividends to shareholders, differs from net income reported for financial statement purposes due to various items, including timing differences related to loan loss provisions, impairment charges, depreciation methods and carrying values.

At December 31, 2015, the Trust had a net operating loss carry forward of $69,193,000. These net operating losses may be available in future years to reduce taxable income when it is generated. These tax loss carry forwards begin to expire in 2030.

NOTE 9—SHAREHOLDERS' EQUITY

Common Share Dividend Distribution

During the year ended September 30, 2016, 2015 and 2014, the Trust did not declare or pay any dividends.

Stock Based Compensation

The Trust's Amended and Restated 2016 Incentive Plan (the “Plan”) permits the Trust to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, up to a maximum of 600,000 shares. The Plan also allows for the grant of cash settled dividend equivalent rights in tandem with the grant of restricted stock units and certain performance based awards.

Pursuant to the Plan, during the year ended September 30, 2016, the Trust issued restricted stock units (the “Units”) to acquire up to 450,000 common shares (the “Pay for Performance Program”). Subject to satisfying a continued service requirement, except in the case of death, disability, retirement or change in control, through the five years ending March 31, 2021 (the “Performance Period”), the Units entitle the recipients to acquire in the aggregate, (i) 200,000 shares (the “TSR Award”) based on achieving, during the Performance Period, certain levels in compounded annual growth rate (“CAGR”) in total shareholder return (“TSR”), and (ii) 200,000 shares based on achieving, during the Performance Period, certain levels in CAGR in adjusted funds from operations, as determined pursuant to the performance agreement (the “AFFO Award”). In addition, subject to satisfying the continued service requirement, up to 50,000 shares may be added to or subtracted from the TSR Award, based on attaining or failing to attain, during the Performance Period, of CAGR in TSR relative to the CAGR in TSR for the constituent REITs that comprise, with specified exceptions, the FTSE NAREIT Equity Apartment Index. Recipients of the Units are entitled to receive cash dividends with respect to the common shares underlying the Units as if the underlying shares were outstanding during the Performance Period, if, when, and to the extent, the related Units vest and were determined not to be participating securities. Accordingly, for accounting purposes, the shares underlying the Units are excluded in the outstanding shares reflected on the consolidated balance sheet and from the calculation of basic earnings per share. The shares are contingently issuable shares but have not been included in the diluted earnings per share as the performance and market criteria have not been met.

For the TSR Awards, a third party appraiser prepared a Monte Carlo simulation pricing model to assist management in determining the fair value. For the AFFO Awards, the fair value is based on the market value on the date of grant. Expense is not recognized on the Units which the Trust does not expect to vest as a result of service conditions or the Trust’s performance expectations. The total amount recorded as deferred compensation with respect to the Units is $2,117,000 and is being charged to general and administrative expense over the approximate five year vesting period. The deferred compensation expense to be recognized is net of certain

F-F-20

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 9—SHAREHOLDERS' EQUITY (continued)

forfeiture and performance assumptions. The Trust recorded $146,000 of compensation expense related to the amortization of unearned compensation with respect to the Units in the twelve months ended September 30, 2016.

In January 2016, the Trust granted 141,050 shares of restricted stock pursuant to the 2012 Incentive Plan (the “2012 Plan”). No additional awards may be granted under the Prior Plans. All restricted shares vest five years from the date of grant and under specified circumstances, including a change in control, may vest earlier. For accounting purposes, the restricted shares are not included in the outstanding shares shown on the consolidated balance sheets until they vest, but are included in the earnings per share computation. During the years ended September 30, 2016, 2015 and 2014, the Trust recorded $859,000 and $906,000, and $805,000 respectively, of compensation expense related to the amortization of unearned compensation with respect to the restricted share awards. At September 30, 2016 and September 30, 2015, $2,089,000 and $2,184,000 has been deferred as unearned compensation and will be charged to expense over the remaining vesting periods of these restricted share awards. The weighted average vesting period of these restricted shares is 2.3 years.

Changes in number of restricted shares outstanding under the Trust's equity incentive plans are shown below:

	Years Ended September 30,
	2016	2015	2014
Outstanding at beginning of the year	672,875	648,225	627,425
Issued	141,050	142,950	140,600
Cancelled	(16,850)	—	(300)
Vested	(130,300)	(118,300)	(119,500)
Outstanding at the end of the year	666,775	672,875	648,225

The following table reflects the compensation expense recorded for all incentive plans (dollars in thousands):

	Years Ended September 30,
	2016	2015	2014
Restricted stock grants	$859	$906	$805
Restricted stock units	146	—	—
Total compensation	$1,005	$906	$805

Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (dollars in thousands):

	2016	2015	2014
Numerator for basic and diluted earnings per share attributable to common shareholders:
Net income (loss) attributable to common shareholders	$31,289	$(2,388)	$(9,454)
Denominator:
Denominator for basic earnings per share—weighted average shares	14,017,279	14,133,352	14,265,589
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	14,017,279	14,133,352	14,265,589
Basic earnings (loss) per share	$2.23	$(0.17)	$(0.66)
Diluted earnings (loss) per share	$2.23	$(0.17)	$(0.66)

F-F-21

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 9—SHAREHOLDERS' EQUITY (continued)

Share Buyback

In February 2016, pursuant to a share purchase program then in effect, the Trust purchased 252,000 shares of beneficial interest at the market price of $6.29 for a purchase price, including commission, of $1,584,000.

On March 11, 2016, the Board of Trustees, approved a new share repurchase program authorizing the Trust to repurchase up to $5,000,000 of shares of beneficial interest through September 30, 2017. Pursuant to this authorization the Trust, from such date through September 30, 2016, repurchased 74,421 shares of beneficial interest at an average market price of $7.13, for a purchase price, including commissions, of $530,000.

NOTE 10—RELATED PARTY TRANSACTIONS

The Trust paid REIT Management, a related party, advisory fees pursuant to its Advisory Agreement of $693,000 $2,448,000 and $2,016,000 for the years ended September 30, 2016, 2015 and 2014, respectively. The Advisory Agreement terminated effective December 31, 2015. Effective as of January 1, 2016, the Trust retained certain of its executive officers and its former chairman of the board to provide services previously provided pursuant to such agreement. The aggregate fees paid in 2016 fiscal year for these services were $863,000.

Management of certain properties owned by the Trust and certain joint venture properties is provided by Majestic Property Management Corp., a corporation in which Fredric H. Gould is the sole shareholder, under renewable year-to-year agreements. Certain of the Trust's officers and Trustees are also officers and directors of Majestic Property Management Corp. Majestic Property Management Corp. provides real property management, real estate brokerage and construction supervision services to these properties. For the years ended September 30, 2016, 2015 and 2014, fees for these services were $34,000, $56,000, and $28,000, respectively.

Fredric H. Gould is the vice chairman of the board of directors of One Liberty Properties, Inc., a related party, and certain of the Trust's officers and Trustees are also officers and, or directors of One Liberty Properties, Inc. In addition, Mr. Gould is an executive officer and sole shareholder of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P., a related party. Certain of the Trust's officers and Trustees are also officers and/or directors of Georgetown Partners, Inc. The allocation of expenses for the shared facilities, personnel and other resources is computed in accordance with a shared services agreement by and among the Trust and the affiliated entities and is included in general and administrative expense on the statements of operations. During the years ended September 30, 2016, 2015 and 2014, allocated general and administrative expenses reimbursed by the Trust to Gould Investors L.P. pursuant to the shared services agreement aggregated $549,000, $532,000 and $474,000, respectively.

On December 11, 2015, the Trust borrowed $8,000,000 from Gould Investors L.P. at an interest rate of 5.24%. This loan was satisfied on February 24, 2016. Interest expense for the year ended September 30, 2016 was $86,000.

Management of many of the Trust's properties is performed by its partners or their affiliates. In addition, the Trust may pay an acquisition fee to its partner upon the purchase of a property. These management and acquisition fees amounted to $4,140,000, $2,678,000 and $2,797,000 for the years ended September 30, 2016, 2015 and 2014, respectively.

In addition to its share of rent included as part of the Shared Services Agreement, the Trust leased additional space in the same building directly from an affiliate of Gould Investors L.P. prior to the sale of the building in January 2015. The rent paid was $64,000 and $149,000 in the years ended September 30, 2015 and 2014, respectively.

The Trust obtains insurance (primarily property insurance) in conjunction with Gould Investors L.P. and reimburses Gould for the Trust's share of the insurance cost. Insurance reimbursements to Gould Investors L.P. for the years ended September 30, 2016, 2015 and 2014 were $41,000, $15,000 and $15,000 respectively.

See Note 4 - Discontinued Operations for information regarding the Trust's sale of its interest in the Newark Joint Venture.

F-F-22

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 11—SEGMENT REPORTING

Management has determined that the Trust operates in two reportable segments: a multi-family real estate segment which includes the ownership, operation and development of its multi-family properties, and another real estate segment, which includes the ownership and operation and development of its other real estate assets.

The following table summarizes the Trust's segment reporting for the year ended September 30, 2016 (dollars in thousands):

	Multi-Family Real Estate	Other Real Estate	Total
Revenues:
Rental and other revenues from real estate properties	$89,538	$1,407	$90,945
Other income	—	3,319	3,319
Total revenues	89,538	4,726	94,264
Expenses:
Real estate operating expenses	42,679	583	43,262
Interest expense	23,739	139	23,878
Advisor's fee, related party	593	100	693
Property acquisition costs	3,852	—	3,852
General and administrative	8,313	223	8,536
Provision for federal taxes	686	14	700
Depreciation	22,251	929	23,180
Total expenses	102,113	1,988	104,101
Total revenues less total expenses	(12,575)	2,738	(9,837)
Gain on sale of real estate	45,206	1,271	46,477
Gain on sale of partnership interest	386	—	386
Loss on extinguishment of debt	(4,547)	—	(4,547)
Income from continuing operations	28,470	4,009	32,479
Net (income) attributable to non-controlling interests	(15,420)	(108)	(15,528)
Net income attributable to common shareholders before reconciling items	$13,050	$3,901	$16,951
Reconciling adjustment:
Discontinued operations, net of non controlling interests			14,338
Net income attributable to common shareholders			$31,289
Segment assets at September 30, 2016	$844,430	$31,001

F-F-23

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 11—SEGMENT REPORTING (continued)

The following table summarizes the Trust's segment reporting for the year ended September 30, 2015 (dollars in thousands):

	Multi-Family Real Estate	Other Real Estate	Total
Revenues:
Rental and other revenues from real estate properties	$75,643	$1,380	$77,023
Other income	—	72	72
Total revenues	75,643	1,452	77,095
Expenses:
Real estate operating expenses	38,000	609	38,609
Interest expense	18,944	353	19,297
Advisor's fee, related party	2,077	371	2,448
Property acquisition costs	1,885	—	1,885
General and administrative	6,314	369	6,683
Depreciation	18,336	118	18,454
Total expenses	85,556	1,820	87,376
Total revenues less total expenses	(9,913)	(368)	(10,281)
Gain on sale of real estate	14,404	601	15,005
Income (loss) from continuing operations	4,491	233	4,724
Net (income) loss attributable to non-controlling interests	(4,877)	(93)	(4,970)
Net income (loss) attributable to common shareholders before reconciling adjustment	$(386)	$140	$(246)
Reconciling adjustment:
Discontinued operations, net of non controlling interests			(2,142)
Net income attributable to common shareholders			$(2,388)
Segment assets at September 30, 2015	$616,909	$55,425

F-F-24

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 11—SEGMENT REPORTING (continued)

The following table summarizes the Trust's segment reporting for the year ended September 30, 2014 (dollars in thousands):

	Multi-Family Real Estate	Other Real Estate	Total
Revenues:
Rental and other revenues from real estate properties	$60,362	$1,363	$61,725
Other income	4	84	88
Total revenues	60,366	1,447	61,813
Expenses:
Operating expenses relating to real estate properties	32,347	637	32,984
Interest expense	16,212	222	16,434
Advisor's fee, related party	1,466	335	1,801
Property acquisition costs	2,542	—	2,542
General and administrative	5,887	437	6,324
Depreciation	13,828	117	13,945
Total expenses	72,282	1,748	74,030
Loss from continuing operations	(11,916)	(301)	(12,217)
Plus: net loss attributable to non-controlling interests	759	(92)	667
Net (loss) income attributable to common shareholders before reconciling adjustments	$(11,157)	$(393)	$(11,550)
Reconciling adjustment:
Other income			65
Discontinued operations, net of non controlling interests			2,031
Net loss attributable to common shareholders			$(9,454)
Segment assets at September 30, 2014	$569,357	$31,075

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments Not Measured at Fair Value

The following methods and assumptions were used to estimate the fair value of each class of financial instruments that are not reported at fair value on the consolidated balance sheets:

Cash and cash equivalents, restricted cash, accounts receivable (included in other assets), accounts payable and accrued liabilities: The carrying amounts reported in the balance sheets for these instruments approximate their fair value due to the short term nature of these accounts.

Junior subordinated notes: At September 30, 2016 and 2015, the estimated fair value of the Trust's junior subordinated notes is less than their carrying value by approximately $16,549,000, and $20,174,000, respectively based on market interest rates of 6.35% and 6.38%, respectively.

Mortgages payable: At September 30, 2016, the estimated fair value of the Trust's mortgages payable is greater than their carrying value by approximately $10,629,000 assuming market interest rates between 3.05% and 4.25%. At September 30, 2015, the estimated fair value was lower than the carrying value by $890,000, assuming market interest rates between 1.99% and 15.00%. Market interest rates were determined using current financing transaction information provided by third party institutions.

F-F-25

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value assumptions. The fair values of the real estate loans and debt obligations are considered to be Level 2 valuations within the fair value hierarchy.

Financial Instruments Measured at Fair Value

The Trust's fair value measurements are based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, there is a fair value hierarchy that distinguishes between markets participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions. Level 1 assets/liabilities are valued based on quoted prices for identical instruments in active markets, Level 2 assets/liabilities are valued based on quoted prices in active markets for similar instruments, on quoted prices in less active or inactive markets, or on other “observable” market inputs and Level 3 assets/liabilities are valued based significantly on “unobservable” market inputs. The Trust does not currently own any financial instruments that are classified as Level 3. Set forth below is information regarding the Trust's financial assets and liabilities measured at fair value as of September 30, 2016 (dollars in thousands):

	Carrying and Fair Value	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2
Financial Liabilities:
Interest rate swap	$(1,602)	—	$(1,602)

Derivative financial instruments: Fair values are approximated using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities. At September 30, 2016, these derivatives are included in accounts payable and accrued liabilities on the consolidated balance sheet.

Although the Trust has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with it utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparty. As of September 30, 2016, the Trust assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Trust determined that its derivative valuation is classified in Level 2 of the fair value hierarchy.

NOTE 13—COMMITMENT

The Trust maintains a non-contributory defined contribution pension plan covering eligible employees and officers. Contributions by the Trust are made through a money purchase plan, based upon a percent of qualified employees' total salary as defined therein. Pension expense approximated $324,000, $322,000 and $322,000 during the years ended September 30, 2016, 2015 and 2014, respectively. At September 30, 2016 and 2015, $47,000 and $50,000, respectively, remains unpaid and is included in accounts payable and accrued liabilities on the consolidated balance sheets.

F-F-26

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 14—DERIVATIVE FINANCIAL INSTRUMENTS

Cash Flow Hedges of Interest Rate Risk

The Trust's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Trust primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Trust making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives, designated and that qualify as cash flow hedges, is recorded in accumulated other comprehensive income (loss) on our consolidated balance sheets and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Trust's variable-rate debt.

As of September 30, 2016, the Trust had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (dollars in thousands):

Interest Rate Derivative	Notional Amount	Rate	Maturity
Interest Rate Swap	$1,559	5.25%	April 1, 2022
Interest Rate Swap	$26,400	3.61%	May 6, 2023
Interest Rate Swap	$27,000	4.05%	September 19, 2026
Derivatives as of:
September 30, 2016		September 30, 2015
Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Other Assets	$—	Other assets	$—
Accounts payable and accrued liabilities	$1,602	Accounts payable and accrued liabilities	$58

The following table presents the effect of the Trust's derivative financial instrument on the consolidated statements of comprehensive income (loss) for the years ended September 30, 2016, 2015 and 2014 (dollars in thousands):

	Year Ended September 30,
	2016	2015	2014
Amount of loss recognized on derivative in Other Comprehensive Income	$(1,695)	$(83)	$(37)
Amount of loss reclassified from Accumulated Other Comprehensive (loss) income into Interest Expense	$(150)	$(33)	$(36)

No gain or loss was recognized related to hedge ineffectiveness or to amounts excluded from effectiveness testing on the Trust's cash flow hedges during the years ended September 30, 2016, 2015 or 2014. During the twelve months ending.

September 30, 2017, the Trust estimates an additional $502,000 will be reclassified from other comprehensive income as an increase to interest expense.

Credit-risk-related Contingent Features

The agreement between the Trust and its derivatives counterparty provides that if the Trust defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, the Trust could be declared in default on its derivative obligation.

As of September 30, 2016, the fair value of the derivative in a net liability position, which includes accrued interest, but excludes any adjustment for nonperformance risk related to this agreement, was $1,732,000. As of

F-F-27

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 14—DERIVATIVE FINANCIAL INSTRUMENTS (continued)

September 30, 2016, the Trust has not posted any collateral related to this agreement. If the Trust had been in breach of this agreement at September 30, 2016, it could have been required to settle its obligations thereunder at its termination value of $1,732,000.

NOTE 15—QUARTERLY FINANCIAL DATA (Unaudited)

	2016
	1st Quarter Oct. - Dec	2nd Quarter Jan. - March	3rd Quarter April - June	4th Quarter July - Sept.	Total For Year
Revenues	$21,405	$24,857	$23,245	$24,757	$94,264
Expenses	23,187	25,849	26,610	28,455	104,101
Total revenues less total expenses	(1,782)	(992)	(3,365)	(3,698)	(9,837)
Gain on sale of real estate	609	24,226	10,263	11,379	46,477
Gain on sale of partnership interest	—	—	386	—	386
Loss on extinguishment of debt	—	(2,668)	—	(1,879)	(4,547)
(Loss) income from continuing operations	(1,173)	20,566	7,284	5,802	32,479
(Loss) income from discontinued operations	(1,600)	14,279	—	—	12,679
Net (loss) income	(2,773)	34,845	7,284	5,802	45,158
Net loss (income) attributable to non-controlling interests	739	(9,909)	(1,804)	(2,895)	(13,869)
Net (loss) income attributable to common shareholders	$(2,034)	$24,936	$5,480	$2,907	$31,289

Basic and per share amounts attributable to common shareholders
Continuing operations	$(0.10)	$0.70	$0.39	$0.21	$1.21
Discontinued operations	(0.04)	1.06	—	—	1.02
Basic and diluted (loss) income per share	$(0.14)	$1.76	$0.39	$0.21	$2.23

F-F-28

BRT REALTY TRUST AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2016

NOTE 15—QUARTERLY FINANCIAL DATA (Unaudited) (continued)

	2015
	1st Quarter Oct. - Dec	2nd Quarter Jan. - March	3rd Quarter April - June	4th Quarter July - Sept.	Total For Year
Revenues	$18,526	$19,123	$19,790	$19,656	$77,095
Expenses	20,320	20,838	21,596	24,622	87,376
Total revenues less total expenses	(1,794)	(1,715)	(1,806)	(4,966)	(10,281)
Gain on sale of real estate	—	2,777	—	12,228	15,005
(Loss) income from continuing operations	(1,794)	1,062	(1,806)	7,262	4,724
Loss from discontinued operations	(1,733)	(1,448)	(1,702)	(1,446)	(6,329)
Net (loss) income	(3,527)	(386)	(3,508)	5,816	(1,605)
Net loss (income) attributable to non-controlling interests	1,029	(362)	930	(2,380)	(783)
Net (loss) income attributable to common shareholders	$(2,498)	$(748)	$(2,578)	$3,436	$(2,388)

Basic and per share amounts attributable to common shareholders
Continuing operations	$(0.15)	$(0.01)	$(0.13)	$0.27	$(0.02)
Discontinued operations	(0.03)	(0.04)	(0.05)	(0.03)	(0.15)
Basic and diluted (loss) income per share	$(0.18)	$(0.05)	$(0.18)	$0.24	$(0.17)

NOTE 16—SUBSEQUENT EVENTS

Subsequent events have been evaluated and any significant events, relative to our consolidated financial statements as of September 30, 2016 that warrant additional disclosure have been included in the notes to the consolidated financial statements.

F-F-29

BRT REALTY TRUST AND SUBSIDIARIES
SCHEDULE III—REAL ESTATE PROPERTIES AND ACCUMULATED DEPRECIATION
(Including Real Estate Property Held for Sale)
SEPTEMBER 30, 2016
(Dollars in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition			Gross Amount At Which Carried at September 30, 2016							Depreciation Life For Latest Income Statement
Description	Encumbrances	Land	Buildings and Improvements	Land	Improvements	Carrying Costs	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date of Construction		Date Acquired
Commercial
Yonkers, NY.	$1,560	—	$4,000	—	$194	—	—	$4,194	$4,194	$1,727	(c	)	Aug-2000	39 years
South Daytona, FL.	—	$10,437	—	49	—	—	$8,021	—	8,021	—	N/A		Feb-2008	N/A
Multi-Family Residential
Palm Beach Gardens, FL	47,125	16,260	43,132	—	4,420	—	16,260	47,552	63,812	8,054	1970		Mar-2012	30 years
Melbourne, FL	9,211	1,150	8,680	—	1,414	—	1,150	10,094	11,244	1,900	1987		Mar-2012	30 years
North Charleston, SC	17,130	2,436	18,970	—	1,002	—	2,436	19,972	22,408	2,871	2010		Oct-2012	30 years
Decatur, GA	10,352	1,697	8,676	—	1,413	—	1,697	10,089	11,786	1,379	1954		Nov-2012	30 years
Panama City, FL	5,336	1,411	5,745	—	716	—	1,411	6,461	7,872	952	1987		Jan-2013	30 years
Houston, TX (Stone)	12,899	5,143	11,524	—	400	—	5,143	11,924	17,067	1,503	1978		April-2013	30 years
Houston, TX (Pathways)	7,398	3,044	5,463	—	838	—	3,044	6,301	9,345	753	1979		April-2013	30 years
Hixon, TN	8,117	1,231	9,561	—	298	—	1,231	9,859	11,090	1,137	1989		May-2013	30 years
Pasadena, TX (Ashwood)	3,988	1,513	3,864	—	429	—	1,513	4,293	5,806	502	1984		Oct-2013	30 years
Humble, TX (Parkside)	4,930	1,113	5,534	—	467	—	1,113	6,001	7,114	677	1983		Oct-2013	30 years
Humble, TX (Meadowbrook)	7,726	1,996	8,425	—	794	—	1,996	9,219	11,215	1,003	1982		Oct-2013	30 years
Huntsville, AL	12,212	1,047	10,942	—	1,439	—	1,047	12,381	13,428	1,339	1985		Oct-2013	30 years
Columbus, OH	10,164	2,810	11,240	—	315	—	2,810	11,555	14,365	1,450	1999		Nov-2013	30 years
Indianapolis, IN	14,500	4,477	14,240	—	1,997	—	4,477	16,237	20,714	1,573	2007		Jan-2014	30 years
Greenville, SC	37,961	7,487	—	—	41,680	608	7,487	42,288	49,775	1,665	2014		Jan-2014	30 years
Nashville, TN	23,623	4,565	22,054	—	2,239	—	4,565	24,293	28,858	2,001	1985		April-2014	30 years
Atlanta, GA	27,052	2,283	25,921	—	670	—	2,283	26,591	28,874	1,799	2009		June-2014	30 years
Houston, TX (Kendall)	15,314	1,849	13,346	—	1,557	—	1,849	14,903	16,752	1,264	1981		July-2014	30 years
Pensacola, FL	19,750	2,758	25,192	—	521	—	2,758	25,713	28,471	1,826	2008		Dec-2014	30 years
Valley, AL	28,990	1,040	42,710	—	455	—	1,040	43,165	44,205	2,130	2009		July-2014	30 years
San Marcos, TX	17,158	2,163	19,562	—	183	—	2,163	19,745	21,908	974	2014		Sept-2015	30 years
Lake St. Louis, MO	27,397	2,752	33,248	—	421	—	2,752	33,669	36,421	1,360	1986		Sept-2015	30 years
North Charleston, SC	13,544	3,704	—	—	21,131	55	3,704	21,186	24,890	—	2016		Oct-15	30 years
LaGrange, GA	15,786	832	21,968	—	389	—	832	22,357	23,189	770	2009		Nov-15	30 years
Katy, TX	30,750	4,194	36,056	—	240	—	4,194	36,296	40,490	1,149	2008		Jan-16	30 years
Macon, GA	11,200	1,876	12,649	—	180	—	1,876	12,829	14,705	389	1988		Feb-16	30 years
Southaven, MS	28,000	2,090	32,910	—	1,286	—	2,090	34,196	36,286	812	2002		Feb-16	30 years
San Antonio, TX	26,400	5,540	29,610	—	443	—	5,540	30,053	35,593	728	2013		May-16	30 years
Dallas, TX	27,937	13,073	23,927	—	917	—	13,073	24,844	37,917	409	1986		May-16	30 years
Columbia, SC	12,934	2,233	14,767	—	93	—	2,233	14,860	17,093	284	1996		May-16	30 years

F-F-30

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition			Gross Amount At Which Carried at September 30, 2016								Depreciation Life For Latest Income Statement
Description	Encumbrances	Land	Buildings and Improvements	Land	Improvements	Carrying Costs	Land	Buildings and Improvements	Total		Accumulated Depreciation		Date of Construction	Date Acquired
Atlanta, GA	27,375	9,491	29,634	—	7	—	9,491	29,641	39,132		155		1989	Aug-16	30 years
Southaven, MS	30,563	2,100	36,105	—	14	—	2,100	36,119	38,219		100		2005	Sep-16	30 years
San Antonio, TX	27,000	5,030	30,970	—	—	—	5,030	30,970	36,000		52		2015	Sep-16	30 years
Total	$621,382	$130,825	$620,625	$49	$88,562	$663	$128,409	$709,850	$838,259		$44,687
									(a	)	(b	)

F-F-31

BRT REALTY TRUST AND SUBSIDIARIES
SCHEDULE III—REAL ESTATE PROPERTIES AND ACCUMULATED DEPRECIATION
(Including Real Estate Property Held for Sale)
SEPTEMBER 30, 2016
(Dollars in thousands)

Notes to the schedule:

(a)	Total real estate properties	$838,259
	Less: Accumulated depreciation and amortization	(44,687)
	Net real estate properties	$793,572
(b)	Amortization of the Trust's leasehold interests is over the shorter of estimated useful life or the term of the respective land lease.
(c)	Information not readily obtainable.

A reconciliation of real estate properties is as follows:

	2016	2015	2014
Balance at beginning of year	$757,027	$635,612	$402,896
Additions:
Acquisitions	318,680	129,425	205,220
Capital improvements	19,649	8,442	8,273
Capitalized development expenses and carrying costs	27,194	55,623	34,857
	365,523	193,490	248,350
Deductions:
Sales	150,786	51,394	80
Depreciation/amortization/paydowns	24,328	20,681	15,554
Reconciliation of partnership interest	153,864	—	—
	328,978	72,075	15,634
Balance at end of year	$793,572	$757,027	635,612

F-F-32

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which New BRT Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The New BRT Charter obligates New BRT, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of New BRT or Old BRT who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; or
•	any individual who, while a director or officer of New BRT or Old BRT and at New BRT’s or Old BRT’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The New BRT Charter also requires New BRT to indemnify and advance expenses to any person who served a predecessor of New BRT (including, without limitation, Old BRT and its direct and indirect subsidiaries) in any of the capacities described above and any employee or agent of New BRT or a predecessor of New BRT.

Item 21. Exhibits.

See the Exhibit Index immediately following the signature pages.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser
(b)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(c)	That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on January 12, 2017.

BRT REALTY TRUST

By:	/s/ JEFFREY A. GOULD
Jeffrey A. Gould President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on January 12, 2017.

Signature	Title

*	Chairman of the Board
Israel Rosenzweig

/s/ JEFFREY A. GOULD	Chief Executive Officer, President and Trustee (Principal Executive Officer)
Jeffrey A. Gould

*	Trustee
Alan Ginsburg

*	Trustee
Fredric H. Gould

/s/ MATTHEW J. GOULD	Trustee
Matthew J. Gould

*	Trustee
Louis C. Grassi

*	Trustee
Gary Hurand

*	Trustee
Jeffrey Rubin

*	Trustee
Jonathan Simon

*	Trustee
Elie Weiss

/s/ GEORGE E. ZWEIER	Chief Financial Officer, Vice President (Principal Financial and Accounting Officer)
George E. Zweier
* By	/s/ JEFFREY A. GOULD
JEFFREY A. GOULD
Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Plan of Conversion, dated as of December 8, 2016, (attached as Annex B to the proxy statement/prospectus Old BRT included in this registration statement and incorporated herein by reference).#

3.1
Articles of Incorporation of New BRT (attached as Annex C to the proxy statement/prospectus included in this registration statement and incorporated herein by reference) (to be effective at the effective time of the Conversion).#

3.2
New BRT Bylaws (attached, as Annex D to the proxy statement/prospect included in this registration statement and incorporated herein by reference) (to be effective at the effective time of the Conversion).#

4.1
Junior Subordinated Supplemental Indenture, dated as of March 15, 2011, between Old BRT and the Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to Old BRT Form 8-K filed March 18, 2011).

5.1	Opinion of Venable LLP as to the validity of the shares being registered.†

8.1	Opinion of Troutman Sanders LLP as to certain U.S. federal income tax matters.†

10.1*
Amended and Restated Advisory Agreement, effective as of January 1, 2007, between Old BRT and REIT Management Corp. (incorporated by reference to Exhibit 10.1 to Old BRT Form 8-K filed November 27, 2006).

10.2*
Amendment No. 1 dated as of December 8, 2011 to Amended and Restated Advisory Agreement between Old BRT and REIT Management (incorporated by reference to exhibit 10.2 to Old BRT Form 10-Q for the period ended December 31, 2011).

10.3*
Amendment No. 2 dated as of March 12, 2014 and effective as of June 30, 2014 to Amended and Restated Advisory Agreement between Old BRT and REIT Management, as amended (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the period ended March 31, 2014).

10.4*
Shared Services Agreement, dated as of January 1, 2002, by and among Gould Investors L.P., Old BRT, One Liberty Properties, Inc., Majestic Property Management Corp., Majestic Property Affiliates, Inc. and REIT Management Corp. (incorporated by reference to Exhibit 10.2 to Old BRT Form 10-K filed December 11, 2008).

10.5
Amended and Restated Limited Liability Company Operating Agreement by and among TRB Newark Assemblage LLC, TRB Newark TRS, LLC, RBH Capital, LLC and RBH Partners LLC (incorporated by reference to Exhibit 10.1 to Old BRT Form 8-K filed June 9, 2009).

10.6*	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.5 to Old BRT’s Form 10-K for the year ended September 30, 2010).

10.7*	Form of Restricted Shares Agreement for the 2012 Incentive Plan (incorporated by reference to Exhibit 10.1 to Old BRT’s Form 10-Q for the period ended December 31, 2013).

10.8*	2009 Incentive Plan, as amended (incorporated by reference to exhibit 10.1 to Old BRT’s Quarterly Report on Form 10-Q for the period ended December 31, 2011).

10.9*	2012 Incentive Plan (incorporated by reference to exhibit 99.1 to Old BRT’s Registration Statement on Form S-8 filed on June 11, 2012 (File No. 333-182044)).

10.10
Bond agreement dated as of December 1, 2011 by and among the New Jersey Economic Development Authority, RBH-TRB East Mezz Urban Renewal Entity, LLC and TD Bank, N.A. (incorporated by reference to exhibit 10.3 to Old BRT’s Form 10-Q for the period ended December 31, 2011).

Exhibit No.	Description
10.11
Note dated December 29, 2011 issued by RBH-TRB East Mezz Urban Renewal Entity LLC in favor of New Jersey Economic Development Authority (incorporated by reference to exhibit 10.4 to Old BRT Form 10-Q for the period ended December 31, 2011).

10.12
Multi-Family Loan and Security Agreement (Non-Recourse) by and between Landmark at Garden Square, LLC, and Berkadia Commercial Mortgage LLC, dated as of March 22, 2012 (incorporated by reference to exhibit 10.1 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.13
Consolidated, Amended and Restated Multi-family Note entered into as of March 22, 2012, by and between Landmark at Garden Square, LLC and Berkadia Commercial Mortgage LLC. (incorporated by reference to exhibit 10.2 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.14
Mortgage and Security Agreement made as of February 3, 2012, given by RBH-TRB East Mezz Urban Renewal Entity, LLC, in favor of New Jersey Economic Development Authority (incorporated by reference to exhibit 10.4 to Old BRT Form 10-Q for the period ended March 31, 2012).

10.15
Guaranty of Completion made as of the 3rd day of February, 2012, by RBH-TRB Newark Holdings, LLC, and RBH-TRB East Mezz Urban Renewal Entity, LLC, in favor of TD Bank, N.A. (incorporated by reference to exhibit 10.5 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.16
Security Agreement dated as of February 3, 2012, by and between RBH-TRB East Mezz Urban Renewal Entity, LLC and TD Bank, N.A. (incorporated by reference to exhibit 10.6 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.17
Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement dated February 3, 2012 in the amount of $32,700,000 from Teachers Village School QALICB Urban Renewal, LLC to NJCC CDE Essex LLC, and Gateway SUB-CDE I, LLC. (incorporated by reference to exhibit 10.7 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.18
Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement dated February 3, 2012 in the amount of $27,000,000 from Teachers Village School QALICB Urban Renewal, LLC to NJCC CDE Essex LLC, and Gateway SUB-CDE I, LLC. (incorporated by reference to exhibit 10.8 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.19
Joint and Several Completion Guaranty dated as of February 3, 2012, by Teachers Village School QALICB Urban Renewal, LLC, and RBH-TRB Newark Holdings, LLC, to TD Bank, N.A. Gateway SUB-CDE I, LLC, and NJCC CDE Essex LLC. (incorporated by reference to exhibit 10.9 to Old BRT’s Form 10-Q for the period ended March 31, 2012).

10.20
Guaranty of New Markets Tax Credits made as of February 3, 2012, by Teachers Village School QALICB Urban Renewal, LLC, and RBH-TRB Newark Holdings, LLC, for the benefit of GSB NMTC Investor LLC. (incorporated by reference to exhibit 10.10 to Old BRT’s Form 10-Q for the period ended March 31 2012).

10.21
Multi-Family Loan and Security Agreement dated as of the June 20, 2012 by and between Madison 324, LLC and CWCapital LLC. (incorporated by reference to exhibit 10.1 to Old BRT’s Form 10-Q for the period ended June 30, 2012)

10.22
Multi-Family Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the 20th day of June, 2012, executed by Madison 324, LLC to Joseph B. Pitt, JR, as trustee for the benefit of CWCapital LLC. (incorporated by reference to exhibit 10.2 to Old BRT’s Form 10-Q for the period ended June 30, 2012).

Exhibit No.	Description
10.23
Multi-Family Note dated as of June 20, 2012 in face amount of $25,680,000 issued by Madison 324, LLC in favor of CWCapital LLC. (incorporated by reference to exhibit 10.3 to Old BRT Form’s 10-Q for the period ended June 30, 2012).

10.24
Guaranty of New Markets Tax Credits made as of September 11, 2012, by Teachers Village Project A QALICB Urban Renewal Entity, LLC, and RBH-TRB Newark Holdings, LLC for the benefit of GSB NMTC Investor LLC, its successors and assigns (incorporated by reference to exhibit 10.32 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.25
Guaranty of Payment and Recourse Carveouts made as of the 11th day of September, 2012, by RBH-TRB Newark Holdings, LLC and Ron Beit-Halachmy, in favor of Goldman Sachs Bank USA (incorporated by reference to exhibit 10.33 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.26
Joint and Several Completion Guaranty dated as of September 11, 2012, made on a joint and several basis by Teachers Village Project A QALICB Urban Renewal Entity, LLC and RBH-TRB Newark Holdings LLC, to Goldman Sachs Bank USA (incorporated by reference to exhibit 10.34 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.27
Environmental Indemnity Agreement dated as of September 11, 2012, made by Teachers Village Project A QALICB Urban Renewal Entity, LLC, to Goldman Sachs Bank USA (incorporated by reference to exhibit 10.35 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.28
Environmental Indemnity Agreement dated as of September 11, 2012, made by Teachers Village Project A QALICB Urban Renewal Entity, LLC, to GSB NMTC Investor LLC; Carver CDC-Subsidiary CDE 21, LLC; NCIF New Markets Capital Fund IX CDE, LLC; GSNMF Sub-CDE 2 LLC; and BACDE NMTC Fund 4, LLC. (incorporated by reference to exhibit 10.36 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.29
Building Loan Agreement dated as of September 11, 2012 by and among GSB NMTC Investor LLC, and NCIF New Markets Capital Fund IX CDE, LLC; NCIF New Markets Capital Fund IX CDE LLC, Carver CDC-Subsidiary CDE-21, LLC, BACDE NMTC Fund 4 LLC, GSNMF Sub-CDE 2 LLC and Teachers Village Project A QALICB Urban Renewal Entity, LLC. (incorporated by reference to exhibit 10.37 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.30
Mortgage, Assignment of Leases and Rents and Security Agreement dated September 2012 in the amount of $15,699,999 from Teachers Village Project A QALICB Urban Renewal Entity, LLC to NCIF New Markets Capital Fund IX CDE, LLC, Carver CDC-Subsidiary CDE 21, LLC, BACDE NMTC Fund 4, LLC and GSNMF Sub-CDE 2, LLC. (incorporated by reference to exhibit 10.38 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.31
Mortgage, Assignment of Leases and Rents and Security Agreement dated September 2012 in the amount of $9,000,000 from Teachers Village Project A QALICB Urban Renewal Entity, LLC, to Goldman Sachs Bank USA. (incorporated by reference to exhibit 10.39 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.32
Loan Agreement dated as of September 11, 2012 between Goldman Sachs Bank USA, and RBH-TRB Newark Holdings, LLC (incorporated by reference to exhibit 10.40 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.33
Building Loan Agreement dated as of September 11, 2012 by and between Goldman Sachs Bank USA, and Teachers Village Project A QALICB Urban Renewal Entity, LLC (incorporated by reference to exhibit 10.41 to Old BRT’s Form 10-K for the year ended September 30, 2012).

Exhibit No.	Description
10.34
Loan Agreement made as of the 11th day of September, 2012, by and between RBH-TRB-West I Mezz Urban Renewal Entity, LLC, and Goldman Sachs Bank OLD BRTA, Carver CDC-Subsidiary CDE 21, LLC, and BACDE NMTC Fund 4, LLC, and GSNMF Sub- CDE 2 LLC, and Teachers Village Project A QALICB Urban Renewal Entity, LLC. (incorporated by reference to exhibit 10.42 to Old BRT’s Form 10-K for the year ended September 30, 2012).

10.35*	Old BRT’s Amended and Restated 2016 Incentive Plan (incorporated by reference to exhibit 10.1 to Old BRT’s Form 10-Q for the quarter ended March 31, 2016).

10.36
Membership Interest Purchase Agreement dated as of February 23, 2016 entered into between TRB Newark Assemblage, LLC (“TRB”) and TRB Newark TRS, LLC (“TRB REIT”) and together with TRB, collectively, the “Seller”) and RBH (incorporated by reference to exhibit 10.2 to Old BRT’s Form 10-Q for the quarter ended March 31, 2016).

10.37
Note dated December 11, 2015 in face amount of $8 million payable to the order of Gould Investors L.P. (incorporated by reference to exhibit 10.1 to Old BRT’s Form 10-Q for the quarter ended December 31, 2015).

10.38*	Form of Performance Award Agreement (incorporated by reference to exhibit 10.1 Old BRT’s Current Report on Form 8-K filed on June 6, 2016).

10.39*	Form of Indemnification Agreement.†

10.40*	Form of Restricted Shares Agreement issued pursuant to Old BRT’s Amended and Restated 2016 Incentive Plan.#

21.1	Subsidiaries of Old BRT and New BRT.†

23.1	Consent of Venable LLP (included in Exhibit 5.1).†

23.2	Consent of Troutman Sanders LLP (included in Exhibit 8.1).†

23.3	Consent of BDO USA, LLP.#

24.1	Powers of Attorney, included on signature page.†

99.1	Form of Proxy Card for Annual Meeting of shareholders of Old BRT.#

101.INS	XBRL Instance Document.#

101.SCH	XBRL Taxonomy Extension Schema Document.#

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.#

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.#

101.LAB	XBRL Taxonomy Extension Definition Linkbase Document.#

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.#
*	Indicates management contract or compensatory plan or arrangement.
#	Filed herewith
†	Filed previously